Execution Version

CREDIT AGREEMENT
Dated as of April 3, 2018
among
W. R. GRACE & CO.- CONN.,
GRACE GMBH,
GRACE EUROPE HOLDING GMBH,
GRACE GERMANY GMBH,

AND

W. R. GRACE INTERNATIONAL LLC,
as the Borrowers,

W. R. GRACE & CO.,
as Holdings

GOLDMAN SACHS BANK USA,
as Administrative Agent and Collateral Agent,
THE LENDERS PARTY HERETO,
and
GOLDMAN SACHS BANK USA,
CITIGROUP GLOBAL MARKETS INC.,
DEUTSCHE BANK SECURITIES INC.,
HSBC SECURITIES (USA) INC.

and

JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Bookrunners
AND
KEYBANC CAPITAL MARKETS, INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
PNC CAPITAL MARKETS LLC
and
UNICREDIT BANK AG, NEW YORK BRANCH,
as Co-Managers

US-DOCS\99049649.12

Page
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01	Defined Terms 2

SECTION 1.02	Other Interpretive Provisions 64

SECTION 1.03	Accounting Terms 64

SECTION 1.04	Rounding 65

SECTION 1.05	References to Agreements, Laws, Etc. 65

SECTION 1.06	Times of Day 65

SECTION 1.07	Timing of Payment or Performance 65

SECTION 1.08	Exchange Rates; Currency Equivalents Generally 65

SECTION 1.09	Letter of Credit Amounts 67

SECTION 1.10	Limited Condition Transactions 67

SECTION 1.11	Leverage Ratios 68

SECTION 1.12	Cashless Rolls 68

SECTION 1.13	Certain Calculations and Tests 68

SECTION 1.14	Release from Restrictions 69
ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01	The Loans 69

SECTION 2.02	Borrowings, Conversions and Continuation of Loans. 69

SECTION 2.03	Letters of Credit 71

SECTION 2.04	Swingline Loans 78

SECTION 2.05	Prepayments 81

SECTION 2.06	Termination or Reduction of Commitments 87

SECTION 2.07	Repayment of Loans 88

SECTION 2.08	Interest 89

SECTION 2.09	Fees 89

SECTION 2.10	Computation of Interest and Fees 90

SECTION 2.11	Evidence of Indebtedness 90

SECTION 2.12	Payments Generally 91

SECTION 2.13	Sharing of Payments 92

SECTION 2.14	Incremental Credit Extensions 93

SECTION 2.15	Extensions of Term Loans and Revolving Credit Commitments 95

SECTION 2.16	Defaulting Lenders 97

SECTION 2.17	Permitted Debt Exchanges 99
ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01	Taxes 101

SECTION 3.02	Inability to Determine Rates 104

SECTION 3.03	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans 104

SECTION 3.04	Funding Losses 105

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SECTION 3.05	Matters Applicable to All Requests for Compensation 106

SECTION 3.06	Replacement of Lenders under Certain Circumstances 107

SECTION 3.07	Illegality 108

SECTION 3.08	Survival 108
ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

SECTION 4.01	Conditions to Initial Credit Extension 108

SECTION 4.02	Conditions to All Credit Extensions 110
ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01	Existence, Qualification and Power; Compliance with Laws 111

SECTION 5.02	Authorization; No Contravention 111

SECTION 5.03	Governmental Authorization; Other Consents 111

SECTION 5.04	Binding Effect 112

SECTION 5.05	Financial Statements; No Material Adverse Effect 112

SECTION 5.06	Litigation 112

SECTION 5.07	Ownership of Property; Liens 112

SECTION 5.08	Environmental Compliance 112

SECTION 5.09	Taxes 113

SECTION 5.10	Compliance with ERISA 113

SECTION 5.11	Subsidiaries; Equity Interests 113

SECTION 5.12	Margin Regulations; Investment Company Act 114

SECTION 5.13	Disclosure 114

SECTION 5.14	Intellectual Property; Licenses, Etc. 114

SECTION 5.15	Solvency 114

SECTION 5.16	Collateral Documents 114

SECTION 5.17	Use of Proceeds 114

SECTION 5.18	Patriot Act 115

SECTION 5.19	Sanctioned Persons 115

SECTION 5.20	FCPA 115

SECTION 5.21	No EEA Financial Institution 115
ARTICLE VI

AFFIRMATIVE COVENANTS

SECTION 6.01	Financial Statements 116

SECTION 6.02	Certificates; Other Information 116

SECTION 6.03	Notices 118

SECTION 6.04	Maintenance of Existence 118

SECTION 6.05	Maintenance of Properties 118

SECTION 6.06	Maintenance of Insurance 118

SECTION 6.07	Compliance with Laws 119

SECTION 6.08	Books and Records 119

SECTION 6.09	Inspection Rights 119

SECTION 6.10	Covenant to Guarantee Obligations and Give Security 119

SECTION 6.11	Use of Proceeds 121

SECTION 6.12	Further Assurances and Post-Closing Covenants 121

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SECTION 6.13	Designation of Subsidiaries 121

SECTION 6.14	Payment of Taxes 122

SECTION 6.15	Maintenance of Ratings 122
ARTICLE VII

NEGATIVE COVENANTS

SECTION 7.01	Liens 122

SECTION 7.02	Investments 126

SECTION 7.03	Indebtedness 129

SECTION 7.04	Fundamental Changes 134

SECTION 7.05	Dispositions 135

SECTION 7.06	Restricted Payments 137

SECTION 7.07	Transactions with Affiliates 140

SECTION 7.08	Prepayments, Etc., of Indebtedness 142

SECTION 7.09	First Lien Leverage Ratio 143

SECTION 7.10	Nature of Business 143

SECTION 7.11	Amendments or Waivers of Organizational Documents 143

SECTION 7.12	Fiscal Year 143

SECTION 7.13	Holdings 144
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01	Events of Default 144

SECTION 8.02	Remedies Upon Event of Default 146

SECTION 8.03	Exclusion of Immaterial Subsidiaries 147

SECTION 8.04	Application of Funds 147

SECTION 8.05	Right to Cure 148
ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

SECTION 9.01	Appointment and Authorization of Agents 149

SECTION 9.02	Delegation of Duties 150

SECTION 9.03	Liability of Agents 150

SECTION 9.04	Reliance by Agents 151

SECTION 9.05	Notice of Default 151

SECTION 9.06	Credit Decision; Disclosure of Information by Agents 151

SECTION 9.07	Indemnification of Agents 152

SECTION 9.08	Agents in their Individual Capacities 152

SECTION 9.09	Successor Agents 152

SECTION 9.10	Administrative Agent May File Proofs of Claim 153

SECTION 9.11	Collateral and Guaranty Matters 154

SECTION 9.12	Other Agents; Arrangers and Managers 155

SECTION 9.13	Appointment of Supplemental Administrative Agents 155

SECTION 9.14	Withholding Tax 156

SECTION 9.15	Cash Management Obligations; Designated Credit Lines; Secured Hedge Agreements 156

SECTION 9.16	[Reserved] 157

SECTION 9.17	Certain ERISA Matters 157

-iii-

ARTICLE X

MISCELLANEOUS

SECTION 10.01	Amendments, Etc. 158

SECTION 10.02	Notices and Other Communications; Facsimile Copies 160

SECTION 10.03	No Waiver; Cumulative Remedies 162

SECTION 10.04	Attorney Costs and Expenses 162

SECTION 10.05	Indemnification by the Borrowers 162

SECTION 10.06	Payments Set Aside 164

SECTION 10.07	Successors and Assigns 164

SECTION 10.08	Confidentiality 168

SECTION 10.09	Setoff 169

SECTION 10.10	Counterparts 170

SECTION 10.11	Integration 170

SECTION 10.12	Survival of Representations and Warranties 170

SECTION 10.13	Severability 170

SECTION 10.14	GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS 170

SECTION 10.15	WAIVER OF RIGHT TO TRIAL BY JURY 171

SECTION 10.16	Binding Effect 171

SECTION 10.17	Borrower Representative 171

SECTION 10.18	Lender Action 172

SECTION 10.19	USA PATRIOT Act 172

SECTION 10.20	Acceptable Intercreditor Agreements 172

SECTION 10.21	Obligations Absolute 172

SECTION 10.22	No Advisory or Fiduciary Responsibility 172

SECTION 10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 173

SECTION 10.24	Parallel Debt. 173

SECTION 10.25	Limitations on Liability 174

SCHEDULES
1.01A    —    Guarantors
1.01B    —    Excluded Subsidiaries
1.01C    —    Unrestricted Subsidiaries
2.01    —    Commitments
2.03(a)(i)    —    US Existing Letters of Credit
2.03(a)(ii)    —    Multicurrency Existing Letters of Credit
5.06    —    Litigation
5.07    —    Material Real Property
5.08        Environmental Compliance
5.11    —    Subsidiaries and Other Equity Investments
6.12    —     Post-Closing Covenants
7.01(b)    —    Existing Liens
7.02    —    Existing Investments
7.03(c)    —    Surviving Indebtedness
7.07    —    Transactions with Affiliates
10.02    —    Administrative Agent’s Office, Principal Office, Certain Addresses for Notices

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EXHIBITS
Form of
A    —    Assignment and Assumption
B    —    Committed Loan Notice
C    —    Compliance Certificate
D-1    —    First Lien Intercreditor Agreement
D-2    —    Second Lien Intercreditor Agreement
E    —    Guaranty
F-1    —    Revolving Credit Note
F-2    —    Term Note
F-3    —    Swingline Note
G    —    Security Agreement
H    —    Discounted Prepayment Option Notice
I    —    Lender Participation Notice
J    —    Discounted Voluntary Prepayment Notice
K    —    United States Tax Compliance Certificates
L    —    Officer’s Certificate

-v-

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of April 3, 2018, among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings"”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), Goldman Sachs Bank USA (“Goldman Sachs”), as Administrative Agent, Collateral Agent and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
PRELIMINARY STATEMENTS
1.    The US Borrower intends to repay the principal, accrued and unpaid interest, fees, premium, if any, and other amounts, under that certain Credit Agreement, dated as of February 3, 2014 by and among Holdings, the US Borrower, the German Revolving Borrower (f/k/a Grace GmbH & Co. KG), each lender from time to time party thereto and Goldman Sachs Bank USA, as administrative agent and as collateral agent (as amended, supplemented or otherwise modified through the date hereof, the “Existing Credit Facility”), and have all security interests and guarantees terminated (the “Refinancing”).
2.    Pursuant to the terms of the Acquisition Agreement (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below), the US Borrower will directly or indirectly acquire (the “Acquisition”) certain Equity Interests and assets from Albemarle Corporation.
3.    The Borrowers have requested that the Lenders extend credit to (a) the US Borrower in the form of Term B-1 Loans in an initial aggregate principal amount of $350,000,000 (“the Term B-1 Facility”), (b) the Term B-2 Borrowers in the form of Term B-2 Loans in an initial aggregate principal amount of $600,000,000 (the “Term B-2 Facility”) and together with the Term B-1 Facility, the “Term B Facilities”), (c) the US Borrower in the form of US Revolving Credit Commitments in an initial aggregate principal amount of $200,000,000 to be available in Dollars (the “Initial US Revolving Facility”) and (d) the Revolving Borrowers in the form of Multicurrency Revolving Credit Commitments in an initial aggregate principal amount of $200,000,000 to be available in Dollars or any Alternative Currency (the “Initial Multicurrency Facilities” and together with the Initial Revolving Facility, the “Initial Revolving Facilities”). The Initial Revolving Facilities may include one or more Swingline Loans and one or more Letters of Credit from time to time.
4.    The proceeds of the Term B Loans and of the Initial Revolving Borrowing will be used, subject to the terms and conditions set forth herein, to consummate, the Refinancing, the Acquisition and the other Transactions and for working capital and other general corporate purposes. The proceeds of Revolving Credit Loans made after the Closing Date and Letters of Credit will be used for working capital and other general corporate purposes of the Borrowers and their respective Subsidiaries, including Capital Expenditures and the financing of Permitted Acquisitions.
5.    The applicable Lenders have indicated their willingness to lend, and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

Definitions and Accounting Terms
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Discount” has the meaning specified in Section 2.05(d)(iii).
“Acceptable Intercreditor Agreement” means a customary intercreditor agreement, subordination agreement, collateral trust agreement or other intercreditor arrangement (which may, if applicable, consist of a payment waterfall) in form and substance reasonably acceptable to the Administrative Agent and the Borrower Representative, which shall be deemed reasonably acceptable to the Lenders if (a) substantially in the form of the First Lien Intercreditor Agreement and/or Second Lien Intercreditor Agreement or (b) it (or any material changes to any such agreement specified in clause (a) or previously entered into pursuant to clause (b)) is posted to the Platform and (i) is accepted by the Required Lenders and/or (ii) not otherwise objected to by the Required Lenders within 5 Business Days of being posted.
“Acceptance Date” has the meaning specified in Section 2.05(d)(ii).
“Accounting Changes” has the meaning specified in Section 1.03(d).
“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.
“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Acquisition” has the meaning specified in the recitals hereto.
“Acquisition Agreement” means that certain Sale and Purchase Agreement, dated as of December 14, 2017, by and among the US Borrower and Albemarle Corporation (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived).
“Additional Lender” has the meaning specified in Section 2.14(e).
“Additional Revolving Credit Commitment” has the meaning specified in Section 2.14(a).
“Administrative Agent” means, subject to Section 9.13, Goldman Sachs, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Borrower Representative and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Affiliated Lender” means Holdings, the Borrowers and their respective Subsidiaries.
“After Year-End Transaction” has the meaning specified in Section 2.05(b)(i).
“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, advisors, other representatives and attorneys-in-fact and successors and permitted assigns of such Persons and Affiliates.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Aggregate Multicurrency Revolving Credit Commitments” means the Multicurrency Revolving Credit Commitments of all the Revolving Credit Lenders. The amount of the Aggregate Multicurrency Revolving Credit Commitments on the Closing Date is $200,000,000.
“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Revolving Credit Lenders. The amount of the Aggregate Revolving Credit Commitments on the Closing Date is $400,000,000.
“Aggregate US Revolving Credit Commitments” means the US Revolving Credit Commitments of all the Revolving Credit Lenders. The amount of the Aggregate US Revolving Credit Commitments on the Closing Date is $200,000,000.
“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning specified in Section 1.08(f).
“All-In-Rate” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower Representative in a manner consistent with generally accepted financial practices, taking into account (a) interest rates and interest rate margins (with such interest rate and interest rate margins to be determined by reference to the Eurocurrency Rate), (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year life to maturity) paid by the Borrowers to the Lenders in connection with the Term B Loans or any applicable Incremental Term Loan Class, but excluding (i) any arrangement, commitment, structuring, underwriting, and any similar fees paid to any arranger (or its affiliates) in connection with the commitment or syndication of such Indebtedness, ticking, unused line fees, consent fees paid to consenting lenders and/or amendment fees and (ii) any other fee that is not paid directly by one or more Borrowers generally to all relevant lenders ratably in the primary syndication of such Indebtedness; provided, however, that (A) to the extent that the Eurocurrency Screen Rate (with an Interest Period of three months) or Base Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the Term Loans in respect of which the All-In-Rate is being calculated on the date on which the All-In-Rate is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the All-In-Rate, (B) to the extent that the Eurocurrency Screen Rate (for a period of three months) or Base Rate (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the All-In-Rate is determined, the floor will be disregarded in calculating the All-In-Rate and (C) any stepdowns in interest rate margins shall be disregarded in calculating the All-In-Rate.

“Alternative Currency” means, with respect to Multicurrency Revolving Loans and Multicurrency Letters of Credit, Euros, Canadian Dollars and Pounds Sterling.
“Alternative Currency Equivalent” means, with respect to an amount denominated in any Alternative Currency, such amount, and with respect to an amount denominated in Dollars or another Alternative Currency, the equivalent in such Alternative Currency of such amount determined at the Exchange Rate on the applicable Valuation Date. In making the determination of the Alternative Currency Equivalent for purposes of determining the aggregate available Multicurrency Revolving Credit Commitments on any date of any Credit Extension, the Administrative Agent shall use the Exchange Rate in effect at the date on which the Borrower Representative requests the Credit Extension for such date pursuant to the provisions of this Agreement.
“Applicable Asset Sale Proceeds” has the meaning specified in Section 2.05(b)(ii).
“Applicable Discount” has the meaning specified in Section 2.05(d)(iii).
“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans, Base Rate Loans, L/C Advances or Letters of Credit, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.
“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class at such time and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (and with respect to any Letters of Credit issued or participations purchased therein by any Revolving Credit Lender or any participations in any Swingline Loans purchased by any Revolving Credit Lender, as the context requires, the percentage equal to a fraction the numerator of which is the amount of such Revolving Credit Lender's relevant Revolving Credit Commitment at such time and the denominator of which is the applicable Revolving Credit Commitments of all relevant Revolving Credit Lenders) (provided that (i) in the case of Section 2.16 when a Defaulting Lender shall exist, “Applicable Percentage” with respect to any Revolving Credit Facility shall be determined by disregarding any Defaulting Lender’s Revolving Credit Commitment under such Revolving Credit Facility and (ii) if the Revolving Credit Commitments under any Revolving Credit Facility have terminated or expired, the Applicable Percentages of the Lenders under such Revolving Credit Facility shall be determined based upon the Revolving Credit Commitments most recently in effect) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.
“Applicable Rate” means a percentage per annum equal to:
(a)    (i) for Eurocurrency Rate Loans that are Term B Loans, 1.75% and (ii) for Base Rate Loans that are Term B Loans, 0.75%:
(b)    (i) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing after the Closing Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans that are Revolving Credit Loans, 1.75%, (B) for Base Rate Loans that are Revolving Credit Loans, 0.75% and (C) for Letter of Credit fees pursuant to Section 2.03(g), 1.75% per annum and (ii) thereafter, in connection with Revolving Credit Loans and Letter of Credit fees, the percentages per annum set forth in the table below, based upon the First Lien Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate for Revolving Credit Loans

Pricing Level	First Lien Leverage Ratio	Letter of Credit Fees	Base Rate for Revolving Credit Loans	Eurocurrency Rate for Revolving Credit Loans
I	≥ 1.00:1.00	1.75%	0.75%	1.75%
II	< 1.00:1.00	1.50%	0.50%	1.50%

Any increase or decrease in the Applicable Rate pursuant to clauses (a) and (b) above resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, if a Compliance Certificate is not delivered within the time frame set forth in Section 6.02(a), the Applicable Rate set forth in “Pricing Level I,” in the applicable table, shall apply commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the delivery of such Compliance Certificate.
Notwithstanding the foregoing, the Applicable Rate in respect of any Class of Additional Revolving Credit Commitments or Extended Revolving Credit Commitments and any Incremental Term Loans, Extended Term Loans or Revolving Credit Loans made pursuant to any Additional Revolving Credit Commitments or Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment or Extension Offer.
In the event that any financial statements or Compliance Certificate delivered pursuant to Section 6.01 are, or are shown to be, inaccurate and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower Representative shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate and (iii) the applicable Borrower(s) shall pay to the Administrative Agent promptly upon demand (and in no event later than five (5) Business Days after such Compliance Certificate was required to be delivered) any additional interest or Letter of Credit fee owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Nothing contained in this paragraph shall in any way limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.08(b) and 8.01; provided, that any underpayment due to change in Applicable Rate shall not in itself constitute a Default or Event of Default under Section 8.01 so long as such additional interest or fees are paid within the time period set forth above.
“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the relevant Revolving Credit Lenders and (c) with respect to the Swingline Loans, (i) the Swingline Lender and (ii) the US Revolving Credit Lenders.
“Approved Currency” means Dollars and any Alternative Currency.
“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”
“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
“Arrangers” means, collectively, the Lead Arrangers and the Co-Managers.
“Asset Sale Percentage” means, as of any date of determination (a) if the First Lien Leverage Ratio is greater than 1.75:1.00, 100%, (b) if the First Lien Leverage Ratio is less than or equal to 1.75:1.00 and greater than 1.25:1.00, 50%, and (c) if the First Lien Leverage Ratio is less than or equal to 1.25:1.00, 0%.

“Assignees” has the meaning specified in Section 10.07(b).
“Assignment and Assumption” means (a) an Assignment and Assumption substantially in the form of Exhibit A and (b) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.17, such form of assignment (if any) as may have been requested by the Administrative Agent in accordance with Section 2.17(a)(viii) or, in each case, any other form (including electronic documentation generated by Clearpar® or other electronic platform) approved by the Administrative Agent.
“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.
“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Audited Financial Statements” means the audited consolidated balance sheets of Holdings and its Restricted Subsidiaries for the fiscal years ended December 31, 2015 and December 31, 2016.
“Auto-Extend Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
“Availability Period” means, with respect to any Revolving Credit Facility, the period from the Closing Date to but excluding the earlier of the Maturity Date for such Revolving Credit Facility and the date of termination of the Revolving Credit Commitments under such Revolving Credit Facility in accordance with the provisions of this Agreement.
“Available Amount” means, at any time (the “Available Amount Reference Time”), without duplication, an amount (which shall not be less than zero) equal to the sum of:
(a)    the greater of (x) $175,000,000 and (y) 30.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, plus:
(b)    50% of Consolidated Net Income for the period from the first day of the fiscal quarter of Holdings during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter of Holdings prior to the Available Amount Reference Time (the amount under this clause (b), the “Growth Amount”); provided that the Growth Amount shall not be less than zero; plus
(c)    the amount of any capital contributions (including mergers or consolidations that have a similar effect, with the amount of any non-cash contributions made in connection therewith being determined based on the fair market value (as reasonably determined by the Borrower Representative) thereof) or Net Cash Proceeds from any Permitted Equity Issuance (or issuance of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than any Cure Amount or any other capital contributions or equity or debt issuances to the extent utilized in connection with other transactions permitted pursuant to Section 7.02, Section 7.03, Section 7.06 or Section 7.08) received by or made to the US Borrower (or Holdings and contributed to the US Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus
(d)    the aggregate amount of Retained Declined Proceeds during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus
(e)    to the extent not (i) already included in the calculation of Consolidated Net Income of the US Borrower and the Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (f), (g), (h) or (i) of this definition or any other provision of Section 7.02, (1) the aggregate amount of all cash dividends and other cash distributions received by the

US Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, JV Entity or minority Investment during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time and (2) an amount equal to the aggregate amount of all cash dividends and other cash distributions received by the US Borrower or any Loan Party from any Restricted Subsidiary that is not a Guarantor, with respect to Investments made under Section 7.02(n), without duplication of any amounts included in clause (e)(1) above from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus
(f)    to the extent not (i) already included in the calculation of Consolidated Net Income of the US Borrower and the Restricted Subsidiaries, (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (e), (g), (h) or (i) of this definition or any other provision of Section 7.02, or (iii) used to prepay Term Loans in accordance with Section 2.05(b)(ii), the aggregate amount of all cash proceeds received by the US Borrower or any Restricted Subsidiary in connection with (x) the sale, transfer or other disposition of its direct or indirect ownership interest (including Equity Interests) in any Unrestricted Subsidiary, JV Entity or minority Investment or (y) the sale, transfer or other disposition of any assets of any Unrestricted Subsidiary, JV Entity or minority Investment, in each case, from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus
(g)    to the extent not (i) already included in the calculation of Consolidated Net Income of the US Borrower and the Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (e), (f), (h) or (i) of this definition or any other provision of Section 7.02, the aggregate amount of all cash or Cash Equivalent interest, returns of principal, cash repayments and similar payments received by the US Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, JV Entity or minority Investment, from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time in respect of Loans or advances made by the US Borrower or any Restricted Subsidiary to such Unrestricted Subsidiary, JV Entity or minority Investment; plus
(h)    to the extent not (i) already included in the calculation of Consolidated Net Income of the US Borrower and the Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (e), (f), (g) or (i) of this definition or any other provision of Section 7.02, (1) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by the US Borrower or any Restricted Subsidiary in respect of any Investments pursuant to Section 7.02; provided, that with respect to Investments made under Section 7.02(n), in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 7.02(n) and (2) the fair market value of any Unrestricted Subsidiary which is re-designated as a Restricted Subsidiary or merged, liquidated, consolidated or amalgamated into any Borrower or any Restricted Subsidiary, in each case, from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; minus
(i)    the aggregate amount of (i) any Investments made pursuant to Section 7.02(n) (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment, including, without limitation, upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary or the sale, transfer, lease or other disposition of any such Investment), (ii) the initial principal amount of any Indebtedness incurred prior to such time pursuant to Section 7.03(v) (net of any forgiveness of principal of such Indebtedness by the lender thereof), (iii) any Restricted Payment made pursuant to Section 7.06(k) and (iv) any payments made pursuant to Section 7.08(a)(iii)(B), in each case, during the period commencing on the Closing Date through and including the Available Amount Reference Time (and, for purposes of this clause (i), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time).

“Available Amount Reference Time” has the meaning specified in the definition of “Available Amount.”
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
(a)    0.00% per annum;
(b)    the Prime Rate on such day;
(c)    ½ of 1.00% per annum above the Federal Funds Rate; and
(d)    the Eurocurrency Rate for Dollar deposits for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the Eurocurrency Screen Rate at approximately 11:00 a.m. London time on such day (without any rounding).
Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate, respectively.
“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Bona Fide Lending Affiliate” means, with respect to any Competitor, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than a Person separately identified to the Arrangers in writing on or prior to February 9, 2018) that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with such Competitor or Affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Competitor or affiliate thereof, as applicable, (x) makes (or has the right to make or participate with others in making) investment decisions on behalf of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (y) has access to any information (other than information that is publicly available) relating to Holdings, the Borrowers or any entity that forms a part of any of their respective businesses (including any of their respective Subsidiaries or parent entities).
“Borrower” and “Borrowers” have the meaning specified in the introductory paragraph to this Agreement.
“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Representative” has the meaning specified in the introductory paragraph to this Agreement.
“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means (a) with respect to Eurocurrency Rate Loans, $1,000,000 and (b) with respect to Base Rate Loans, $100,000.
“Borrowing Multiple” means $100,000.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the state where the Administrative Agent’s office is located are authorized or required by law to remain closed, or are in fact closed; provided that when used in connection with a Eurocurrency Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Canadian Dollars” means the lawful money of Canada.
“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Research and Development Costs and Capitalized Software Expenditures) by the US Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheets of the US Borrower and its Restricted Subsidiaries and (b) Capitalized Lease Obligations incurred by the US Borrower and its Restricted Subsidiaries during such period.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided that all obligations of the US Borrower and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date (or any change in the implementation in GAAP for future periods that are contemplated as of the Closing Date) that would otherwise require such obligation to be recharacterized as a Capitalized Lease.
“Capitalized Research and Development Costs” means research and development costs that are required to be, in accordance with GAAP, capitalized.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.
“Cash Collateral Account” means a deposit account at a commercial bank selected by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any L/C Issuer or the Swingline Lender (as applicable) and the Revolving Credit Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of Revolving

Credit Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances denominated (x) in the case of collateral for Swingline Loans, in Dollars and (y) in the case of collateral for L/C Obligations, in the Approved Currency in which the applicable Letter of Credit was issued, or, if the applicable L/C Issuer or Swingline Lender, as applicable, benefitting from such collateral agrees in its reasonable discretion, other credit support (including by backstopping with other letters of credit), in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent, (b) the applicable L/C Issuer or Swingline Lender (as applicable) and (c) the Borrower Representative (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the US Borrower or any Restricted Subsidiary:
(1)    (a) Dollars, Canadian Dollars, Euros, or any national currency of any member state of the European Union or (b) any other foreign currency held by the US Borrower and the Restricted Subsidiaries in the ordinary course of business;
(2)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;
(3)    certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances with maturities of one year or less from the date of acquisition, with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;
(4)    repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)    commercial paper rated at least “P-2” by Moody’s or at least “A-2” by S&P, and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with an Investment Grade Rating from S&P or Moody’s, with maturities of 24 months or less from the date of acquisition;
(6)    marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower Representative) and in each case maturing within 24 months after the date of creation or acquisition thereof;
(7)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;
(8)    readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;
(9)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s;

(10)    with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;
(11)    bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);
(12)    Cash Equivalents of the types described in clauses (1) through (11) above denominated in Dollars; and
(13)    investment funds investing at least 90% of their assets in Cash Equivalents of the types described in clauses (1) through (12) above.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, netting services, cash pooling arrangements, credit or debit card, purchasing card, electronic funds transfer, foreign exchange facilities and other cash management arrangements.
“Cash Management Obligations” means the obligations owed by Holdings, the US Borrower or any of its Subsidiaries to any Cash Management Bank under any Cash Management Agreement entered into by and between a Holdings, the US Borrower or any of its Subsidiaries and any Cash Management Bank.
“Cash Management Bank” means any Person that, is a Lender, Arranger, an Agent or an Affiliate of a Lender, Arranger, or an Agent (x) on the Closing Date, with respect to Cash Management Agreements existing on the Closing Date or (y) at the time it enters into a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.
“Casualty Event” means any event that gives rise to the receipt by the US Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“CDOR Rate” means, with respect to each day during an Interest Period pertaining to a Loan denominated in Canadian Dollars, the interest rate per annum which is the rate based on the average rate applicable to Canadian Dollar bankers’ acceptances, for a term comparable to such Interest Period, appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 1991 definitions, as modified and amended from time to time) at approximately 11:00 a.m. (New York City time) on the first day of such Interest Period, or if such date is not a Business Day, then on the immediately preceding Business Day; provided, that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate for such Interest Period shall be the rate for a term comparable to such Interest Period applicable to Canadian Dollar bankers’ acceptance quoted by a bank listed in Schedule 1 of the Bank Act (Canada) and selected by the Administrative Agent; provided that, in no event shall the CDOR Rate be less than 0.00%.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means (i) Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Sections 13(d)(3) of the Exchange Act), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of all shares of the capital stock of Holdings entitled to vote generally in elections of directors or (ii) all or substantially all of the US Borrower’s (taken as a whole) assets are sold or transferred, other than pursuant to a transaction permitted by Section 7.04.
“Class” (a) when used with respect to Lenders, refers to whether such Lenders hold a particular Class of Commitments or Loans, (b) when used with respect to Commitments, refers to whether such Commitments are US Revolving Credit Commitments, Multicurrency Revolving Credit Commitments, Term B-1 Commitments, Term B-2 Commitments, Extended Revolving Credit Commitments that are designated as an additional Class of Commitments, Additional Revolving Credit Commitments that are designated as an additional Class of Commitments or commitments in respect of any Incremental Term Loans that are designated as an additional Class of Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are US Revolving Credit Loans, Multicurrency Revolving Credit Loans, Term B-1 Loans, Term B-2 Loans, Extended Term Loans that are designated as an additional Class of Term Loans, Incremental Term Loans that are designated as an additional Class of Term Loans and any Loans made pursuant to any other Class of Commitments.
“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means all the “Collateral” (or similar term) as defined in the Collateral Documents and all other property of whatever kind and nature pledged, charged or in which a Lien is granted or purported to be granted under any Collateral Document, and shall include the Mortgaged Properties; provided that, “Collateral” shall not include any Excluded Property.
“Collateral Agent” means Goldman Sachs, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a) or thereafter pursuant to Section 6.10 or Section 6.12 duly executed by each Loan Party that is a party thereto;
(b)    all Obligations shall have been unconditionally guaranteed (the “Guarantees”), jointly and severally, by (i) Holdings and each Restricted Subsidiary of the US Borrower (other than any Excluded Subsidiary) including as of the Closing Date those that are listed on Schedule 1.01A hereto and (ii) with respect to (x) all Obligations (other than its own Obligations) and (y) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the US Borrower (each, a “Guarantor”);

(c)    (i) the Obligations and the Guarantees shall have been secured pursuant to (x) the Security Agreement or other applicable Collateral Document by a first-priority security interest in (1) all the Equity Interests of the US Borrower and (2) all Equity Interests (other than Excluded Equity) held directly by the US Borrower and the Subsidiary Guarantors and (y) the Material Foreign Subsidiary Pledge Agreement by a first-priority security interest in 65% of the issued and outstanding voting and 100% of the issued and outstanding non-voting Equity Interests of Material First Tier Foreign Subsidiaries, in each case of the foregoing clauses (x) and (y), subject to no Liens other than Permitted Liens and the Collateral Agent shall have received, (A) to the extent the relevant Equity Interests are certificated and (B) in the case for Equity Interests pledged under a non-U.S. security document, to the extent applicable in such jurisdiction, certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank and (ii) all Indebtedness owing to any Loan Party that is evidenced by a promissory note or other instrument with an individual outstanding principal amount in excess of $10,000,000 shall have been delivered to the Collateral Agent pursuant to the Security Agreement or other applicable Collateral Documents (provided that any promissory notes issued to employees, officers and directors of any of Holdings and its Restricted Subsidiaries shall not be required to be delivered) together with undated instruments of transfer with respect thereto endorsed in blank, and all intercompany loans shall have been pledged to the Collateral Agent pursuant to the Security Agreement or other applicable Collateral Documents;
(d)    except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected security interest in, and mortgages on, substantially all tangible and intangible assets of Holdings, the US Borrower and each other Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, United States intellectual property, intercompany receivables, other general intangibles (including contract rights), owned (but not leased) real property and proceeds of the foregoing), in each case, to the extent, and with the priority, required by the Collateral Documents; provided that security interests in real property shall be limited to the Mortgaged Properties;
(e)    none of the Collateral shall be subject to any Liens other than Permitted Liens;
(f)    the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property that is not Excluded Property required to be delivered pursuant to Section 6.10 and/or Section 6.12, as applicable, duly executed and delivered by the record owner of such property, (ii) a title insurance policy for such Mortgaged Property (or marked-up title insurance commitment having the effect of a title insurance policy) (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid first priority Lien on the property described therein, in an amount not less than 100% of the fair market value of the real property covered thereby and free of any other Liens except Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and to the extent available in each applicable jurisdiction, (iii) a Survey with respect to each Mortgaged Property, provided, however, that a Survey shall not be required to the extent that (A) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Collateral Agent and the Title Company and (B) the Title Company removes the standard survey exception and provides reasonable and customary survey-related endorsements and other coverages in the applicable Mortgage Policy, (iv) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrowers), which will be made available to the Lenders, (v) [reserved], and (vi) such existing abstracts, appraisals, legal opinions (each such opinion to be in form and substance reasonably acceptable to the Administrative Agent) and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property;
(g)    except as otherwise contemplated by this Agreement or any Collateral Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Collateral Documents or applicable Law to create the Liens on the Collateral intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and
(h)    In the event that either Grace Europe Holdings or Grace Germany incurs Incremental Term Loans, Incremental Equivalent Debt, Refinancing Term Loans or Indebtedness permitted under Sections 7.03(r)(ii) or (iii), or, solely to the extent constituting debt for borrowed money of Grace Europe Holdings or Grace Germany, Indebtedness incurred under Section 7.03(s)(x), (u), (aa) or (cc) (or any Permitted Refinancing of any of the foregoing), in each case, other than an asset backed revolving credit facility, a Securitization Facility or other asset backed lines of credit, in an aggregate amount for all such Indebtedness in excess of $50,000,000 that is secured by a Lien on its assets (other than Liens pursuant to any Escrow, cash collateral, cash deposit or similar arrangement) (the assets subject to such Lien, the “German Collateral”), then the Term B-2 Loans shall be equally and ratably secured as promptly as practicable by a Lien on the German Collateral (which in no event shall include real property, including Material Real Property) on substantially the same terms (without regard to control of remedies) as those provided to the lenders of such Incremental Term Loans, Incremental Equivalent Debt, Refinancing Term Loans or Indebtedness permitted under Sections 7.03(r)(ii) or (iii), or, solely to the extent constituting debt for borrowed money of Grace Europe Holdings or Grace Germany, Indebtedness incurred under Section 7.03(s)(x), (u), (aa) or (cc) (or any such Permitted Refinancing of any of the foregoing). In no event shall (x) any Obligations other than the Term B-2 Loans (and interest, fees and expenses related thereto) be secured by a Lien on any German Collateral, (y) the Term B-2 Loans or any other Obligations be secured by a Lien on the German Collateral unless and until the prior sentence is satisfied and (z) any German Collateral continue to secure the Term B-2 Loans (and, any such Lien shall be automatically released) upon the release and discharge of the Liens on such German Collateral securing any such Incremental Term Loans, Incremental Equivalent Debt, Refinancing Term Loans or Indebtedness permitted under Sections 7.03(r)(ii) or (iii), or, solely to the extent constituting debt for borrowed money of Grace Europe Holdings or Grace Germany, Indebtedness incurred under Section 7.03(s)(x), (u), (aa) or (cc) (or any such Permitted Refinancing of any of the foregoing) which gave rise to the requirement to provide the German Collateral (so long as at the time of such release and discharge the Term B-2 Loans have not been accelerated or the Administrative Agent and the Collateral Agent has not otherwise taken actions to enforce their rights following the occurrence of an Event of Default).
The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of the title insurance or surveys with respect to, particular assets if and for so long as the Administrative Agent and the Borrower Representative agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) required by the Collateral and Guarantee Requirement where it reasonably determines, in consultation with the Borrower Representative, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:
(A)    Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower Representative;
(B)    the Collateral and Guarantee Requirement shall not apply to any Excluded Property (unless required pursuant to clause (h) above with respect to the German Collateral);

(C)    no deposit account control agreement, securities account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account or securities account;
(D)    Except with respect to the German Collateral to the extent required pursuant to clause (h) above and with respect to any Material Foreign Subsidiary Pledge Agreement, no actions in any jurisdiction outside of the United States or required by the Laws of any jurisdiction outside of the United States, shall be required in order to create any security interests in assets located, titled, registered or filed outside of the United States, or to perfect such security interests (it being understood that there shall be no security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the Laws of any jurisdiction outside of the United States (other than with respect to a Material Foreign Subsidiary Pledge Agreement)); and
(E)    no stock certificates of Immaterial Subsidiaries and Persons that are not Subsidiaries shall be required to be delivered to the Collateral Agent.
“Collateral Documents” means, collectively, the Security Agreement the Material Foreign Subsidiary Pledge Agreement, the Mortgages, each of the collateral assignments, Security Agreement Supplements, security agreements, intellectual property security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.10 or Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.
“Co-Managers” means, KeyBanc Capital Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date hereof), PNC Capital Markets LLC and UniCredit Bank AG, New York Branch, in their capacities as Co-Managers under this Agreement.
“Commitment” means a Term B Commitment, a Revolving Credit Commitment, an Extended Revolving Credit Commitment, an Incremental Revolving Credit Commitment, a Refinancing Revolving Credit Commitment, a commitment in respect of any Incremental Term Loans, or a commitment in respect of any Extended Term Loans or any combination thereof, as the context may require.
“Commitment Fee” has the meaning provided in Section 2.09(a).
“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a Swingline Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compensation Period” has the meaning specified in Section 2.12(c)(ii).
“Competitor” means a competitor of, Holdings or any of its Subsidiaries or parent entities.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person, its Restricted Subsidiaries and Consolidated Joint Ventures for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(a)    increased (without duplication) by the following:
(i)    provision for taxes based on income or profits or capital, including, without limitation, state franchise, excise and similar taxes, property taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus
(ii)    (v) consolidated interest expense of such Person for such period, (w) interest accretion and interest expense in respect of the DPO, (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus
(iii)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
(iv)    any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization or the incurrence of Indebtedness (including a refinancing thereof) (in each case, whether or not successful), including (A) such fees, expenses or charges (including rating agency fees and related expenses) related to the offering or incurrence of the Loans and any other credit facilities or the offering or incurrence of any debt securities and any Securitization Fees and (B) any amendment or other modification of this Agreement, any Securitization Facility and any other credit facilities or any other debt securities, in each case, deducted (and not added back) in computing Consolidated Net Income; plus
(v)    (i) the amount of any restructuring charge, accrual or reserve (and adjustments to existing reserves), integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Closing Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(vi)    any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Borrowers as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus
(vii)    without duplication of any amounts added back pursuant to clause (xiii) below, the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus
(viii)    the amount of (A) pro forma “run rate” cost savings, operating expense reductions and other synergies (in each case, net of amounts actually realized) related to the Transactions that are reasonably identifiable and projected by the Borrower Representative in good faith to result from actions (x) that have been taken, (y) with respect to which substantial steps have been taken or that are expected to be taken (in the good faith determination of the Borrower Representative) within 18 months after the Closing Date or (B) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies (in each case net of amounts actually realized) related to acquisitions, dispositions and other Specified Transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives that are reasonably identifiable and projected by the Borrower Representative in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or are that are expected to be taken within 18 months after the date of consummation of such acquisition, disposition or other Specified Transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives; plus
(ix)    (x) any costs or expense incurred by the US Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are non-cash costs or expenses and/or otherwise funded with cash proceeds contributed to the capital of the US Borrower or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings and distributed as Equity Interests (other than Disqualified Equity Interests) to the US Borrower and (y) the amount of expenses relating to payments made to option holders of Holdings in connection with, or as a result of, any distribution being made to equityholders of Holdings, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, to the extent permitted under this Agreement; plus
(x)    with respect to any JV Entity, an amount equal to the proportion of those items described in clauses (i) and (iii) above relating to such JV Entity’s corresponding to the US Borrower and its Restricted Subsidiaries’ proportionate share of such JV Entity’s Consolidated Net Income (determined as if such JV Entity were a Restricted Subsidiary) to the extent the same was deducted (and not added back) in calculating Consolidated Net Income; plus

(xi)    earnout and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; plus
(xii)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus
(xiii)    any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus
(xiv)    realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheets of the US Borrower and its Restricted Subsidiaries; plus
(xv)    net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus
(xvi)    the amount of board fees to any director; plus
(xvii)    the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing; plus
(xviii)    the amount of any charges, expenses, costs or other payments in respect of (x) facilities no longer used or useful in the conduct of the business of Holdings and its Restricted Subsidiaries, (y) abandoned, closed, disposed or discontinued operations and (z) any losses on disposal of abandoned, closed or discontinued operations; plus
(xix)    any non-cash losses realized in such period in connection with adjustments to any Plan due to changes in actuarial assumptions, valuation or studies; plus
(xx)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of the initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus
(xxi)    adjustments and addbacks set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent in connection with any Permitted Acquisition or similar permitted Investment; plus
(xxii)    Public Company Costs; plus

(xxiii)    costs related to the implementation of operational and reporting systems and technology initiatives; plus
(xxiv)    (A) any costs or expenses associated with the Transactions or (B) any costs or expenses associated with any single or one-time event; and
(b)    decreased (without duplication) by the following:
(i)    non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or cash reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus
(ii)    realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the US Borrower and its Restricted Subsidiaries; plus
(iii)    any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus
(iv)    any amount included in Consolidated Net Income of such Person for such period attributable to non-controlling interests (other than a Consolidated Joint Venture) pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus
(v)    any gains on disposal of abandoned, closed or discontinued operations;
(c)    increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation; and
(d)    increased or decreased (to the extent not already included in determining Consolidated EBITDA) by any Pro Forma Adjustment.
There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the US Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by Holdings or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. For purposes of determining Consolidated EBITDA for any period, there shall be excluded the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the US Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted

Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition). Notwithstanding the foregoing, but subject to any adjustment set forth above with respect to any transactions occurring after the Closing Date, Consolidated EBITDA shall be $122,025,000, $139,225,000, $144,625,000 and $152,125,000 for the fiscal quarters ended March 31, 2017, June 30, 2017, September 31, 2017 and December 31, 2017, respectively, as may be adjusted on a Pro Forma Basis. The Borrower Representative may elect to include any adjustments in the calculation of Consolidated Net Income or Consolidated EBITDA that increases the amount of Consolidated Net Income or Consolidated EBITDA to the extent the Borrower Representative determines such adjustments to be immaterial to the Lenders. Any adjustments in the calculation of Consolidated Net Income shall be without duplication of any adjustment to Consolidated EBITDA, and any adjustments to Consolidated EBITDA shall be without duplication of any adjustments to Consolidated Net Income.
Unless otherwise specified, all references herein to a “Consolidated EBITDA” shall refer to the Consolidated EBITDA of the US Borrower, its Restricted Subsidiaries and Consolidated Joint Ventures on a consolidated basis.
“Consolidated First Lien Debt” means, as to the US Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral that does not rank junior to the Liens on the Collateral securing the Obligations.
“Consolidated Interest Expense” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the amount payable as cash interest expense (including that attributable to capital lease), net of cash interest income of such Person and its Restricted Subsidiaries, with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all commissions, discounts and other cash fees and charges owed with respect to letter of credit and bankers’ acceptance financing and net cash costs (less net cash payments) under Swap Contracts, but excluding, for the avoidance of doubt, (a) any non-cash interest expense and any capitalized interest, whether paid or accrued, (b) the amortization of original issue discount resulting from the issuance of indebtedness at less than par, (c) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (d) any expenses resulting from discounting of indebtedness in connection with the application of recapitalization accounting or purchase accounting, (e) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (f) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (g) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to ASC 815, Derivatives and Hedging, (h) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (i) any payments with respect to make whole premiums or other breakage costs of any Indebtedness, (j) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (k) expensing of bridge, arrangement, structuring, commitment, consent or other financing fees and (l) any interest expense in respect of DPO Obligations.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Unless otherwise specified, all references herein to a “Consolidated Interest Expense” shall refer to the Consolidated Interest Expense of the US Borrower, its Restricted Subsidiaries and Consolidated Joint Ventures on a consolidated basis.
“Consolidated Joint Venture” means a corporation, partnership, limited liability company or other business entity selected by the Borrower Representative in its discretion (x) of which 50% or less of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by US Borrower, and (y) that is consolidated with the US Borrower and its Subsidiaries in accordance with GAAP in an amount not to exceed the greater of (x) $30,000,000 and (y) 5.0% of Consolidated EBITDA.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP and including the net income (loss) of Consolidated Joint Ventures; provided, however, that there will not be included in such Consolidated Net Income:
(1)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary other than the net income (loss) of Consolidated Joint Ventures, except that the Borrowers’ equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or, so long as such Person is not (x) a joint venture with outstanding third party Indebtedness for borrowed money or (y) an Unrestricted Subsidiary, that (as reasonably determined by a Responsible Officer of the Borrower Representative) could have been distributed by such Person during such period to the Borrowers or a Restricted Subsidiary) as a dividend or other distribution or return on investment, subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below;
(2)    solely for the purpose of determining the Available Amount, any net income (loss) of any Restricted Subsidiary (other than any Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrowers or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to the Loan Documents), except that the Borrowers’ equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Borrowers or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained above in this clause (2));
(3)    any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations;
(4)    any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the board of directors of the Borrowers);
(5)    any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transaction Expenses), or any charges, expenses or reserves in respect of any restructuring, relocation, redundancy or severance expense, new product introductions or one-time compensation charges;
(6)    the cumulative effect of a change in accounting principles;
(7)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;
(8)    all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;
(9)    any unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;

(10)    any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;
(11)    any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the US Borrower or any Restricted Subsidiary owing to the US Borrower or any Restricted Subsidiary;
(12)    any recapitalization accounting or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the US Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);
(13)    any impairment charge, write-down or write-off, including impairment charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation;
(14)    any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;
(15)    accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP;
(16)    any net unrealized gains and losses resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;
(17)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;
(18)    any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP; and
(19)    effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks.
In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall (1) be increased by business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters)) and (2) not include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder or other contractual reimbursement obligations of a third party, (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower Representative has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, (iii) the cumulative effect of a change in accounting principles during such period, (iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, (v) any non cash charges resulting from mark to market accounting relating to Equity Interests, (vi) any unrealized net gain or loss resulting from currency translation or unrealized transaction gains or losses impacting net income (including currency remeasurements of Indebtedness) and any unrealized foreign currency translation or transaction gains or losses shall be excluded, including those resulting from intercompany Indebtedness and any unrealized net gains and losses resulting from obligations in respect of any Swap Contracts in accordance with GAAP or any other derivative instrument pursuant the application of FASB Accounting Standards Codification (“ASC”) Topic 815, Derivatives and Hedging, (vii) any non-cash impairment charges resulting from the application of ASC Topic 350, Intangibles – Goodwill and Other and the amortization of intangibles including those arising pursuant to ASC Topic 805, Business Combinations and (viii) cash payments of the DPO Obligations, and, provided, further that solely for purposes of calculating Excess Cash Flow and the Available Amount, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person, in each case, shall be excluded in calculating Consolidated Net Income.
Unless otherwise specified, all references herein to a “Consolidated Net Income” shall refer to the Consolidated Net Income of the US Borrower, its Restricted Subsidiaries and Consolidated Joint Ventures on a consolidated basis.
“Consolidated Secured Debt” means, as to the US Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral.
“Consolidated Total Assets” means, as to the US Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.
“Consolidated Total Debt” means, as to the US Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, the aggregate principal amount of all third party Indebtedness for borrowed money, Capitalized Leases and purchase money Indebtedness (but excluding, for the avoidance of doubt, undrawn letters of credit, banker’s acceptances and/or bank guarantees); provided that “Consolidated Total Debt” shall be calculated (i) net of the Unrestricted Cash Amount, (ii) excluding any obligation, liability or indebtedness of any such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of Unrestricted Cash Amount and (iii) based on the initial stated principal amount of any Indebtedness that is issued at a discount to its initial stated principal amount without giving effect to any such discounts; provided that Consolidated Total Debt shall not include (x) Letters of Credit (or other letters of credit, bankers’ acceptances and bank guarantees), except to the extent of Unreimbursed Amounts (or unreimbursed amounts) thereunder, (y) obligations under Swap Contracts entered into and (z) Indebtedness in respect of any Qualified Securitization Financing.
“Consolidated Working Capital” means, at any date, the excess of (a) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the US Borrower and its Restricted Subsidiaries on a consolidated basis at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the US Borrower and its Restricted Subsidiaries on a consolidated basis on such date, but excluding, without duplication, (i) the current portion of any Funded Debt or other long-term liabilities, (ii) all Indebtedness consisting of Revolving Credit Loans and L/C Obligations to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) the current portion of any Capitalized Lease Obligations, (vi) deferred revenue arising from cash receipts that are earmarked for specific projects, (vii) the current portion of deferred acquisition costs and (viii) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).
“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate.”
“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”
“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Cure Amount” has the meaning specified in Section 8.05(a).
“Cure Right” has the meaning specified in Section 8.05(a).
“Customary Term A Loans” means any term loans that contain provisions customary for “term A loans,” as reasonably determined by the Borrower Representative in consultation with the Administrative Agent, and that are syndicated primarily to Persons regulated as banks in the primary syndication thereof.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including, with respect to the German Entities, the German Insolvency Code (Insolvenzordnung).
“Declined Proceeds” has the meaning specified in Section 2.05(b)(v).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default (other than any event or condition that, with the giving of any notice, the passage of time, or both, would become an Event of Default solely as a result of Section 8.01(e)).
“Default Rate” means an interest rate equal to (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Eurocurrency Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurocurrency Rate Loans may not be converted to, or continued as, Eurocurrency Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans required to be funded by it, (ii) fund any portion of its participations in Letters of Credit or Swingline Loan required to be funded by it or (iii) pay over to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans), unless, in the case of clause (i) above, such Lender notifies the Administrative Agent, such L/C Issuer or the Swingline Lender in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower Representative or the Administrative Agent, the L/C Issuer, Swingline Lender or any other Lender in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, any L/C Issuer. the Swingline Lender or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s, L/C Issuer’s, the Swingline Lender’s or Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, in any such case (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity and/or (iii) become the subject of a Bail-In Action; provided that, in the case of clause (d), a Lender shall not be a Defaulting Lender solely by virtue of (1) an Undisclosed Administration or (2) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such Undisclosed Administration or ownership interest, in each case, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Government Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower Representative, the L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.
“Designated Credit Line Provider” means any Person that is a lender, letter of credit issuer, administrative agent or other representative with respect to a Designated Credit Line so long as such Person was identified to the Administrative Agent by the Borrower Representative in writing on or prior to the Closing Date or, in the case of any Designated Credit Lines entered into after the Closing Date, on or prior to the date such Designated Credit Line is designated as a Designated Credit Line; provided, that such provider (with the consent of the Borrower Representative) delivers written notice, in form reasonably satisfactory to the Administrative Agent, (i) describing the Designated Credit Line and setting forth the amount of the Designated Credit Line to be secured by the Collateral and (ii) agreeing to be bound by Section 8.04 and Article IX hereof, including Sections 9.11 and 9.15.
“Designated Credit Lines” means lines of credit, letter of credit facilities and working capital credit facilities of Holdings or any Restricted Subsidiaries provided by a Designated Credit Line Provider; provided that, at the time of any such designation, the aggregate principal amount of such Designated Credit Line together with all other then outstanding Designated Credit Lines, shall not exceed the greater of $200,000,000 and 35% of Consolidated EBITDA as of the last day of the most recently ended Test Period.
“Discount Range” has the meaning specified in Section 2.05(d)(ii).
“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(d)(ii).
“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(d)(i).
“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(d)(v).
“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or

Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings or the Borrowers of any of its Equity Interests to another Person.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and/or cash in lieu of fractional shares of such Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Equity Interests are issued; provided that (x) an Equity Interest in any Person that would constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an "asset sale," a "change of control" or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit (or the cash collateralization or backstop thereof in a manner permitted hereunder) and (y) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrowers or any of the Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof), the Borrowers or any of the subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.
“Disqualified Lenders” means (i) such Persons (or related funds of such Persons) that have been specified by name in writing to the Administrative Agent prior to February 12, 2018, (ii) Competitors that have been specified by name in writing to the Administrative Agent from time to time and (iii) in the case of clauses (i) and (ii), any of their Affiliates (other than, in the case of clause (ii), Affiliates that are Bona Fide Lending Affiliates) that are (A) specified by name in writing to the Administrative Agent from time to time or (B) reasonably identifiable on the basis of such Affiliate’s name; it being understood that any subsequent designation of a Disqualified Lender shall not apply retroactively to disqualify any person that has been assigned any Loans.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency or any other currency, the equivalent in Dollars of such amount, determined at the Exchange Rate on the applicable Valuation Date. In making the determination of the Dollar Equivalent for purposes of determining the aggregate available Multicurrency Revolving Credit Commitments on any date of any Credit Extension, the Administrative Agent or a relevant L/C Issuer, as applicable, pursuant to Section 1.08 shall use the Exchange Rate in effect at the date on which any Borrower requests the Credit Extension for such date or as otherwise provided pursuant to the provisions of such Section.
“Domestic Foreign Holding Company” means any Domestic Subsidiary of Holdings that owns no material assets (held directly or indirectly through one or more disregarded entities) other than capital stock (or capital stock and debt) of one or more Foreign Subsidiaries that are CFCs.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia.

“DPO” means (i) the Deferred Payment Agreement (Class 7A PD) between the US Borrower and the WRG Asbestos PD Trust and (ii) the Deferred Payment Agreement (Class 7B ZAI) between the US Borrower and the WRG Asbestos PD Trust, each dated as of February 3, 2014.
“DPO Obligations” means the obligations of the US Borrower and Holdings under the DPO.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).
“Environment” means air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means any and all applicable Laws relating to pollution, the protection of the Environment or to the generation, transport, storage, use, treatment, Release or threat of Release of any Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health and safety.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment, including, in each case, any such liability which any Loan Party has retained or assumed either contractually or by operation of Law.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Loan

Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Loan Party.
“Escrow” means an escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness solely for the benefit of an unaffiliated third party.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement the European and Monetary Union as contemplated in the Treaty on European Union.
“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, (I) in relation to a Loan denominated in Canadian Dollars, the CDOR Rate and (II) in all other cases, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate), for a period equal in length to such Interest Period as displayed on (x) for Dollars and any Alternative Currency other than Euros and Canadian Dollars, pages LIBOR01 or LIBOR02 and (y) for Euros, the EURIBOR01 page, of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “Eurocurrency Screen Rate”) at approximately 11:00 a.m., London time, on the relevant Quotation Date; provided that if the Eurocurrency Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurocurrency Rate shall be the Interpolated Rate.
Notwithstanding anything contained herein to the contrary, and without limiting the provisions of Section 3.02, in the event that the Administrative Agent and the Borrower Representative shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that there exists, at such time, a broadly accepted market convention for determining a rate of interest for syndicated loans in the United States in lieu of the Eurocurrency Screen Rate, and the Administrative Agent shall have given notice of such determination to each Lender (it being understood that the Administrative Agent shall have no obligation to make such determination and/or to give such notice), then the Administrative Agent and the Borrowers shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but only to the extent the Eurocurrency Screen Rate for the applicable Interest Period is not available or published at such time on a current basis), (x) no Loans may be made as, or converted to, Eurocurrency Rate Loans, and (y) any Committed Loan Notice given by the Borrower Representative with respect to Eurocurrency Rate Loans shall be deemed to be rescinded by the Borrower Representative. Notwithstanding any provision to the contrary in this Agreement, if the Eurocurrency Rate at any date of determination is less than 0% then such rate shall be deemed to be 0.00% per annum.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.
“Eurocurrency Screen Rate” has the meaning assigned to it in the definition of “Eurocurrency Rate.”
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount equal to the excess of:
(a)    the sum, without duplication, of:
(i)    Consolidated Net Income for such Excess Cash Flow Period;
(ii)    an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income but excluding any non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future Excess Cash Flow Period or amortization of a prepaid cash gain that was paid in a prior Excess Cash Flow Period, in each case, for such Excess Cash Flow Period;
(iii)    decreases in Consolidated Working Capital for such applicable period (other than any such decreases arising from acquisitions by the US Borrower and its Restricted Subsidiaries completed during such Excess Cash Flow Period or the application of purchase accounting);
(iv)    an amount equal to the aggregate net non-cash loss on Dispositions by the US Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and
(v)    cash receipts in respect of Swap Contracts during such Excess Cash Flow Period to the extent not otherwise included in Consolidated Net Income; over
(b)    the sum, without duplication, of:
(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges to the extent included in arriving at such Consolidated Net Income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior Excess Cash Flow Period);
(ii)    without duplication of amounts subtracted pursuant to clause (x) below in prior Excess Cash Flow Periods, the amount of Capital Expenditures or acquisitions made in cash during such Excess Cash Flow Period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of an incurrence or issuance of long term Indebtedness of the US Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(iii)    the aggregate amount of all principal payments of Indebtedness of the US Borrower and its Restricted Subsidiaries (including (A) the principal component of Capitalized Lease Obligations and (B) the amount of repayments of Term Loans pursuant to Section 2.07(a) and any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) all prepayments under any Revolving Credit Facility and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Z), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such Excess Cash Flow Period in cash, except to the extent financed with the proceeds of an incurrence or issuance of other long term Indebtedness of the US Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);
(iv)    an amount equal to the aggregate net non-cash gain on Dispositions by the US Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;
(v)    increases in Consolidated Working Capital for such Excess Cash Flow Period (other than any such increases arising from acquisitions by the Borrowers and their respective Restricted Subsidiaries completed during such Excess Cash Flow Period or the application of purchase accounting);
(vi)    cash payments by the US Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period in respect of long-term liabilities of the US Borrower and its Restricted Subsidiaries other than long term Indebtedness (including such Indebtedness specified in clause (b)(iii) above);
(vii)    without duplication of amounts deducted pursuant to clause (xi) below in prior Excess Cash Flow Periods, the amount of Investments and acquisitions made during such Excess Cash Flow Period in each case in cash pursuant to Section 7.02 (other than Section 7.02(a), (d), (f) or (n)) except to the extent that such Investments and acquisitions were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the US Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);
(viii)    the amount of Restricted Payments paid in cash during such Excess Cash Flow Period pursuant to Section 7.06 (other than Section 7.06(b) and (c)) except to the extent that such Restricted Payments were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the US Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);
(ix)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the US Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period that are required to be made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the US Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);
(x)    the aggregate amount of expenditures actually made by the US Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such Excess Cash Flow Period and were not financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the US Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);
(xi)    without duplication of amounts deducted from Excess Cash Flow in prior Excess Cash Flow Periods, the aggregate consideration required to be paid in cash by the US Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Excess Cash Flow Period relating to Permitted Acquisitions, Capital Expenditures or acquisitions to be consummated or made during the Excess Cash Flow Period of four consecutive fiscal quarters of the US Borrower following the end of such Excess Cash Flow Period except to the extent intended to be financed with the proceeds of an incurrence or issuance of other long-term Indebtedness of the US Borrower or its Restricted Subsidiaries (other than revolving Indebtedness); provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions during such Excess Cash Flow Period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, shall be added to the calculation of Excess Cash Flow at the end of such Excess Cash Flow Period of four consecutive fiscal quarters;
(xii)    the amount of cash taxes and Tax Distributions (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such Excess Cash Flow Period;
(xiii)    cash expenditures in respect of Swap Contracts during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income; and
(xiv)    cash payments in respect of DPO Obligations during such Excess Cash Flow Period.
“Excess Cash Flow Percentage” means, as of any date of determination (a) if the First Lien Leverage Ratio is greater than 1.75:1.00, 50%, (b) if the First Lien Leverage Ratio is less than or equal to 1.75:1.00 and greater than 1.25:1.00, 25%, and (c) if the First Lien Leverage Ratio is less than or equal to 1.25:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay the Term Loans under Section 2.05(b)(i) for any fiscal year, the First Lien Leverage Ratio shall be determined on a Pro Forma Basis on the scheduled date of prepayment (after giving effect to any prepayment to be made on such date pursuant to Section 2.05(b)(i)).
“Excess Cash Flow Period” means each fiscal year of the US Borrower (commencing with the first full fiscal year ending after the Closing Date).
“Excess Cash Flow Retained Amount” means, at any date of determination, an amount, not less than zero and determined on a cumulative basis, that is equal to, without duplication, the aggregate cumulative sum of the Excess Cash Flow not required to be applied as a mandatory prepayment under Section 2.05(b)(i) for all Excess Cash Flow Periods ending after the Closing Date, and prior to such date of determination.
“Excess Cash Flow Threshold” means $20,000,000.
“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means the rate at which any currency (the “Original Currency”) may be exchanged into Dollars, Euros or another currency (the “Exchanged Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (New York time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to such Original Currency into such Exchanged Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s quoted spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such Original Currency are then being conducted, at or about 11:00 a.m. (local time), on such date for the purchase of the Exchanged Currency, with such Original Currency for delivery two Business Days later.
“Excluded Equity” means Equity Interests (i) of any Unrestricted Subsidiary, (ii) of a Foreign Subsidiary or a Subsidiary that is a Domestic Foreign Holding Company of the US Borrower or a Subsidiary Guarantor, in each case, other than 65% of the issued and outstanding voting (and 100% of the non-voting) Equity Interests of a First Tier Foreign Subsidiary or Domestic Foreign Holding Company; provided that, for the avoidance of doubt, Excluded Equity shall not include any non-voting Equity Interests of any such Foreign Subsidiary or Domestic Foreign Holding Company, (iii) of a Subsidiary of any Person described in clause (ii), (iv) of any Immaterial Subsidiary that is not a Guarantor, (v) of any Subsidiary with respect to which the Administrative Agent and the Borrower Representative have determined in their reasonable judgment and agreed in writing that the costs of providing a pledge of such Equity Interests or perfection thereof is excessive in view of the benefits to be obtained by the Secured Parties therefrom, (vi) Equity Interests in any Person other than the US Borrower and wholly-owned Domestic Subsidiaries to the extent not permitted to be pledged by the terms of such Person’s Organization Documents, shareholder agreement or joint venture documents after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law and other than proceeds thereof; (vii) of any captive insurance companies, not-for-profit Subsidiaries, special purpose entities (including any Securitization Subsidiary used solely to effect a Qualified Securitization Financing), (viii) that constitute margin stock (within the meaning of Regulation U), (ix) of any Subsidiary of the US Borrower or any Subsidiary Guarantor, the pledge of which is prohibited by applicable Laws after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law and (x) of any Subsidiary of the US Borrower or any Subsidiary Guarantor acquired pursuant to a Permitted Acquisition or other Investment financed with assumed secured Indebtedness permitted hereunder not incurred in contemplation of such Permitted Acquisition or other Investment permitted hereunder if such Equity Interests are pledged as security for such Indebtedness pursuant to a Lien that is a permitted Lien and if and for so long as the terms of such Indebtedness (not entered into in contemplation of such Permitted Acquisition of Investment) prohibit the creation of any other Lien on such Equity Interests after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law; provided, however, that Excluded Equity shall not include any proceeds, substitutions or replacements of any Excluded Equity referred to in clauses (i) through (x) (unless such proceeds, substitutions or replacements would constitute Excluded Equity referred to in clauses (i) through (x)).
“Excluded Property” means (i) any (x) fee-owned real property other than Material Real Property (and any fee-owned real property of the Term B-2 Borrowers), (y) fee-owned real property located in a special flood hazard area (as determined by the Borrower Representative or any Revolving Credit Lender) and (z) all leasehold interests in real property, including the requirement to deliver landlord waivers, estoppels or collateral access letters, (ii) motor vehicles and other assets subject to certificates of title, (iii) letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement, (iv) commercial tort claims with a value of less than $10,000,000, (v) assets for which a pledge thereof or a security interest therein is prohibited by applicable Laws after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable law, (vi) any cash and cash equivalents, deposit accounts and securities accounts (including securities entitlements and related assets held in a securities account) (it being understood that this exclusion shall not affect the grant of the Lien on proceeds of Collateral and all proceeds of Collateral shall be Collateral), (vii) any lease, license or other agreements, or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, Capitalized Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than Holdings and its Subsidiaries) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (viii) any assets to the extent a security interest in such assets would result in material adverse tax consequences to Holdings, the US Borrower, or their respective Subsidiaries (other than on account of any non-income taxes payable in connection with filings, recordings, registrations, stampings and any similar actions in connection with the creation or perfection of Liens), as reasonably determined by the Borrower Representative in consultation with (but without the consent of) the Administrative Agent, but for the avoidance of doubt, including the assets and properties of any Domestic Foreign Holding Company or any Foreign Subsidiary, (ix) any intent-to-use trademark application in the United States prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability, or result in the voiding, of such intent-to-use trademark application or any registration issuing therefrom under applicable Federal law, (x) any Securitization Assets, Receivables Assets and/or related assets to the extent Disposed of or pledged in connection with a Qualified Securitization Financing, (xi) any segregated funds held in escrow for a the benefit of an unaffiliated third party (including such funds in Escrow), (xii) Excluded Equity and Equity Interests of any Excluded Subsidiary or Equity Interests in any Person other than a Wholly Owned Domestic Subsidiary of the US Borrower or any Subsidiary Guarantor (in each case, other than 65% of the issued and outstanding voting (and 100% of the non-voting) Equity Interests of any First Tier Foreign Subsidiary or a Subsidiary that is a Domestic Foreign Holding Company of the US Borrower or a Subsidiary Guarantor), and (xiii) those assets as to which the Administrative Agent and the Borrower Representative reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; provided, however, that Excluded Property shall not include any proceeds, substitutions or replacements of any Excluded Property referred to in clauses (i) through (xiii) (unless such proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (i) through (xiii)).
“Excluded Subsidiary” means (a) each Subsidiary of Holdings listed on Schedule 1.01B hereto, (b) any Subsidiary that is prohibited by applicable Law or by any contractual obligation existing on the Closing Date or at the time such Subsidiary is acquired and not incurred in contemplation of such acquisition, as applicable, from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, or any Subsidiary of Holdings for which the provision of a guarantee would result in a material adverse tax consequence to Holdings, the US Borrower, or their respective subsidiaries or direct or indirect parent companies (as reasonably determined by the Borrower Representative in consultation with the Administrative Agent), (c) any Foreign Subsidiary, (d) any Domestic Subsidiary of a Foreign Subsidiary of Holdings that is a CFC, (e) any Domestic Foreign Holding Company, (f) any Immaterial Subsidiary, (g) captive insurance companies, (h) not-for-profit Subsidiaries, (i) special purpose entities (including a Securitization Subsidiary used solely to effect any Qualified Securitization Financing), (j) any Unrestricted Subsidiary, (k) any non-Wholly-Owned joint venture, (l) any non-Wholly-Owned Subsidiary, (m) any Subsidiary of Holdings acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder that, at the time of such Permitted Acquisition or other Investment, has assumed secured Indebtedness permitted hereunder not incurred in contemplation of such Permitted Acquisition or other Investment, and each Restricted Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness at the time of such Permitted Acquisition, in each case, to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor (provided that such prohibition was not entered into in contemplation of such Permitted Acquisition or Investment, and each such Subsidiary shall cease to be an Excluded Subsidiary under this clause (m) if such secured Indebtedness is repaid or becomes unsecured, if such Restricted Subsidiary ceases to be an obligor with respect to such secured Indebtedness or such prohibition no longer exists, as applicable) and (n) any other Subsidiary in circumstances where the Borrower Representative and the Administrative Agent reasonably agree that the cost or burden of providing a Guaranty outweighs the benefit afforded thereby; provided that, notwithstanding anything else to the contrary herein, the Term B-2 Borrowers and the German Revolver Borrower shall not be “Guarantors” and shall be “Excluded Subsidiaries” (x) with respect to the Term B-2 Borrowers, in respect of the Term B-1 Facility and any Revolving Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by such Term B-2 Borrower and (y) with respect to the German Revolving Borrower, in respect of the US Revolving Facility or any Term B Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by German Revolving Borrower, and in each case, shall have no liabilities or Obligations with respect thereto.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and solely to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Collateral Documents to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” (determined after giving effect to any applicable keep well, support or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document (each, a “Recipient”), (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, that are Other Connection Taxes or otherwise imposed by any jurisdiction as a result of such Recipient being organized under the laws of, or having its principal office in or maintaining an Applicable Lending Office in such jurisdiction (or any political subdivision thereof), (b) any U.S. federal withholding Tax that is imposed on amounts payable to a Recipient pursuant to a law in effect at the time such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower Representative under Section 3.06) or changes its Applicable Lending Office; provided that, this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Recipient would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the Recipient’s assignor (if any) was entitled to receive immediately prior to the assignment to such Recipient, or that such Recipient was entitled to receive immediately prior to its change in Applicable Lending Office, as applicable, and (c) any withholding Tax resulting from a failure of such Recipient to comply with Section 3.01(f) or Section 3.01(g), as applicable, and (f) any withholding Tax imposed pursuant to FATCA.
“Existing Credit Facility” has the meaning specified in the recitals hereto.
“Existing Letters of Credit” means the US Existing Letters of Credit or the Multicurrency Letters of Credit or any combination thereof, as the context may require.
“Expiring Credit Commitment” has the meaning specified in Section 2.04(f).
“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a)(i).
“Extended Term Loans” has the meaning specified in Section 2.15(a)(ii).
“Extension” has the meaning specified in Section 2.15(a).
“Extension Offer” has the meaning specified in Section 2.15(a).
“Facility” means a Class of Term Loans or a Revolving Credit Facility, as the context may require.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any current or future Treasury regulations with respect thereto or other official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements (and any related laws, regulations or official administrative guidance) implementing the foregoing.
“FCPA” has the meaning specified in Section 5.20.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate of the quotations for the day of such transactions received by the Administrative Agent; provided that in no event shall the Federal Funds Rate at any time be less than 0.00% per annum.
“Financial Covenant” means the covenant set forth in Section 7.09.
“First Lien Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit D-1, with any changes thereto implemented in accordance with the definition of “Acceptable Intercreditor Agreement” or otherwise reasonably agreed by the Administrative Agent and the Required Lenders.
“First Lien Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.
“First Tier Foreign Subsidiary” means a Foreign Subsidiary whose Equity Interests are directly owned by the US Borrower or a Subsidiary Guarantor.
“Fixed Amounts” has the meaning specified in Section 1.13.
“Fixed Incremental Amount” means (i) the greater of $550,000,000 and 100% of Consolidated EBITDA as of the last day of the most recently ended Test Period minus (ii) the aggregate outstanding principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on this definition.
“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Loan Party or any Restricted Subsidiary with respect to employees outside the United States.
“Foreign Subsidiary” means any direct or indirect Subsidiary of Holdings which is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Fee” has the meaning specified in Section 2.03(h).
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means all Indebtedness of the US Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided that (A) if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (B) at any time after the Closing Date, the Borrower Representative may elect, upon notice to the Administrative Agent, to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein), including as to the ability of the Borrower Representative or the Required Lenders to make an election pursuant to clause (A) of this proviso, (C) any election made pursuant to clause (B) of this proviso, once made, shall be irrevocable, (D) any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower Representative’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP and (E) the Borrower Representative may only make an election pursuant to clause (B) of this proviso if it also elects to report any subsequent financial reports required to be made by the Borrowers, including pursuant to Sections 6.01(a) and (b), in IFRS.
“German Collateral” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.
“German Entities” means Grace Germany, the Germany Revolving Borrower and Grace Europe Holdings.
“German Obligations” means all non-monetary Obligations and all monetary Obligations, under or in connection with Advances made by the Lenders or the Agent (x) with respect to the Term B-2 Borrowers, solely in respect of the Term B-2 Facility, (y) with respect to the German Revolving Borrower, solely in respect of the Multicurrency Revolving Facility or (z) in respect of which a Term B-2 Borrower or the German Revolving Borrower otherwise expressly acts as a Borrower.
“German Revolving Borrower” has the meaning specified in the recitals hereto.
“Goldman Sachs” has the meaning specified in the recitals hereto.
“Governmental Authority” means any nation or government, any state, provincial, country, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 10.07(h).
“Grace Europe Holdings” has the meaning specified in the recitals hereto.
“Grace Germany” has the meaning specified in the recitals hereto.
“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee

Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Guarantees” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”
“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower Representative in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Guaranty Supplement (as defined in the Guaranty), and any such Restricted Subsidiary shall thereafter be a Guarantor, Loan Party and Subsidiary Guarantor hereunder for all purposes and shall comply with the Collateral and Guarantee Requirement; provided that with respect to any Restricted Subsidiary that is a Foreign Subsidiary, the jurisdiction of such Subsidiary shall be reasonably satisfactory to the Administrative Agent; it being understood and agreed that Canada, England and Wales, Ireland, Luxembourg and the Netherlands shall be deemed reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, the Term B-2 Borrowers and the German Revolver Borrower shall not be “Guarantors” and shall be “Excluded Subsidiaries” (x) with respect to the Term B-2 Borrowers, in respect of the Term B-1 Facility or any Revolving Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by such Term B-2 Borrower and (y) with respect to the German Revolving Borrower, in respect of the US Revolving Facility or any Term Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by such German Revolving Borrower, and in each case, shall have no liabilities or Obligations with respect thereto.
“Guaranty” means, collectively, (a) the Guaranty substantially in the form of Exhibit E and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.10.
“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other chemicals, pollutants, contaminants, substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous, toxic, dangerous or deleterious characteristics, including petroleum or petroleum distillates, friable asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.
“Hedge Bank” means any Person that (x) is a Lender, Arranger or Agent or an Affiliate of the foregoing at the time it enters into a Swap Contract (regardless of whether such Person subsequently ceases to be a Lender, Arranger or Agent or an Affiliate of the foregoing) or (y) is a party to a Swap Contract in existence on the Closing Date with a Loan Party or any Subsidiary, in its capacity as a Hedge Bank.
“Holdings” has the meaning specified in the introductory paragraph to this Agreement.
“Honor Date” has the meaning specified in Section 2.03(c)(i).
“IFRS” means International Financial Reporting Standards as adopted in the European Union.
“Immaterial Foreign Subsidiaries” means, at any date of determination, First Tier Foreign Subsidiaries that, as of the last day of the most recent Test Period, have Consolidated Total Assets (when combined with the Consolidated Total Assets of their Restricted Subsidiaries) that does not exceed 10.0% of the Consolidated Total Assets of the US Borrower and its Restricted Subsidiaries at such date.
“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of Holdings that has been designated by the Borrower Representative in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below), provided that (a) for purposes of this Agreement, at the time of such designation the Consolidated Total Assets of all Immaterial

Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) at the last day of the most recent Test Period shall not equal or exceed 5.0% of the Consolidated Total Assets of the US Borrower and its Restricted Subsidiaries at such date, (b) the Borrower Representative shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the Consolidated Total Assets of all Restricted Subsidiaries so designated by the Borrower Representative as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Restricted Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Borrower Representative shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the Consolidated Total Assets of all Restricted Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided further that the Borrower Representative may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.
“Impacted Interest Period” has the meaning assigned to it in the definition of “Eurocurrency Rate.”
“Incremental Cap” means
(a)    the Fixed Incremental Amount, plus
(b)    (i) the amount of any optional prepayment of any Loan in accordance with Section 2.05(a) and/or the amount of any permanent reduction of any Initial Revolving Credit Commitment and (ii) the amount paid in Cash in respect of any reduction in the outstanding amount of any Term Loan resulting from any assignment of such Term B Loan to (and/or purchase of such Term B Loan by) Holdings, the US Borrower and/or any of their respective Restricted Subsidiaries, and/or application of any “yank-a-bank” provisions, so long as, in the case of any such optional prepayment, the relevant prepayment or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus
(c)    an unlimited amount so long as, in the case of this clause (c), after giving effect to the relevant Incremental Facility, (i) if such Incremental Facility is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations on a first lien basis, the First Lien Leverage Ratio does not exceed 2.50:1.00 (or, to the extent such Incremental Facility is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 2.50:1.00 and the First Lien Leverage Ratio at the end of the most recently ended Test Period), (ii) if such Incremental Facility is secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations (as defined in the Security Agreement) that are secured on a first lien basis, the Secured Leverage Ratio does not exceed 3.50:1.00 (or, to the extent such Incremental Facility is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 3.50:1.00 and the Secured Leverage Ratio at the end of the most recently ended Test Period) or (iii) if such Incremental Facility is unsecured, either at the Borrower Representative’s option (A) the Total Leverage Ratio does not exceed 4.00:1.00 (or, to the extent such Incremental Facility is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 4.00:1.00 and the Total Leverage Ratio at the end of the most recently ended Test Period) or (B) the Interest Coverage Ratio is not less than 2.00:1.00, for the most recently ended Test Period (or, to the extent such Incremental Facility is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the lesser of 2.00:1.00 and the Interest Coverage Ratio at the end of the most recently ended Test Period), in each case described in this clause (c), calculated on a Pro Forma Basis, including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Incremental Facility on the consolidated statement of financial position of Holdings and its Restricted Subsidiaries), and in the case of any Incremental Revolving Credit Commitments, assuming a full drawing of such Incremental Revolving Commitments;
provided that:
(x)    Incremental Facilities and Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (c) of this definition as selected by the applicable Borrower in its sole discretion,

(y)    if Incremental Facilities or Incremental Equivalent Debt are intended to be incurred under clause (c) of this definition and any other clause of this definition in a single transaction or series of related transactions, (A) incurrence of the portion of such Incremental Facilities or Incremental Equivalent Debt to be incurred under clause (c) of this definition shall first be calculated without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred under all other clauses of this definition), but giving full pro forma effect to the use of proceeds of all such Incremental Facilities or Incremental Equivalent Debt and related transactions, and (B) thereafter, incurrence of the portion of such Incremental Facilities or Incremental Equivalent Debt to be incurred under such other applicable clauses of this definition shall be calculated, and
(z)    any portion of Incremental Facilities or Incremental Equivalent Debt incurred under clauses (a) and (b) of this definition may be reclassified, as the applicable Borrower elects from time to time, as incurred under clause (c) of this definition if such portion of Incremental Facilities or Incremental Equivalent Debt could at such time be incurred under clause (c) of this definition on a pro forma basis; provided, that upon delivery of any financial statements pursuant to Section 6.01 following the initial incurrence of such Incremental Facilities or Incremental Equivalent Debt under clauses (a) and (b) of this definition, if such Incremental Facilities or Incremental Equivalent Debt could, based on any such financial statements, have been incurred under clause (c) of this definition, then such Incremental Facilities or Incremental Equivalent Debt shall automatically be reclassified as incurred under the applicable provision of clause (c) above. Once such Incremental Facilities or Incremental Equivalent Debt is reclassified in accordance with the preceding sentence, it shall not further be reclassified as incurred under the original basket pursuant to which such item was originally incurred.
“Incremental Equivalent Debt” means Indebtedness incurred by any of the Borrowers (or, solely in the case of any notes, a Guarantor that is a corporation) in the form of senior secured or unsecured notes or loans or junior secured or unsecured notes or loans and/or commitments in respect of any of the foregoing issued, incurred or implemented in lieu of loans under an Incremental Facility; provided, that:
(a)    the aggregate outstanding amount thereof shall not exceed the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination),
(b)    except as otherwise agreed by the lenders or holders providing such notes or loans, no Event of Default exists immediately prior to or after giving effect to such notes or loans,
(c)    the Weighted Average Life to Maturity applicable to such notes or loans (other than Inside Maturity Loans) is no shorter than the Weighted Average Life to Maturity of the then-existing Term B Loans (without giving effect to any prepayments thereof),
(d)    the final maturity date with respect to such notes or loans (other than Inside Maturity Loans) is no earlier than the Latest Maturity Date on the date of the issuance or incurrence, as applicable, thereof,
(e)    subject to clauses (c) and (d), may otherwise have an amortization schedule as determined by the Borrower Representative and the lenders providing such Incremental Equivalent Debt,
(f)    in the case of any such Indebtedness in the form of Qualifying Term Loans incurred in reliance on clause (c) of the Incremental Cap, the MFN Provision shall apply,
(g)    if such Incremental Equivalent Debt is secured, such Incremental Equivalent Debt shall be subject to an Acceptable Intercreditor Agreement, and
(h)    no such Indebtedness may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral (provided that, in the case of any Incremental Equivalent Debt that is funded into Escrow, such Incremental Equivalent Debt may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof until such Incremental Equivalent Debt is released from Escrow)).
“Incremental Facilities” has the meaning specified in Section 2.14(a).
“Incremental Facility Amendment” has the meaning specified in Section 2.14(e).
“Incremental Facility Closing Date” has the meaning specified in Section 2.14(e).
“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14(a).
“Incremental Revolving Increase Lender” has the meaning specified in Section 2.14(e).
“Incremental Term Loans” has the meaning specified in Section 2.14(a).
“Incurrence Based Amounts” has the meaning specified in Section 1.10(b).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet (excluding footnotes thereto) of such Person in accordance with GAAP;
(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    net obligations of such Person under any Swap Contract (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value thereof as of such date);
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after becoming due and payable, (iii) any other obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow and (iv) liabilities associated with customer prepayments and deposits);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness;
(g)    all obligations of such Person in respect of Disqualified Equity Interests; and
(h)    all Guarantee Obligations of such Person in respect of any of the foregoing.
provided that (i) in no event shall any obligations under any Swap Contracts be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage

Ratio or any other financial ratio under this Agreement, (ii) in no event shall any DPO Obligations be deemed “Indebtedness” for any purpose under this Agreement, (iii) amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iv) the Indebtedness of any person shall, except for purposes of calculating the Interest Coverage Ratio to the extent the interest expense in respect thereof is not covered by proceeds held in Escrow or in connection with any test date of any Limited Condition Transaction or any test related to a subsequent transaction, exclude Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to such person.
For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt, (B) in the case of Holdings and its Restricted Subsidiaries, exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice, (C) exclude (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) Indebtedness of any Parent Company appearing on the balance sheet of Holdings and/or the Borrowers solely by reason of push down accounting under GAAP and (D) exclude obligations under or in respect of Qualified Securitization Financing.
“Indemnified Liabilities” has the meaning specified in Section 10.05.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or in respect of any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise included in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.05.
“Information” has the meaning specified in Section 10.08.
“Initial Revolving Borrowing” means one or more borrowings of Revolving Credit Loans (i) consisting of Letters of Credit that are “rolled over” or issued in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date, (ii) for the payment of Transaction Expenses plus (iii) in an aggregate principal amount not to exceed $25,000,000.
“Inside Maturity Loans” means (i) any customary bridge facility, so long as the long-term debt into which any customary bridge facility is to be converted satisfies any maturity and weighted average life limitations, (ii) any Customary Term A Loans and/or (iii) other Indebtedness under this clause (iii) in the aggregate amount not to exceed $250,000,000.
“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Test Period then last ended to (ii) the Consolidated Interest Expense (which, solely for purposes of issuances of Disqualified Equity Interests pursuant to Section 7.03(r)(B)(z) or clause (c) of the Incremental Cap as Incremental Equivalent Debt, shall also include the sum of all cash dividend payments (excluding items eliminated in consolidation) to fund any series of Disqualified Equity Interests of Holdings and its Restricted Subsidiaries on a consolidated basis for such Test Period) for such Test Period.
“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made and (c) and to the extent necessary to create a fungible Class of Term Loans, on any Business Day that any additional Term Loans are incurred.
“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability) as selected by the Borrower Representative in its Committed Loan Notice, or such other period that is twelve months, less than one month or such other period as may be requested by the Borrower Representative and in each case, consented to by all the Lenders of such Eurocurrency Rate Loan; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
Notwithstanding the foregoing, (x) any Interest Period may be adjusted by the Administrative Agent to the extent necessary to create a fungible Class of Term Loans and (y) the Borrower Representative may select an initial Interest Period for the Term B Loans ending on the date that is no more than 3 months after the Closing Date that is, subject to clause (a) of this definition of “Interest Period,” the first Business Day of the first fiscal quarter following the Closing Date.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurocurrency Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Screen Rate for the longest period for which the Eurocurrency Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the Eurocurrency Screen Rate for the shortest period (for which that Eurocurrency Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any Obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but in each case, without duplication of any adjustments to the amount of Investments permitted under Section 7.02 (other than Section 7.02(y)), net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by Fitch, Inc.
“IP Rights” has the meaning specified in Section 5.14.
“ISP” means with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Junior Debt” means any third party Indebtedness for borrowed money (excluding any intercompany Indebtedness) that is expressly subordinated in right of payment to the Obligations with an outstanding principal amount in excess of the Threshold Amount and the Senior Unsecured Notes.
“Judgment Currency” has the meaning specified in Section 1.08(f).
“Junior Debt Documents” means the agreements governing any Junior Debt.
“JV Entity” means any joint venture of either the US Borrower or any of its Restricted Subsidiaries that is not a Subsidiary.
“L/C Advance” means, with respect to each relevant Revolving Credit Lender under the relevant Revolving Credit Facility, such Lender’s funding of its participation in any relevant L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a relevant Revolving Credit Borrowing under the relevant Revolving Credit Facility.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Commitment” means, as to any L/C Issuer, its US Letter of Credit Commitment and/or its Multicurrency Letter of Credit Commitment, as applicable. The aggregate L/C Commitments of all the L/C Issuers shall be less than or equal to the Letter of Credit Sublimit at all times.
“L/C Exposure” means US L/C Exposure or Multicurrency L/C Exposure or any combination thereof, as the context may require.
“L/C Issuer” means, initially, Bank of America, N.A., Citibank N.A. and JPMorgan Chase Bank, N.A. in its capacity as issuer of US Letters of Credit and Multicurrency Letters of Credit hereunder and, solely with respect to the letter of credit issued by Deutsche Bank AG New York Branch described on Schedule 2.03(a)(i), Deutsche Bank AG New York Branch and each other Revolving Credit Lender reasonably acceptable to each of the Administrative Agent and the Borrower Representative that has entered into a letter of credit issuer agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative, in each case, in its capacity as an issuer of US Letters of Credit and/or Multicurrency Letters of Credit hereunder, together with their respective permitted successors and assigns in such capacity. Each L/C Issuer may arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the L/C Issuer shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.
“L/C Obligations” means the US L/C Obligations and the Multicurrency L/C Obligations or any combination thereof, as the context may require.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitment, Additional Revolving Credit Commitment, Extended Term Loan or Incremental Term Loan, in each case as extended in accordance with this Agreement from time to time.
“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“LCT Provisions” means the provisions of Section 1.10.
“Lead Arrangers” means Goldman Sachs, Citigroup Global Markets, Inc., Deutsche Bank Securities, Inc., HSBC Securities (USA) Inc. and JPMorgan Chase Bank, N.A., in their capacities as Lead Arrangers and Joint Bookrunners under this Agreement.
“Legal Reservations” means (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing, (b) applicable Debtor Relief Laws, (c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void, (d) the principle that in certain jurisdictions and under certain circumstances a Lien granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge, (e) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void, (f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, (g) the principle that the creation or purported creation of collateral over any claim, other right, contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement (or contract or agreement relating to or governing the claim or other right) over which security has purportedly been created, (h) the principle that a court may not give effect to any parallel debt provisions, covenants to pay or other similar provisions, (i) the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies, (j) the principles of private and procedural laws which affect the enforcement of a foreign court judgment, (k) similar principles, rights and defenses under the laws of any relevant jurisdiction and (l) any other matters which are set out as qualifications or reservations (however described) in any legal opinion delivered pursuant to the Loan Documents.
“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes any L/C Issuer and the Swingline Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”
“Lender Participation Notice” has the meaning specified in Section 2.05(d)(iii).
“Letter of Credit” means any letter of credit issued hereunder (including, in the case of any Existing Letter of Credit, deemed to be issued hereunder). A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.
“Letter of Credit Facility Expiration Date” means, for Letters of Credit under the relevant Revolving Credit Facility, the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the relevant Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Aggregate Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facilities.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by one or more of Holdings and its Restricted Subsidiaries of any assets, business or Person, the consummation of which is not conditioned on the availability of, or on obtaining, third party acquisition financing.
“Limited Condition Transaction” means (i) a Limited Condition Acquisition, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and/or (iii) any dividends or distributions on, or redemptions of Holdings’ equity requiring irrevocable notice in advance thereof.
“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan, a Revolving Credit Loan (including any Incremental Term Loans, any Extended Term Loans, loans made pursuant to any Additional Revolving Credit Commitment, loans made pursuant to Extended Revolving Credit Commitments) or a Swingline Loan.
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) each Guaranty, (iv) the Collateral Documents and (v) any Acceptable Intercreditor Agreement that is entered into, in each case as amended.
“Loan Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed or allowable in such proceeding. Without limiting the generality of the foregoing, the Loan Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts, in each case, payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Agent or Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.
“Loan Parties” means, collectively, (i) the Borrowers, (ii) Holdings and (iii) each other Guarantor; provided, for the avoidance of doubt, the Term B-2 Borrowers and the German Revolver Borrower shall not be “Guarantors” and shall be “Excluded Subsidiaries” (x) with respect to the Term B-2 Borrowers, in respect of the Term B-1 Facility or any Revolving Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by such Term B-2 Borrower and (y) with respect to the German Revolving Borrower, in respect of the US Revolving Facility or any Term B Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by such German Revolving Borrower, and in each case, shall have no liabilities or Obligations with respect thereto.
“Local Time” means local time in New York City.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of Holdings or its direct or indirect parent on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests on the principal securities exchange on which such common stock or common equity interests are traded for the thirty (30) consecutive trading days immediately preceding the date of declaration of such Restricted Payment.
“Master Agreement” has the meaning specified in the definition of “Swap Contract.”
“Material Adverse Effect” means a material adverse effect on the (a) business, result of operations or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole, (b) ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) rights and remedies of the Agents (acting on behalf of the Lenders) under any Loan Document.
“Material First Tier Foreign Subsidiary” means any First Tier Foreign Subsidiary that constitutes a Material Foreign Subsidiary.
“Material Foreign Subsidiary” means (i) on the Closing Date, Grace Luxembourg S.à r.l (“Lux Holdco”), a Luxembourg société à responsabilité limitée, having its registered office at 1, rue Hildegard von Bingen, L-1282 Luxembourg, Grand-Duchy of Luxembourg, and registered with the Registre de Commerce et des Sociétés, Luxembourg under number B162209 and (ii) from and after the Closing Date, any Foreign Subsidiary that is not an Immaterial Foreign Subsidiary.
“Material Foreign Subsidiary Pledge Agreement” means on the Closing Date, (i) the certain Share Pledge Agreement, dated as of the date hereof, by and among, the Collateral Agent, the US Borrower, as pledgor and the Lux Holdco, as the company and (ii) from and after the Closing Date, the pledge agreements necessary to pledge the Equity Interests of any Material First Tier Foreign Subsidiary to the Collateral Agent.
“Material Real Property” means any fee owned real property of a Loan Party as of the Closing Date and/or acquired by any Loan Party after the Closing Date and located in the United States with a book value in excess of $20,000,000 (as reasonably determined by the Borrower Representative in good faith as of the Closing Date or, if acquired thereafter, as of the date of such acquisition, as applicable).
“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the US Borrower that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).
“Maturity Date” means (a)(x) with respect to each Revolving Credit Facility, the fifth anniversary of the Closing Date and (y) with respect to any Additional Revolving Credit Commitments or Extended Revolving Credit Commitments, the maturity date applicable to such Additional Revolving Credit Commitments or Extended Revolving Credit Commitments in accordance with the terms hereof and (b)(x) with respect to Term B Loans, the seventh year anniversary of the Closing Date (the “Term B Loan Maturity Date”) or (y) with respect to any (i) Extended Term Loan, the maturity date applicable to such Extended Term Loan in accordance with the terms hereof or (ii) Incremental Term Loan, the maturity date applicable to such Incremental Term Loan in accordance with the terms hereof; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.
“Maximum Tender Condition” has the meaning specified in Section 2.17(b).
“MFN Provision” has the meaning specified in Section 2.14(b).
“Minimum Extension Condition” has the meaning specified in Section 2.15(b).
“Minimum Tender Condition” has the meaning specified in Section 2.17(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds of hypothecation, security deeds, and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 6.10 and/or Section 6.12, as applicable.
“Mortgage Policies” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement.”
“Mortgaged Property” means each real property owned by any Loan Party, if any, which shall be subject to a Mortgage delivered pursuant to Section 6.10 and/or Section 6.12, as applicable.
“Multicurrency Existing Letters of Credit” has the meaning specified in Section 2.03(a)(ii).
“Multicurrency L/C Exposure” means, at any time, the sum of (a) the undrawn portion of the Outstanding Amount of all Multicurrency Letters of Credit at such time and (b) the Outstanding Amount of all Multicurrency L/C Borrowings in respect of Multicurrency Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Multicurrency L/C Exposure of (i) any L/C Issuer under the Multicurrency Revolving Credit Facility shall be the aggregate Multicurrency L/C Exposure in respect of all Letters of Credit issued by that L/C Issuer (net of any participations by Lenders in such Letters of Credit) and (ii) any Multicurrency Revolving Credit Lender under the Multicurrency Revolving Credit Facility at any time shall be the aggregate amount of all participations by that Lender in the aggregate Multicurrency L/C Exposure at such time which shall be in an amount equal to its Applicable Percentage of the aggregate Multicurrency L/C Exposure at such time.
“Multicurrency L/C Issuer” means an L/C Issuer that has agreed to issue Multicurrency Letters of Credit.
“Multicurrency L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Multicurrency Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Multicurrency Letters of Credit, including all L/C Borrowings in respect thereof. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes under this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP, article 29 of the UCP, or any similar provision under the applicable law or the express terms of the Letter of Credit, the “Outstanding Amount” of such Letter of Credit shall be deemed to be the amount so remaining available to be drawn.
“Multicurrency Letter of Credit” means any letter of credit issued hereunder (including, in the case of any Multicurrency Existing Letter of Credit, deemed to be issued hereunder). A Multicurrency Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Multicurrency Letter of Credit Commitment” means, as to any L/C Issuer, its commitment to issue Multicurrency  Letters of Credit, and to amend or extend Multicurrency Letters of Credit previously issued by it, pursuant to Section 2.03, in an aggregate amount at any time outstanding not to exceed (a) in the case of any L/C Issuer party hereto as of the Closing Date, the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 under the heading “Multicurrency Letter of Credit Commitments” and (b) in the case of any Revolving Lender that becomes a L/C Issuer hereunder thereafter, that amount which shall be set forth in the written agreement by which such Lender shall become an L/C Issuer, in each case as the maximum outstanding amount of Multicurrency Letters of Credit to be issued by such L/C Issuer, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Lender, the Borrower Representative and the Administrative Agent.

“Multicurrency Revolving Credit Borrowing” means a borrowing consisting of Multicurrency Revolving Credit Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.
“Multicurrency Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Multicurrency Revolving Credit Loans and to acquire participations in Multicurrency Letters of Credit, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Multicurrency Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) increased from time to time pursuant to Section 2.14. The initial amount of each Lender’s Multicurrency Revolving Credit Commitment on the Closing Date is set forth on Schedule 2.01 under the caption “Multicurrency  Revolving Credit Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency Revolving Credit Commitment, as the case may be. The initial aggregate amount of the Lenders’ Multicurrency Revolving Credit Commitments on the Closing Date is $200,000,000.
“Multicurrency Revolving Credit Exposure” means, at any time for any Lender, the sum of (a) the Outstanding Amount of the Multicurrency Revolving Credit Loans of such Lender outstanding at such time and (b) the Multicurrency L/C Exposure of such Lender at such time.
“Multicurrency Revolving Credit Facility” means the Multicurrency Revolving Credit Commitments and the extension of credit made thereunder.
“Multicurrency Revolving Credit Lender” means a Lender with a Multicurrency Revolving Credit Commitment or, if the Multicurrency Revolving Credit Commitments have terminated or expired, a Lender with Multicurrency Revolving Credit Exposure.
“Multicurrency Revolving Credit Loan” means a Loan made pursuant to Section 2.01(b)(ii).
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) years, has made or been obligated to make contributions.
“Net Cash Proceeds” means:
(a)    with respect to the Disposition of any asset by the US Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the US Borrower or any Restricted Subsidiary (excluding any business interruption insurance proceeds)) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and Indebtedness that is secured by Liens ranking junior to or pari passu with the Liens securing Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the US Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes and Tax Distributions paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to the Borrowers), (D) [reserved] and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the US Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the US Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; provided that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds under this clause (a) unless such net cash proceeds shall exceed $20,000,000 or in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $40,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and
(b)    (i) with respect to the incurrence or issuance of any Indebtedness by the US Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by the US Borrower or such Restricted Subsidiary (or, in the case of taxes, any member thereof) in connection with such incurrence or issuance and, in the case of Indebtedness of any Foreign Subsidiary of the US Borrower, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrowers, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrowers.
“Non-Consenting Lender” has the meaning specified in Section 3.06(d).
“Non-Expiring Credit Commitments” has the meaning specified in Section 2.04(f).
“Non-Extending Lender” has the meaning specified in Section 3.06(d).
“Non-Loan Party” means any Restricted Subsidiary of Holdings that is not a Loan Party.
“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Note” means a Term Note, a Revolving Credit Note or Swingline Note as the context may require.
“Obligations” means all (w) Loan Obligations, (x) obligations of any Loan Party or any Subsidiary arising under any Secured Hedge Agreement, (y) obligations of any Loan Party or any Restricted Subsidiary to a Designated Credit Line Provider under any Designated Credit Line and (z) Cash Management Obligations; provided that the “Obligations” shall exclude any Excluded Swap Obligations.
“OFAC” has the meaning specified in Section 5.19.
“Offered Loans” has the meaning specified in Section 2.05(d)(iii).
“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Pari Indebtedness” has the meaning specified in Section 2.05(b)(i).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary Taxes and any other property, intangible, recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding, in each case, any such Tax that is an Other Connection Tax resulting from an Assignment and Assumption or transfer or assignment (other than an assignment pursuant to a request by the Borrower Representative under Section 3.06).
“Outstanding Amount” means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Borrowings as a Revolving Credit Borrowing) occurring on such date; and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Borrowing or L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.
“Parallel Debt” has the meaning specified in Section 10.24(a).
“Parent Company” means any direct or indirect parent of the US Borrower.
“Participant” has the meaning specified in Section 10.07(e).
“Participant Register” has the meaning specified in Section 10.07(e).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.
“Permitted Acquisition” has the meaning specified in Section 7.02(j).
“Permitted Debt Exchange” has the meaning specified in Section 2.17(a).
“Permitted Debt Exchange Securities” has the meaning specified in Section 2.17(a).
“Permitted Debt Exchange Offer” has the meaning specified in Section 2.17(a).
“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests.
“Permitted Liens” means any Liens permitted by Section 7.01.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.03, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such modification, refinancing, refunding, renewal or extension (other than any Inside Maturity Loans) has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (c) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is secured by a Lien on the Collateral, the Lien securing such Indebtedness as modified, refinanced, refunded, renewed or extended shall not be senior in priority to the Lien on the Collateral securing the Indebtedness being modified, refinanced, refunded, renewed or extended unless such Lien is otherwise permitted hereunder and/or an Acceptable Intercreditor Agreement is entered into (including to create customary criss cross Liens in connection with an asset based facility) and, subject to clause (h) of the “Collateral and Guarantee Requirement” shall not be secured by any additional Collateral unless such additional Collateral substantially simultaneously secures the Obligations or is otherwise permitted under this Agreement; provided, that in no event shall any German Collateral, any assets of the Term B-2 Borrowers or any other Foreign Subsidiary be required to secure any Obligations other than the Obligation of the Term B-2 Borrowers, (d) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is guaranteed by a Guarantee, such Indebtedness as modified, refinanced, renewed or extended shall not have any additional guarantees unless such additional guarantees are substantially simultaneously provided in respect of the Loans and Commitments under this Agreement; provided that in no event shall any Guarantee of the German Obligations by a Foreign Subsidiary be required to be provided in respect of any Loans or Commitments other than the German Obligations and (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(c), (i) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions of such Indebtedness (excluding pricing, call protection, premiums and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the maturity date of the Loans being refinanced) shall be either, taken as a whole, no more favorable to the lenders providing such Indebtedness, in their capacity as such or be on market terms at the time of the establishment of such Indebtedness (in each case, as reasonably determined by the Borrower Representative) (except for (x) covenants or other provisions applicable only to periods after the latest maturity date of the relevant Loans being refinanced or (y) to the extent any more restrictive covenant or provision is added for the benefit of (A) with respect to any such Indebtedness incurred as term B loans, such covenant or provision is also added for the benefit of each Facility remaining outstanding after the incurrence or issuance of such Indebtedness or (B) with respect to any revolving facility or Customary Term A Loans, such covenant or provision (except to the extent only applicable after the maturity date of the Revolving Credit Facility) is also added for the benefit of the Revolving Credit Facility to the extent it remains outstanding after the incurrence of such Indebtedness; it being understood and agreed that in each such case, no consent of the Administrative Agent and/or any Lender shall be required in connection with adding such covenant or provision); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower Representative has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower Representative within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by a Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by Holdings or any of its Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by (i) Holdings or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed the greater of (x) $65,000,000 and (y) 10.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, the board of managers or directors, as applicable, of Holdings or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of Holdings or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.02.
“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Prepayment Asset Sale” means a Disposition under Sections 7.05(l), 7.05(m) and 7.05(n).
“Prime Rate” means the “U.S. Prime Lending Rate” as published in The Wall Street Journal.
“Principal Office” means, for each of the Administrative Agent, the Swingline Lender and each L/C Issuer, such Person’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as such Person may from time to time notify in writing to the Borrower Representative, the Administrative Agent, the Swingline Lender and the L/C Issuers.
“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA, (a) the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is expected to have a continuing impact and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the US Borrower and its respective Restricted Subsidiaries, in each case being given pro forma effect, which actions (i) have been taken or (ii) will be taken or implemented within the succeeding eighteen (18) months following such transaction and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead) taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the consolidated financial statements of Holdings and its Restricted Subsidiaries, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that at the election of the Borrower Representative, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $10,000,000.
“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the US Borrower or any division, product line, or facility used for operations of the US Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the US Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, (1) without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to events (including cost savings, synergies and operating expense reductions) that are (as determined by the Borrower Representative in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the US Borrower and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment” and (2) in connection with any Specified Transaction that is the incurrence of Indebtedness in respect of which compliance with any specified leverage ratio test is by the terms of this Agreement required to be calculated on a Pro Forma Basis, (I) the proceeds of such Indebtedness shall not be netted from Indebtedness in the calculation of the applicable leverage ratio test and (II) subject to Section 1.11, if such Indebtedness is a revolving facility, (other than in respect of actual compliance with the Financial Covenant) the incurrence or repayment of any indebtedness in respect of such revolving facility (including the Revolving Credit Facility) included in such financial covenant ratio or incurrence test calculation immediately prior to or simultaneously with the incurrence of such indebtedness for which the pro forma calculation of such ratio or test is being made and/or any drawing under any revolving facilities used to finance working capital needs of the US Borrower and its Restricted Subsidiaries (as reasonably determined by the Borrower Representative), shall be disregarded but, for avoidance of doubt, shall thereafter be included in any future calculations after giving effect to any prepayments or other Specified Transactions with respect thereto.
“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(d)(ii).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” means, as to Holdings and its Subsidiaries, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising by virtue of the listing of Holdings’ or its direct or indirect parent’s equity or issuance by Holdings or its Subsidiaries of public debt securities.

“Public Lender” has the meaning specified in Section 6.02.
“Qualified Equity Interests” means any Equity Interests of Holdings or of the US Borrower, in each case, that are not Disqualified Equity Interests.
“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Borrower Representative shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to Holdings and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by Holdings or any of its Restricted Subsidiaries to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Borrower Representative) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Borrower Representative) and may include Standard Securitization Undertakings.
“Qualifying Lenders” has the meaning specified in Section 2.05(d)(iv).
“Qualifying Loans” has the meaning specified in Section 2.05(d)(iv).
“Qualifying Term Loans” means Indebtedness (i) incurred prior to the 6 month anniversary of the Closing Date, (ii) denominated in Dollars in the form of syndicated term loans (other than customary bridge loans or Customary Term A Loans), secured by the Collateral on a pari passu basis with the Term B Loans in right of payment and with respect to security, (iii) the maturity of which is prior to the date one year after the Term B Loan Maturity Date and (iv) in excess of $75,000,000.
“Quotation Date” means, in respect of the determination of the Eurocurrency Rate for any Interest Period for a Eurocurrency Rate Loan, the day that is two Business Days prior to the first day of such Interest Period.
“Refinancing” has the meaning specified in the recitals hereto.
“Refinancing Revolving Credit Commitments” means Incremental Revolving Credit Commitments that are designated by a Responsible Officer of the Borrower Representative as “Refinancing Revolving Credit Commitments” in a certificate of a Responsible Officer of the Borrower Representative delivered to the Administrative Agent on or prior to the date of incurrence.
“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Borrower Representative as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Borrower Representative delivered to the Administrative Agent on or prior to the date of incurrence.
“Refunded Swingline Loans” has the meaning specified in Section 2.04(c)(i).
“Register” has the meaning specified in Section 10.07(d).
“Rejection Notice” has the meaning specified in Section 2.05(b)(v).
“Related Indemnitee” of an Indemnitee means (a) any Controlling Person or Affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or any of its Affiliates and (c) the respective agents, advisors and representatives of such Indemnitee or any of its Controlling Persons or any of its Affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, Controlling Person or such Affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnitee or any of its Controlling Persons or any of its Affiliates engaged to represent or otherwise advise such Indemnitee, Controlling Person or Affiliate in connection with the Transactions shall be deemed to be acting at the instruction of such Person).

“Release” means any release, spill, emission, discharge, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching of Hazardous Materials into or through the Environment or into, from or through any building, structure or facility.
“Reorganization” means any reorganization of any of Holdings and/or their respective Subsidiaries implemented in order to optimize the tax position of such entities or any parent thereof (as reasonably determined by the Borrower Representative in good faith) so long as such reorganization does not materially impair the security interests of the Lenders and is otherwise not materially adverse to the Lenders in their capacity as such, taken as a whole, and after giving effect to such re-structuring, the Loan Parties and their Restricted Subsidiaries otherwise comply with the definition of “Collateral and Guarantee Requirement” and Section 6.10.
“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.
“Repricing Event” means with respect to the Term B Loans (i) any prepayment or repayment of Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement tranche of term loans secured on a pari passu basis with the Term B Loans that is broadly marketed or syndicated to banks or other institutional investors bearing interest with an All-in-Rate less than the All-in-Rate applicable to the Term B Loans prepaid, repaid or replaced and (ii) any amendment (including pursuant to a replacement term loan as contemplated by Section 10.01) to the Term B Loans which reduces the All-in-Rate applicable to any Term B Loans, but in each case of clauses (i) and (ii) excluding in connection with (x) a Transformative Transaction or (y) a Change of Control; provided, that in the cases of clauses (i) and (ii), the primary purpose of such prepayment, repayment or amendment is to reduce the All-In Rate.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swingline Loan, a Committed Loan Notice.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate Outstanding Amount of each Lender’s Revolving Credit Exposure being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for all purposes of making a determination of Required Lenders.
“Required Revolving Credit Lenders” means, as of any date of determination, Lenders having more than 50.0% in the aggregate of the Revolving Credit Commitments plus after the termination of the Revolving Credit Commitments under any Revolving Credit Facility, the Revolving Credit Exposure under such Revolving Credit Facility of all Lenders; provided that the Revolving Credit Commitment and the Revolving Credit Exposure of any Defaulting Lender shall be excluded for all purposes of making a determination of Required Revolving Credit Lenders.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, any manager or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party or any manager. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Casualty Event” has the meaning specified in Section 2.05(b)(vi).
“Restricted Disposition” has the meaning specified in Section 2.05(b)(vi).
“Restricted Group” means, collectively, the US Borrower and its Restricted Subsidiaries.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the US Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the US Borrower.
“Restricted Subsidiary” means any Subsidiary of the US Borrower other than an Unrestricted Subsidiary; it being agreed that, unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of US Borrower.
“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(v).
“Revolving Credit Borrowing” means a US Revolving Credit Borrowing or a Multicurrency Revolving Credit Borrowing or any combination thereof, as the context may require.
“Revolving Credit Commitment” means a US Revolving Credit Commitment or a Multicurrency Revolving Credit Commitment or any combination thereof, as the context may require.
“Revolving Credit Exposure” means a US Revolving Credit Exposure or a Multicurrency Revolving Credit Exposure or any combination thereof, as the context may require.
“Revolving Credit Facility” means the US Revolving Credit Facility or the Multicurrency Revolving Credit Facility or any combination thereof, as the context may require.
“Revolving Credit Lender” means a US Revolving Credit Lender or a Multicurrency Revolving Credit Lender or any combination thereof, as the context may require.
“Revolving Credit Loan” means a US Revolving Credit Loan or a Multicurrency Revolving Credit Loan or any combination thereof, as the context may require.
“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit F-1 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender under any Revolving Credit Facility.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which Holdings or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Second Lien Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit D-2, with any changes thereto implemented in accordance with the definition of an Acceptable Intercreditor Agreement or otherwise reasonably agreed by the Administrative Agent and the Required Lenders.
“Secured Hedge Agreement” means any Swap Contract permitted hereunder that is entered into by and between (a) Holdings or any of its Restricted Subsidiaries (or any Person that merges into or becomes a Restricted Subsidiary) and (b) any Hedge Bank.

“Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Arrangers, the Lenders, L/C Issuers, the Hedge Banks, the Cash Management Banks, the Designated Credit Line Providers, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).
“Securities Act” means the Securities Act of 1933.
“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, receivables or loans relating to the financing of insurance premiums, royalty, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.
“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, and/or receivables purchase agreements, in each case, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the US Borrower or any of its Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Subsidiary” means any Subsidiary of Holdings in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for this purpose.
“Security Agreement” means, collectively, the Security Agreement executed by Holdings, the US Borrower, the Subsidiary Guarantors and the Collateral Agent on the Closing Date substantially in the form of Exhibit G, as supplemented by any Security Agreement Supplement executed and delivered pursuant to Section 6.10.
“Security Agreement Supplement” has the meaning specified in the Security Agreement.
“Senior Unsecured Notes” means those certain 5.125% Notes due 2021 initially issued in an aggregate principal amount of $700.0 million and those certain 5.625% Notes due 2024 initially issued in an aggregate principal amount of $300.0 million, each issued pursuant to that certain Indenture, dated as of September 16, 2014, as supplemented by the First Supplement Indenture dated as of September 16, 2014, in each case by and among W. R. Grace & Co.-Conn., as the issuer, W. R. Grace & Co., as a guarantor, and Wilmington Trust, National Association, as trustee.
“Similar Business” means (a) any businesses, services or activities engaged in by the Borrowers or any of their respective Subsidiaries on the Closing Date and (b) any businesses, services and activities engaged in by the Borrowers or any of their respective Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.
“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of debts and liabilities, contingent, subordinated or otherwise, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 10.07(h).
“Specified Event of Default” means any Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g).
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” as defined in the Commodity Exchange Act (determined prior to giving effect to any applicable keep well, support or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties).
“Specified Transaction” means any Investment, Disposition (including any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of Holdings or, any asset sale of a business unit, line of business or division), incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Incremental Revolving Credit Commitments that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”
“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by Holdings or any Subsidiary of Holdings which the Borrower Representative has determined in good faith to be customary in a Securitization Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a factoring facility, a non-credit related recourse account receivable factoring arrangement.
“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.
“Subsidiary Guarantor” means, collectively, the Subsidiaries of the US Borrower that are Guarantors.
“Successor Company” has the meaning specified in Section 7.04(d).
“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, (v) sufficient for the Title Company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements of the type required by paragraph (f) of the definition of “Collateral and Guarantee Requirement” and (vi) otherwise reasonably acceptable to the Administrative Agent.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Borrower Representative, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Borrower Representative, if no Hedge Bank is party to such Swap Contract).
“Swingline Borrowing” means a borrowing of a Swingline Loan.
“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.04, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Swingline Commitments” as the maximum outstanding principal amount of Swingline Loans to be made by the Swingline Lender, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of the Swingline Lender, the Borrower Representative and the Administrative Agent. The Swingline Commitment of the Swingline Lender shall be less than or equal to the Swingline Sublimit at all times.
“Swingline Lender” means Goldman Sachs Bank USA, in its capacity as a lender of Swingline Loans hereunder or any successor swingline lender hereunder.

“Swingline Loan” means a loan made by the Swingline Lender to the US Borrower pursuant to Section 2.04(a).
“Swingline Note” means a promissory note of the US Borrower payable to the Swingline Lender or its registered assigns, in substantially the form of Exhibit F-3 hereto, evidencing the aggregate Indebtedness of the US Borrower to the Swingline Lender resulting from the Swingline Loans made by the Swingline Lender from time to time.
“Swingline Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate US Revolving Credit Commitments. The Swingline Sublimit is part of, and not in addition to, the US Revolving Credit Facility.
“Tax Distributions” mean the Restricted Payment permitted pursuant to Section 7.06(g)(i).
“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto.
“Term B Commitments” means the Term B-1 Commitments and the Term B-2 Commitments or any combination thereof, as the context may require.
“Term B Facilities” and “Term B Facility” have the meaning specified in the recitals hereto.
“Term B Lender” means, at any time, any Term B-2 Lender or Term B-1 Lender or any combination thereof, as the context may require.
“Term B Loan” means a Term B-2 Loan or Term B-1 Loan or any combination thereof, as the context may require.
“Term B Loan Maturity Date” has the meaning specified in the definition of “Maturity Date.”
“Term B-1 Commitment” means, as to each Term B-1 Lender, its obligation to make a Term B-1 Loan to the US Borrower pursuant to Section 2.01(a)(ii) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term  B-1  Commitment” or in the Assignment and Assumption pursuant to which such Term B-1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term B-1 Commitments is $350,000,000.
“Term B-1 Facility” has the meaning specified in the recitals hereto.
“Term B-1 Lender” means, at any time, any Lender that has a Term B-1 Commitment or a Term B-1 Loan at such time.
“Term B-1 Loan” means a Loan made pursuant to Section 2.01(b).
“Term B-2 Borrowers” and “Term B-2 Borrower” have the meanings specified in the recitals hereto.
“Term B-2 Commitment” means, as to each Term B-2 Lender, its obligation to make a Term B-2 Loan to the Term B-2 Borrowers pursuant to Section 2.01(a)(i) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B-2 Commitment” or in the Assignment and Assumption pursuant to which such Term B-2 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term B-2 Commitments is $600,000,000.
“Term B-2 Facility” has the meaning specified in the recitals hereto.

“Term B-2 Lender” means, at any time, any Lender that has a Term B-2 Commitment or a Term B-2 Loan at such time.
“Term B-2 Loan” means a Loan made pursuant to Section 2.01(a)(i).
“Term Borrowers” means any Term B-2 Borrower or the US Borrower or any combination thereof, as the context may require.
“Term Borrowing” means a Borrowing in respect of a Class of Term Loans.
“Term Commitments” means a Term B-2 Commitment, a Term B-1 Commitment or a commitment in respect of any Incremental Term Loans or any combination thereof, as the context may require.
“Term Lenders” means the Term B-2 Lenders, the Term B-1 Lenders, the Lenders with Incremental Term Loans and the Lenders with Extended Term Loans.
“Term Loans” means the Term B Loans, the Incremental Term Loans and the Extended Term Loans.
“Term Note” means a promissory note of the Term Borrowers payable to any Term Lender or its registered assigns, in substantially the form of Exhibit F-2 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrowers to such Term Lender resulting from any Class of Term Loans made by such Term Lender.
“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrowers ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or 6.01(b).
“Threshold Amount” means $50,000,000.
“Title Company” means any title insurance company as shall be retained by Borrower Representative to issue the Mortgage Policies and reasonably acceptable to the Administrative Agent.
“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.
“Total Multicurrency Revolving Outstandings” means, as at any date of determination, the Dollar Equivalent of the sum of the aggregate Outstanding Amount of Multicurrency Revolving Credit Loans and Multicurrency L/C Obligations.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total US Revolving Outstandings” means, as at any date of determination, the sum of the aggregate Outstanding Amount of US Revolving Credit Loans, Swingline Loans and US L/C Obligations.
“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrowers, or any Restricted Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.
“Transactions” means, collectively, (a) the funding of the Term B Loans and, if applicable, the Initial Revolving Borrowing on the Closing Date, (b) the Refinancing, (c) the Acquisition, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of Transaction Expenses.
“Transformative Transaction” means, any acquisition, disposition or investment by the Restricted Group that either (a) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Restricted Group with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower Representative acting in good faith.
“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“Unaudited Financial Statements” means unaudited interim consolidated financial statements for (i) the fiscal quarters ending March 31, 2017, June 30, 2017 and September 30, 2017 and (ii) for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) subsequent to September 30, 2017 and ended at least 45 days prior to the Closing Date of Holdings and its consolidated Subsidiaries.
“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed, unless such appointment has actually been disclosed to third parties.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“United States Tax Compliance Certificate” has the meaning specified in Section 3.01.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person whether or not held in an account pledged to the Collateral Agent and (b) Cash and Cash Equivalents of such Person restricted in favor of the Facilities (which may also include Cash and Cash Equivalents securing other Indebtedness secured by a Lien on any Collateral along with the Facilities), in each case as determined in accordance with GAAP; it being understood and agreed that proceeds subject to Escrow shall be deemed to constitute “restricted cash” for purposes of the Unrestricted Cash Amount.
“Unrestricted Subsidiary” means (i) each Subsidiary of Holdings listed on Schedule 1.01C, (ii) any Subsidiary of Holdings designated by the Borrower Representative as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof and (iii) any Subsidiary of an Unrestricted Subsidiary; provided that in no event will any Borrower constitute an Unrestricted Subsidiary.
“US Borrower” has the meanings specified in the introductory paragraph to this Agreement.
“US Existing Letters of Credit” has the meaning specified in Section 2.03(a)(i).
“US L/C Exposure” means, at any time, the sum of (a) the undrawn portion of the Outstanding Amount of all US Letters of Credit at such time and (b) the Outstanding Amount of all US L/C Borrowings in respect of US Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The US L/C Exposure of (i) any L/C Issuer under the US Revolving Credit Facility shall be the aggregate US L/C Exposure in respect of all Letters of Credit issued by that L/C Issuer (net of any participations by Lenders in such Letters of Credit) and (ii) any US Revolving Credit Lender under the US Revolving Credit Facility at any time shall be the aggregate amount of all participations by that Lender in the aggregate US L/C Exposure at such time which shall be in an amount equal to its Applicable Percentage of the aggregate US L/C Exposure at such time.
“US L/C Issuer” means an L/C Issuer that has agreed to issue US Letters of Credit.
“US L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding US Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of US Letters of Credit, including all L/C Borrowings in respect thereof. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes under this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP, article 29 of the UCP, or any similar provision under the applicable law or the express term of the Letter of Credit, the “Outstanding Amount” of such Letter of Credit shall be deemed to be the amount so remaining available to be drawn.
“US Letter of Credit” means any letter of credit issued hereunder (including, in the case of any US Existing Letter of Credit, deemed to be issued hereunder). A US Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“US Letter of Credit Commitment” means, as to any L/C Issuer, its commitment to issue US  Letters of Credit, and to amend or extend US Letters of Credit previously issued by it, pursuant to Section 2.03, in an aggregate amount at any time outstanding not to exceed (a) in the case of any L/C Issuer party hereto as of the Closing Date, the amount set forth opposite such L/C Issuer’s name on Schedule 2.01 under the heading “US Letter of Credit Commitments” and (b) in the case of any Revolving Lender that becomes a L/C Issuer hereunder thereafter, that amount which shall be set forth in the written agreement by which such Lender shall become an L/C Issuer, in each case as the maximum outstanding amount of US Letters of Credit to be issued by such L/C Issuer, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Lender, the Borrower Representative and the Administrative Agent.
“US Revolving Credit Borrowing” means a borrowing consisting of US Revolving Credit Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.
“US Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make US Revolving Credit Loans and to acquire participations in US Letters of Credit, expressed as an amount representing the maximum possible aggregate amount of such Lender’s US Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) increased from time to time pursuant to Section 2.14. The initial amount of each Lender’s US Revolving Credit Commitment on the Closing Date is set forth on Schedule 2.01 under the caption “US Revolving Credit Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its US Revolving Credit Commitment, as the case may be. The initial aggregate amount of the Lenders’ US Revolving Credit Commitments on the Closing Date is $200,000,000.
“US Revolving Credit Exposure” means, at any time for any Lender, the sum of (a) the Outstanding Amount of the US Revolving Credit Loans of such Lender outstanding at such time, (b) the US L/C Exposure of such Lender at such time, (c) in the case of Swingline Lender, the Outstanding Amount of all Swingline Loans (net of any participations therein by other Lenders), and (d) the aggregate amount of all participations therein by that Lender in any outstanding Swingline Loans, the amount of such Lender’s participation (including funded participations) in the Outstanding Amount of the Swingline Loans outstanding at such time (which at any time shall be its Applicable Percentage of the Outstanding Amount of the Swingline Loans outstanding).
“US Revolving Credit Facility” means the Revolving Credit Commitments and the extension of credit made thereunder.

“US Revolving Credit Lender” means a Lender with a US Revolving Credit Commitment or, if the US Revolving Credit Commitments have terminated or expired, a Lender with US Revolving Credit Exposure.
“US Revolving Credit Loan” means a Loan made pursuant to Section 2.01(b)(i).
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
“Valuation Date” means (i) the date two Business Days prior to the making, continuing or converting of any Revolving Credit Loan or the date of issuance or continuation of any Letter of Credit and (ii) any other date designated by the Administrative Agent or L/C Issuer (subject to the limitations set forth in Section 1.08(b)).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.
“Withdrawal Liability” means the liability to a Multiemployer Plan, as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)     The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(c)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(g)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
SECTION 1.03    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transactions occur or subsequent to such period and prior to or simultaneously with the event for which the calculation is made, the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and Consolidated EBITDA shall be calculated with respect to such period and such Specified Transactions on a Pro Forma Basis and shall be calculated for the applicable period of measurement (which may, at the Borrower Representative’s election, be the most recently ended twelve months) for which monthly, quarterly or fiscal year-end financial statements are internally available, as determined by the Borrower Representative, immediately preceding the date of such event.
(c)    Where reference is made to “the US Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the US Borrower other than Restricted Subsidiaries.
(d)    In the event that Holdings (or any Parent Company) elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, Borrower Representative and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio, the Secured Leverage Ratio and the First Lien Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the US Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower Representative) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.
(e)    Notwithstanding anything to the contrary in this Agreement, the reference to any financials or financial ratios and/or metrics calculated by reference to the US Borrower and its Restricted Subsidiaries may instead, at the option of the Borrower Representative, be calculated by reference to the financial statements of Holdings, or any parent entity thereof, in each case, that is delivered pursuant to Section 6.01 in accordance with the terms thereof, and such financial statements shall be deemed to be the basis for the calculation of such financial ratios and/or metrics for the US Borrower and its Restricted Subsidiaries in accordance with GAAP, including whether referred to herein as being calculated on a consolidated basis and/or combined basis or otherwise, provided that any Indebtedness of the Borrowers that is (x) guaranteed by Holdings or (y) permitted to be incurred under Section 7.13 (in each case, after giving effect to any intercompany cancellations) shall be deemed to be Indebtedness of the US Borrower for purposes of such calculation.

SECTION 1.04    Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.05    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
SECTION 1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.07    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.
SECTION 1.08    Exchange Rates; Currency Equivalents Generally.
(a)    The Administrative Agent or each relevant L/C Issuer, as applicable, shall determine the Exchange Rates as of each Valuation Date to be used for calculating Alternative Currency Equivalent and Dollar Equivalent amounts of Credit Extensions and amounts outstanding hereunder denominated in Alternative Currencies. Such Exchange Rates shall become effective as of such Valuation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Valuation Date to occur. Except for purposes of financial statements delivered by the US Borrower hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be the Dollar Equivalent of such currency as so determined by the Administrative Agent (or, where applicable, each relevant L/C Issuer) at the Exchange Rate as of any Valuation Date.
(b)    Notwithstanding the foregoing, in the case of Loans denominated in an Alternative Currency and Multicurrency Letters of Credit, the Administrative Agent and each relevant L/C Issuer may at periodic intervals (no more frequently than monthly (for both the Administrative Agent and such relevant L/C Issuer), or more frequently during the continuance of an Event of Default) recalculate the aggregate exposure under such Loans and Multicurrency Letters of Credit to account for fluctuations in the Exchange Rate affecting the Alternative Currency in which any such Loans and/or Multicurrency Letters of Credit are denominated. If, as a result of such recalculation, (i) the Total Multicurrency Revolving Outstandings exceed an amount equal to 105% of the Multicurrency Revolving Credit Commitments then in effect, the applicable Borrower will prepay Multicurrency Revolving Credit Loans and, if necessary, Cash Collateralize the outstanding amount of Multicurrency Letters of Credit in the amount necessary to eliminate such excess or (ii) the aggregate L/C Obligations exceeds an amount equal to 105% of the Letter of Credit Sublimit, the applicable Borrowers will repay Multicurrency Revolving Credit Loans and, if necessary, Cash Collateralize the outstanding amount of Multicurrency Letters of Credit in the amount necessary to eliminate such excess.
(c)    Whenever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 or a unit being rounded upward), as determined by the Administrative Agent or each relevant L/C issuer, as the case may be.

(d)    For the avoidance of doubt, in the case of a Loan denominated in an Alternative Currency, except as expressly provided herein, all interest and fees shall accrue and be payable thereon based on the actual amount outstanding in such Alternative Currency (without any translation into the Dollar Equivalent thereof).
(e)    If at any time on or following the Closing Date all of the Participating Member States that had adopted the Euro as their lawful currency on or prior to the Closing Date cease to have the Euro as their lawful national currency unit, then the Borrower Representative, the Administrative Agent, and the Lenders will negotiate in good faith to amend the Loan Documents to (a) follow any generally accepted conventions and market practice with respect to redenomination of obligations originally denominated in Euro and (b) otherwise appropriately reflect the change in currency.
(f)    If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be the Exchange Rate. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Loan Party in the Agreement Currency, such Loan Party each agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).
(g)    Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien, Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.
(h)    For purposes of determining compliance under the covenants herein, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in Holdings’ annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of whether Indebtedness is permitted to be incurred hereunder (which shall be subject to clause (i) below).
(i)    For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus accrued amounts, and any costs, fees and premiums paid in connection therewith.
SECTION 1.09    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the amount available to be drawn under such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit after giving effect to all such increases, whether or not such maximum amount at such times.
SECTION 1.10    Limited Condition Transactions.
(a)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio, the Interest Coverage Ratio or any other financial ratio; or (ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or Consolidated EBITDA, if any), in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such transaction is permitted hereunder shall be deemed to be the date (the “LCT Test Date”), (x) the definitive agreement for such Limited Condition Transaction is entered into (or, in respect of any transaction described in clauses (ii) and (iii) of the definition of “Limited Condition Transaction,” delivery of irrevocable notice, declaration of dividend or similar event), and not at the time of consummation of such Limited Condition Transaction or (y) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law in another jurisdiction), the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (a “Public Offer”) in respect of a target of such acquisition, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrowers could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.
(b)    For the avoidance of doubt, if the Borrower Representative has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Total Assets or Consolidated EBITDA on a consolidated basis or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if such ratios or baskets improve as a result of such fluctuations, such improved ratios and/or baskets may be utilized. If the Borrower Representative has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrowers, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires (or, if applicable, the irrevocable notice, declaration of dividend or similar event is terminated or expires or, as applicable, the offer in respect of a Public Offer for, such acquisition is terminated) without consummation of such Limited Condition Acquisition, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof; provided that Consolidated Interest Expense for purposes of the Interest Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Borrower Representative in good faith).
(c)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower Representative, be deemed satisfied, so long as no Default, Event of Default or Specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into. For the avoidance of doubt, if the Borrower Representative has exercised its option under this Section 1.10, and any Default, Event of Default or Specified Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.
SECTION 1.11    Leverage Ratios. Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness, (a) there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness and (b) to the extent the Indebtedness to be incurred is revolving Indebtedness, such incurred revolving Indebtedness (or if applicable, the portion (and only such portion) of the increased commitments thereunder) shall be treated as fully drawn.
SECTION 1.12    Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans, any Extended Term Loans, loans made pursuant to any Additional Revolving Credit Commitment, loans made pursuant to Extended Revolving Credit Commitments or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.
SECTION 1.13    Certain Calculations and Tests. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with Section 7.09 hereof (but not actual compliance therewith), any Interest Coverage Ratio, any First Lien Leverage Ratio test, any Secured Leverage Ratio test and/or any Total Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that, for purposes of this Agreement, the Fixed Amounts under such section and any substantially concurrent borrowings under the Revolving Credit Facility (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.
SECTION 1.14    Release from Restrictions. Any person authorizing any other person or granting to any other person a power of attorney, releases such other person from any restrictions of double representation or self-dealing under any applicable law, including, but not limited to, such restrictions pursuant to §181 of the German Civil Code (Bürgerliches Gesetzbuch).
ARTICLE II

The Commitments and Credit Extensions
SECTION 2.01    The Loans. Subject to the terms and conditions set forth herein:
(a)    The Term B Borrowings.
(i)    Each Term B-2 Lender severally agrees to make to the Term B-2 Borrowers (including by way of conversion) a single loan denominated in Dollars in a principal amount equal to such Term B-2 Lender’s Term B-2 Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed. Term B-2 Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
(i)    Each Term B-1 Lender severally agrees to make to the US Borrower (including by way of conversion) a single loan denominated in Dollars in a principal amount equal to such Term B-1 Lender’s Term B-1 Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed. Term B-1 Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
(b)    The Revolving Credit Borrowings.
(i)    Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) US Revolving Credit Loans to the US Borrower from time to time during the Availability Period for the US Revolving Credit Facility in Dollars in an aggregate principal amount that will not result in such Lender’s US Revolving Credit Exposure exceeding such Lender’s US Revolving Credit Commitment; provided that, after giving effect to the making of any US Revolving Credit Loans, in no event shall the Total US Revolving Outstandings exceed the US Revolving Credit Commitments then in effect. Within the limits of each Lender’s US Revolving Credit Commitment, and subject to the other terms and conditions hereof, the US Borrower may borrow under this Section 2.01(b)(i), prepay under Section 2.05, and reborrow under this Section 2.01(b)(i). US Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans Borrowings, Conversions and Continuations of Loans.
(ii)    Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) Multicurrency Revolving Credit Loans to the US Borrower or German Revolving Borrower from time to time during the Availability Period for the Multicurrency Revolving Credit Facility in Dollars or in an Approved Currency in an aggregate principal amount that will not result in such Lender’s Multicurrency Revolving Credit Exposure exceeding such Lender’s Multicurrency Revolving Credit Commitment; provided that, after giving effect to the making of any Multicurrency Revolving Credit Loans, in no event shall the Total Multicurrency Revolving Outstandings exceed the Multicurrency Revolving Credit Commitments then in effect. Within the limits of each Lender’s Multicurrency Revolving Credit Commitment, and subject to the other terms and conditions hereof, the US Borrower or German Revolving Borrower may borrow under this Section 2.01(b)(ii), prepay under Section 2.05, and reborrow under this Section 2.01(b)(ii). Multicurrency Revolving Credit Loans shall be Eurocurrency Rate Loans, unless denominated in Dollars, in which case such Multicurrency Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans.
SECTION 2.02    Borrowings, Conversions and Continuation of Loans.
(a)    Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower Representative’s irrevocable notice (which notice may be telephonic if promptly followed by a written notice signed by a Responsible Officer), to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. Local Time (i) (A) three (3) Business Days prior to the requested date of any Dollar-denominated Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or any conversion of Eurocurrency Rate Loans to Base Rate Loans (provided that, if such Dollar-denominated Borrowing is an initial Credit Extension to be made on the Closing Date, notice must be received by the Administrative Agent not later than, in the case of (x) Term B Loans, 1:00 p.m. Local Time one Business Day prior to the Closing Date and (y) Revolving Credit Loans, 1:00 p.m. Local Time two Business Days prior to the Closing Date) and (B) four (4) Business Days prior to the requested date of any Borrowing of Eurocurrency Rate Loans denominated in an Alternative Currency, (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Except as provided in Section 2.03(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower Representative is requesting a Term Borrowing, a Revolving Credit

Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) in the case of any Multicurrency Revolving Credit Borrowing, the Approved Currency for the requested Borrowing and whether the US Borrower or the German Revolving Borrower is requesting such Borrowing, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the Class, currency and principal amount of Loans to be borrowed, converted or continued, (v) in the case of Loans in Dollars, the Type of Loans to be borrowed or to which existing Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the account of the applicable Borrower to be credited with the proceeds of such Borrowing. If the Borrower Representative fails to specify a Type of Loan in a Committed Loan Notice with respect to a Borrowing in Dollars or fails to give a timely notice requesting a conversion or continuation with respect to a Borrowing in Dollars, then the applicable Loans shall be made or continued as, or converted to Eurocurrency Rate Loans with an Interest Period of one (1) month (subject to the definition of “Interest Period”). Any such automatic conversion or continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower Representative fails to give a timely notice requesting a conversion or continuation with respect to a Borrowing in an Alternative Currency, then it will be deemed to have requested a conversion or continuation for an Interest Period of one (1) month. If the Borrower Representative requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrowers and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent by wire transfer in immediately available funds at the Administrative Agent’s Principal Office not later than 3:00 p.m., Local Time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower designated in the Committed Loan Notice in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrowers maintained with the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower Representative, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings and second, to the Borrowers as provided above.
(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the applicable Borrower pays the amount due, if any, under Section 3.04 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that (i) no Loans may be converted to or continued as Eurocurrency Rate Loans and (ii) unless repaid, each Eurocurrency Rate Loan denominated in Dollars shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.
(d)    The Administrative Agent shall promptly notify the Borrower Representative and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.
(e)    Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Term Borrowings and Revolving Credit Borrowings, all conversions of Term Loans and Revolving Credit Loans from one Type to the other, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect at any time for all Borrowings of Eurocurrency Rate Loans plus up to three (3) additional Interest Periods in respect of each Incremental Facility.

(a)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
(b)    For the avoidance of doubt, no conversion or continuation of any Loan pursuant to this Section shall affect the currency in which such Loan is denominated prior to any such conversion or continuation and each such Loan shall remain outstanding denominated in the currency originally issued.
SECTION 2.03    Letters of Credit.
(a)    The Letter of Credit Commitments.
(i)    Subject to the terms and conditions set forth herein, (1) each US L/C Issuer agrees, in reliance upon the agreements of the US Revolving Credit Lenders under the US Revolving Credit Facility set forth in this Section 2.03, (x) from time to time on any Business Day following the Closing Date during the Availability Period for the Revolving Credit Facility, to issue US Letters of Credit for the account of the US Borrower (provided that any US Letter of Credit may be for the account of any Subsidiary of the US Borrower; provided, further that the US Borrower hereby irrevocably agrees to be bound jointly and severally to reimburse the applicable L/C Issuer for amounts drawn on any US Letter of Credit issued for the account of any Subsidiary) and to amend or extend US Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the US Letters of Credit and (2) the US Revolving Credit Lenders under the US Revolving Credit Facility severally agree to participate in US Letters of Credit issued pursuant to this Section 2.03; provided that no US L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any US Letter of Credit and no US Revolving Credit Lender shall be obligated to participate in any US Letter of Credit if immediately after giving effect to such L/C Credit Extension, (w) the Total US Revolving Outstandings would exceed the US Revolving Credit Commitments then in effect, (x) the sum of the aggregate Outstanding Amount of the US Revolving Credit Loans of any US Revolving Credit Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all US L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Loans would exceed such Lender’s US Revolving Credit Commitment, (y) the aggregate L/C Exposure would exceed the Letter of Credit Sublimit or (z) the aggregate US L/C Exposure in respect of US Letters of Credit issued by such US L/C Issuer would exceed such US L/C Issuer’s US Letter of Credit Commitment. US Letters of Credit shall constitute utilization of the US Revolving Credit Commitments. Within the foregoing limits, and subject to the terms and conditions hereof, the US Borrower’s ability to obtain US Letters of Credit shall be fully revolving, and accordingly the US Borrower may, during the foregoing period, obtain US Letters of Credit to replace US Letters of Credit that have expired or that have been drawn upon and reimbursed. It is hereby acknowledged and agreed that each of the letters of credit described on Schedule 2.03(a)(i) (the “US Existing Letters of Credit”) shall constitute a “US Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date.
(ii)    Subject to the terms and conditions set forth herein, (1) each Multicurrency L/C Issuer agrees, in reliance upon the agreements of the Multicurrency Revolving Credit Lenders under the Multicurrency Revolving Credit Facility set forth in this Section 2.03, (x) from time to time on any Business Day following the Closing Date during the Availability Period for the Revolving Credit Facility, to issue Multicurrency Letters of Credit for the account of the US Borrower or the German Revolving Borrower (provided that any Multicurrency Letter of Credit may be for the account of any Subsidiary of the US Borrower or the German Revolving Borrower; provided, further that the US Borrower or the German Revolving Borrower, as applicable, hereby irrevocably agrees to be bound jointly and severally to reimburse the applicable L/C Issuer for amounts drawn on any Multicurrency Letter of Credit issued for the account of any Subsidiary) and to amend or extend Multicurrency Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Multicurrency Letters of Credit and (2) the Multicurrency Revolving Credit Lenders under the Multicurrency Revolving Credit Facility severally agree to participate in Multicurrency Letters of Credit issued pursuant to this Section 2.03; provided that no Multicurrency L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Multicurrency Letter of Credit and no Multicurrency Revolving Credit Lender shall be obligated to participate in any Multicurrency Letter of Credit if immediately after giving effect to such L/C Credit Extension, (w) the Total Multicurrency Revolving Outstandings

would exceed the Multicurrency Revolving Credit Commitments then in effect, (x) the sum of the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of any Multicurrency Revolving Credit Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Multicurrency L/C Obligations would exceed such Lender’s Multicurrency Revolving Credit Commitment, (y) the aggregate L/C Exposure would exceed the Letter of Credit Sublimit or (z) the aggregate Multicurrency L/C Exposure in respect of Multicurrency Letters of Credit issued by such Multicurrency L/C Issuer would exceed such Multicurrency L/C Issuer’s Multicurrency Letter of Credit Commitment. Multicurrency Letters of Credit shall constitute utilization of the Multicurrency Revolving Credit Commitments. Within the foregoing limits, and subject to the terms and conditions hereof, the relevant Borrower’s ability to obtain Multicurrency Letters of Credit shall be fully revolving, and accordingly the relevant Borrower may, during the foregoing period, obtain Multicurrency Letters of Credit to replace Multicurrency Letters of Credit that have expired or that have been drawn upon and reimbursed. It is hereby acknowledged and agreed that and each of the letters of credit described on Schedule 2.03(a)(ii) (the “Multicurrency Existing Letters of Credit”) shall constitute a “Multicurrency Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date.
(iii)    An L/C Issuer shall be under no obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);
(B)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the relevant L/C Issuer has approved such expiry date;
(C)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Facility Expiration Date, unless the relevant L/C Issuer has approved such expiry date (it being understood that the participations of the Revolving Credit Lenders under the Revolving Credit Facility in any undrawn Letter of Credit shall in any event terminate on the Letter of Credit Facility Expiration Date);
(D)    (x) in the case of US Letters of Credit, if such US Letter of Credit is to be denominated in a currency other than Dollars, and (y) in the case of Multicurrency Letters of Credit, if such Multicurrency Letter of Credit is to be denominated in a currency other than an Approved Currency; or
(E)    any Revolving Lender of the applicable Class is at such time a Defaulting Lender, nor shall any L/C Issuer be under any obligation to extend or amend existing Letters of Credit, unless such L/C Issuer has entered into arrangements, including reallocation of such Lender’s Applicable Percentage of the applicable outstanding L/C Obligations pursuant to Section 2.16 or the delivery of Cash Collateral, with the US Borrower or such Lender to eliminate such L/C Issuer’s actual or potential L/C Exposure (after giving effect to Section 2.16) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential L/C Exposure; or
(F)    the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer or one or more policies of such L/C Issuer applicable to letters of credit in general;
(G)    such Letter of Credit is not a standby letter of credit or, subject to the ability of such L/C Issuer to issue such a Letter of Credit, a commercial letter of credit; or

(H)    such Letter of Credit is in an initial amount less than $10,000.
(iv)    An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(v)    The aggregate L/C Commitments of all the L/C Issuers shall be less than or equal to the Letter of Credit Sublimit at all times.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Representative hand delivered or facsimiled (or transmitted by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Such Letter of Credit Application must be received by the relevant L/C Issuer not later than 1:00 p.m., Local Time, at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day) and whether the requested Letter of Credit is a US Letter of Credit or a Multicurrency Letter of Credit; (b) the amount thereof in Dollars and, in the case of Multicurrency Letters of Credit, the Approved Currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. If requested by the L/C Issuer, the Borrower Representative also shall submit a letter of credit application on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.
(ii)    Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage of the Revolving Credit Facility times the amount of such Letter of Credit.
(iii)    If the Borrower Representative so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Extend Letter of Credit”); provided that any such Auto-Extend Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period

(commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the applicable Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Extend Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Facility Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(iii) or otherwise), or (B) it has received notice on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender under the Revolving Credit Facility, as applicable, or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any compliant drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower Representative and the Administrative Agent thereof. On the Business Day immediately following the Business Day on which the Borrower Representative shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Borrower Representative shall have received such notice later than 1:00 p.m. Local Time on any Business Day, on the second succeeding Business Day) (such date of payment, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (which reimbursement, in the case of a Letter of Credit denominated in an Alternative Currency, shall be in such Alternative Currency). If the applicable Borrower fails to so reimburse such L/C Issuer on the Honor Date (or if any such reimbursement payment is required to be refunded to the Borrowers for any reason), then the Administrative Agent shall promptly notify the applicable L/C Issuer and each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Percentage thereof. In the event that the applicable Borrower does not reimburse the L/C Issuer on the Business Day following the date it receives notice of the Honor Date (or, if the Borrower Representative shall have received such notice later than 1:00 p.m. Local Time on any Business Day, on the second succeeding Business Day), the Borrower Representative shall be deemed to have requested, for the account of the applicable Borrower, a Revolving Credit Borrowing of Base Rate Loans (in the case of any Unreimbursed Amount in respect of a US Letter of Credit or a Multicurrency Letter of Credit denominated in Dollars) or Eurocurrency Rate Loans with a period of one month (in the case of any Unreimbursed Amount in respect of a Multicurrency Letter of Credit denominated in an Alternative Currency which Eurocurrency Rate Loans shall be in the same Alternative Currency in which the relevant Multicurrency Letter of Credit is denominated) to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or Eurocurrency Rate Loans, as applicable, nor the conditions set forth in Section 4.02, but subject to the amount of the unutilized portion of the relevant Revolving Credit Commitments in respect of the relevant Revolving Credit Facility. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day as the day on which it is paid, such drawing shall, without duplication, accrue interest at the rate applicable to Base Rate Loans or Eurocurrency Rate Loans, as applicable, under the relevant Revolving Credit Facility until the date of reimbursement.
Each Revolving Credit Lender of the applicable Class (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Principal Office for payments in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a relevant Letter of Credit not later than 1:00 p.m., Local Time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each relevant Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan (or, in the case of any Unreimbursed Amount in respect of a Multicurrency Letter of Credit denominated in an Alternative Currency, a Eurocurrency Rate Loan with an interest period of one month denominated in such Alternative Currency) to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer in accordance with the instructions provided to the Administrative Agent by such L/C Issuer (which instructions may include standing payment instructions, which may be updated from time to time by such L/C Issuer, provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent).
With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a relevant Revolving Credit Borrowing for any reason, the applicable Borrowers shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in Dollars (with respect to a Dollar denominated Letter of Credit) or in Alternative Currency (with respective to an Alternative Currency denominated Letter of Credit), in each case in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Base Rate Loans under the US Revolving Credit Facility or Eurocurrency Rate Loans with an interest period of one month under the Multicurrency Revolving Credit Facility, as applicable. In such event, each Revolving Credit Lender’s under the relevant Revolving Credit Facility payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section  2.03.
(ii)    Until each relevant Revolving Credit Lender under the Revolving Credit Facility funds its relevant Revolving Credit Loan under the relevant Revolving Credit Facility or relevant L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any relevant Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the relevant L/C Issuer.
(iii)    Each relevant Revolving Credit Lender’s obligation to make relevant Revolving Credit Loans or relevant L/C Advances to reimburse an L/C Issuer for amounts drawn under relevant Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and (A) shall not be affected by any circumstance, including (I) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (II) the occurrence or continuance of a Default; or (III) any other occurrence, event or condition, whether or not similar to any of the foregoing and (B) shall survive termination of the Aggregate Commitments and the payment of all other Loan Obligations. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any relevant Letter of Credit, together with interest as provided herein.

If any Revolving Credit Lender under the Revolving Credit Facility fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the relevant L/C Issuer submitted to any relevant Revolving Credit Lender under the relevant Revolving Credit Facility (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.
(iv)    If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any relevant Revolving Credit Lender under the relevant Revolving Credit Facility such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each relevant Revolving Credit Lender under the relevant Revolving Credit Facility its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(v)    If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender of the applicable Class shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate.
(d)    Obligations Absolute. The obligation of the relevant Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a document that does not comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)    any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Loan Obligations of any Loan Party in respect of such Letter of Credit; or
(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;
provided that the foregoing shall not excuse any L/C Issuer from liability to the relevant Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable Law) suffered by the Borrowers that are caused by such L/C Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(e)    Role of L/C Issuers. Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The applicable Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (in each case, as determined by a court of competent jurisdiction in a final non-appealable decision). In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(f)    Cash Collateral. In addition to any other provision under this Agreement requiring Cash Collateral to be provided, (i) if the relevant L/C Issuer has honored any full or partial drawing under any Letter of Credit and such drawing has resulted in an L/C Borrowing for reasons other than the failure of a Revolving Credit Lender to fulfill its obligations under clause (c)(ii) above, (ii) if, as of the Letter of Credit Facility Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) if any Event of Default occurs and is continuing and the

Administrative Agent or the Required Revolving Credit Lenders or the Required Lenders, as applicable, require the applicable Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 8.02(c) or (iv) an Event of Default set forth under Section 8.01(f) (with respect to the Borrowers) or (g) occurs and is continuing, then the relevant Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount plus any accrued or unpaid fees thereon determined as of the date such Cash Collateral is provided).
Each Revolving Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers, Swingline Lender and the relevant Revolving Credit Lenders under the relevant Revolving Credit Facility, a security interest in all such cash, deposit accounts, Cash Collateral Account and all balances therein and all proceeds of the foregoing that secure any of its L/C Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest or profits, if any, on such investments shall accumulate in such account for the benefit of the applicable Borrower. Cash Collateral shall be maintained in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders under the Revolving Credit Facility and may be invested in readily available Cash Equivalents at its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the L/C Exposure, each applicable Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts specified by the Administrative Agent, an amount equal to the excess of (a) such L/C Exposure over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the L/C Exposure plus costs incidental thereto and so long as no other Event of Default has occurred and is continuing, the excess shall be refunded to the relevant Borrowers. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral (including any accrued interest thereon) shall be refunded to the relevant Borrowers.
(g)    Letter of Credit Fees. Each Revolving Borrower shall pay to the Administrative Agent in Dollars for the account of each relevant Revolving Credit Lender under the relevant Revolving Credit Facility in accordance with its Applicable Percentage, a relevant Letter of Credit fee for each relevant Letter of Credit issued on its behalf pursuant to this Agreement equal to the product of (i) Applicable Rate for relevant Letter of Credit fees and (ii) the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Facility Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(h)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The relevant Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) in Dollars with respect to each Letter of Credit issued by such L/C Issuer in an amount to be agreed between the Borrower Representative and such L/C Issuer (but in any case, not to exceed 0.125% per annum) of the daily maximum amount then available to be drawn under such Letter of Credit. Such Fronting Fees shall be computed on a quarterly basis in arrears. Such Fronting Fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Facility Expiration Date and thereafter on demand. In addition, the relevant Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.
(i)    Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)    Addition of an L/C Issuer. A Revolving Credit Lender (or any of its Subsidiaries or affiliates) under the Revolving Credit Facility may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrowers, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.
(k)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower Representative when a Letter of Credit is issued (i) the rules of the ISP shall be stated therein and apply to each standby Letter of Credit, and (ii) the rules of the UCP shall be stated therein and apply to each commercial Letter of Credit.
(l)    Indemnification of L/C Issuers. To the extent not indemnified by the Borrowers or any other Loan Party pursuant to Section 10.05, the Revolving Credit Lenders hereby agree to severally indemnify each L/C Issuer for all Indemnified Liabilities, subject to the terms and limitations set forth in Section 10.05.
SECTION 2.04    Swingline Loans.
(a)    The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance on the agreements of the US Revolving Credit Lenders set forth in this Section, agrees to make Swingline Loans to the US Borrower from time to time on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding such Swingline Lender’s Swingline Commitment; provided that, after giving effect to any Swingline Loan, (i) in no event shall the Total US Revolving Outstandings exceed the US Revolving Credit Commitments then in effect, (ii) the sum of the aggregate Outstanding Amount of the US Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all US L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender’s US Revolving Credit Commitment and (iii) the Outstanding Amount of all Swingline Loans shall not exceed the Swingline Sublimit; provided, further, that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrower may borrow, prepay and reborrow Swingline Loans without premium or penalty. The Swingline Lender’s Swingline Commitment shall expire on the Maturity Date for the US Revolving Credit Facility. All Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans shall be paid in full on the Maturity Date for the US Revolving Credit Facility.
(b)    Borrowing Procedures for Swingline Loans. Each Swingline Borrowing shall be made upon the US Borrower’s irrevocable notice (which notice may be telephonic if promptly followed by a written notice signed by a Responsible Officer) to the Swingline Lender and the Administrative Agent. Each such notice shall be in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the US Borrower, and must be received by the Swingline Lender and the Administrative Agent not later than noon Local Time on the date of the requested Swingline Borrowing, and such notice shall specify (i) the amount to be borrowed, which shall be in a minimum of $500,000 or a larger multiple of $100,000 and (ii) the date of such Swingline Borrowing (which shall be a Business Day). Promptly after receipt by a Swingline Lender of such notice, such Swingline Lender will confirm with the Administrative Agent that the Administrative Agent has also received such notice and, if not, the Swingline Lender will notify the Administrative Agent of the contents thereof. Subject to the terms and conditions set forth herein, the Swingline Lender shall make each Swingline Loan available to the US Borrower, by wire transfer thereof in accordance with instructions provided to (and reasonably acceptable to) such Swingline Lender, not later than 3:00 p.m. Local Time on the requested date of such Swingline Loan (which instructions may include standing payment instructions, which may be updated from time to time by the US Borrower, provided that, unless the Swingline Lender shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Swingline Lender). Notwithstanding anything herein to the contrary, no Swingline Lender shall be obligated to make any Swingline Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default, (B) it does not in good faith believe that all conditions under Section 4.02 to the making of such Swingline Loan have been satisfied or waived by the Required Revolving Credit Lenders or (C) at a time when any US Revolving Credit Lender is a Defaulting Lender as set forth in Section 2.16 and the amount of such Defaulting Lender’s participation in Swingline Loans has not been reallocated to non-Defaulting Lenders or Cash Collateralized in full.

(c)    Refinancing of Swingline Loans.
(i)    With respect to any Swingline Loans which have not been voluntarily prepaid by the US Borrower pursuant to Section 2.05(a)(ii) or repaid pursuant to clause (a) above, the Swingline Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (which the Administrative Agent shall deliver to the Lenders) with a copy to the US Borrower, no later than 11:00 a.m. at least one Business Day in advance of the proposed Credit Extension, a notice (which shall be deemed to be a Committed Loan Notice given by the US Borrower) requesting that each US Revolving Credit Lender make US Revolving Credit Loans that are Base Rate Loans to the US Borrower on the date of such Credit Extension in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such US Revolving Credit Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to the US Borrower) and applied to repay a corresponding portion of the applicable Refunded Swingline Loans and (2) on the day such US Revolving Credit Loans are made, the Swingline Lender’s Applicable Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a US Revolving Credit Loan made by the Swingline Lender to the US Borrower, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans but shall instead constitute part of the Swingline Lender’s outstanding US Revolving Credit Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the US Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all US Revolving Credit Lenders in the manner contemplated by Section 2.13.
(ii)    If for any reason any Swingline Loan cannot be refinanced by such a US Revolving Borrowing in accordance with Section 2.04(c)(i) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each of the US Revolving Credit Lenders shall be deemed to have purchased, and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its Applicable Percentage of the applicable unpaid amount together with accrued interest thereon. Upon one Business Days’ notice from the Swingline Lender, each US Revolving Credit Lender shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation, each such US Revolving Credit Lender agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender.
(iii)    If any US Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such US Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the Swingline Lender shall be entitled to recover from such US Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Swingline Lender in connection with the foregoing. If such US Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s US Revolving Credit Loan included in the relevant US Revolving Credit Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of a Swingline Lender submitted to any US Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each US Revolving Credit Lender’s obligation to make US Revolving Credit Loans or to purchase and fund participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the US Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swingline Lender had not received prior notice from US Borrower or the Required Revolving Credit Lenders that any of the conditions under Section 4.02 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans, were not satisfied at the time such Refunded Swingline Loans or unpaid Swingline Loans were made. No such funding of participations shall relieve or otherwise impair the obligation of the US Borrower to repay Swingline Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any US Revolving Credit Lender has purchased and funded a participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, such Swingline Lender will promptly remit such US Revolving Credit Lender’s applicable Applicable Percentage of such payment to the Administrative Agent (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such US Revolving Credit Lender’s participation was funded) in like funds as received by the Swingline Lender, and any such amounts received by the Administrative Agent will be remitted by the Administrative Agent to the US Revolving Credit Lenders that shall have funded their participations pursuant to Section 2.04(c)(ii) to the extent of their interests therein.
(ii)    If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by such Swingline Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each US Revolving Credit Lender shall pay to such Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned at a rate per annum equal to the Federal Funds Rate from time to time in effect. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the US Revolving Credit Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Payments Directly to Swingline Lenders. Except as otherwise expressly provided herein, the US Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender at its Principal Office.
(f)    Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date shall have occurred in respect of any tranche of Revolving Credit Commitments, Additional Revolving Credit Commitments or Extended Revolving Credit Commitments (such expiring tranche, the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments, Additional Revolving Credit Commitments or Extended Revolving Credit Commitments available in Dollars is or are in effect with a longer Maturity Date (each, a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swingline Loan, if consented to by the Swingline Lender, on the earliest occurring Maturity Date such Swingline Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swingline Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default has occurred and is continuing, the applicable Borrower shall still be obligated to pay Swingline Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the Maturity Date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the Maturity Date of the Expiring Credit Commitment. On the Maturity Date of any Expiring Credit Commitment, the sublimit for Swingline Loans shall be agreed solely with the Swingline Lender.

SECTION 2.05    Prepayments.
(a)    Optional Prepayments.
(i)    The Borrowers may, upon notice to the Administrative Agent by the Borrower Representative, at any time or from time to time voluntarily prepay any Borrowing of any Class in whole or in part without premium or penalty (except as set forth in Section 2.05(a)(iv)); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m., Local Time (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans (other than Swingline Loans) and (2) any prepayment of Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower Representative, the applicable Borrower(s) shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.04. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied as directed by the Borrower Representative (it being understood and agreed that if the Borrower Representative does not so direct at the time of such prepayment, such prepayment shall be applied to prepay the Term Loans (including, for the avoidance of doubt, the Term B-1 Loans and the Term B-2 Loans) on a pro rata basis across Classes and pro rata among Lenders within each Class in accordance with the respective outstanding principal amounts thereof (which prepayments shall be applied to against the scheduled repayments of Term Loans of the relevant Class under Section 2.07 in direct order of maturity)) and shall be paid to the Appropriate Lenders in accordance with their respective Applicable Percentages.
(ii)    The Borrower Representative may, upon delivery of a notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. Local Time on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower Representative, unless rescinded, the US Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower Representative may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.
(iv)    In the event that, on or prior to the date that is six (6) months after the Closing Date, the Term Borrowers (i) make any prepayment of Term B Loans in connection with any Repricing Event or (ii) effect any amendment of this Agreement resulting in a Repricing Event, the Term Borrowers shall pay or cause to be paid to the Administrative Agent, for the ratable account of each of the applicable Term B Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the amount of the Term B Loans being prepaid and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate amount of the applicable Term B Loans outstanding immediately prior to such amendment.

(b)    Mandatory Prepayments.
(i)    Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) for the relevant Excess Cash Flow Period the Term Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans equal to (A) the Excess Cash Flow Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered by such financial statements, minus (B) the sum of
(1) without duplication of amounts deducted pursuant to clause (b)(iii) or (b)(ix) of the definition of Excess Cash Flow, all voluntary prepayments of Term Loans and any other prepayments of Incremental Equivalent Debt and/or other Indebtedness secured by Liens on the Collateral on a pari passu basis or senior basis to the Liens on the Collateral securing the Term B Loans (including in connection with debt buybacks made by the Borrowers in an amount equal to the discounted amount actually paid in respect thereof pursuant to Section 2.05(d), Section 10.07 and/or otherwise, and/or application of any “yank-a-bank” provisions), plus
(2) without duplication of amounts deducted pursuant to clause (b)(iii) or (b)(ix) of the definition of Excess Cash Flow, all voluntary prepayments of Revolving Credit Loans to the extent the applicable Revolving Credit Commitments are permanently reduced by the amount of such payments or any voluntary prepayments of revolving loans or other revolving Indebtedness constituting Incremental Equivalent Debt or an Additional Revolving Credit Commitment secured by Liens on the Collateral on a pari passu basis or senior basis to the Liens on the Collateral securing the Revolving Credit Loans to the extent the applicable commitments are permanently reduced by the amount of such payments, plus
(3) without duplication of amounts deducted pursuant to clauses (b)(ii) or (b)(x) of the definition of Excess Cash Flow, the amount of cash consideration paid by Holdings and its Restricted Subsidiaries in connection with Capital Expenditures, plus
(4) without duplication of amounts deducted pursuant to clauses (b)(vii) or (b)(xi) of the definition of Excess Cash Flow, the amount of cash consideration paid by Holdings and its Restricted Subsidiaries in connection with Investments permitted by Section 7.02 (other than pursuant to Section 7.02(a), (d) or (f)), plus in each case of this Clause (B), during such Excess Cash Flow Period or after the end of such Excess Cash Flow Period and prior to the prepayment date clause (b)(i) (any such transaction made following the fiscal year end but prior to the making of such prepayment date, an “After Year-End Transaction”), and to the extent such prepayments, expenditures, Investments, Capital Expenditures or acquisitions are not funded with the proceeds of Indebtedness constituting Funded Debt (other than Indebtedness under a revolving facility) or any Cure Amount ((such amount, as may be further reduced by applicable of clause (x) of the proviso hereto, the “Applicable ECF Proceeds”); provided that (x) to the extent the voluntary prepayments pursuant to clause (B) would reduce the Applicable ECF Proceeds to an amount less than $0, such excess voluntary prepayments may be credited against the Excess Cash Flow Percentage of Excess Cash Flow dollar-for-dollar for any subsequent Excess Cash Flow Period, when taken together with the amounts of any other prepayments required for such Excess Cash Flow Period, (y) if at the time that any such prepayment would be required, any Borrower is required to offer to repurchase any Indebtedness outstanding at such time that is secured by a Lien on the Collateral ranking pari passu with the Lien securing the Term B Loans (such Indebtedness, “Other Pari Indebtedness”) pursuant to the terms of the documentation governing such Indebtedness with the Excess Cash Flow, then any Term Borrower, at its election, may apply the Applicable ECF Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Pari Indebtedness at such time) and the remaining Excess Cash Flow to the prepayment of such Other Pari Indebtedness and (z) prepayments under this Section 2.05(b) shall only be required if the Applicable ECF Proceeds are in excess of the Excess Cash Flow Threshold and solely to the amount of such Applicable ECF Proceeds in excess thereof; provided, that to the extent so elected by the Borrower Representative, following the consummation of any After Year-End Transaction, (1) the First Lien Leverage Ratio shall be recalculated giving Pro Forma Effect to such After Year-End Transaction as if the transaction was consummated during the fiscal year of the applicable Excess Cash Flow prepayment and the Excess Cash Flow Percentage for purposes of making such Excess Cash Flow prepayment shall be determined by reference to such recalculated First Lien Leverage Ratio and (2) such After Year-End Transaction shall not be applied to the calculation of the First Lien Leverage Ratio in connection with the determination of the Excess Cash Flow Percentage for purposes of any subsequent Excess Cash Flow prepayment.
(ii)    (A) Subject to Section 2.05(b)(ii)(B), if following the Closing Date (x) the US Borrower or any of its Restricted Subsidiaries makes any Prepayment Asset Sale, or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the US Borrower or such Restricted Subsidiary of Net Cash Proceeds, the applicable Borrower shall make a prepayment, in accordance with Section 2.05(b)(ii)(C), of an aggregate principal amount of Term Loans equal to the Asset Sale Percentage of such excess Net Cash Proceeds realized or received (the “Applicable Asset Sale Proceeds”); provided that (1) no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower Representative shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to utilize in accordance with Section 2.05(b)(ii)(B) and (2) if at the time that any such prepayment would be required, any Borrower is required to offer to repurchase any Other Pari Indebtedness, then the Borrower Representative, at its election, may apply the Applicable Asset Sale Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Pari Indebtedness at such time) and the remaining Net Cash Proceeds so received to the prepayment of such Other Pari Indebtedness.
(B)    With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower Representative, any Borrower may reinvest an amount equal to all or any portion of such Net Cash Proceeds in assets useful for its business (other than working capital, except for short term capital assets) and in Permitted Acquisitions and other similar Investments not prohibited hereunder and capital expenditures, in each case, within (x) eighteen (18) months following receipt of such Net Cash Proceeds or (y) if a Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds in assets useful for its business within eighteen (18) months following receipt thereof, one hundred eighty (180) days after the eighteen (18) month period that follows receipt of such Net Cash Proceeds; provided that if any Net Cash Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, any such Net Cash Proceeds shall be applied, in accordance with Section 2.05(b)(ii)(C), to the prepayment of the Term Loans as set forth in this Section 2.05.
(C)    On each occasion that any Borrower must make a prepayment of the Term Loans pursuant to this Section 2.05(b)(ii), the applicable Borrower shall, within five (5) Business Days after the date of realization or receipt of such Net Cash Proceeds in the minimum amount specified above (or, in the case of prepayments required pursuant to Section 2.05(b)(ii)(B), within five (5) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the applicable Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.05(b)(v) below, of the principal amount of Term Loans to the extent required by, and subject to the qualifications of, Section 2.05(b)(ii)(A).

(iii)    If Holdings or any of its Restricted Subsidiaries incurs or issues any (A) Refinancing Term Loans, (B) Indebtedness pursuant to Section 7.03(w) incurred to repay Term Loans or (C) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the applicable Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds. If any Borrower obtains any (A) Refinancing Revolving Credit Commitments or (B) Indebtedness pursuant to Section 7.03(w) incurred to replace Revolving Credit Commitments, such Borrower shall, concurrently with the receipt thereof, terminate Revolving Credit Commitments in an equivalent amount pursuant to Section 2.06; provided further, to the extent any Other Pari Indebtedness is outstanding that requires a payment from the proceeds of any Indebtedness incurred as contemplated by clause (C) of this Section 2.05(b)(iii), then the Borrower Representative, at its election, may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Pari Indebtedness at such time) to the prepayment of such Other Pari Indebtedness.
(iv)    Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be, unless otherwise specified by the Borrower Representative, applied to the installments thereof in direct order of maturity; provided that any mandatory prepayment pursuant to Section 2.05 shall be applied to the Term B Loans in accordance with the terms hereof and, except to the extent required pursuant to the applicable Incremental Facility Amendment or Extension Offer with respect to any applicable Class of Incremental Term Loans or Extended Term Loans, any prepayment of any Term Loans pursuant to this Section 2.05(c) may be applied to any Class of Term Loans as directed by the Borrower Representative. Each such prepayment of any Class of Term Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages subject to clause (v) of this Section 2.05(b).
(v)    The Borrower Representative shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.05(b) prior to 1:00 p.m. Local Time at least five (5) Business Days on the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower Representative’s prepayment notice and of such Appropriate Lender’s Applicable Percentage of the prepayment with respect to any Class of Term Loans. Each Appropriate Lender may reject all or a portion of its Applicable Percentage of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (i) or (ii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower Representative no later than 5:00 p.m. Local Time three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds shall be retained by the applicable Borrower (“Retained Declined Proceeds”).
(vi)    Notwithstanding any other provision of this Section 2.05(b), (i) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Restricted Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.05(b)(ii) (a “Restricted Disposition”), the Net Cash Proceeds of any Casualty Event of a Restricted Subsidiary that is a Foreign Subsidiary (a “Restricted Casualty Event”), or Excess Cash Flow, in each case would be prohibited or delayed by applicable local law from being repatriated to the United States, the realization or receipt of the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be used to repay Term Loans at the times provided in Section 2.05(b)(i) (after determining the amount of Excess Cash Flow required to be used to prepay Term Loans, assuming such amounts are included in the calculation of Excess Cash Flow), or the applicable Borrower shall not be required to make a prepayment at the time provided in Section 2.05(b)(ii) (after determining the amount of Net Cash Proceeds are available from Dispositions), as the case may be, for so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrowers hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions available under the applicable local law to permit such repatriation), and once repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, an amount equal to such Net Cash Proceeds or Excess Cash Flow permitted to be repatriated (net of additional taxes payable or reserved against as a result thereof) will be promptly (and in any event not later than three (3) Business Days after such repatriation is permitted) taken into account in measuring the applicable Borrower’s obligation to repay the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (ii) to the extent that the Borrower Representative has reasonably determined in good faith (as set forth in a written notice delivered to the Administrative Agent) that repatriation of any or all of the Net Cash Proceeds of any Restricted Disposition or any Restricted Casualty Event or Excess Cash Flow could reasonably be expected to have an adverse tax consequence (taking into account any foreign tax credit or benefit received in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the amount of the Net Cash Proceeds or Excess Cash Flow so affected shall not be taken into account in measuring the applicable Borrower’s obligation to repay Term Loans pursuant to this Section 2.05(b); provided that, to the extent the situations specified in clauses (i) and/or (ii) are in effect for a period of more than 365 days, the applicable Borrower’s obligations to repay any Term Loans pursuant to Sections 2.05(b)(i) and 2.05(b)(ii) shall expire and no longer be in effect after the expiration of such 365 day period.
(vii)    If for any reason the aggregate Revolving Credit Exposure of all Lenders under any Revolving Credit Facility at any time exceeds the aggregate Revolving Credit Commitments under such Revolving Credit Facility then in effect, the applicable Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans under such Revolving Credit Facility and/or Cash Collateralize the L/C Obligations under such Revolving Credit Facility in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations under such Revolving Credit Facility pursuant to this Section 2.05(b)(vii) unless after the prepayment in full of the Revolving Credit Loans under such Revolving Credit Facility the aggregate Revolving Credit Exposures under such Revolving Credit Facility exceed the aggregate Revolving Credit Commitments under such Revolving Credit Facility.
(viii) Notwithstanding anything else to the contrary herein, the Term B-2 Borrowers and the German Revolver Borrower shall not be obligated to make any prepayments (x) with respect to the Term B-2 Borrowers, in respect of the Term B-1 Facility or any Revolving Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by such Term B-2 Borrower and (y) with respect to the German Revolving Borrower, in respect of the US Revolving Facility or any Term B Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by such German Revolving Borrower, and in each case, shall have no liabilities or Obligations with respect thereto.
(c)    Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon in the currency in which such Loan is denominated, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.04.
Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this

Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit with the Administrative Agent in the currency in which such Loan is denominated the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Such deposit shall constitute cash collateral for the Eurocurrency Rate Loans to be so prepaid, provided that the Borrower Representative may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.05.
(d)    Discounted Voluntary Prepayments.
(i)    Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.13) or any other Loan Document, any Term Borrower shall have the right at any time and from time to time to prepay one or more Classes of Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(d), provided that (A) no proceeds from Revolving Credit Loans shall be used to consummate any such Discounted Voluntary Prepayment, (B) any Discounted Voluntary Prepayment shall be offered to all Term Lenders of such Class on a pro rata basis, (C) after giving effect to the Discounted Voluntary Prepayment, the aggregate Outstanding Amount of all Term Loans that are held by Affiliated Lenders shall not exceed 25% of the aggregate Outstanding Amount of the Term Loans then outstanding and (D) the Borrower Representative shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower Representative (1) stating that no Specified Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(d) has been satisfied and (3) specifying the aggregate principal amount of Term Loans of any Class offered to be prepaid pursuant to such Discounted Voluntary Prepayment.
(ii)    To the extent any Term Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower Representative will provide written notice to the Administrative Agent substantially in the form of Exhibit H hereto (each, a “Discounted Prepayment Option Notice”) that the applicable Term Borrower desires to prepay Term Loans of one or more specified Classes in an aggregate principal amount specified therein by such Term Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $5,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by such Term Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days from and including the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).
(iii)    Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit I hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Term Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Term Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower Representative, shall determine the applicable discount for such Term Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the applicable Term Borrower if such Term Borrower Loan has selected a single percentage pursuant to Section 2.05(d)(ii)) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which such Term Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the Outstanding Amount of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans. Any Lender with outstanding Term Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.
(iv)    Each Term Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, such Term Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, such Term Borrower shall prepay all Qualifying Loans.
(v)    Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.04), upon irrevocable notice substantially in the form of Exhibit J hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m., Local Time, three (3) Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Class of Term Loans (as applicable).

(vi)    To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.05(d)(ii) above) established by the Administrative Agent and the Borrower Representative, each acting reasonably.
(vii)    Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the applicable Term Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the applicable Term Borrower after the date of such Lender Participation Notice.
(viii)    Nothing in this Section 2.05(d) shall require any Term Borrower to undertake any Discounted Voluntary Prepayment.
(ix)    Notwithstanding anything herein to the contrary, the Administrative Agent shall be under no obligation to act as manager for any Discounted Voluntary Prepayment.
SECTION 2.06    Termination or Reduction of Commitments.
(a)    Optional. The Borrower Representative may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrower Representative shall not terminate or reduce, (A)(x) the US Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total US Revolving Outstandings would exceed the Aggregate US Revolving Credit Commitments or (y) the Multicurrency Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Multicurrency Revolving Outstandings would exceed the Aggregate Multicurrency Revolving Credit Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of all L/C Obligations would exceed the Letter of Credit Sublimit or (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of all Swingline Loans would exceed the Swingline Sublimit; provided, further, that, upon any such partial reduction of the Letter of Credit Sublimit or the Swingline Sublimit, unless the Borrower Representative, the Administrative Agent and the relevant L/C Issuer or the Swingline Lender, as the case may be, otherwise agree, the commitment of each L/C Issuer or the Swingline Lender to issue Letters of Credit or extend Swingline Loans, as applicable, will be reduced proportionately by the amount of such reduction. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swingline Sublimit unless, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swingline Sublimit, as the case may be, exceeds the amount of the Revolving Credit Facility, in which case such sublimit shall be automatically reduced by the amount of such excess. Notwithstanding the foregoing, the Borrower Representative may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing, which refinancing shall not be consummated or otherwise shall be delayed
(b)    Mandatory. The Term B Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term B Lender’s Term Loans pursuant to Section 2.01(a). The Revolving Credit Commitments shall terminate on the Maturity Date therefor. The Extended Revolving Credit Commitments and any Additional Revolving Credit Commitments shall terminate on the respective maturity dates applicable thereto.
(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused Commitments of any Class under this Section

2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Applicable Percentage of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.06). All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.
SECTION 2.07    Repayment of Loans.
(a)    Term Loans. (i) The applicable Term Borrowers shall repay to the Administrative Agent for the ratable account of the relevant Term Lenders holding Term B-1 Loans in Dollars (A) on the last Business Day of each March, June, September and December, commencing with the first such date to occur for the second full fiscal quarter after the Closing Date, an aggregate amount equal to 0.25% of the initial aggregate principal amount of all Term B-1 Loans made on the Closing Date and (B) on the Maturity Date for the Term B-1 Loans, the aggregate principal amount of all Term B-1 Loans outstanding on such date; provided that payments required by Section 2.07(a)(i)(A) above shall be reduced as a result of the application of prepayments in accordance with Section 2.05 and (ii) the applicable Term Borrowers shall repay to the Administrative Agent for the ratable account of the relevant Term Lenders holding Term B-2 Loans in Dollars (A) on the last Business Day of each March, June, September and December, commencing with the first such date to occur for the second full fiscal quarter after the Closing Date, an aggregate amount equal to 0.25% of the initial aggregate principal amount of all Term B-2 Loans made on the Closing Date and (B) on the Maturity Date for the Term B-2 Loans, the aggregate principal amount of all Term B-2 Loans outstanding on such date; provided that payments required by Section 2.07(a)(ii)(A) above shall be reduced as a result of the application of prepayments in accordance with Section 2.05. In the event any Incremental Term Loans or Extended Term Loans are made, such Incremental Term Loans or Extended Term Loans, as applicable, shall be repaid by the Term Borrowers in the amounts and on the dates set forth in the definitive documentation with respect thereto and on the applicable Maturity Date thereof.
(b)    Revolving Credit Loans. The applicable Revolving Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for each Revolving Credit Facility the principal amount of each of its Revolving Credit Loans outstanding on such date under such Revolving Credit Facility.
(c)    Swingline Loans. The US Borrower shall repay the aggregate principal amount of all of its Swingline Loans outstanding on the Maturity Date for the Revolving Credit Facilities.
(d)    Repayment Limitations. Notwithstanding anything else to the contrary herein, the Term B-2 Borrowers and the German Revolver Borrower shall not be obligated to make any repayments (x) with respect to the Term B-2 Borrowers, in respect of the Term B-1 Facility or any Revolving Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by such Term B-2 Borrower and (y) with respect to the German Revolving Borrower, in respect of the US Revolving Facility or any Term B Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by such German Revolving Borrower, and in each case, shall have no liabilities or Obligations with respect thereto.
SECTION 2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for US Revolving Credit Loans.
(b)    The applicable Borrower(s) shall pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable

Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    Interest Limitations. Notwithstanding anything else to the contrary herein, the Term B-2 Borrowers and the German Revolver Borrower shall not be obligated to make any interest payments (x) with respect to the Term B-2 Borrowers, in respect of the Term B-1 Facility or any Revolving Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by such Term B-2 Borrower and (y) with respect to the German Revolving Borrower, in respect of the US Revolving Facility or any Term B Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by such German Revolving Borrower, and in each case, shall have no liabilities or Obligations with respect thereto.
SECTION 2.09    Fees. In addition to certain fees described in Sections 2.03(g) and (h):
(a)    Commitment Fee. The applicable Borrowers shall pay to the Administrative Agent for the account of each (i) Revolving Credit Lender under the applicable Revolving Credit Facility in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) in Dollars equal to 0.375% per annum on the average daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender under such Revolving Credit Facility exceeds the Revolving Credit Exposure of such Lender under such Revolving Credit Facility (it being understood and agreed that the Outstanding Amount of all Swingline Loans shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the Commitment Fee). From and after the delivery by the Borrower Representative to the Administrative Agent of Holdings’ financial statements for the first full fiscal quarter after the Closing Date, the Commitment Fee for each Revolving Credit Facility shall be reduced to 0.25% per annum if the First Lien Leverage Ratio for any fiscal quarter (as evidenced by financial statements delivered pursuant to Section 6.01 and covering such period) shall be less than or equal to 1.25:1.00. The Commitment Fee for each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for such Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur for the first full fiscal quarter after the Closing Date, and on the Maturity Date for such Revolving Credit Facility. The Commitment Fee shall be calculated quarterly in arrears.
(b)    Closing Fee. The applicable Term Borrowers agree to pay (or cause to be paid) to the Administrative Agent for the ratable account of each Term Lender holding Term B Loans as of the Closing Date, a non-refundable closing fee equal to 0.125% of the aggregate principal amount of such Term Lender’s Term B Loans as of the Closing Date. Such closing fee will be earned and due and payable in full on the Closing Date and shall not be refundable for any reason whatsoever.
(c)    Other Fees. The applicable Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the applicable Borrowers and the applicable Agent).
SECTION 2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to

Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
SECTION 2.11    Evidence of Indebtedness.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by one or more entries in the Register. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the applicable Borrower(s) and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loan Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall be conclusive in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower(s) shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall be conclusive in the absence of demonstrable error.
SECTION 2.12    Payments Generally.
(a)    All payments by the Borrowers of principal, interest, fees and other Obligations shall be made (i) with respect to the Term B Loans, US Revolving Credit Commitments, US Letters of Credit and Swingline Loans, in Dollars, and (ii) with respect to the Multicurrency Revolving Credit Commitments and Multicurrency Letters of Credit, in the applicable Approved Currency in which such Obligations are denominated, without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m., Local Time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m., Local Time, shall (in the sole discretion of the Administrative Agent) be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in Dollars.
(b)    If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)    Unless the Borrower Representative or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it (or the Revolving Borrower) to the Administrative Agent hereunder, that the applicable Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the applicable Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i)    if the applicable Borrower failed to make such payment, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus, to the extent reasonably requested in writing by the Administrative Agent, any administrative, processing or similar fees to the extent customarily charged by such Administrative Agent to similarly situated borrowers in connection with the foregoing; it being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder; and
(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus, to the extent reasonably requested in writing by the Administrative Agent, any administrative, processing or similar fees to the extent customarily charged by such Administrative Agent to similarly situated borrowers in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and the applicable Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at the interest rate applicable to such Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower Representative with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.
(d)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e)    The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(g)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Loan Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Loan Obligations then owing to such Lender.
SECTION 2.13    Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or its participations in L/C Obligations and Swingline Loans, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations and Swingline Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations and Swingline Loans to any assignee or participant or the application of Cash Collateral pursuant to, and in accordance with, the terms of this Agreement. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Loan Obligations purchased.
SECTION 2.14    Incremental Credit Extensions.
(a)    At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower Representative may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to increase the amount of Term B Loans of any Class or add one or more additional tranches of term loans (any such Term B Loans or additional tranche of term loans, the “Incremental Term Loans”) and/or one or more increases in the Revolving Credit Commitments under any Revolving Credit Facility (a “Revolving Credit Commitment Increase”) and/or the establishment of one or more new revolving credit commitments (an “Additional Revolving Credit Commitment” and, together any Revolving Credit Commitment

Increases, the “Incremental Revolving Credit Commitments”; together with the Incremental Term Loans, the “Incremental Facilities”). Notwithstanding anything to contrary herein, the aggregate Dollar Equivalent amount of all Incremental Facilities (other than Refinancing Term Loans and Refinancing Revolving Credit Commitments) (determined at the time of incurrence), together with the aggregate principal amount of all Incremental Equivalent Debt, shall not exceed the Incremental Cap. Each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000 in case of Incremental Term Loans or $5,000,000 in case of Incremental Revolving Credit Commitments, provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above. Each Incremental Facility shall have the same guarantees as, and to the extent secured, shall be secured by only the same Collateral subject to clause (h) of the “Collateral and Guarantee Requirement” securing, all of the other Loan Obligations under this Agreement (provided that, in the case of any Incremental Facility that is funded into Escrow, such Incremental Facility may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until such Incremental Facility is released from Escrow).
(b)    Any Incremental Term Loans (i) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Term B Loans, (ii) shall have interest rate margins and (subject to clauses (iii) and (iv)) amortization schedules as determined by the Borrower Representative and the lenders thereunder (provided that, except in the case of Refinancing Term Loans, if such Incremental Term Loans are Qualifying Term Loans incurred in reliance on clause (c) of the Incremental Cap, the All-In-Rate applicable thereto will not be more than 0.50% per annum higher than the All-In-Rate in respect of the Term B Loans unless the Applicable Rate (and/or, as provided in the proviso below, the Base Rate floor or Eurocurrency Rate floor) with respect to the Term B Loans is adjusted to be equal to the All-In-Rate applicable to such Indebtedness, minus 0.50% per annum, provided that, unless otherwise agreed by the Borrower Representative in its sole discretion, that any increase in All-In-Rate to any Term B Loan due to the application or imposition of a Base Rate floor or Eurocurrency Rate floor on any such Indebtedness shall be effected solely through an increase in (or implementation of, as applicable) any Base Rate floor or Eurocurrency Rate floor applicable to such Term B Loan (this proviso to this clause (b)(ii), the “MFN Provision”)), (iii) any Incremental Term Loan (other than Inside Maturity Loans) shall not have a final maturity date earlier than the Maturity Date applicable to the Term B Loans), (iv) any Incremental Term Loan (other than Inside Maturity Loans) shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Term B Loans) and (v) shall be either, taken as a whole, no more favorable to the lenders providing such Incremental Facility, in their capacity as such or be on market terms at the time of the establishment of such Incremental Facilities (in each case, as reasonably determined by the Borrower Representative) (except for covenants or other provisions applicable only to periods after the latest maturity date of the applicable Facility); provided that to the extent any financial maintenance covenant that is more restrictive than the Financial Covenant is added for the benefit of (A) any Incremental Facility consisting of term loans other than Customary Term A Loans, such financial maintenance covenant (except to the extent only applicable after the maturity date of the Term B Loans) is also added for the benefit of all of the Facilities or (B) any Incremental Facility consisting of Customary Term A Loans, such financial maintenance covenant (except to the extent only applicable after the maturity date of the Revolving Credit Facility) is also added for the benefit of the Revolving Credit Facility; it being understood and agreed that in each such case, no consent of the any Agent and/or any Lender shall be required in connection with adding such financial maintenance covenant).
(c)    Any Revolving Credit Commitment Increase shall (i) have the same maturity date as the Revolving Credit Commitments under such Revolving Credit Facility that is being increased, (ii) require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Credit Commitments and (iii) be on the same terms and pursuant to the same documentation applicable to the Revolving Credit Commitments under such Revolving Credit Facility that is being increased (it being understood that, if required to consummate a Revolving Credit Commitment Increase, the pricing, interest margin, rate floors and commitment fees may be increased so long as such increases apply to the entire Revolving Credit Facility (provided additional upfront or similar fees may be payable to the Lenders participating in the Revolving Credit Commitment Increase without any requirement to pay such amounts to Lenders holding existing Revolving Credit Commitments). Any Additional Revolving Credit Commitments (i) shall have interest rate margins and, subject to clause (ii), have amortization schedules as determined by the Borrower Representative and the lenders thereunder but shall not require scheduled amortization or mandatory commitment reductions prior to the Maturity Date of the Revolving Credit Facility, (ii) other than Inside Maturity Loans, mature no earlier than, and will require no mandatory commitment reduction prior to, the Maturity Date applicable to the Revolving Credit Commitments, (iii) which are Refinancing Revolving Credit Commitments shall not have a final maturity date earlier than the Maturity Date applicable to the Revolving Credit Commitments being refinanced thereby and (iv) shall have the same terms as the Revolving Credit Commitments or such terms as are reasonably satisfactory to the Administrative Agent, it being understood that no consent shall be required from the Administrative Agent for terms and conditions that are more restrictive than the existing Revolving Credit Commitments to the extent that they apply to periods after the Maturity Date applicable to the Revolving Credit Commitments or are otherwise added for the benefit of the Revolving Credit Lenders hereunder (which shall not require the consent of any Revolving Credit Lender or any Agent); provided that to the extent any financial maintenance covenant that is more restrictive than the Financial Covenant is added for the benefit of any Additional Revolving Commitments, such financial maintenance covenant (except to the extent only applicable after the maturity date of each Revolving Credit Facility) is also added for the benefit of each Revolving Credit Facility; it being understood and agreed that in each such case, no consent of the any Agent and/or any Lender shall be required in connection with adding such financial maintenance covenant); provided that notwithstanding anything to the contrary in this Section 2.14(c), (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Additional Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the applicable Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Revolving Credit Loans with respect to Additional Revolving Credit Commitments shall be made on a no less than pro rata basis (with respect to borrowings) and a no greater than pro rata basis (with respect to repayments) with all other Revolving Credit Commitments, (2) all Letters of Credit may be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments, (3) the permanent repayment of commitments with respect to, and termination of, Additional Revolving Credit Commitments prior to the Maturity Date applicable to the Revolving Credit Commitments at the time of incurrence of such Additional Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any Class of Revolving Credit Commitments on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Additional Revolving Credit Commitments (and Revolving Credit Loans made thereunder) shall be governed by the same or equivalent assignment and participation provisions applicable to the Revolving Credit Commitments and Revolving Credit Loans.
(d)    [Reserved].
(e)    Each notice from the Borrower Representative pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans and/or Incremental Revolving Credit Commitments. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Term Loans or Incremental Revolving Credit Commitments shall be reasonably satisfactory to the Borrower Representative and the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrowers and such Additional Lender, and, in the case of any Incremental Revolving Credit Commitments, each L/C Issuer . For the avoidance of doubt, no L/C Issuer is required to act as such for any Additional Revolving Credit Commitments unless they so consent. No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees. Commitments in respect of any Incremental Term Loans or Incremental Revolving Credit Commitments may become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (notwithstanding clause (y) of the parenthetical in the introductory paragraph thereof) (it being understood that (x) all references to “the date of such Credit Extension” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date and (y) if the proceeds of such Incremental Facility are to be used, in whole or in part, to (x) finance a Permitted Acquisition or other Investment, (1) such incurrence shall be subject to the LCT Provisions and (2) no Specified Event of Default shall exist on the Incremental Facility Closing Date) or (y) for any other purpose, no

Event of Default shall exist on the Incremental Facility Closing Date. The proceeds of any Incremental Term Loans will be used for general corporate purposes and any other use not prohibited hereunder. Upon each increase in the Revolving Credit Commitments under any Revolving Credit Facility pursuant to this Section 2.14 that is in the form of a Revolving Credit Commitment Increase, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment (each, an “Incremental Revolving Increase Lender”) in respect of such Revolving Credit Commitment Increase, and each such Incremental Revolving Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender (including each such Incremental Revolving Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment after giving effect to such Revolving Credit Commitment Increase. Additionally, if any Revolving Credit Loans are outstanding under a Revolving Credit Facility at the time any Revolving Credit Commitment Increase is implemented under such Revolving Credit Facility, the Revolving Credit Lenders immediately after effectiveness of such Revolving Credit Commitment Increase shall purchase and assign at par such amounts of the Revolving Credit Loans outstanding under such Revolving Credit Facility at such time as the Administrative Agent may require such that each Revolving Credit Lender holds its Applicable Percentage of all Revolving Credit Loans outstanding under such Revolving Credit Facility immediately after giving effect to all such assignments. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.14.
SECTION 2.15    Extensions of Term Loans and Revolving Credit Commitments.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Borrower(s) to all Lenders of any Class of Term Loans or any Class of Revolving Credit Commitments, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments of the applicable Class) and on the same terms to each such Lender, the applicable Borrower(s) is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments of the applicable Class and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings), modifying the amortization schedule in respect of such Lender’s Term Loans and/or modifying any prepayment premium or call protection in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Credit Commitments (as defined below) shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted, it being understood that an Extension may be in the form of an increase in the amount of any outstanding Class of Term Loans or Revolving Credit Commitments otherwise satisfying the criteria set forth below), so long as the following terms are satisfied:
(i)    except as to interest rates, fees and final maturity (which shall be determined by the Borrower Representative and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Class of Revolving Credit Commitments (and related outstandings); provided that at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates,

(ii)    except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower Representative and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer,
(iii)    the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby,
(iv)    any Extended Term Loans may participate (x) on a pro rata basis, greater than pro rata or a less than pro rata basis in any voluntary repayments or prepayments hereunder and (y) on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer,
(v)    if the aggregate principal amount of the Class of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments of such Class, as the case may be, offered to be extended by the applicable Borrower(s) pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments of such Class, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer,
(vi)    all documentation in respect of such Extension shall be consistent with the foregoing, and
(vii)    any applicable Minimum Extension Condition shall be satisfied unless waived by the applicable Borrower(s) and no Lender shall be obligated to extend its Term Loans or Revolving Credit Commitments unless it so agrees.
(b)    With respect to all Extensions consummated by any Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that any applicable Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in such Borrower’s sole discretion and may be waived by such Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.
(c)    No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of any Class of Revolving Credit Commitments, the consent of the relevant L/C Issuer (if such L/C Issuer is being requested to issue letters of credit with respect to the Class of Extended Revolving Credit Commitments), which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Loan Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize and direct the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new Classes in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.15 (and to the extent any such amendment is consistent with the terms of this Section 2.15 (as reasonably determined by the Borrower Representative), the Administrative Agent shall be deemed to have consented to such amendment, and no such consent of the Administrative Agent shall be necessary to have such amendment become effective).
(d)    In connection with any Extension, the Borrower Representative shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15; provided that, failure to give such notice shall in no way affect the effectiveness of any amendment entered into to effectuate such Extension in accordance with this Section 2.15.
SECTION 2.16    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(d)    the Commitment Fee shall cease to accrue on any of the Revolving Credit Commitments of such Defaulting Lender pursuant to Section 2.09(a);
(e)    the Commitment, Outstanding Amount of Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Required Revolving Credit Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that any waiver, amendment or modification of a type described in clause (a), (b) or (c) of the first proviso in Section 10.01 that would apply to the Commitments or Loan Obligations owing to such Defaulting Lender shall require the consent of such Defaulting Lender with respect to the effectiveness of such waiver, amendment or modification with respect to the Commitments or Loan Obligations owing to such Defaulting Lender;
(f)    if any L/C Exposure or Swingline Loans exists at the time a Lender under the Revolving Credit Facility becomes a Defaulting Lender then:
(%4)    all or any part of the L/C Exposure and US Revolving Credit Exposure in respect of Swingline Loans of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s L/C Exposure and US Revolving Credit Exposure in respect of Swingline Loans does not exceed the total of all non-Defaulting Lenders’ relevant Commitments;
(%4)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three (3) Business Days following notice by the Administrative Agent, (A) Cash Collateralize for the benefit of the L/C Issuer only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure and (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(f) for so long as such L/C Exposure is outstanding and (B) repay the Swingline Loans in an amount of such Defaulting Lender’s US Revolving Credit Exposure in respect of Swingline Loans, as applicable;

(%4)    if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(h) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized;
(%4)    if the L/C Exposures of the non-Defaulting Lenders are increased pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) and 2.03(h) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;
(%4)    if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuer or any other Lender hereunder, all letter of credit fees payable under Section 2.03(h) with respect to such portion of such Defaulting Lender’s L/C Exposure shall be payable to the L/C Issuer until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized; and
(vi)    subject to Section 10.23, no reallocation pursuant to this Section 2.16 shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(g)    so long as (A) such Lender is a Defaulting Lender under a relevant Revolving Credit Facility, the relevant L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or Cash Collateral will be provided by the Borrowers in accordance with Section 2.16(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(c)(i) (and such Defaulting Lender shall not participate therein) and (B) such Lender is a Defaulting Lender under the US Revolving Credit Facility, the Swingline Lender shall not be required to fund any Swingline Loans unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure, and participating interests in any newly Swingline Loans shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(c)(i) (and such Defaulting Lender shall not participate therein).
In the event that the Administrative Agent, the Borrowers, and the relevant L/C Issuer and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the relevant L/C Exposures and, as applicable, the US Revolving Credit Exposure in respect of Swingline Loans of the relevant Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the relevant Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Applicable Percentage.
SECTION 2.17    Permitted Debt Exchanges.
(a)    Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by any Term Borrower to all Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the applicable Term Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Class, any Term Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or term loans) (such Indebtedness, “Permitted Debt Exchange Securities” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:
(i)    each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Term Lenders (other than, (x) with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the applicable Term Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act) or (y) any Lender that, if requested by the applicable Term Borrower, is unable to certify that it can receive the type of Permitted Debt Exchange Securities being offered in connection with such Permitted Debt Exchange) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class;
(ii)    the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Securities shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except by an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange;
(iii)    the stated final maturity of such Permitted Debt Exchange Securities is not earlier than the latest Maturity Date for the Class or Classes of Term Loans being exchanged, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such latest maturity date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Permitted Debt Exchange Securities upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof);
(iv)    such Permitted Debt Exchange Securities are not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the latest Maturity Date for the Class or Classes of Term Loans being exchanged, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated, including scheduled offers to repurchase) of such Permitted Debt Exchange Securities shall be permitted so long as the Weighted Average Life to Maturity of such Indebtedness shall be longer than the remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being exchanged;
(v)    no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is or substantially concurrently becomes a Loan Party;
(vi)    if such Permitted Debt Exchange Securities are secured, such Permitted Debt Exchange Securities are secured on a pari passu basis or junior priority basis to the Obligations and (A) such Permitted Debt Exchange Securities are not secured by any assets not securing the Obligations unless such assets substantially concurrently secure the Obligations and (B) the beneficiaries thereof (or an agent or trustee on their behalf) shall have become party to an Acceptable Intercreditor Agreement with the Collateral Agent;
(vii)    the terms and conditions of such Permitted Debt Exchange Securities (excluding pricing and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the Maturity Date of the Class or Classes of Term Loans being exchanged) reflect market terms and conditions at the time of incurrence or issuance; provided that if such Permitted Debt Exchange Securities contain any financial maintenance covenants, such covenants shall not be more restrictive than (or in addition to) those contained in this Agreement (unless such covenants are also added for the benefit of the Lenders under this Agreement, which amendment to add such covenants to this Agreement shall not require the consent of any Lender or Agent hereunder);

(viii)    all Term Loans exchanged under each applicable Class by any Term Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the applicable Term Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the applicable Term Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by the Borrower Representative and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange);
(ix)    if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the applicable Term Borrower pursuant to such Permitted Debt Exchange Offer, then such Term Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the applicable Term Borrower pursuant to such Permitted Debt Exchange Offer, then such Term Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;
(x)    all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower Representative and the Administrative Agent; and
(xi)    any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the applicable Term Borrower.
Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer.
(b)    With respect to all Permitted Debt Exchanges effected by any Term Borrower pursuant to this Section 2.17, such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing the applicable Term Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in applicable Term Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the applicable Term Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Sections 2.05, 2.06 and 2.13 do not apply to the Permitted Debt Exchange and the other transactions contemplated by this Section 2.17 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.17.

(c)    In connection with each Permitted Debt Exchange, (i) the applicable Term Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof; provided that, failure to give such notice shall in no way affect the effectiveness of any Permitted Debt Exchange consummated in accordance with this Section 2.17 and (ii) the Borrower Representative, in consultation with the Administrative Agent, acting reasonably, shall establish such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.17; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made. The applicable Term Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than three (3) Business Days prior to the proposed date of effectiveness for such Permitted Debt Exchange (or such shorter period agreed to by the Administrative Agent in its sole discretion) and the Administrative Agent shall be entitled to conclusively rely on such results.
(d)    Each Term Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with any Term Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.
ARTICLE III

Taxes, Increased Costs Protection and Illegality
SECTION 3.01    Taxes.
(a)    Except as provided in this Section 3.01, any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Laws. If any applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document, (i) if such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01), the applicable Lender or Agent (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iv) as soon as practicable after the date of any such payment by any Loan Party, such Loan Party (or the Borrower Representative) shall furnish to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.
(b)    In addition, and without duplication of any obligation set forth in Section 3.01(a), the applicable Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.
(c)    Without duplication of any amounts paid pursuant to Section 3.01(a) or Section 3.01(b), the applicable Borrowers shall jointly and severally indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction in respect of amounts payable under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or Agent (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Agent, shall be conclusive absent manifest error.

(d)    If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit an amount equal to such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund) to the Borrower Representative, net of all reasonable out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the applicable Borrowers, upon the request of the Lender or Agent, as the case may be, shall promptly return an amount equal to such refund (plus any applicable interest, additions to tax or penalties) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Such Lender or Agent, as the case may be, shall, at the Borrower Representative’s request, provide the Borrower Representative with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Notwithstanding anything to the contrary in this Section 3.01(d), in no event will any Lender or Agent be required to pay any amount to any Loan Party pursuant to this Section 3.01(d) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification or additional amounts and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any refund or to make available its Tax returns or disclose any information relating to its Tax affairs (or any other information that it deems confidential) or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
(e)    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower Representative, use commercially reasonable efforts (subject to legal and regulatory restrictions), at the Borrowers’ expense, to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event if doing so would reduce or eliminate amounts payable under Section 3.01(a) or (c); provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.01(a) or (c).
(f)    Each Lender shall, at such times as are reasonably requested by the Borrower Representative or the Administrative Agent, provide the Borrower Representative and the Administrative Agent with any documentation prescribed by applicable Laws, or reasonably requested by the Borrower Representative or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower Representative and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal ineligibility to do so.
Without limiting the generality of the foregoing:
(i)    Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower Representative and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(ii)    Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower Representative and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by applicable Laws or upon the reasonable request of the Borrower Representative or the Administrative Agent), two properly completed and duly signed original copies of whichever of the following is applicable:
(A)    Internal Revenue Service Forms W-8BEN or Form W-8BEN-E, as applicable (or any successor forms), claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(B)    Internal Revenue Service Forms W-8ECI (or any successor forms),
(C)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or the Code, (x) a certificate, in substantially the form of Exhibit K (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest payments under any Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business, and (y) Internal Revenue Service Forms W-8BEN or Forms W-8BEN-E, as applicable (or any successor forms),
(D)    to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by an Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, a United States Tax Compliance Certificate, Internal Revenue Service Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or
(E)    any other form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplemental documentation as may be prescribed by applicable laws to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by applicable Laws and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Notwithstanding any other provision of this Section 3.01(f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(f).
(a)    The Administrative Agent (or any successor thereto) shall provide the Borrower Representative with, (i) if it is a United States person (as defined in Section 7701(a)(30) of the Code), a duly completed Internal Revenue Service Form W-9 certifying that it is exempt from U.S. federal backup withholding, or (ii) if it is not a United States person, (1) with respect to amounts payable to the Administrative Agent for its own account, a duly completed Internal Revenue Service Form W-8ECI or Form W-8BEN-E, as applicable, and (2) with respect to amounts payable to the Administrative Agent on behalf of a Lender, a duly completed Internal Revenue Service Form W-8IMY (together with any required accompanying documentation), and shall update such forms periodically upon the reasonable request of the Borrower Representative. Notwithstanding any other provision of this clause (g), the Administrative Agent shall not be required to deliver any form that such Administrative Agent is not legally eligible to deliver.
(b)    For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer and the references to “Borrower” and “Loan Party” shall include the Term B-2 Borrowers and German Revolving Borrower.
SECTION 3.02    Inability to Determine Rates. If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or the Required Lenders determine that the Eurocurrency Rate for any requested Interest Period with respect to such proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits in Dollars are not being offered to banks in the London interbank market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower Representative may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
SECTION 3.03    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.
(a)    If any Lender determines that as a result of any Change in Law (including with respect to Taxes), or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes indemnifiable under Section 3.01, (ii) Excluded Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes,” (iii) Excluded Taxes described in clause (a) of the definition of “Excluded Taxes” to the extent such Taxes are imposed on or measured by such Lender’s net income or profits (or are franchise Taxes imposed in lieu thereof) or (iv) reserve requirements contemplated by Section 3.03(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that in the case of any Change in Law only applicable as a result of the proviso set forth in the definition thereof, such Lender will only be compensated for such amounts that would have otherwise been imposed under the applicable increased cost provisions and only to the extent the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities.
(b)    If any Lender determines that as a result of any Change in Law regarding capital adequacy or liquidity requirements, or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity requirements, and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.
(c)    The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Representative shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days after receipt of such notice.
(d)    Subject to Section 3.05(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation.
(e)    If any Lender requests compensation under this Section 3.03, then such Lender will, if requested by the Borrowers, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.03(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.03(a), (b), (c) or (d).
SECTION 3.04    Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or
(b)    any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrowers;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.04, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded. Notwithstanding the foregoing, in connection with any Incremental Term Loans, parties thereto shall endeavor to adjust Interest Periods thereon to minimize amounts payable under this Section with respect thereto.

SECTION 3.05    Matters Applicable to All Requests for Compensation.
(a)    Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower Representative setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.
(b)    With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrower Representative shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower Representative of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.03, the Borrower Representative may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.05(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(c)    If the obligation of any Lender to make or continue any Eurocurrency Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.05(b) hereof, such Lender’s Eurocurrency Rate Loans denominated in Dollars shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.03 hereof that gave rise to such conversion no longer exist:
(i)    to the extent that such Lender’s Eurocurrency Rate Loans denominated in Dollars have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and
(ii)    all Loans denominated in Dollars that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.
(d)    If any Lender gives notice to the Borrower Representative (with a copy to the Administrative Agent) that the circumstances specified in Section 3.03 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans denominated in Dollars pursuant to this Section 3.05 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurocurrency Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.
SECTION 3.06    Replacement of Lenders under Certain Circumstances.
(a)    If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.03 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.03, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender becomes a Non-Consenting Lender, (iv) any Lender becomes a Non-Extending Lender and/or, (v) any suspension or cancellation of any obligation of any Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing pursuant to Section 3.07, then the Borrower Representative may, at its election, on prior written notice to the Administrative Agent and such Lender, either (x) replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents or (y) repay the Loans and terminate the Commitments held by any such Lender notwithstanding anything to the contrary herein (including, without limitation Section 2.05, Section 2.06, Section 2.07 or Section 2.13), on a non pro rata basis so long as any accrued and unpaid interest and required fees are paid any such Non-Consenting Lender or Non-Extending Lender.
(b)    Any Lender being replaced pursuant to Section 3.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Notes, if any, evidencing such Loans to the Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans and participations in L/C Obligations, (B) all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or the Loan Parties (as applicable) to such assigning Lender concurrently with such assignment and assumption, any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 3.04 as a consequence of such assignment and, in the case of an assignment of Term Loans in connection with a Repricing Event, the premium, if any, that would have been payable by the Borrowers on such date pursuant to Section 2.05(a)(iv) if such Lender’s Term Loans subject to such assignment had been prepaid on such date shall have been paid by the Borrowers to the assigning Lender and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.
(c)    Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer, or the depositing of Cash Collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.
(d)    In the event that (i) the Borrower Representative or the Administrative Agent have requested that the Lenders (A) consent to a departure or waiver of any provisions of the Loan Documents or (B) agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) solely with respect to clauses (i) and (ii) above, the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.” In the event that the Borrower Representative or the Administrative Agent has requested that the Lenders consent to an extension of the Maturity Date of any Class of Loans as permitted by Section 2.15, then any Lender who does not agree to such extension shall be deemed a “Non-Extending Lender.”
SECTION 3.07    Illegality. If (a) in any applicable jurisdiction, the Administrative Agent, any L/C Issuer or any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, such L/C Issuer or such Lender, as applicable, to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Borrowing to any Loan Party who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia (including, as a result of any illegality due to any economic or financial sanctions administered or enforced by any sanctions authority) or (b) any Lender is advised in writing by a sanctions authority that penalties will be imposed by a sanctions authority as a result of such Lender’s participation in the Agreement or any other business or financial relationship with the Borrowers, in each case of clauses (a) and (b), such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower Representative, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Borrowing shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrower Representative or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
SECTION 3.08    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Loan Obligations hereunder and any assignment of rights by or replacement of a Lender or L/C Issuer.
ARTICLE IV

Conditions Precedent to Credit Extensions
SECTION 4.01    Conditions to Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver by the Administrative Agent) of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or other electronic copies (in each case, followed promptly by originals if requested) unless otherwise specified, each properly executed by a Responsible Officer or managing director (Geschäftsführer) of the respective German Entity of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    executed counterparts of this Agreement, the Guaranty, the Security Agreement (and intellectual property security agreements required thereunder), the Material Foreign Subsidiary Pledge Agreement and each of the other Loan Documents to be entered into on the Closing Date and prior to the initial Credit Extension, in any case, subject to the provisions of this Section 4.01 and together with (except as provided in the Collateral Documents and/or the provisions of this Section 4.01):
(A)    certificates, if any, representing the pledged equity referred to therein accompanied by undated stock powers executed in blank and (if applicable) instruments evidencing the pledged debt referred to therein endorsed in blank, and
(B)    evidence that all other actions, recordings and filings that the Administrative Agent or Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for;
(ii)    a Note executed by the applicable Borrower(s) in favor of each Lender that has requested a Note at least five (5) Business Days in advance of the Closing Date;

(iii)    such certificates (including a certificate substantially in the form of Exhibit L), copies of Organization Documents of the Loan Parties, resolutions or other action and incumbency certificates of Responsible Officers or managing directors (Geschäftsführer) of each Loan Party, evidencing the identity, authority and capacity of each Responsible Officer or managing directors (Geschäftsführer) thereof authorized to act as a Responsible Officer or managing directors (Geschäftsführer) in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date (provided that with respect to the German Entities a commercial register extract (Handelsregisterauszug), the articles of association (Gesellschaftsvertrag) and the shareholder’s list (Gesellschafterliste) shall be delivered);
(iv)    an opinion from Kirkland & Ellis LLP, New York counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender;
(v)    a capacity opinion from Kirkland & Ellis LLP, Germany counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender;
(vi)    an opinion from Dentons Luxembourg, Luxembourg counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender;
(vii)    an opinion from Meyers Breiner & Kent, LLP, Connecticut counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender;
(viii)    a certificate attesting to the Solvency of the US Borrower and its Subsidiaries (on a consolidated basis) on the Closing Date after giving effect to the Transactions, from the US Borrower’s chief financial officer or other officer with equivalent duties;
(ix)    a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension and an associated letter of direction;
(x)    copies of recent customary state level UCC lien, tax and judgment searches prior to the Closing Date with respect to the Loan Parties located in the United States; and
(xi)    if available in the relevant jurisdiction, good standing certificates or certificates of status, as applicable and bring down telegrams or facsimiles, for each Loan Party.
(b)    All fees and expenses required to be paid on the Closing Date hereunder or pursuant to any agreement in writing entered into by the Borrowers or by Holdings and US Borrower, to the extent, with respect to expenses, invoiced at least three (3) Business Days prior to the Closing Date, shall have been paid in full in cash or will be paid on the Closing Date out of the initial Credit Extension.
(c)    Prior to or substantially simultaneously with the initial Credit Extension, (i) the Refinancing shall have been consummated and (ii) the Acquisition shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement.
(d)    The Lead Arrangers shall have received (i) the Audited Financial Statements and (ii) the Unaudited Financial Statements.

(e)    The Administrative Agent and the Arrangers shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrowers and Holdings as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or the Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.
(f)    The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(g)    No Default shall exist, or would result from the proposed Credit Extension on the Closing Date or from the application of the proceeds therefrom.
(h)    The Administrative Agent shall have received a certificate, dated as of the Closing Date, of a Responsible Officer of the Borrower Representative, confirming compliance with the condition precedent set forth in Section 4.01(c), (f) and (g).
The making of the initial Credit Extensions by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 4.01 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.
Notwithstanding the foregoing, to the extent any security interest in the Collateral is not or cannot be provided on the Closing Date (other than the pledge and perfection of security interest in (i) assets that may be perfected by the filing of a financing statement under the UCC and (ii) the Equity Interest of the US Borrower and the Domestic Subsidiaries of the US Borrower and pursuant to the Material Foreign Subsidiary Pledge Agreement after the Borrowers’ use of commercially reasonable efforts to do so without undue burden or expense (to the extent required by the definition of “Collateral and Guarantee Requirement”), then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability and initial funding of the Loans on the Closing Date but may, if required, instead be delivered and/or perfected in accordance with Section 6.12(b) hereof.
SECTION 4.02    Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension after the Closing Date and any requests for Incremental Revolving Credit Commitments which are established, but not drawn on the date of the effectiveness of such facility (other than (x) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans or (y) a Credit Extension in connection with a Permitted Acquisition or other Investment, which are subject to the LCT Provisions) is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)    The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than (i) a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans or (ii) a Credit Extension of Incremental Term Loans in connection with a Permitted Acquisition or other Investment which are subject to the LCT Provisions) submitted by the Borrower Representative shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V

Representations and Warranties
Holdings and each Borrower represents and warrants to the Agents and the Lenders that:
SECTION 5.01    Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (provided that with respect to the German Entities the concept of good standing does not exist under the laws of the Federal Republic of Germany), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to Holdings and the Borrowers), (b)(i), (c), (d) or (e), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii) result in the creation of any Lien (other than under the Loan Documents and Liens subject to an Acceptable Intercreditor Agreement) or (iv) violate any material Law; except (in the case of clauses (b)(ii) and (b)(iv)), to the extent that such conflict, breach, contravention, payment or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.04    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
SECTION 5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the consolidated financial condition of Holdings and its Restricted Subsidiaries as of the dates thereof, and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Administrative Agent prior to the Closing Date.
(b)    Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
Each Lender and the Administrative Agent hereby acknowledges and agrees that Holdings and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default under the Loan Documents.
SECTION 5.06    Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower Representative, threatened in writing or contemplated, at law, in equity, in arbitration or by or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
SECTION 5.07    Ownership of Property; Liens.
(a)    Each Loan Party and each of its Subsidiaries has good and valid title to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, Permitted Liens and any Liens and privileges arising mandatorily by Law and, in each case, except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    As of the Closing Date, there are no Material Real Properties other than those listed on Schedule 5.07(b) hereof.
SECTION 5.08    Environmental Compliance. Except as set forth on Schedule 5.08 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)    there are no pending or, to the knowledge of the Borrower Representative, threatened claims, actions, suits, notices of violation, notices of potential responsibility or proceedings by or against Holdings or any of its Restricted Subsidiaries alleging potential liability or responsibility for violation of any Environmental Law.
(b)    there has been no Release of Hazardous Materials by any of the Loan Parties or any other Restricted Subsidiary at, on, under or from any property currently or formerly owned or operated by any Loan Party or their Restricted Subsidiaries which is subject to any pending claim or remedial action requirement which would, reasonably be expected to give rise to material liability under Environmental Laws;

(c)    neither Holdings nor any of its Restricted Subsidiaries is currently undertaking, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any location pursuant to the order of any Governmental Authority or the requirements of any Environmental Law which would reasonably be expected to give rise to liability under Environmental Laws;
(d)    to the knowledge of Holdings and its Restricted Subsidiaries all Hazardous Materials transported by or on behalf of Holdings and its Restricted Subsidiaries from any property currently or formerly owned or operated by any Loan Party or any other Restricted Subsidiary for off-site disposal have been disposed of in compliance with any Environmental Laws; and
(e)    the Loan Parties and each other Restricted Subsidiary and their respective businesses, operations and properties are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses or approvals required under Environmental Laws for their current operations.
SECTION 5.09    Taxes. Holdings and each of its Restricted Subsidiaries has timely filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or IFRS, as applicable, or (b) failures to file or pay as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to Holdings or any of its Restricted Subsidiaries that would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 5.10    Compliance with ERISA.
(a)    Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan and Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and applicable foreign laws, respectively.
(b)    (i) No ERISA Event or similar event with respect to a Foreign Plan has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10, as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(c)    The Borrowers represent and warrant as of the Closing Date that the Borrowers are not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; or (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code.
SECTION 5.11    Subsidiaries; Equity Interests. As of the Closing Date, neither the US Borrower nor any other Loan Party has any direct Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrowers and their respective direct Subsidiaries have been validly issued, are fully paid and, in the case of Equity Interests representing corporate interests, nonassessable and, on the Closing Date, all Equity Interests owned directly or indirectly by Holdings or any other Loan Party are owned free and clear of all Liens except for Permitted Liens. As of the Closing Date, Schedule 5.11 (a) sets forth the name and jurisdiction of organization or incorporation of each direct Subsidiary of a Loan Party, (b) sets forth the ownership interest of

Holdings, the Borrowers and any of the Loan Parties in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.
SECTION 5.12    Margin Regulations; Investment Company Act.
(a)    No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings and no Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the FRB.
(b)    None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
SECTION 5.13    Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent, any Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower Representative represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.
SECTION 5.14    Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are used in or reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower Representative, without violation of the rights of any Person, except to the extent such failures to own, license or possess or violations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights is pending or, to the knowledge of the Borrower Representative, threatened against any Loan Party or its Subsidiary, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
SECTION 5.15    Solvency. On the Closing Date after giving effect to the Transactions, the US Borrower and its Subsidiaries, on a consolidated basis, are Solvent and no German Entity is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung), or is overindebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung). For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
SECTION 5.16    Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on and security interests in, the Collateral described therein and to the extent intended to be created thereby, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), the Liens created by such Collateral Documents will constitute so far as possible under relevant Law fully perfected first-priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.

SECTION 5.17    Use of Proceeds. The proceeds of the Term B Loans and the Revolving Credit Loans shall be used in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.
SECTION 5.18    Patriot Act. (i) Neither any Borrower nor any other Loan Party is in material violation of any material laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the USA PATRIOT Act. (ii) The use of proceeds of the Loans will not violate in any material respect the Trading with the Enemy Act, as amended or any of the foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V); provided that this Section 5.18 shall not be interpreted or applied in relation to it, any Loan Party, any directors or officers, or any Secured Party to the extent that the representations made pursuant to this Section 5.18 violate or expose such entity or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) that are applicable to such entity (including EU Regulation (EC) 2271/96) and Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)).
SECTION 5.19    Sanctioned Persons. None of Holdings, the Borrowers or any of their respective Restricted Subsidiaries is currently the target of any U.S. sanctions administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department or the U.S. Department of State or of any other sanctions legally applicable to such parties (collectively, “Sanctions”). The Borrowers will not directly or to their knowledge, indirectly, use the proceeds of the Loans to fund any activity or business with (i) any individual or entity, or (ii) in any country or territory, that, at the time of such funding, is the target of any Sanctions, in either case of (i) or (ii), unless the use of proceeds to fund such activity or business would be permissible for an individual who, or entity that is, required to comply with applicable Sanctions; provided that this Section 5.19 shall not be interpreted or applied in relation to it, any Loan Party, any directors or officers, or any Secured Party to the extent that the representations made pursuant to this Section 5.19 violate or expose such entity or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) that are applicable to such entity (including EU Regulation (EC) 2271/96) and Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)).
SECTION 5.20    FCPA. No part of the proceeds of the Loans will be used, directly, or, to the knowledge of the Borrowers, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Neither Holdings nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower Representative, any director or officer of Holdings or its Restricted Subsidiaries, has taken any action, directly or indirectly, that would result in a violation in any material respect by any such Person of the FCPA or any other anti-corruption laws; provided that this Section 5.20 shall not be interpreted or applied in relation to it, any Loan Party, any directors or officers, or any Secured Party to the extent that the representations made pursuant to this Section 5.20 violate or expose such entity or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) that are applicable to such entity (including EU Regulation (EC) 2271/96) and Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)).
SECTION 5.21    No EEA Financial Institution. No Loan Party is an EEA Financial Institution.
ARTICLE VI

Affirmative Covenants
So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), Holdings (solely with respect to Section 6.01) and the US Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Restricted Subsidiary to:
SECTION 6.01    Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:
(a)    as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings ending after the Closing Date, a consolidated balance sheet of Holdings as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and including a customary management summary of operating results, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification (other than an emphasis of matter paragraph) (other than (x) with respect to, or resulting from, a current debt maturity, (y) any potential default or event of default of any financial covenant under this Agreement and/or any other Indebtedness and/or (z) exceptions for qualifications relating to change in accounting principles or practices reflecting a change in GAAP and required or approved by such independent certified public accountants) or any qualification or exception as to the scope of such audit; provided that if the independent auditor provides an attestation and a report with respect to management’s report on internal control over financial reporting and its own evaluation of internal control over financial reporting, then such report may include a qualification or limitation due to the exclusion of any acquired business from such report to the extent such exclusion is permitted under rules or regulations promulgated by the SEC or the Public Company Accounting Oversight Board;
(b)    as soon as available, but in any event, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings beginning with the first fiscal quarter ending after the Closing Date, a consolidated balance sheet of Holdings as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes; and
(c)    simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and (b) above the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Holdings and Unrestricted Subsidiaries (if any) from such consolidated financial statements.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings by furnishing Holdings’ Form 10-K or 10-Q, as applicable, filed with the SEC; provided that to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion an independent registered public accounting firm of nationally recognized standing, which statements, report and opinion may be subject to the same exceptions and qualifications as contemplated in Section 6.01(a) (including the proviso thereto).

SECTION 6.02    Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:
(a)    no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower Representative;
(b)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(c)    together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (ii) such other information required by the Compliance Certificate; and
(d)    promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; provided that, notwithstanding anything to the contrary in this Section 6.02(d), none of Holdings or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (z) that is subject to attorney client or similar privilege or constitutes attorney work product; provided further that, in the event that the US Borrower does not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions.
Documents required to be delivered pursuant to Section 6.01(a) and (b) or Section 6.02(a) may be delivered (1) electronically or (2) to the extent that such are publicly available via EDGAR or another publicly available reporting system, by the Borrower Representative advising the Administrative Agent of the filing thereof, and if so delivered pursuant to clause (1), shall be deemed to have been delivered on the date (i) on which the US Borrower posts such documents, or provides a link thereto on the US Borrower’s or Holdings’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the US Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or pursuant to clause (2), shall be deemed to have been delivered on the date the Borrower Representative advises the Administrative Agent of the filing thereof; provided that with respect to clause (1): (i) upon written request by the Administrative Agent, the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower Representative shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
The Borrowers hereby acknowledge that (A) the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Lenders (“Public Lenders”) may be “Public-Side” Lenders (i.e., Lenders that (or have personnel that) do not wish to receive material non-public information with respect to Holdings, the Borrowers or their respective Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower Representative hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower Representative shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, the US Borrower or their respective securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower Representative shall be under no obligation to mark any Borrower Materials “PUBLIC.
SECTION 6.03    Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further distribution to each Lender:
(a)    of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrowers propose to take with respect thereto;
(b)    any litigation or governmental proceeding (including, without limitation, pursuant to any Environmental Laws) pending against Holdings or any of the Subsidiaries that would result in a Material Adverse Effect; and
(c)    of the occurrence of any ERISA Event or similar event with respect to a Foreign Plan that would result in a Material Adverse Effect; and
(d)    of any other event that would have a Material Adverse Effect.
SECTION 6.04    Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) in each case of clauses (a) (other than with respect to the Borrowers) and (b), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) in each case, pursuant to a transaction permitted by Section 7.04 or Section 7.05.
SECTION 6.05    Maintenance of Properties. Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.06    Maintenance of Insurance.
(a)    Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrowers and their respective Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.
(b)    With respect to Loan Parties organized in the United States, (i) such Loan Parties shall use commercially reasonable efforts to procure that such insurance shall provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Collateral Agent of written notice thereof (the Borrower Representative shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (ii) such insurance shall name the Collateral Agent as loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance), as applicable.
SECTION 6.07    Compliance with Laws. (i) Comply in all material respects with the requirements of the USA PATRIOT Act, the FCPA and any U.S. sanctions administered by OFAC or the U.S. Department of State and (ii) comply in all respects with all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation, Environmental Laws, and ERISA), except as to clause (ii) if the failure to comply therewith would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect; provided that this Section 6.07 shall not be interpreted or applied in relation to it, any other Loan Party or any Secured Party to the extent that the obligations under this Section 6.07 would violate or expose such entity or any directors, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) that are applicable to such entity (including EU Regulation (EC) 2271/96) and Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)).
SECTION 6.08    Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be; it being agreed that Holdings and its Restricted Subsidiaries shall only be required to provide such books of record and account in accordance with and to the extent required by the standards set forth in Section 6.09.
SECTION 6.09    Inspection Rights. With respect to any Loan Party, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that, excluding any such visits and inspections during the continuation of any Specified Event of Default or an Event of Default under Section 8.01(b) (solely with respect to the Financial Covenant), the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Specified Event of Default or an Event of Default under Section 8.01(b) (solely with respect to the Financial Covenant) and such inspection shall be at the Borrowers’ sole expense; provided, further, that when any Specified Event of Default or an Event of Default under Section 8.01(b) (solely with respect to the Financial Covenant) exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.09, none of Holdings or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii)

in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that in the event that the Borrowers do not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions.
SECTION 6.10    Covenant to Guarantee Obligations and Give Security. At the Borrowers’ expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
(a)    upon the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.13 of any existing direct or indirect Wholly-Owned Subsidiary as a Restricted Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary or any Restricted Subsidiary that is not a Loan Party merging or amalgamating with a Loan Party in accordance with the proviso in Section 7.04(a):
(%4)    within sixty (60) days after such formation, acquisition, designation or occurrence or such longer period as the Administrative Agent may agree in its reasonable discretion:
(%5)    cause each such Restricted Subsidiary to furnish to the Administrative Agent a description of the Material Real Properties that are not Excluded Property owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;
(%5)    cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) pledges, guarantees, assignments, Security Agreement Supplements and other security agreements and documents or joinders or supplements thereto, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Security Agreement and other Collateral Documents in effect on the Closing Date or required, as of the Closing Date to be delivered in accordance with Section 6.12), in each case granting Liens required by the Collateral and Guarantee Requirement;
(%5)    cause each such Restricted Subsidiary to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (if applicable) instruments evidencing the Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and
(%5)    take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the filing of financing statements and intellectual property security agreements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected first priority Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and
(E)    to the extent reasonably requested by the Administrative Agent, cause each such Restricted Subsidiary to deliver customary board resolutions and officers certificates; and

(%4)    as promptly as practicable after the request therefor by the Collateral Agent and to the extent in the Borrowers’ possession, deliver to the Collateral Agent with respect to each Material Real Property that is not Excluded Property, any existing title reports, title insurance policies and surveys or environmental assessment reports to the extent reasonably available; and
(b)    after the Closing Date, upon the acquisition of any Material Real Property that is not Excluded Property by any Loan Party and upon the acquisition of any Restricted Subsidiary that owns any Material Real Property, if such Material Real Property shall not already be subject to a perfected first priority Lien (subject to Permitted Liens) under the Collateral Documents pursuant to the Collateral and Guarantee Requirement and is required to be, the Borrowers shall (i) provide the Revolving Credit Lenders with notice of the acquisition thereof and of the intention to subject such Material Real Property to a Mortgage pursuant to this Section and (ii) prior to the later of (x) forty-five (45) days after the receipt of notice from the Revolving Credit Lenders of their determination that such Material Real Property is not Excluded Property and (y) within ninety (90) days after such the acquisition of such Material Real Property (or such longer period as the Administrative Agent may agree in its reasonable discretion) cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in paragraph (f) of the definition of “Collateral and Guarantee Requirement” and shall deliver to the Administrative Agent and the Collateral Agent signed copies of opinions, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties regarding the due execution and delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable mortgagor, and such other matters as may be reasonably requested by the Administrative Agent or the Collateral Agent, and each such opinion shall be in form and substance reasonably acceptable to the Administrative Agent; provided that the Borrowers shall provide written notice to the Secured Parties that such Material Real Property shall become subject to a Lien at least 45 days prior to the granting of the Lien over such Material Real Property. If any Lender determines, acting reasonably, that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property pursuant to any Law of the United States or any State thereof, such Lender may notify the Administrative Agent and disclaim any benefit of such Lien to the extent of such illegality; provided that, (x) such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of any other Secured Party and (y) if any such determination or disclaimer shall reduce any recovery, or deemed amount of recovery, from any such Lien, then notwithstanding any sharing of payment or similar provision of this Agreement to the contrary, including any provision of Section 2.13 and/or Section 8.04, such reduction shall be borne solely by the Lender or Lenders making such determination or disclaimer.
(c)    Notwithstanding anything else to the contrary herein, the Term B-2 Borrowers and the German Revolver Borrower shall not be required to provide any guarantees or security (x) with respect to the Term B-2 Borrowers, in respect of the Term B-1 Facility and any Revolving Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by such Term B-2 Borrower and (y) with respect to the German Revolving Borrower, in respect of the US Revolving Facility or any Term B Facility or any other Incremental Facility, Term Loan Commitments or Loans that are not incurred by the German Revolving Borrower, and in each case, shall have no liabilities or Obligations with respect thereto.
SECTION 6.11    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.
SECTION 6.12    Further Assurances and Post-Closing Covenants.
(a)    Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents.
(b)    Within the time periods specified on Schedule 6.12 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 6.12 hereto.
SECTION 6.13    Designation of Subsidiaries.
(a)    Subject to Section 6.13(b) below, the Borrower Representative may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that at no time may any Subsidiary be an Unrestricted Subsidiary hereunder if it is a “restricted Subsidiary” (or term of similar import) for the purpose of any Junior Debt (other than the Senior Unsecured Notes). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the fair market value of the Borrowers’ investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.
(b)    The Borrowers may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless no Event of Default exists or would result therefrom.
SECTION 6.14    Payment of Taxes. Holdings and each of the Borrowers will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of Holdings, the Borrowers or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither Holdings, the Borrowers nor any of the Restricted Subsidiaries shall be required to pay any such Tax or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or IFRS, as applicable, or which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.
SECTION 6.15    Maintenance of Ratings. The US Borrower will use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the US Borrower, and (ii) a public rating (but not any specific rating) in respect of each of the Term B Facilities from each of S&P and Moody’s.
ARTICLE VII

Negative Covenants
So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), none of Holdings (solely with respect to Section 7.13) nor the US Borrower shall, nor shall it permit any of the Restricted Subsidiaries to, directly or indirectly:
SECTION 7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the date hereof securing Indebtedness or other obligations (x) with an individual value not in excess of $5,000,000 or (y) listed on Schedule 7.01(b) and in each case of the foregoing clauses (x) and (y), any modifications, replacements, refinancings, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;
(c)    Liens for taxes, assessments or governmental charges (i) which are not overdue for a period of more than thirty (30) days, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;
(d)    statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business (i) which secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;
(e)    (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance, general liability or property insurance and/or other social security legislation (including, without limitation, any Indebtedness incurred pursuant to Section 8a of the German Old Age Employees Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV)); (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Restricted Subsidiaries; and (iii) over bank accounts pursuant to the general terms and conditions of banks or savings banks (Allgemeine Bedingungen der Banken oder Sparkassen);
(f)    Liens to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business and obligations in respect of letters of credit, bank guarantee or similar instruments that have been posted to support the same;
(g)    easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole, and any exception on the Mortgage Policies issued in connection with the Mortgaged Property;

(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(i)    Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;
(j)    leases, licenses, subleases or sublicenses and Liens on the property covered thereby which do not (i) interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;
(k)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(l)    Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, (ii) in favor of a banking or other financial institution or entities and/or electronic payment service providers arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry and (iii) arising by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts or cash management arrangements;
(m)    Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 7.05 and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(n)    [reserved];
(o)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) any Indebtedness secured thereby is permitted under Section 7.03(f) and/or Section 7.03(r)(i);
(p)    any interest or title of a lessor or sublessor under leases or subleases entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;
(q)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;
(r)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;
(s)    Liens arising from precautionary Uniform Commercial Code financing statement filings or any equivalent filings in respect of any leases;
(t)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(u)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;
(v)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(w)    the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (o) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;
(x)    ground leases in respect of real property on which facilities owned or leased by Holdings or any of its Restricted Subsidiaries are located;
(y)    Liens on property of a Non-Loan Party securing Indebtedness that is permitted pursuant to Section 7.03 or other obligations of such Non-Loan Party;
(z)    Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(aa)    Liens securing obligations that do not constitute Indebtedness;

(bb)    Liens securing Indebtedness permitted pursuant to Section 7.03(m);
(cc)    other Liens; provided that at the time of incurrence of the obligations secured thereby, the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause shall not exceed the greater of (x) $250,000,000 and (y) 45% of Consolidated EBITDA as of the last day of the most recently ended Test Period;
(dd)    Liens securing Indebtedness or other obligations, provided, that at the time of incurrence of the Indebtedness or other obligations secured thereby, in the case of (x) Liens securing Indebtedness or other obligations on the Collateral that are pari passu with the Lien on the Collateral securing the Obligations, the First Lien Leverage Ratio does not exceed 2.50:1.00, (y) Liens securing Indebtedness or other obligations on the Collateral that are junior to the Lien on the Collateral securing the Obligations, the Secured Leverage Ratio does not exceed 3.50:1.00 and (z) Liens securing Indebtedness or other obligations on assets that are not Collateral, the Total Leverage Ratio does not exceed 4.00:1.00, in each case, calculated on a Pro Forma Basis, including the application of the proceeds thereof, as of the last day of the most recently ended Test Period.
(ee)    (y)    Liens securing (i) Indebtedness permitted under Section 7.03(r), Section 7.03(s), 7.03(t), Section 7.03(w) and Section 7.03(y), in each case, to the extent contemplated by, and subject to the limitations set forth in such provisions; provided that, to the extent such Lien is on the Collateral, the beneficiaries thereof (or an agent or trustee on their behalf) shall have become party to an Acceptable Intercreditor Agreement pursuant to the terms thereof;
(ff)    with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Law;
(gg)    Liens on receivables and related assets arising in connection with a Qualified Securitization Financing;
(hh)    any Lien required to be granted under mandatory German law in favor of creditors as a consequence of a merger or a conversion permitted under this Agreement;
(ii)    Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs;
(jj)    Liens on property and assets used to satisfy or discharge Indebtedness; provided that, such satisfaction or discharge is permitted hereunder;
(kk)    receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(ll)    Liens on cash or permitted Investments securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;
(mm)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(nn)    Liens on Equity Interests of Unrestricted Subsidiaries;

(oo)    Liens arising as a result of a Permitted Sale Leaseback or other sale-leaseback permitted by Section 7.05; and
(pp)    Liens on assets that do not constitute Collateral (including any assets or property held in Escrow).
For purposes of determining compliance with this Section 7.01, if any Lien (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrowers may divide and classify such Lien (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Lien so long as the Lien (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
SECTION 7.02    Investments. Make any Investments, except:
(a)    Investments by Holdings or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;
(b)    loans or advances to officers, directors, managers, partners and employees of Holdings (or any direct or indirect parent thereof), the Borrowers or their respective Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (provided that the proceeds of any such loans and advances shall be contributed to the Borrowers in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed the greater of (x) $30,000,000 and (y) 5.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;
(c)    asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing or development arrangements with other Persons, in each case in the ordinary course of business;
(d)    Investments (i) by any Loan Party in any other Loan Party (other than Holdings), (ii) by any Restricted Subsidiary that is not a Loan Party in any Loan Party (other than Holdings), (iii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party and (iv) by any Loan Party in any Restricted Subsidiary that is not a Loan Party;
(e)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(f)    Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted (other than, in each case, by reference to this Section 7.02) under Section 7.01, Section 7.03, Section 7.04, Section 7.05 and Section 7.06, respectively;
(g)    Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the date hereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h)    Investments in Swap Contracts permitted under Section 7.03(g);
(i)    promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;
(j)    the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person by a Borrower or Restricted Subsidiary, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of Holdings (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that (i) after giving effect to any such purchase or other acquisition and subject to the LCT Provisions, (A) no Specified Event of Default shall have occurred and be continuing and (B) the applicable Borrower or Restricted Subsidiary is in compliance with Section 7.10 and (ii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become Guarantors, in each case in accordance with Section 6.10;
(k)    the Transactions;
(l)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practice;
(m)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers from financially troubled account debtors or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(n)    Investments as valued at cost at the time each such Investment is made and including all related commitments for future Investments, in an amount not exceeding the Available Amount; provided that at the time of making any such Investment, with respect to any Investment made utilizing amounts specified in clause (b) of the definition of “Available Amount,” no Specified Event of Default shall have occurred and be continuing;
(o)    advances of payroll payments to employees in the ordinary course of business;
(p)    loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such direct or indirect parent in accordance with Section 7.06; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06 by a corresponding amount (if such applicable provision of Section 7.06 contains a maximum amount);
(q)    Investments held by a Restricted Subsidiary acquired after the Closing Date or of a corporation or company merged into a Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)    Guarantee Obligations of Holdings or any of its Restricted Subsidiaries in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(s)    Investments to the extent that payment for such Investments is made with Qualified Equity Interests of Holdings (other than any Cure Amount); provided that, any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests shall otherwise be permitted pursuant to this Section 7.02;
(t)    other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $250,000,000 and (y) 45% of Consolidated EBITDA as of the last day of the most recently ended Test Period plus (ii) an amount equal to any unused amounts reallocated from Section 7.06(j) and Section 7.08(a)(iii);
(u)    Investments (i) in connection with a Qualified Securitization Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing;
(v)    Investments in JV Entities and Unrestricted Subsidiaries in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding (i) the greater of (x) $150,000,000 and (y) 25.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;
(w)    contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrowers;
(x)    Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Investments were not entered into in contemplation of such redesignation;
(y)    other Investments; provided that, at the time of such Investment, the Total Leverage Ratio of Holdings and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 3.50:1.00;
(z)    Investments existing or contemplated on the Closing Date (x) with an individual value not in excess of $5,000,000 or (y) set forth on Schedule 7.02 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.02 is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;
(aa)    Investments in connection with tax planning and reorganization activities; provided that, after giving effect to, any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not (and will not) be materially impaired;
(bb)    Investments in an amount equal to the aggregate amount of cash contributions made after the Closing Date to the US Borrower (or to Holdings and then contributed from Holdings to the Borrower) in exchange for Qualified Equity Interests of the US Borrower (or Holdings), except to the extent utilized in connection with any other transaction permitted by Section 7.06 or Section 7.08, and except to the extent such amount increases the Available Amount or constitutes a Cure Amount;
(cc)    Investments in a Similar Business after the Closing Date in an aggregate amount for all such Investments not to exceed, at the time such Investment is made and after giving effect to such Investment, the sum of (i) an amount equal to the greater of (x) $150,000,000 and (y) 25.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period as of such time plus (ii) the aggregate amount of any cash repayment of or return on such Investments theretofore received by Holdings or any Restricted Subsidiary after the Closing Date;
(dd)    the forgiveness or conversion to equity of any intercompany Indebtedness owed to Holdings or any of its Restricted Subsidiaries or the cancellation or forgiveness of any Indebtedness owed to Holdings (or any Parent Company) or a Subsidiary from any members of management of Holdings (or any Parent Company) or any Subsidiary, in each case permitted by Section 7.03;
(ee)    loans and advances to Advanced Refining Technologies LLC in an aggregate amount not to exceed $100,000,000 at any time outstanding;
(ff)    Investments in Grace FCC Catalysts Middle East LLC in an aggregate amount not to exceed $150,000,000;
(gg)     Investments in any captive insurance companies that are Restricted Subsidiaries in an aggregate amount not to exceed 150% of the minimum amount of capital required under the laws of the jurisdiction in which such captive insurance companies is formed (plus any excess capital generated as a result of any such prior investment that would result in a materially unfavorable tax or reimbursement impact if distributed), and other investments in any captive insurance companies that are Restricted Subsidiaries to cover reasonable general corporate and overhead expenses of such captive insurance companies;
(hh)    Investments by any captive insurance companies that are Restricted Subsidiaries;
(ii)    Investments in any captive insurance companies that are Restricted Subsidiaries in connection with a push down by the US Borrower of insurance reserves;
(jj)    Investments by any Foreign Subsidiary in debt securities issued by any nation in which such Foreign Subsidiary has cash which is the subject of restrictions on export, or any agency or instrumentality of such nation or any bank or other organization organized in such nation, in an aggregate amount not to exceed $50,000,000 at any time outstanding;
(kk)    to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business; and
(ll)    any Investments made to comply with the requirements of Section 8a of the German Old Age Employees Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV).
For purposes of determining compliance with this Section 7.02, if any Investment (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrowers may divide and classify such

Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
SECTION 7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness of Holdings and any of its Restricted Subsidiaries under the Loan Documents;
(b)    [Reserved];
(c)    Indebtedness existing on the date hereof (x) with an individual value not in excess of $5,000,000 or (y) listed on Schedule 7.03(c) and in each case of the foregoing clauses (x) and (y), any Permitted Refinancing thereof;
(d)    Guarantee Obligations of Holdings and its Restricted Subsidiaries in respect of Indebtedness of Holdings or any of its Restricted Subsidiaries otherwise permitted hereunder (except that an Immaterial Subsidiary may not, by virtue of this Section 7.03(d), guarantee Indebtedness that such Immaterial Subsidiary could not otherwise incur under this Section 7.03); provided that, (x) if the Indebtedness being guaranteed is subordinated to the Loan Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Loan Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (y) Guarantee Obligations made by a Loan Party with respect to Indebtedness of a Non-Loan Party must be permitted pursuant to Section 7.02;
(e)    Indebtedness of Holdings or any of its Restricted Subsidiaries owing to Holdings or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 3.02 of the Guaranty (but only to the extent permitted by applicable law and not giving rise to material adverse tax consequences);
(f)    (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement), (ii) Attributable Indebtedness arising out of Permitted Sale Leasebacks and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided that the aggregate principal amount of Indebtedness (including without limitation Attributable Indebtedness, but excluding Attributable Indebtedness incurred pursuant to clause (ii)) under this Section 7.03(f) does not exceed, at the time of the incurrence thereof, the greater of (x) $90,000,000 and (y) 15.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;
(g)    Indebtedness in respect of Swap Contracts not for speculative purposes (i) entered into to hedge or mitigate risks to which Holdings or any Subsidiary has actual or anticipated exposure (other than those in respect of shares of capital stock or other equity ownership interests of Holdings or any Subsidiary), (ii) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings or any Subsidiary and (iii) entered into to hedge commodities, currencies, general economic conditions, raw materials prices, revenue streams or business performance;

(h)    obligations of non-wholly owned Foreign Subsidiaries that are Restricted Subsidiaries in respect of Disqualified Equity Interests in an amount not to exceed $10,000,000 at any time outstanding;
(i)    Indebtedness representing deferred compensation to employees of Holdings (or any direct or indirect parent of Holdings) and its Restricted Subsidiaries incurred in the ordinary course of business;
(j)    Indebtedness to future, present or former directors, officers, members of management, employees or consultants of Holdings or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06(f);
(k)    Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;
(l)    Indebtedness consisting of obligations of Holdings (or any direct or indirect parent of Holdings) or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted hereunder;
(m)    Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, cash pooling arrangements, purchase card and similar arrangements in each case incurred in the ordinary course;
(n)    Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(o)    Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or any Indebtedness to comply with the requirements of Section 8a of the German Old Age Employees Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);
(p)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
(q)    Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;
(r)    Indebtedness (whether secured or unsecured) (i) in an unlimited amount, of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary) after the date hereof and/or any other Indebtedness otherwise assumed in connection with an acquisition or any other Investment not prohibited hereunder, to the extent in the case of this clause (i), such Indebtedness was not incurred in contemplation of such acquisition or other Investment and such Indebtedness constitutes the obligations of only such newly acquired Restricted Subsidiary, (ii) incurred in connection with a Permitted Acquisition or other Investment not prohibited hereunder, in an aggregate principal amount for this clause (ii), not to exceed, at the time of the incurrence thereof, (A) the greater of (x) $150,000,000 and (y) 25.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period plus (B) an additional amount so long as after giving Pro Forma Effect thereto (x) in the case of Indebtedness secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations, the First Lien Leverage Ratio does not exceed the greater of 2.50:1.00 and the First Lien Leverage Ratio at the end of the most recently ended Test Period, (y) in the case of Indebtedness secured by a Lien on the Collateral that ranks junior to the Liens on the Collateral securing the Obligations, the Secured Leverage Ratio does not exceed the greater of 3.50:1.00 and the Secured Leverage Ratio at the end of the most recently ended Test Period and (z) in the case of Indebtedness that is unsecured or secured by assets that are not Collateral, either, at the Borrower Representative’s option, (X) the Total Leverage Ratio does not exceed the greater of 4.00:1.00 and the Total Leverage Ratio at the end of the most recently ended Test Period or (Y) the Interest Coverage Ratio is no less than the lesser of 2:00:1.00 and the Interest Coverage Ratio at the end of the most recently ended Test Period and (iii) incurred in connection with a Permitted Acquisition or other Investment not prohibited hereunder and/or any other purpose not prohibited by this Agreement, in an aggregate principal amount for clause (iii), not to exceed an unlimited amount so long as after giving Pro Forma Effect thereto (x) in the case of Indebtedness secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations, the First Lien Leverage Ratio does not exceed 2.50:1.00 (or, to the extent such Indebtedness is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 2.50:1.00 and the First Lien Leverage Ratio at the end of the most recently ended Test Period), (y) in the case of Indebtedness secured by a Lien on the Collateral that ranks junior to the Liens on the Collateral securing the Obligations, the Secured Leverage Ratio does not 3.50:1.00 (or, to the extent such Indebtedness is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 3.50:1.00 and the Secured Leverage Ratio at the end of the most recently ended Test Period) and (z) in the case of Indebtedness that is unsecured or secured by assets that are not Collateral, either, at the Borrower Representative’s option (X) the Total Leverage Ratio does not exceed 4.00:1.00 (or, to the extent such Indebtedness is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 4.00:1.00 and the Total Leverage Ratio at the end of the most recently ended Test Period) or (Y) the Interest Coverage Ratio is no less than 2:00:1.00 (or, to the extent such Indebtedness is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the lesser of 2.00:1.00 and the Interest Coverage Ratio at the end of the most recently ended Test Period); provided that, such Indebtedness incurred under clauses (ii) and (iii) (1) shall not mature prior to the Term B Loan Maturity Date and shall have a Weighted Average Life to Maturity not shorter than the Weighted Average Life to Maturity of the Term B Loans (other than, in each case, Inside Maturity Loans)), (2) (I) any such Indebtedness of any Subsidiaries that are non-Loan Parties under the ratios specified in clause (ii)(B) (when taken together with any Indebtedness incurred by non-Loan Parties under clause (iii) of this Section 7.03(r) and Section 7.03(cc) shall not exceed, at the time of the incurrence thereof, the greater of (X) $300,000,000 and (Y) 55.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period) and (II) any such Indebtedness of any Subsidiaries that are not Loan Parties under the ratios specified in clause (iii) (when taken together with any Indebtedness incurred by non-Loan Parties under clause (ii)(B) of this Section 7.03(r) and Section 7.03(cc)) shall not exceed, at the time of the incurrence thereof, the greater of (X) $300,000,000 and (Y) 55.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period and (3) in the case of any such Indebtedness in the form of Qualifying Term Loans incurred in reliance on clauses (ii)(B)(x) or (iii)(x), shall be subject to the MFN Provisions;
(s)    Indebtedness incurred by a Non-Loan Party, and guarantees thereof by any Non-Loan Party, (x) in an aggregate principal amount not to exceed, at the time of the incurrence thereof, the greater of (i) $275,000,000 and (ii) 50% of Consolidated EBITDA as of the last day of the most recently ended Test Period and (y) under working capital lines, lines of credit or overdraft facilities (to the extent such Indebtedness are not secured by assets constituting Collateral and are non-recourse to the Loan Parties);
(t)    Incremental Equivalent Debt;
(u)    additional Indebtedness in an aggregate principal amount not to exceed, at the time of the incurrence thereof, the greater of (x) $250,000,000 and (y) 45% of Consolidated EBITDA as of the last day of the most recently ended Test Period;
(v)    Indebtedness in an aggregate principal amount not exceeding the Available Amount, provided that (i) at the time of the incurrence of such Indebtedness made utilizing amounts specified in clause (b) of the definition of “Available Amount”, no Specified Event of Default shall have occurred and be continuing or would result therefrom and (ii) such Indebtedness shall not mature prior to the Term B Loan Maturity Date and shall have a Weighted Average Life to Maturity not shorter than the Weighted Average Life to Maturity of the Term B Loans (other than Inside Maturity Loans);
(w)    (i) Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) incurred by the Borrowers to the extent that 100% of the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied solely to the prepayment of Term Loans or the replacement of Revolving Credit Commitments in accordance with Section 2.05(b)(iii); provided that (A) if such Indebtedness is secured on a junior basis to such Term Loans or Revolving Credit Loans, as applicable, or is unsecured, such Indebtedness shall not mature earlier than the date that is 91 days after the Maturity Date with respect to the relevant Term Loans or Revolving Credit Loans, as applicable, being refinanced, (B) other than Inside Maturity Loans, such Indebtedness shall not mature prior to the Maturity Date of the Term Loans or Revolving Credit Loans, as applicable, being refinanced and, as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness (other than revolving loans) shall not be shorter than that of then-remaining Term Loans being refinanced, (C) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary (other than the Term B-2 Borrowers) is a Subsidiary Guarantor which shall have previously or substantially concurrently guaranteed the Obligations, (D) subject to clause (h) of the “Collateral and Guarantee Requirement”, such Indebtedness is not secured by any assets not securing the Obligations unless such assets substantially concurrently secure the Obligations; provided, that in no event shall any German Collateral or any assets of the Term B-2 Borrowers or any other Foreign Subsidiary be required to secure any Obligations other than the German Obligation of the Term B-2 Borrowers with respect to the Term B-2 Loans, (E) the terms and conditions of such Indebtedness (excluding pricing, call protection, premiums and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the maturity date of the Loans being refinanced) shall be either, taken as a whole, no more favorable to the lenders providing such Indebtedness, in their capacity as such or be on market terms at the time of the establishment of such Indebtedness (in each case, as reasonably determined by the Borrower Representative) (except for (x) covenants or other provisions applicable only to periods after the latest maturity date of the relevant Loans being refinanced or (y) to the extent any more restrictive covenant or provision is added for the benefit of (A) with respect to any such Indebtedness incurred as term B loans, such covenant or provision is also added for the benefit of each Facility remaining outstanding after the incurrence or issuance of such Indebtedness or (B) with respect to any revolving facility or Customary Term A Loans, such covenant or provision (except to the extent only applicable after the maturity date of the Revolving Credit Facility) is also added for the benefit of the Revolving Credit Facility to the extent it remains outstanding after the incurrence of such Indebtedness; it being understood and agreed that in each such case, no consent of the Administrative Agent and/or any Lender shall be required in connection with adding such covenant or provision), and (G) such Indebtedness shall not be in a principal amount in excess of the amount of Term Loans or Revolving Credit Commitments, as applicable, so refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid and unused commitments, and fees and expenses reasonably incurred, in connection with such refinancing and (ii) any Permitted Refinancing thereof;
(x)    Indebtedness with respect to any Qualified Securitization Financing;
(y)    Indebtedness in respect of Permitted Debt Exchange Securities incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.17 and any Permitted Refinancing thereof;
(z)    [reserved]; and
(aa)    Indebtedness of the US Borrower or any Restricted Subsidiary incurred under any Designated Credit Lines;
(bb)    all premiums (if any), interest (including post-petition interest, capitalized interest or interest otherwise payable in kind), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses of this Section 7.03; and
(cc)    any other Indebtedness; provided that at the time of such incurrence, (1) the Interest Coverage Ratio shall be not less than 2.00:1.00, as of the last day of the most recently ended Test Period calculated on a Pro Forma Basis and (2) any such Indebtedness incurred by any Subsidiaries that are non-Loan Parties (when taken together with any Indebtedness incurred by non-Loan Parties under clause(r)(B)(ii) or (r)(iii) shall not exceed the greater of (X) $300,000,000 and (Y) 55.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period.
For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described above, the Borrowers may classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03.
The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.
SECTION 7.04    Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)    any Restricted Subsidiary other than a Borrower may merge or amalgamate with any one or more other Restricted Subsidiaries (provided that when any Restricted Subsidiary that is a Loan Party is merging or amalgamating with another Restricted Subsidiary, a Loan Party shall be a continuing or surviving Person, as applicable, or the resulting entity shall succeed as a matter of law to all of the Obligations of such Loan Party);
(b)    (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, (ii) (A) any Restricted Subsidiary may liquidate, dissolve or wind up, and (B) any Restricted Subsidiary may change its legal form, in each case, if the Borrower Representative determines in good faith that such action is in the best interests of the US Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and (iii) any Borrower may change its legal form if it determines in good faith that such action is in the best interests of the Borrowers and their respective Subsidiaries, and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders;
(c)    any Restricted Subsidiary other than a Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively;
(d)    so long as no Event of Default exists or would result therefrom, any Borrower may merge or amalgamate with any other Person; provided that (i) such Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not a Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof or the jurisdiction of such Borrower immediately prior to such merger or consolidation, (B) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) the Successor Company shall cause such amendments, supplements or other instruments to be executed, delivered, filed and recorded (and deliver a copy of same to the Administrative Agent and Collateral Agent) in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Documents on the Collateral owned by or transferred to the Successor Company, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the UCC of the relevant states, (D) the Collateral owned by or transferred to the Successor Company shall (x) continue to constitute Collateral under the Collateral Documents, (y) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (z) not be subject to any Lien other than Permitted Liens, in each case except as otherwise permitted by the Loan Documents, the property and assets of the Person which is merged or consolidated with or into the Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Collateral Documents, (E) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (F) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (G) the Administrative Agent shall have received at least three (3) Business Days prior to the consummation of such merger or consolidation all documentation and other information about the Successor Company as has been reasonably requested in writing at least ten (10) Business Days prior to the consummation of such merger or consolidation that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, (H) all assignment and/or assumption documents relating to such merger or consolidations shall have been satisfactory to the Required Lenders (it being understood and agreed that such assignment and/or assumption documents shall be deemed satisfactory to the Required Lenders without any further action of any other party to this Agreement so long as a notice attaching copies thereof shall have been posted to the Lenders and the Administrative Agent shall not have received, within five Business Days of the date of such notice and posting, a written notice from the Required Lenders stating that the Required Lenders object to such assignments and/or assumptions), (I) at the time of such merger or consolidation, the First Lien Leverage Ratio as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 3.25:1.00 and (J) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Borrower under this Agreement;
(e)    so long as no Event of Default exists or would result therefrom, any Restricted Subsidiary other than a Borrower may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.10;
(f)    the Transactions may be consummated;
(g)    so long as no Event of Default exists or would result therefrom, a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected (other than pursuant to Section 7.05(e)); and
(h)    so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, in each case, by and among the US Borrower and/or its Restricted Subsidiaries, the purpose of which is to effect the Reorganization.
SECTION 7.05    Dispositions. Make any Disposition, except:
(a)    Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings and its Restricted Subsidiaries;
(b)    Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or be abandoned in the ordinary course of business);
(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);
(d)    Dispositions of property to Holdings or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party, (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02, or (iii) such Disposition shall consist of the transfer of Equity Interests in or Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary;
(e)    Dispositions permitted (other than by reference to this Section 7.05(e)) by Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;
(f)    Dispositions of Cash Equivalents;
(g)    leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings and its Restricted Subsidiaries, taken as a whole;
(h)    transfers of property subject to Casualty Events;
(i)    Dispositions of Investments in JV Entities or non-Wholly-Owned Restricted Subsidiaries to the extent required by, or made pursuant to, customary buy/sell arrangements between the parties to such JV Entity or shareholders of such non-Wholly-Owned Restricted Subsidiaries set forth in the shareholder agreements, joint venture agreements, organizational documents or similar binding agreements relating to such JV Entity or non-Wholly-Owned Restricted Subsidiary;
(j)    Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;
(k)    the unwinding of any Swap Contract pursuant to its terms;
(l)    Permitted Sale Leasebacks;
(m)    So long as no Event of Default would result therefrom, Dispositions not otherwise permitted pursuant to this Section 7.05 (including any Sale Leasebacks and the sale or issuance of Equity Interests in a Restricted Subsidiary); provided that (i) such Disposition shall be for fair market value as reasonably determined by the Borrower Representative in good faith, (ii) with respect to any Disposition under this clause (m) for a purchase price in excess of $50,000,000, as reasonably determined by the Borrower Representative at the time of such Disposition, Holdings or any of its Restricted Subsidiaries shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents on a cumulative basis for such Dispositions (provided, however, that for the purposes of this clause (m)(ii), the following shall be deemed to be cash: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of Holdings or any of its Restricted Subsidiaries and the valid release of any Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by Holdings or any of its Restricted Subsidiaries from the transferee that are converted by Holdings or any of its Restricted Subsidiaries into cash or Cash Equivalents within 180 days following the closing of such Disposition, (C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Borrowers and each other Restricted Subsidiary are released from any Guarantee of payment of Holdings in connection with such Disposition and (D) aggregate non-cash consideration received by Holdings and its Restricted Subsidiaries for all Dispositions under this clause (m) having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of (x) $100,000,000 and (y) 17.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period at any time outstanding (net of any non-cash consideration converted into cash and Cash Equivalents received in respect of any such non-cash consideration) and (iii) Holdings or the applicable Restricted Subsidiary complies with the applicable provisions of Section 2.05;
(n)    any Disposition not otherwise permitted pursuant to this Section 7.05 in an amount not to exceed the greater of (x) $30,000,000 and (y) 5.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;
(o)    Holdings and its Restricted Subsidiaries may surrender or waive contractual rights and leases and settle or waive contractual or litigation claims in the ordinary course of business;
(p)    Dispositions of assets (including Equity Interests) acquired in connection with Permitted Acquisitions or other Investments permitted hereunder, which assets are obsolete or not used or useful to the core or principal business of Holdings and the Restricted Subsidiaries or which Dispositions are made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;
(q)    any swap of assets in exchange for services or other assets of comparable or greater fair market value useful to the business of Holdings and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower Representative;
(r)    any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(s)    Dispositions of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;
(t)    any “fee in lieu” or other Disposition of assets to any Governmental Authority that continue in use by the US Borrower or any Restricted Subsidiary, so long as the US Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;
(u)    Dispositions of any assets or properties not constituting Collateral;
(v)    the Transactions may be consummated; and
(w)    any Disposition by the US Borrower or a Restricted Subsidiary of the Capital Stock of, or indebtedness owned by, a Foreign Subsidiary to any Restricted Subsidiary pursuant to a Reorganization.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrowers or any Guarantor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Administrative Agent, upon the certification by the Borrower Representative that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.
SECTION 7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:
(a)    [reserved];
(b)    (i) the US Borrower may (or may make Restricted Payments to permit Holdings to) redeem in whole or in part any of its Equity Interests for another class of its (or Holdings’) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) Holdings and the US Borrower may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests;
(c)    Restricted Payments made on the Closing Date in connection with the Transactions;
(d)    to the extent constituting Restricted Payments, Holdings and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted (other than by reference to Section 7.06(d)) by any provision of Section 7.02, Section 7.04 or Section 7.07(e);
(e)    repurchases of Equity Interests in the ordinary course of business in Holdings or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(f)    Holdings or any of its Restricted Subsidiaries may, in good faith, pay (or any Restricted Subsidiary may make Restricted Payments to Holdings to allow Holdings to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or of Holdings held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of Holdings or any of its Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of Holdings or any Subsidiary; provided that such payments do not to exceed the greater of (x) $30,000,000 and (y) 5.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period) in any calendar year; provided that any unused portion of the preceding basket for any calendar year may be carried forward to the next succeeding calendar year, so long as the aggregate amount of all Restricted Payments made pursuant to this Section 7.06(f) in any calendar year (after giving effect to such carry forward) shall not exceed the greater of (x) $55,000,000 and (y) 10.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period; provided, further, that cancellation of Indebtedness owing to Holdings or any of its Subsidiaries from members of management of Holdings or any of Holdings’ Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of Holdings will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g)    US Borrower and its Restricted Subsidiaries may make Restricted Payments to Holdings:
(i)    for any taxable period for which a Borrower is a member of a consolidated, combined or similar income tax group of which Holdings (or a direct or indirect parent thereof) is the common parent (or a disregarded entity, partnership or other pass-through entity that is wholly-owned (directly or indirectly) by such a tax group), to pay the consolidated, combined or similar income tax liability of such tax group that is attributable to the income of such Borrower and/or its applicable Subsidiaries included in such group that such Borrower or Subsidiaries have not otherwise paid; provided that (x) no such payments shall exceed the amount of such taxes that such Borrower and/or applicable Subsidiaries would have paid had such entity(ies) been a stand-alone corporate taxpayer (or stand-alone corporate group) for all taxing years ending after the date of this Agreement (less any amount in respect thereof actually paid by such Persons directly), and (y) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the applicable Borrower or any of its respective Restricted Subsidiaries for such purpose;
(%4)    the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including (v) administrative, legal, accounting and similar expenses provided by third parties, (w) trustee, directors, managers and general partner fees, (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claim, litigation or proceeding, (y) fees and expenses (including any underwriters discounts and commissions) related to any investment or acquisition transaction (whether or not successful) and (z) payments in respect of indebtedness and equity securities of any direct or indirect holder of Equity Interests in the Borrowers to the extent the proceeds are used or will be used to pay expenses or other obligations described in this Section 7.06(g)) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Holdings and its Subsidiaries (including any reasonable and customary indemnification claims made by directors, managers or officers of any Holdings attributable to the direct or indirect ownership or operations of Holdings and its Subsidiaries) and fees and expenses otherwise due and payable by Holdings or any of its Restricted Subsidiaries and permitted to be paid by Holdings or such Restricted Subsidiary under this Agreement;
(%4)    the proceeds of which shall be used to pay franchise and excise taxes, and other fees and expenses, required to maintain its organizational existence;
(%4)    to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrowers or Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by or contributed to the US Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into it or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.10;
(%4)    the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;
(%4)    the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;

(vii)    the proceeds of which shall be used by Holdings to fund payments in respect of the DPO; and
(viii)    Public Company Costs,
(h)    Holdings or any of its Restricted Subsidiaries may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement (it being understood that a distribution pursuant to this Section 7.06(h) shall be deemed to have utilized capacity under such other provision of this Agreement);
(i)    Holdings or any of its Restricted Subsidiaries may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
(j)    Holdings or any of its Restricted Subsidiaries may make additional Restricted Payments in an amount not to exceed (i) the greater of (x) $400,000,000 and (y) 72% of Consolidated EBITDA as of the last day of the most recently ended Test Period;
(k)    Holdings or any of its Restricted Subsidiaries may make additional Restricted Payments in an amount not to exceed the Available Amount; provided that at the time of any such Restricted Payment, with respect to any Restricted Payment made utilizing amounts specified in clause (b) of the definition of “Available Amount,” no Specified Event of Default shall have occurred and be continuing or would result therefrom;
(l)    (i) any Restricted Payment by the Borrowers or Holdings to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) Restricted Payments not to exceed 6% per annum of the Market Capitalization of Holdings;
(m)    Holdings or any of its Restricted Subsidiaries may make additional Restricted Payments; provided that, at the time of such Restricted Payment, the Total Leverage Ratio as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 2.50:1.00;
(n)    the distribution, by dividend or otherwise, of Equity Interests of an Unrestricted Subsidiary or Indebtedness owed to Holdings or a Restricted Subsidiary of an Unrestricted Subsidiary (or a Restricted Subsidiary that owns an Unrestricted Subsidiary; provided that such Restricted Subsidiary has no independent operations or business and owns no assets other than Equity Interests of an Unrestricted Subsidiary);
(o)    US Borrower or any of its Restricted Subsidiaries may pay any dividend or distribution on any Disqualified Equity Interests incurred in accordance with Section 7.03(h);
(p)    payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or warrants and the vesting of restricted stock and restricted stock units;

(q)    distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing; and
(r)    distributions or payments by dividend or otherwise, among Holdings and its Restricted Subsidiaries in connection with a Reorganization.
Notwithstanding anything herein to the contrary, the foregoing provisions of Section 7.06 will not prohibit the consummation of any irrevocable redemption, purchase, defeasance or other payment within 60 days after the date of the giving of such irrevocable notice if at the date of the giving of such notice such payment would have complied with the provisions of this Agreement.
For purposes of determining compliance with this Section 7.06, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described above, the Borrower Representative shall, in its sole discretion, classify or divide such Restricted Payment (or any portion thereof) in any manner that complies with this covenant and may later divide and reclassify any Restricted Payment (or any portion thereof) so long as the Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception or exceptions as of the date of such reclassification.
SECTION 7.07    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings (other than any transaction having a fair market value not in excess of the greater of (x) $30,000,000 and (y) 5.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period in a single transaction), whether or not in the ordinary course of business, other than:
(a)    transactions between or among Holdings or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;
(b)    transactions on terms not less favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;
(c)    the Transactions and the payment of fees and expenses related to the Transactions;
(d)    the issuance of Equity Interests to any officer, director, manager, employee or consultant of Holdings or any of its Subsidiaries or any direct or indirect parent of Holdings in connection with the Transactions;
(e)    [reserved];
(f)    equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by Holdings or any of its Restricted Subsidiaries permitted under Section 7.06;
(g)    loans and other transactions by and among Holdings and/or one or more Subsidiaries to the extent permitted under this Article VII;
(h)    employment and severance arrangements between Holdings or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(i)    without duplication, to the extent permitted by Sections 7.06(g)(i), payments by Holdings (and any direct or indirect parent thereof) and its Restricted Subsidiaries pursuant to any tax sharing agreements among Holdings (and any such direct or indirect parent thereof) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;
(j)    the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of Holdings and its Restricted Subsidiaries or any direct or indirect parent of Holdings in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;
(k)    transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;
(l)    dividends and other distributions permitted under Section 7.06 and/or Investments permitted under Section 7.02 (in each case, other than by reference to this Section 7.07).
(m)    [reserved];
(n)    transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 6.13; provided that such transactions were not entered into in contemplation of such redesignation;
(o)    any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing, any disposition or repurchase of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing;
(p)    transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to Holdings and/or their applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower Representative or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(q)    the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;
(r)    (i) any purchase by Holdings (or other parent company of the US Borrower) of the capital stock of (or contribution to the equity capital of) the US Borrower and (ii) any intercompany loans made by Holdings to the US Borrower or any Restricted Subsidiary; provided that all such intercompany loans of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 3.02 of the Guaranty (but only to the extent permitted by applicable law and not giving rise to material adverse tax consequences);
(s)    any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of Holdings or any parent company of Holdings or any Restricted Subsidiary;

(t)    (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by Holdings or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any parent company of Holdings, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement; and
(u)    any transaction in respect of which the Borrower Representative delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower Representative from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to Holdings or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate.
SECTION 7.08    Prepayments, Etc., of Indebtedness.
(a)    Prepay, redeem, purchase, defease or otherwise satisfy prior to the date that is one year before the scheduled maturity thereof in any manner any Junior Debt with an outstanding principal amount in excess of the Threshold Amount (it being understood that payments of regularly scheduled interest and “AHYDO” payments under any such Junior Debt Documents and mandatory prepayments in respect of the Senior Unsecured Notes shall not be prohibited by this clause), except for (i) the refinancing thereof with the Net Cash Proceeds of any Equity Interest (other than Disqualified Equity Interests) or Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount not to exceed (A) the greater of, at the time made, (x) $165,000,000 and (y) 30% of Consolidated EBITDA as of the last day of the most recently ended Test Period plus (B) the Available Amount (provided that, at the time of any such payment, with respect to any prepayments, redemptions, purchases, defeasances and other payments made utilizing amounts specified in clause (b) of the definition of “Available Amount,” no Specified Event of Default shall have occurred and be continuing or would result therefrom, (iv) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity (provided that, at the time of such prepayments, redemptions, purchases, defeasances or other payments, (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Total Leverage Ratio as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 2.75:1.00), (v) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity as part of an applicable high yield discount obligation catch-up payment, (vi) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an amount equal to the aggregate amount of cash contributions made after the Closing Date to Holdings (and then contributed from Holdings to the US Borrower) in exchange for Qualified Equity Interests of Holdings (and when contributed to the US Borrower, in exchange for Qualified Equity Interests of the US Borrower), such contributions are utilized, except to the extent utilized in connection with any other transaction permitted by Section 7.02,

Section 7.03 or Section 7.06, and except to the extent such cash contributions increase the Available Amount or constitutes a Cure Amount and (vii) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity with respect to intercompany Indebtedness among Holdings and its Subsidiaries permitted under Section 7.03, subject to the subordination provisions applicable thereto.
(b)    Amend, modify or change in any manner materially adverse to the interests of the Lenders, taken as a whole, in their capacity as such, any term or condition of any Junior Debt Documents without the consent of the Required Lenders (not to be unreasonably withheld or delayed), and excluding any such amendment or modification that would not be prohibited under the definition of “Permitted Refinancing” with respect to such Junior Debt.
Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 7.08 will not prohibit the prepayment of any Junior Debt, within 60 days after the date of delivery of notice with respect thereto if at the date of delivery of such notice, such prepayment would have complied with the provisions of this Agreement.
For purposes of determining compliance with this Section 7.08, in the event that a prepayment, redemption, purchase or other satisfaction of Junior Debt meets the criteria of more than one of the categories described above, the Borrower Representative shall, in its sole discretion, classify or divide such prepayment, redemption, purchase or other satisfaction of Junior Debt (or any portion thereof) in any manner that complies with this covenant and may later divide and reclassify any prepayment, redemption, purchase or other satisfaction of Junior Debt (or any portion thereof) so long as the prepayment, redemption, purchase or other satisfaction of Junior Debt (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception or exceptions as of the date of such reclassification.
SECTION 7.09    First Lien Leverage Ratio. Except with the written consent of the Required Revolving Credit Lenders, the Borrowers will not permit the First Lien Leverage Ratio of the US Borrower and its Restricted Subsidiaries on a consolidated basis as of the last day of a Test Period (commencing with the Test Period ending on or about December 31, 2018) to exceed 3.25:1.00 (the “Financial Covenant”) (provided that the provisions of this Section 7.09 shall not be applicable to any such Test Period if on the last day of such Test Period the aggregate principal amount of Revolving Credit Loans, Swingline Loans and/or Letters of Credit (excluding up to $25,000,000 of Letters of Credit and other Letters of Credit which have been issued on the Closing Date or Cash Collateralized or backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer) that are issued and/or outstanding is equal to or less than 35% of the Revolving Credit Facility).
SECTION 7.10    Nature of Business. The US Borrower and its Restricted Subsidiaries will engage only in material lines of business substantially similar to those lines of business conducted by Holdings and its Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary or ancillary thereto.
SECTION 7.11    Amendments or Waivers of Organizational Documents. Except in connection with a transaction permitted by Section 7.04, the Borrowers shall not agree to any material amendment, restatement, supplement or other modification to, or waiver of any of its Organization Documents, in each case in a manner that has a material adverse effect on the Lenders (taken as a whole), in their capacity as such, in each case after the Closing Date without in each case obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement or other modification or waiver.
SECTION 7.12    Fiscal Year. Holdings shall not, nor shall it permit any of its Restricted Subsidiaries (other than any Restricted Subsidiary acquired after the Closing Date, and in such case only to the extent necessary to conform to the fiscal year of Holdings or a Restricted Subsidiary) to, change its methodology of determining its fiscal year end from such methodology in effect on the Closing Date; provided that, the Borrowers may, upon prior written notice to the Administrative Agent by the Borrower Representative, change the fiscal year-end of Holdings to another date reasonably acceptable to the Administrative Agent, in which case the Borrowers and the Administrative

Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
SECTION 7.13    Holdings. Holdings (i) shall not engage in any material business or material activity other than (1) the ownership of all the outstanding Equity Interests in the US Borrower (or, indirectly, other Equity Interests in accordance with clause (ii) below) and activities incidental thereto, (2) activities necessary or advisable to consummate the Transactions and (3) corporate maintenance activities (including the payment of taxes and similar administrative expenses associated with being a holding company), (ii) shall not own or acquire any material assets (other than Equity Interests in the US Borrower or any Immaterial Subsidiary in existence on the Closing Date or, indirectly, other Subsidiaries of the US Borrower and cash and Cash Equivalents), (iii) shall not create, incur, assume or permit to exist any Lien on the Equity Interests of the US Borrower owned by it, other than Liens under the Loan Documents or non-consensual Liens of the type permitted under Section 7.01, (iv) may make any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article VII or constituting a Change of Control, (v) may engage in financing activities (including the issuance of securities, incurrence of debt, payment of dividends not otherwise prohibited by Section 7.07) contribute to the capital of the US Borrower and its Subsidiaries described in clause (i) above and guarantee the obligations of the US Borrower and its Subsidiaries described in clause (i) above, (vi) may participate in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the US Borrower, (vii) may provide indemnification to officers and directors, (viii) may engage in activities incidental or reasonably related to the foregoing, and (ix) may engage in any transaction that Holdings is otherwise expressly permitted to enter into under this Article VII.
ARTICLE VIII

Events of Default and Remedies
SECTION 8.01    Events of Default. Any of the following events referred to in any of clauses (a) through (j) inclusive of this Section 8.01 shall constitute an “Event of Default”:
(a)    Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any amount required to be reimbursed to an L/C Issuer pursuant to Section 2.03(c)(i) or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
(b)    Specific Covenants. The Borrowers or Holdings fails to perform or observe any term, covenant or agreement contained in (i) any of Section 5.19 (solely with respect to the second sentence appearing therein), Section 6.03(a) or Section 6.04 (solely with respect to the Borrowers) or Article VII (other than Section 7.09) or (ii) Section 7.09; provided that (i) no Default or Event of Default under Section 7.09 shall be deemed to have occurred until the earlier of the date that is 15 Business Days after the date the financials for the relevant fiscal quarter are required to be delivered hereunder or the date the Borrower Representative notifies the Administrative Agent that no Specified Equity Contribution shall be made with respect to the applicable breach, (ii) any Event of Default under Section 7.09 shall be subject to cure pursuant to Section 8.05 (provided that, with respect to any Default or Event of Default under Section 7.09 subject to cure, during the period commencing on the date such financials are required to be delivered until the earlier of the exercise of the relevant cure right and the expiration of the relevant cure period, (x) the Lenders shall not be required to make any Credit Extension and (y) no action hereunder, the taking of which is subject to no Default or Event of Default having occurred or be continuing, shall be permitted) and (iii) no Default or Event of Default under Section 7.09 shall constitute a Default or an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Credit Loans and the Revolving Credit Commitments, until the date on which all Loans under each Revolving Credit Facility have been accelerated and all Revolving Credit Commitments have been terminated as a result of such breach, in each case, by the Required Revolving Credit Lenders, and the Required Revolving Credit Lenders have not rescinded such acceleration; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower Representative of written notice thereof by the Administrative Agent or the Required Lenders; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for thirty (30) days after receipt by the Borrower Representative of written notice thereof by the Administrative Agent or the Required Lenders; or
(e)    Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than (i) with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and (ii) any event requiring prepayment pursuant to customary asset sale provisions), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that, any failure described under clause (A) or (B) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Article VIII; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy or (iii) or in the case of a German Entity, such German Entity is unable to pay its debt as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzord-nung) or becomes over-indebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung); or
(h)    Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
(i)    Invalidity of Collateral Documents. Any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or as a result of acts or omissions by the Administrative Agent or the satisfaction in full of all the Loan Obligations and termination of the Aggregate Commitments, ceases to be in full force and effect or ceases to create a valid and perfected first priority lien on the Collateral covered thereby; or any Loan Party contests in writing the validity or enforceability of any material provision of any Collateral Document (other than in an informational notice delivered to the Administrative Agent and/or the Collateral Agent); or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Loan Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document, except to the extent that any such loss of perfection or priority results from (x) the failure of the Collateral Agent to maintain possession of certificates or other possessory collateral actually delivered to it representing securities or other collateral pledged under the Collateral Documents or the Collateral Agent’s failure to file or maintain any filings required for perfection (including the filing of UCC financing statement or continuations, filings regarding IP rights or similar filings) and/or (y) a release of Collateral in accordance with the terms hereof or thereof and, except as to Collateral consisting of Material Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or disclaimed in writing that such losses are covered by such title insurance policy;
(j)    Change of Control. There occurs any Change of Control; or
(k)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under ERISA and the Code under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, and as a result of such termination the aggregate annual contributions of the Loan

Parties and the ERISA Affiliates to all Multiemployer Plans that are then being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such termination occurs by an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or other event similar to an ERISA Event occurs with respect to a Foreign Plan that would reasonably be expected to result in a Material Adverse Effect.
SECTION 8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing (subject, in the case of an Event of Default under Section 8.01(b)(ii), to the proviso thereto and the Cure Right set forth in Section 8.05), the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c)    require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided that upon the occurrence of an Event of Default under Sections 8.01(f) or (g) with respect to the Borrowers, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
SECTION 8.03    Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Borrower Representative, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated Total Assets of such Subsidiary together with the Consolidated Total Assets of all other Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5% of the Consolidated Total Assets of the US Borrower and its Restricted Subsidiaries on a consolidated basis.
SECTION 8.04    Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent, subject to any Acceptable Intercreditor Agreement then in effect, in the following order:
First, to payment of that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and Collateral Agent in its capacity as such;
Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal, Unreimbursed Amounts or face amounts of the Loans, L/C Borrowings and Obligations arising under Secured Hedge Agreements, Cash Management Obligations and Obligations to Designated Credit Line Providers under any Designated Credit Line and for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers.
Notwithstanding the foregoing, (a) amounts received from the Borrowers or any Guarantor that is not a “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause (a), to the extent permitted by applicable law, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause Fourth above from amounts received from “Eligible Contract Participants” to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to obligations described in clause Fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other obligations pursuant to clause Fourth above) and (b) Cash Management Obligations, Obligations in respect of Designated Credit Lines and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank, Designated Credit Line Provider or Hedge Bank, as applicable. Each Cash Management Bank, Designated Credit Line Provider and Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
SECTION 8.05    Right to Cure.
(a)    Notwithstanding anything to the contrary contained in Section 8.01(b), in the event that the US Borrower fails to comply with the Financial Covenant, from the last day of the Test Period until the expiration of the fifteenth Business Day after the date on which financial statements with respect to the Test Period in which such covenant is being measured are required to be delivered pursuant to Section 6.01, Holdings shall have the right to issue Equity Interests of Holdings and to contribute the net cash proceeds thereof to the US Borrower in cash in exchange for common Equity Interests of the US Borrower (or other Qualified Equity Interests of the US Borrower reasonably acceptable to the Administrative Agent) (the “Cure Right”), and upon the receipt by the US Borrower of net cash proceeds pursuant to the exercise of the Cure Right (the “Cure Amount”), the Financial Covenant shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that (x) such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenant with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document (including, without limitation, for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) for the quarter with respect to which such Cure Right was exercised and (y) there shall be no reduction in Indebtedness in connection with any Cure Amounts for determining compliance with Section 7.09 and no Cure Amounts will reduce (or count towards) the First Lien Leverage Ratio, the Secured Leverage Ratio or the Total Leverage Ratio for purposes of any calculation thereof, in each case, for the fiscal quarter with respect to which such Cure Right was exercised and, with respect to fiscal quarters thereafter, only to the extent the proceeds are actually applied to prepay Indebtedness pursuant to Section 2.05(a).
(b)    If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the US Borrower shall then be in compliance with the requirements of the Financial Covenant during such Test Period (including for purposes of Section 4.02), the US Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.01 that had occurred shall be deemed cured; provided that (i) the Cure Right may be exercised on no more than five (5) occasions, (ii) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Cure Right is exercised and (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the US Borrower to be in compliance with the Financial Covenant.
(c)    Notwithstanding anything in this Agreement to the contrary, following the delivery by Holdings of a written notice to the Administrative Agent of its intent to exercise the Cure Right (x) the Lenders shall not be permitted to exercise any rights then available as a result of an Event of Default under this Article VIII on the basis of a breach of the Financial Covenant so as to enable Holdings to consummate its Cure Right as permitted under this Section 8.05 and (y) the Lenders shall not be required to make any Credit Extension and the L/C Issuers shall not be required to make any L/C Credit Extension unless and until the US Borrower has received the Cure Amount required to cause the US Borrower to be in compliance with the Financial Covenant.
ARTICLE IX

Administrative Agent and Other Agents
SECTION 9.01    Appointment and Authorization of Agents.
(a)    Each Lender and each L/C Issuer hereby irrevocably appoints, designates and authorizes the Administrative Agent and Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent and Collateral Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent and Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent and Collateral Agent, regardless of whether a Default or Event of Default has occurred and is continuing. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article IX are solely for the benefit of, and among the Administrative Agent, the Collateral Agent, the Lenders and each L/C Issuer, and neither the Borrowers nor any other Loan Party shall be bound by or have rights as a third party beneficiary of any such provisions (except to the extent such rights are set forth herein, including with respect to such rights in Section 9.09).
(b)    Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.
(c)    Each Lender and each L/C Issuer hereby irrevocably appoints, designates and authorizes Goldman Sachs to act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swingline Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank or Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and, subject to clause (d) below, to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) and Article X as if set forth in full herein with respect thereto.
(d)    The Collateral Agent shall hold and administer any Collateral created pursuant to any Collateral Document governed by German law as agent for each Lender and each L/C Issuer as collateral for the secured obligations expressed in the relevant Collateral Documents, but not on trust.
SECTION 9.02    Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of their duties and exercise their rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent and/or the Collateral Agent. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Article (including this Section 9.02 and Sections 9.03 and 9.07) and Section 10.05 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and the Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article (including this Section 9.02 and Sections 9.03 and 9.07) and Section 10.05 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent and/or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent or the Collateral Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
SECTION 9.03    Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, including their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and/or the Collateral Agent (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for (or shall have any duty to ascertain or inquire into) (A) any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or made in any written or oral statements or in any financial or other statements or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent and/or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, (B) the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, (C) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations or (D) the value or the sufficiency of any Collateral or the satisfaction of any condition set forth in Article IV or elsewhere herein or that the Liens granted to the Collateral Agent have been properly or sufficiently created, perfected, protected, enforced or entitled to any particular priority, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Collateral Agent, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. Anything contained herein to the contrary notwithstanding, no Agent-Related Person shall have any liability arising from confirmations of the amount of outstanding Loans or the L/C Obligations or the component amounts thereof or shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), or in the absence of its own gross negligence or willful misconduct. The exculpatory provisions of this Article shall apply to any such Affiliates, agents, employees or attorneys-in-fact, such sub-agents, and their respective activities in connection with the syndication of credit facilities provided for herein as well as activities of the Administrative Agent and/or the Collateral Agent.
SECTION 9.04    Reliance by Agents.
(a)    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent and shall not incur any liability for relying thereon. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance).
(b)    For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.
SECTION 9.05    Notice of Default. None of the Administrative Agent or the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to the other provisions of this Article IX, the Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
SECTION 9.06    Credit Decision; Disclosure of Information by Agents. Each Lender and each L/C Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and each L/C Issuer represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender and each L/C Issuer also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide (and shall not be liable for the failure to provide) any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as an Agent-Related Person; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent and the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Loan Obligations and the resignation of the Administrative Agent or the Collateral Agent. The obligations of the Lenders under this Section 9.07 are several and not joint.
SECTION 9.08    Agents in their Individual Capacities. Goldman Sachs and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Goldman Sachs were not the Administrative Agent and the Collateral Agent hereunder and without notice to or consent of (nor any duty to accept therefor to) the Lenders. The Lenders acknowledge that, pursuant to such activities, Goldman Sachs or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Goldman Sachs shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” include Goldman Sachs in its individual capacity.
SECTION 9.09    Successor Agents. The Administrative Agent and the Collateral Agent may resign as the Administrative Agent and Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders and the Borrowers. If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment of a successor agent shall require the consent of the Borrowers at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consents of the Borrowers shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders; which Lender may not be a Defaulting Lender. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the term “Collateral Agent” shall mean such successor collateral agent and/or supplemental agent, as described in Section 9.01(c), and the retiring Administrative Agent’s or retiring Collateral Agent’s, as applicable, appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated. After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation, as applicable, hereunder as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or the Collateral Agent, as applicable, under this

Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or the Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed). Upon the acceptance of any appointment as the Administrative Agent or the Collateral Agent, as applicable, hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or the Collateral Agent, as applicable, and the retiring Administrative Agent and/or Collateral Agent shall, to the extent not previously discharged, be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent or the successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent or retiring Collateral Agent, as applicable, and its agents and sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or retiring Collateral Agent, as applicable, was acting as Administrative Agent and/or Collateral Agent, as applicable.
SECTION 9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(c)    any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 9.11    Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably agree that:
(a)    any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Loan Obligations (other than contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit with no pending drawings (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made) and any other obligation (including a guarantee) that is contingent in nature), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than any other Loan Party, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below, (v) if the property subject to such Lien is owned by a German Borrower, upon release of such German Borrower from its obligations under the Loan Documents pursuant to clause (d) below or (vi) if the property subject to such Lien becomes Excluded Property;
(b)    the Collateral Agent is authorized to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01 and not prohibited from being senior to the Lien of the Collateral Agent hereunder; provided, that the subordination of any Lien on any property granted to or held by the Collateral Agent shall only occur with respect to any Lien on such property to the extent that the Lien of the Collateral Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and
(c)    if any Subsidiary Guarantor becomes an Excluded Subsidiary or is transferred to any Person other than the US Borrower or a Restricted Subsidiary, in each case as a result of a transaction or designation permitted hereunder (as certified in writing delivered to the Administrative Agent by a Responsible Officer), (x) such Subsidiary shall be automatically released from its obligations under the Guaranty and (y) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary (to the extent such Equity Interests have become Excluded Equity or are being transferred to a Person that is not a Loan Party) shall be automatically released; and
(d)    if any German Borrower is transferred to any Person other than the US Borrower or a Restricted Subsidiary, in each case as a result of a transaction permitted hereunder (as certified in writing delivered to the Administrative Agent by a Responsible Officer), and substantially simultaneously with or upon the payment in full of the relevant German Obligations in full (other than contingent indemnification obligations not yet accrued and payable), (x) such German Borrower shall be automatically released from its obligations under the Loan Documents and (y) any Liens granted by such German Borrower or Liens on the Equity Interests of such German Borrower (to the extent such Equity Interests are being transferred to a Person that is not a Loan Party) shall be automatically released.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent and Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that, upon the reasonable request by the Administrative Agent, the Borrowers shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that the transactions giving rise to such request have been consummated in accordance with this Agreement and the other Loan Documents.
Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 9.12    Other Agents; Arrangers and Managers. None of the Lenders, the Agents, the Arrangers, or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger and bookrunner,” “co-manager” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
SECTION 9.13    Appointment of Supplemental Administrative Agents.
(a)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).
(b)    In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.
(c)    Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.
SECTION 9.14    Withholding Tax. To the extent required by any applicable Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, (1) the term “Lender” shall, for purposes of this Section 9.14, include any L/C Issuer and (2) this Section 9.14 shall not limit or expand the obligations of the Loan Parties under Section 3.01 or any other provision of this Agreement.
SECTION 9.15    Cash Management Obligations; Designated Credit Lines; Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank, Designated Credit Line Provider or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the

Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender (if applicable) and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations, Obligations under Designated Credit Lines or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank, Designated Credit Line Provider or Hedge Bank, as the case may be. Each Cash Management Bank, Designated Credit Line Provider or Hedge Bank shall indemnify and hold harmless each Agent and each of its directors, officers, employees, or agents, to the extent not reimbursed by the Loan Parties, against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent or its directors, officers, employees, or agents in connection with such provider’s Cash Management Obligations, Obligations under Designated Credit Lines or Obligations arising under Secured Hedge Agreements; provided, however, that no Cash Management Bank, Designated Credit Line Provider or Hedge Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. No Cash Management Bank, Designated Credit Line Provider or Hedge Bank will create (or be deemed to create) in favor of any such provider, as applicable, any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents. By accepting the benefits of the Collateral, each such Cash Management Bank, Designated Credit Line Provider or Hedge Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this Section 9.15.
SECTION 9.16    [Reserved].
SECTION 9.17    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, Collateral Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true: such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
SECTION 9.18    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (it being understood that a waiver of any condition precedent set forth in Section 4.02 (other than a waiver thereof without the consent of the Required Revolving Credit Lenders in connection with a Credit Extension under the Revolving Credit Facility) or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)    postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08, fees or other amounts without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), it being understood that the waiver of (or amendment to the terms of) (i) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (ii) the MFN Provisions or other “most favored nation” provisions and the application thereof shall not constitute a postponement or reduction of the amount of interest or other amounts;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), it being understood that (x) any change to the definition of any financial ratio (including the First Lien Leverage Ratio, the Secured Leverage Ratio, the Total Leverage Ratio and/or the Interest Coverage Ratio) or in each case, the component definitions thereof and/or (y) any amendment, supplement, modification and/or waiver of the MFN Provisions shall, in each case of the foregoing clauses (x) and (y), not constitute a reduction in the rate of interest or fees or other amounts payable; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;
(d)    change any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Revolving Credit Lenders,” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents without the written consent of each Lender directly and adversely affected thereby;
(e)    release all or substantially all of the Collateral in any transaction or series of related transactions except as expressly provided in the Loan Documents (including any transaction permitted under Section 7.04 or Section 7.05), without the written consent of each Lender;
(f)    release all or substantially all of the Guarantees in any transaction or series of related transactions except as expressly provided in the Loan Documents (including any transaction permitted under Section 7.04 or Section 7.05), without the written consent of each Lender;
(g)    solely to the extent such change would alter the ratable sharing of payments, change any provision of Section 2.13 or Section 8.04 without the written consent of each Lender; or
(h)    change the stated currency in which any Lender is required to make Loans or the Borrowers are required to make payments of principal, interest, fees or other amounts hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders);
and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) [reserved]; (v) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (vi) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders; (vii) the definition of “Letter of Credit Sublimit” may be amended or rights and privileges thereunder waived with the consent of the Borrower Representative, each L/C Issuer, the Administrative Agent and the Required Revolving Credit Lenders; (viii) [reserved]; (ix) the definition of the “Alternative Currency” and the conditions precedent set forth in Section 4.02 to a Credit Extension under the Revolving Credit Facility after the Closing Date may only be amended or rights and privileges thereunder waived with the consent of the Required Revolving Credit Lenders and, in the case of a Credit Extension that constitutes the issuance of a Letter of Credit, the applicable L/C Issuer; and (x) only the consent of the Required Revolving Credit Lenders shall be necessary to amend, modify or waive the terms and provision of the financial covenants set forth in Section 7.09 (and any related definitions as used in such Section, but not as used in other Sections of this Agreement). Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower Representative (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans, the Incremental Term Loans, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and, if applicable, the Required Revolving Credit Lenders.
Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower Representative without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure (x) ambiguities, errors, mistakes, omissions or defects, (y) to effect administrative changes of a technical or immaterial nature or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents; it being agreed that in the case of any conflict between this Agreement and any other Loan Document, the provisions of this Agreement shall control (except that in the case of any conflict between this Agreement and an Acceptable Intercreditor Agreement, such Acceptable Intercreditor Agreement shall control). Furthermore, notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrowers (without the need to obtain any consent of any Lender), (i) any Loan Document may be amended to cure ambiguities, omissions, mistakes or defects, (ii) any Loan Document may be amended to add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent), (iii) this Agreement (including the amount of amortization due and payable with respect to any Class of Term Loans) may be amended to the extent necessary to create a fungible Class of Term Loans and (iv) this Agreement (and any other Loan Document) may be amended to the extent necessary or appropriate, in the opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of clause (h) of the “Collateral and Guarantee Requirement”.
SECTION 9.19    Notices and Other Communications; Facsimile Copies.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrowers, the Administrative Agent, an L/C Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrowers, the Administrative Agent, the L/C Issuers and the Swingline Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swingline Lender pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of Holdings, the Borrowers, the Administrative Agent, any L/C Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower Representative, the Administrative Agent, the L/C Issuers and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agents from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the non-“PUBLIC” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall jointly and severally indemnify the Administrative Agent, the L/C Issuers, each Lender and the Agent-Related Parties of each of the foregoing from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers other than those arising as a result of such Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and non-appealable judgment).
(f)    Notice to other Loan Parties. Each Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower Representative in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.
SECTION 9.20    No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
SECTION 9.21    Attorney Costs and Expenses. The applicable Borrowers jointly and severally agree (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Arrangers and the L/C Issuers for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Term B Loans and Revolving Credit Loans and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Latham & Watkins LLP and one local counsel in each appropriate jurisdiction (which to the extent necessary, may include a single special counsel acting for multiple jurisdictions) and (b) to pay or reimburse the Administrative Agent, the Arrangers, each L/C Issuer and the Lenders (taken as a whole) for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all fees, costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such fees, costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one firm of outside counsel to the Administrative Agent (and one local counsel in each appropriate jurisdiction (which to the extent necessary may include a single special counsel acting for multiple jurisdictions)) (and, in the case of a conflict of interest, where the Person(s) affected by such conflict notifies the Borrower Representative of the existence of such conflict, by one additional firm of counsel for all such affected Persons)). The foregoing fees, costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower Representative of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 9.22    Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the applicable Borrowers shall jointly and severally indemnify and hold harmless each Agent-Related Person, each Lender, each L/C Issuer, each Arranger and their respective Affiliates, directors, officers, employees, counsel, agents, advisors, and other representatives and the successors and permitted assigns of each of the foregoing (without duplication)(collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages and claims (collectively, the “Losses”), and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable Attorney Costs of one primary firm of counsel for all Indemnitees and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which to the extent necessary, may include a single special counsel acting for multiple jurisdictions) for all Indemnitees (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower Representative of the existence of such conflict, by one additional firm of counsel for all such affected Indemnitees)), but no other third-party advisors without your prior consent (not to be unreasonably withheld or delayed) of any such Indemnitee arising out of, resulting from, or in connection with, any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to this Agreement, the Transactions or any related transaction contemplated hereby or thereby, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnitee is a party thereto and whether or not such Proceedings are brought by the Borrowers, their Affiliates or creditors or any other third party Person in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrowers, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrowers, any Subsidiary or any other Loan Party, or (d) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Losses and related expenses resulted from (x) the willful misconduct, bad faith or gross negligence of such Indemnitee or any Related Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Loan Documents by such Indemnitee or any Related Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Borrowers or any of its Affiliates (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or Arranger or similar role under the Loan Documents unless such claim arose from the exceptions specified in clauses (x) and (y) (as determined by a court of competent jurisdiction in a final and non-appealable decision)). No Indemnitee, nor any other party hereto shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement and, without in any way limiting the indemnification obligations set forth above, no Indemnitee or Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, managers, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within thirty days after demand therefor (together with reasonably detailed backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial decision in a court of competent jurisdiction that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Loan Documents, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.
It is agreed that the Loan Parties shall not be liable for any settlement of any Proceeding (or any expenses related thereto) effected without the Borrower Representative’s written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower Representative’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, the Loan Parties agree to indemnify and hold harmless each Indemnitee from and against any and all Losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 10.05.
No Borrower shall, without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability or claims that are the subject matter of such Proceeding, (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnitee, and (iii) contains customary confidentiality provisions with respect to the terms of such settlement.
SECTION 9.23    Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent, the L/C Issuer or any Lender, or any Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
SECTION 9.24    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (c) Subject to the conditions set forth in paragraph (b)(ii) below, after the Closing Date any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

the Borrower Representative, provided that, no consent of the Borrower Representative shall be required for an assignment (1) of any Term Loan to any other Lender, any Affiliate of a Lender or any Approved Fund or made by Goldman Sachs to the extent that such assignments are made in the primary syndication and to whom the Borrower Representative has consented on or prior to the Closing Date, (2) of any Revolving Credit Loans and/or Revolving Credit Commitments to any other Revolving Credit Lender or any Affiliate of a Revolving Credit Lender or (3) if a Specified Event of Default has occurred and is continuing, to any Assignee; provided further that the Borrower Representative shall be deemed to have consented to any assignment of Term Loans unless the Borrower Representative shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after a Responsible Officer having received written notice thereof;
(d)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund; and
(e)    each L/C Issuer and Swingline Lender at the time of such assignment, provided that no consent of such L/C Issuers or Swingline Lender shall be required for any assignment of a Term Loan.
(i)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facility) or $1,000,000 (in the case of a Term Loan) unless the Borrower Representative and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower Representative shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;
(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f);
(D)    the Assignee shall not be a natural person or a Disqualified Lender; provided that the list of Disqualified Lenders shall be made available to the Lenders, prospective Lenders and prospective assignees upon written request but shall not otherwise be posted to the Lenders without the express written consent of the Borrowers (it being understood and agreed that such list will remain in effect and shall not be updated for three (3) Business Days following the date of receipt by the requesting Lender);
(E)    the Assignee shall not be a Defaulting Lender; and
(F)    in case of an assignment to an Affiliated Lender, (1) no Revolving Credit Loans or Revolving Credit Commitments shall be assigned to or held by any Affiliated Lender, (2) no proceeds of Revolving Credit Loans shall be used, directly or indirectly, to consummate such assignment, (3) any Loans assigned to a Affiliated Lender shall be cancelled promptly upon such assignment, (4) such Affiliated Lender will not receive information provided solely to Lenders and will not be permitted to attend or participate in (or receive any notice of) Lender meetings or conference calls and will not be entitled to challenge the Administrative Agent’s and the Lenders’ attorney-client privilege as a result of their status as Affiliated Lenders, (5) the portion of the Total Outstandings held or deemed held by any Lenders that are Affiliated Lenders shall be excluded for all purposes of making a determination of Required Lenders, (6) any purchases by Affiliated Lenders shall require that such Affiliated Lender clearly identify itself as an Affiliated Lender in any Assignment and Assumption executed in connection with such purchases or sales and (6) no Affiliated Lender may purchase any Loans so long as any Event of Default has occurred and is continuing.
Notwithstanding anything to the contrary, (i) if any Lender assigns all or any portion of its rights and obligations under any of the Term B Facilities, such Lender must assign the same Applicable Percentage in each of the Term B-2 Facility and the Term B-1 Facility to the relevant assignee and (ii) this paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities other than Term B Facilities on a non-pro rata basis.
(f)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided further, that only a single fee shall apply to contemporaneous assignments by or to two or more Approved Funds related to the same Lender (or Affiliates thereof)), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and obligations of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), the applicable Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.
(g)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). No assignment shall be effective unless it has been recorded in the Register pursuant to this Section 10.07(d). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and any Lender (with respect to its own interests only) at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the parties intend and shall treat the Loans (and any participation made pursuant to Section 10.07(e)) as being at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender. The Borrowers agree that the Administrative Agent, acting in its capacity as a non-fiduciary agent for purposes of maintaining the Register, and its officers, directors, employees, agents, sub-agents and affiliates, shall constitute “Indemnitees” under Section 10.05 hereof.
(h)    Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent or any other Person, sell participations to any Person (other than a natural person, a Defaulting Lender or, so long as the Lender seeking to sell participations has requested and obtains a list of Disqualified Lenders and the identity of the Disqualified Lenders is disclosed to such Lender on such list, to Disqualified Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (d), (e) or (f) that directly affects such Participant. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Section 3.01(f) and Sections 3.05 and 3.06), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) (it being agreed that any documentation required to be provided under Section 3.01(f) shall be provided solely to the participating Lender). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant complies with Section 2.13 as though it were a Lender. Any Lender that sells participations and any Lender that grants a Loan to a SPC shall maintain a register on which it enters the name and the address of each Participant and/or SPC and the principal and interest amounts of each Participant’s and/or SPC’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and the Borrowers and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest or granted Loan as the owner thereof for all purposes notwithstanding any notice to the contrary. The Borrowers agree that the Administrative Agent, acting in its capacity as a non-fiduciary agent for purposes of maintaining the Participant Register, and its officers, directors, employees, agents, sub-agents and affiliates, shall constitute “Indemnitees” under Section 10.05 hereof. In maintaining the Participant Register, such Lender shall be acting as the non-fiduciary agent of the Borrowers solely for purposes of applicable U.S. federal income tax law and undertakes no duty, responsibility or obligation to the Borrowers (without limitation, in no event shall such Lender be a fiduciary of the Borrowers for any purpose). No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed Treasury Regulations (or any amended or successor version) or, if different, under Sections 871(h) or 881(c) of the Code.
(i)    A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.03 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent or to the extent such entitlement to a greater payment results from a Change in Law after the Participant became a Participant.
(j)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or similar central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(k)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower Representative (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.03 and 3.04, subject to the requirements and limitations of such Sections (including Section 3.01(f) and Sections 3.05 and 3.06), to the same extent as if such SPC were a Lender, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01, 3.03 or 3.04) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.
(l)    Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(m)    Notwithstanding anything to the contrary contained herein, any L/C Issuer and the Swingline Lender may, upon thirty (30) days’ notice to the Borrower Representative and the Lenders, resign as an L/C Issuer or the Swingline Lender, as the case may be; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or Swingline Lender, as the case may be, shall have identified, in consultation with the Borrower Representative, a successor L/C Issuer or Swingline Lender, as the case may be, willing to accept its appointment as successor L/C Issuer or Swingline Lender. In the event of any such resignation of an L/C Issuer or Swingline Lender, the Borrower Representative shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swingline Lender, as the case may be, hereunder; provided that no failure by the Borrower Representative to appoint any such successor shall affect the resignation of the relevant L/C Issuer or Swingline Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer or the Swingline Lender resigns as Swingline Lender, as the case may be, it shall retain all the rights and obligations of an L/C Issuer or Swingline Lender, as applicable, hereunder with respect to all Letters of Credit or Swingline Loans (as the case may be) outstanding as of the effective date of its resignation as an L/C Issuer or Swingline Lender, as the case may be, and all L/C Obligations with respect thereto and obligations with respect to the Swingline Loans, as applicable (including, as applicable, the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c) and the right to require the Lenders to make Base Rate Loans or fund risk participations in the Swingline Loans pursuant to Section 2.04). Upon the appointment of a successor L/C Issuer or Swingline Lender, as the case may be, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges an duties of the retiring L/C Issuer or Swingline Lender, as applicable, and (b)  the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.
(n)    [Reserved].
(o)    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent, in its capacity as such, shall not be responsible (other than updating the list of Disqualified Lenders in accordance with the definition thereof or providing the list of Disqualified Lenders upon written request) or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders (other than updating the list of Disqualified Lenders in accordance with the definition thereof or providing the list of Disqualified Lenders upon written request). Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender.
SECTION 9.25    Confidentiality. Each of the Agents (on behalf of themselves and any Agent Related Person), L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and their respective directors, officers, employees, managers, administrators, limited partners, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information or who are subject to customary confidentiality obligations of professional practice or who are bound by the terms of this paragraph (or language substantially similar to this paragraph)); (b) to the extent required or requested by any Governmental Authority including any self-regulatory authority such as the National Association of Insurance Commissioners; provided that, other than with respect to requests or requirements by such Governmental Authority pursuant to its oversight or supervisory function over such Agent, L/C Issuer or Lender (or their affiliates) for purposes of clauses (b) or (h), such Agent, L/C Issuer or Lender shall (i) give the applicable Loan Party written notice prior to disclosing the information to the extent permitted by such requirement, (ii) cooperate with the Loan Party to obtain a protective order or similar confidential treatment (or, in the case of any requests or requirements by a Governmental Authority pursuant to its oversight or supervisory function, inform such Governmental Authority of the confidential nature of such information), and (iii) only disclose that portion of the Information as counsel for such Agent, L/C Issuer or Lender advises such Person it must disclose pursuant to such requirement; (c) to the extent required by applicable Laws or regulations, or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower Representative), to any pledgee referred to in Section 10.07(g) or 10.07(i), counterparty to a Swap Contract, Qualified Securitization Financing, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrowers; (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.08 or (y) is or was received by any Agent, any Lender, any L/C Issuer or any of their respective Affiliates from a third party that is not, to such party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to Holdings, the Borrowers or any of their Affiliates; (h) to any Governmental Authority or examiner regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrowers or any of their Subsidiaries or their business, other than any such information that is publicly available to any Agent, L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.
SECTION 9.26    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by Holdings and the Borrowers (each on its own behalf and on behalf of each Loan Party and the Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any payroll, trust, or tax withholding accounts) at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Loan Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Loan Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party that is a Foreign Subsidiary or a Domestic Foreign Holding Company. Each Lender and L/C Issuer agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.
SECTION 9.27    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
SECTION 9.28    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
SECTION 9.29    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. The provisions of Sections 10.14 and 10.15 shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 9.30    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 9.31    GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS.
(a)    THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).
(b)    EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE IN THE BOROUGH OF MANHATTAN (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWERS, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.
(c)    NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE L/C ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT THERETO.
SECTION 9.32    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
SECTION 9.33    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and Holdings and the Administrative Agent shall have been notified by each Lender and L/

C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrowers, each Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.
SECTION 9.34    Borrower Representative. Each Borrower hereby designates Borrower Representative as its representative and agent for all purposes under the Loan Documents, including requests for Revolving Credit Loans, designation of interest rates, delivery or receipt of communications (including service of process), preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Collateral Agent or any Lender. The Borrower Representative hereby accepts such appointment. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Committed Loan Notice) delivered by Borrower Representative on behalf of any Borrower. The Administrative Agent, the Collateral Agent and the Lenders may give any notice or communication with a Borrower hereunder to Borrower Representative on behalf of such Borrower. Each of the Administrative Agent, the Collateral Agent and the Lenders shall have the right, in its discretion, to deal exclusively with Borrower Representative for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Representative shall be binding upon and enforceable against it.
SECTION 9.35    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party. For the avoidance of doubt, the foregoing does not prevent or limit a Hedge Bank from exercising any rights to close out and/or terminate any Secured Hedge Agreement or transaction thereunder to which it is a party or net any such amounts in each case pursuant to the terms of such Secured Hedge Agreement.
SECTION 9.36    USA PATRIOT Act. Each Lender hereby notifies the Borrowers that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name and address of the Borrowers and the Guarantors and other information that will allow such Lender to identify the Borrowers and the Guarantors in accordance with the USA PATRIOT Act.
SECTION 9.37    Acceptable Intercreditor Agreements.
(a)    Each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder (a) agrees that it will be bound by and will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement and (b) authorizes and instructs the Collateral Agent and/or the Administrative Agent to enter into any Acceptable Intercreditor Agreement, in each case, as Collateral Agent or Administrative Agent hereunder, as applicable, and on behalf of such Lender or other Secured Party.
(b)    The foregoing provisions are intended as an inducement to the lenders or noteholders (or any agent, trustee or other representative thereof) party to such Acceptable Intercreditor Agreement to extend credit to the Borrowers and such Persons are intended third party beneficiaries of such provisions.

SECTION 9.38    Obligations Absolute. To the fullest extent permitted by applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:
(a)    any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;
(b)    any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;
(c)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
(d)    any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Loan Obligations;
(e)    any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or
(f)    any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.
SECTION 9.39    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrowers, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrowers and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Lender or Arranger has any obligation to the Borrowers, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Holdings and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrowers, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, each Lender and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.40    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 9.01    Parallel Debt. Each Loan Party irrevocably and unconditionally covenants in favor of the Collateral Agent to pay to the Collateral Agent amounts (the “Parallel Debt”) equal to any amounts owing from time to time by that Loan Party to any Secured Party under any Loan Document (the “Original Debt”) as and when the Original Debt falls due for payment.
(a)    Each Loan Party and the Collateral Agent acknowledge that:
(i)    the Parallel Debt of the Loan Parties shall be decreased to the extent that the Original Debt of the Loan Parties has been irrevocably paid or discharged;
(ii)    the Original Debt of the Loan Parties shall be decreased to the extent that the Parallel Debt of the Loan Parties has been irrevocably paid or discharged; and
(iii)    the amount of the Parallel Debt of each Loan Party shall at all times be equal to the amount of its Original Debt.
(b)    The obligations of each Loan Party under paragraph (a) above are several, separate and independent from, and shall not in any way affect, its Original Debt, nor shall the amounts for which each relevant Loan Party is liable under its Parallel Debt be limited or affected by its Original Debt, and the Collateral Agent may enforce any payment obligation under the Parallel Debt in its own name as an independent and separate right (and its claims in respect of the Parallel Debt shall not be held on trust).
(c)    No (contractual or legal) set-off shall be permitted between any liabilities owed by the Collateral Agent to the Loan Parties and the Parallel Debt owed by the relevant Loan Parties to the Collateral Agent.
(d)    Without limiting or affecting the Collateral Agent’s rights against the Loan Parties (whether under this Section 10.24 or under any other provision of the Loan Documents), each Loan Party acknowledges that:
(i)     nothing in this Section 10.24 shall impose any obligation on the Collateral Agent to advance any sum to the Loan Parties or otherwise under any Loan Document, except in its capacity as Lender (if applicable); and

(ii)    for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender (if applicable).
(iii)    Notwithstanding any of the foregoing, any and all payments made by the Loan Parties under any of the Loan Documents shall be deemed to be made for, and be accounted against, the Original Debt, unless otherwise notified by the Administrative Agent, and the Collateral Agent shall have no right to claim payments under the Parallel Debt unless the Administrative Agent has instructed the Collateral Agent to do so following an Event of Default.
SECTION 9.02    Limitations on Liability. Notwithstanding any provisions regarding joint and several liability contained in this Agreement, any Loan Document or in any agreements related thereto, it is the intent of the parties hereto and thereto, and such parties hereby agree that, (A) none of the Term B-2 Borrowers or the German Revolving Borrower shall be liable for any Obligations to the extent they do not constitute German Obligations with respect to such entity, (B) the present and future assets of the Term B-2 Borrowers and the German Revolving Borrower shall not be subject to any Lien, claim or action by the Agent or the Lenders to satisfy any Obligations to the extent they do not constitute German Obligations with respect to such entity and (C) neither the Agent nor the Lenders shall have any recourse under this Agreement or any other Loan Documents against any of the German Borrowers or their respective assets in respect of any Obligations to the extent they do not constitute German Obligations with respect to such entity. All amounts paid by the Term B-2 Borrowers or the German Revolving Borrower and all value derived from their respective assets shall be applied solely to the German Obligations with respect to such entity.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
W. R. GRACE & CO.-CONN.,
    as the Borrower Representative and US Borrower

By:    /s/ Jeremy Rohen
Name: Jeremy Rohen
Title: Assistant Treasurer

GRACE GMBH,
    as German Revolving Borrower

By:    /s/ Stephen Addison
Name: Stephen Addison
Title: Managing Director

By:    /s/ Robin Pearce
Name: Robin Pearce
Title: Managing Director

GRACE EUROPE HOLDING GMBH,
    as a Term B-2 Borrower

By:    /s/ Stephen Addison
Name: Stephen Addison
Title: Managing Director

By:    /s/ Robin Pearce
Name: Robin Pearce
Title: Managing Director

GRACE GERMANY GMBH,
    as a Term B-2 Borrower

By:    /s/ Stephen Addison
Name: Stephen Addison
Title: Managing Director

By:    /s/ Robin Pearce
Name: Robin Pearce
Title: Managing Director

W. R. GRACE INTERNATIONAL LLC,
    as a Term B-2 Borrower

By:    /s/ Jeremy Rohen
Name: Jeremy Rohen
Title: Assistant Treasurer

W. R. GRACE & CO.,
    as Holdings

By:    /s/ Jeremy Rohen
Name: Jeremy Rohen
Title: Assistant Treasurer

GOLDMAN SACHS BANK USA,
    as Administrative Agent, Collateral Agent, Swingline Lender and a Lender
By:    /s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH,
    as a Lender and L/C Issuer
By:    /s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President
By:    /s/ Alicia Schug
Name: Alicia Schug
Title: Vice President

JPMORGAN CHASE BANK, N.A.,
    as a Lender and L/C Issuer
By:    /s/ Alicia Schreibstein
Name: Alicia Schreibstein
Title: Executive Director

HSBC BANK USA, NATIONAL ASSOCIATION,
    as a Lender
By:    /s/ David Mandell
Name: David Mandell
Title: Managing Director

CITIBANK, N.A.,
    as a Lender and L/C Issuer
By:    /s/ Kirkwood Roland
Name: Kirkwood Roland
Title: Managing Director & Vice President

BANK OF AMERICA N.A.,
    as a Lender and L/C Issuer
By:    /s/ Brandon Weiss
Name: Brandon Weiss
Title: Vice President

KEYBANK NATIONAL ASSOCIATION,
    as a Lender
By:    /s/ Brian P. Fox
Name: Brian P. Fox
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
    as a Lender
By:    /s/ Timothy M. Naylon
Name: Timothy M. Naylon
Title: Senior Vice President

UNICREDIT BANK AG, NEW YORK BRANCH,
    as a Lender
By:    /s/ Mathias Eichwald
Name: Mathias Eichwald
Title: Director
By:    /s/ Thomas Petz
Name: Thomas Petz
Title: Director

SCHEDULE 1.01A
GUARANTORS
W. R. Grace & Co., a Delaware corporation
Grace Management Services, Inc., a Delaware corporation
Grace Technologies, Inc., a Delaware corporation

SCHEDULE 1.01B
EXCLUDED SUBSIDIARIES
Grace Chemical Company of Cuba
Guanica-Caribe Land Development Corporation
W. R. Grace & Co. Employees Disaster Relief Foundation, Inc.
W. R. Grace Foundation, Inc.
Grace Collections, Inc.
Grace Energy Corporation
Kootenai Development Company
W. R. Grace Land Corporation
Gloucester New Communities Company, Inc.
W. R. Grace Capital Corporation
Alltech Associates, Inc.
Grace PAR Corporation

SCHEDULE 1.01C
UNRESTRICTED SUBSIDIARIES
None

SCHEDULE 2.01
COMMITMENTS
Term  B-1  Commitment

Lender	Commitment
Goldman Sachs Bank USA	$350,000,000

Term  B-2  Commitment

Lender	Commitment
Goldman Sachs Bank USA	$600,000,000

US Revolving Credit Commitment

Lender	Commitment
Goldman Sachs Bank USA	$27,000,000
Deutsche Bank AG New York Branch	$27,000,000
JPMorgan Chase Bank, N.A.	$27,000,000
HSBC Bank USA, National Association	$27,000,000
Citibank, N.A.	$27,000,000
Bank of America N.A.	$16,250,000
KeyBank National Association	$16,250,000
PNC Bank, National Association	$16,250,000
UniCredit Bank AG, New York Branch	$16,250,000
Total	$200,000,000

Multicurrency  Revolving Credit Commitment

Lender	Commitment
Goldman Sachs Bank USA	$27,000,000
Deutsche Bank AG New York Branch	$27,000,000
JPMorgan Chase Bank, N.A.	$27,000,000
HSBC Bank USA, National Association	$27,000,000
Citibank, N.A.	$27,000,000
Bank of America N.A.	$16,250,000
KeyBank National Association	$16,250,000
PNC Bank, National Association	$16,250,000
UniCredit Bank AG, New York Branch	$16,250,000
Total	$200,000,000

US Letter of Credit Commitment/Multicurrency Letter of Credit Commitment

L/C Issuer	Commitment
Bank of America, N.A.	US Letter of Credit Commitments and Multicurrency Letter of Credit Commitments not to exceed $40,000,000 in the aggregate
Citibank N.A.	US Letter of Credit Commitments and Multicurrency Letter of Credit Commitments not to exceed $30,000,000 in the aggregate
JPMorgan Chase Bank, N.A.	US Letter of Credit Commitments and Multicurrency Letter of Credit Commitments not to exceed $30,000,000 in the aggregate

Swingline Commitment

Lender	Commitment
Goldman Sachs Bank USA	$50,000,000

SCHEDULE 2.03(a)(i)
EXISTING LETTERS OF CREDIT

Issuer	Loan Party	Beneficiary	Amount (USD)
Bank of America, N.A.	W. R. Grace & Co.-Conn.	Northern Indiana Pub	$88,105
Bank of America, N.A.	W. R. Grace & Co.-Conn.	Hartford Fire Insurance	$3,500,000
Bank of America, N.A.	W. R. Grace & Co.-Conn.	EPB	$189,000
Bank of America, N.A.	W. R. Grace & Co.-Conn.	Richard C. Rowe & Do	$99,800
Bank of America, N.A.	W. R. Grace & Co.-Conn.	Continental Casualty	$944,595
Bank of America, N.A.	W. R. Grace & Co.-Conn.	National Union Fire	$537,921
Bank of America, N.A.	W. R. Grace & Co.-Conn.	Secretary, Louisiana	$17,900,000
Bank of America, N.A.	W. R. Grace & Co.-Conn.	Secretary, Maryland	$270,000
Bank of America, N.A.	W. R. Grace & Co.-Conn.	EPA Regional	$750,000
Bank of America, N.A.	W. R. Grace & Co.-Conn.	NJ EPA	$355,100
Bank of America, N.A.	W. R. Grace & Co.-Conn.	Scotiabank Peru	$2,875,908
Bank of America, N.A.	W. R. Grace & Co.-Conn.	Transformacion Ind.	$231,876
Bank of America, N.A.	W. R. Grace & Co.-Conn.	Bank of America	$1,389,500
Bank of America, N.A.	W. R. Grace & Co.-Conn.	Bank of America	$850,000
Bank of America, N.A.	W. R. Grace & Co.-Conn.	Canadian National Railway	$150,000
Deutsche Bank AG New York Branch	W. R. Grace & Co.-Conn.	Taneco	$2,205,609.63

•
SCHEDULE 2.03(a)(i)
EXISTING LETTERS OF CREDIT

Issuer	Loan Party	Beneficiary	Amount (USD)
Bank of America, N.A.	W. R. Grace & Co.-Conn.	Gaz Metro	$386,443

SCHEDULE 5.06
LITIGATION
None.

SCHEDULE 5.07
Material Real Property
5500 Chemical Road, Curtis Bay, MD 21226

SCHEDULE 5.08
ENVIRONMENTAL COMPLIANCE1

1.	Holdings has liabilities for legacy environmental response costs estimated at $70.6 million as of September 30, 2017.

a.
Liability with respect to its former vermiculite mine in Libby, Montana, including the Libby Asbestos Superfund Site, an area encompassing the mine and surrounding areas that are contaminated with asbestos from the mine. As of September 30, 2017, the total estimated liability for response costs that are currently estimable for the Libby mine and surrounding area, and other vermiculite processing sites outside of Libby was $25.1 million.

b.
Liability for environmental response costs at sites related to other former businesses or operations, off-site disposal facilities, and related to a legacy business located at a current manufacturing site. As of September 30, 2017, the estimated liability for response costs at these other legacy sites was $45.5 million.

________________________________

1	These disclosures were pulled from the Form 10-Q Period: SEP.30.17 Date Filed: NOV.02.17.

c.
SCHEDULE 5.11
SUBSIDIARIES; EQUITY INTERESTS

Subsidiary	Holder	Jurisdiction	Ownership Percentage
W. R. Grace & Co.-Conn.	W. R. Grace & Co.	Delaware	100%
Grace PAR Corporation	W. R. Grace & Co.-Conn.	Delaware	100%
Grace Technologies, Inc.	W. R. Grace & Co.-Conn.	Delaware	100%
Grace Chemical Company of Cuba	W. R. Grace & Co.-Conn.	Illinois	100%
Guanica-Caribe Land Development Corporation	W. R. Grace & Co.-Conn.	Delaware	100%
W. R. Grace & Co. Employees Disaster Relief Foundation, Inc.	W. R. Grace & Co.-Conn.	Maryland	100%
W. R. Grace Foundation, Inc.	W. R. Grace & Co.-Conn.	Florida	100%
Grace Collections, Inc.	W. R. Grace & Co.-Conn.	Delaware	100%
Grace Energy Corporation	W. R. Grace & Co.-Conn.	Delaware	100%
Grace Management Services, Inc.	W. R. Grace & Co.-Conn.	Delaware	100%
Kootenai Development Company	W. R. Grace & Co.-Conn.	Delaware	100%
W. R. Grace Land Corporation	W. R. Grace & Co.-Conn.	New York	100%
W. R. Grace Trading (Hong Kong) Limited	W. R. Grace & Co.-Conn.	Hong Kong	100%
W. R. Grace Canada Corp.	W. R. Grace & Co.-Conn.	Canada	100%
Grace Catalysts LLC	W. R. Grace & Co.-Conn.	Oman	80%
W. R. Grace Brasil Industria e Comercio de Produtos Quimicos Ltda.	W. R. Grace & Co.-Conn.	Brazil	99.7%
Grace European Finance (Dublin) Ltd.	W. R. Grace & Co.-Conn.	Ireland	100%
W. R. Grace Korea Inc.	W. R. Grace & Co.-Conn.	Korea	100%
W. R. Grace Trading (Thailand) Limited	W. R. Grace & Co.-Conn.	Thailand	99.99%
W. R. Grace & Co.-Conn., Sucursal, a branch of W. R. Grace & Co.-Conn.	W. R. Grace & Co.-Conn.	Peru	100%
W. R. Grace Specialty Chemicals (Malaysia) Sdn. Bhd.	W. R. Grace & Co.-Conn.	Malaysia	100%
Grace Holdings S.A. de C.V.	W. R. Grace & Co.-Conn.	Mexico	100%
Alltech Associates, Inc.	W. R. Grace & Co.-Conn.	Illinois	100%

Subsidiary	Holder	Jurisdiction	Ownership Percentage
Grace Products South Africa (Pty) Ltd.	W. R. Grace & Co.-Conn.	South Africa	100%
Grace Luxembourg S.a r.l	W. R. Grace & Co.-Conn.	Luxembourg	98.89%
Grace Germany GmbH	Grace Europe Holding GmbH	Germany	89.92%
Grace Silica GmbH	Grace Germany GmbH	Germany	100%
Grace Management GP GmbH	Grace Germany GmbH	Germany	100%
Grace Catalyst AB	Grace Germany GmbH	Sweden	100%
Grace Ertekesito Kft.	Grace Germany GmbH	Hungary	100%
Denac Nederland B.V.	Grace Germany GmbH	Netherlands	100%
W. R. Grace International LLC	Grace Germany GmbH	Delaware	100%
Grace Catalysts & Materials S.L.U.	Grace GmbH	Spain	100%
Mertus 366.GmbH	Grace GmbH	Germany	100%
Grace GmbH, Poland, a branch of Grace GmbH	Grace GmbH	Poland	100%
Grace CIS LLC	Grace GmbH	Russia	100%
Grace GmbH & Co. KG, Dubai, a branch of Grace GmbH	Grace GmbH	Dubai	100%
Grace GmbH, Austria, a branch of Grace GmbH	Grace GmbH	Austria	100%
Grace GmbH & Co. KG, Slovakia, a branch of Grace GmbH	Grace GmbH	Slovakia	100%

SCHEDULE 6.12
POST-CLOSING COVENANTS
On or before June 4, 2018, each Loan Party shall use commercially reasonable efforts to have delivered or cause to be delivered to the Administrative Agent, the Subordination Agreement, by and among Borrower, German Borrower, Holdings, the other Guarantors, PD Trust, on behalf of the holders of US ZAI PD Claims, as Subordinated Creditor, and Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent and pursuant to which (a) Borrower’s obligations under that certain Deferred Payment Agreement (Class 7B ZAI), dated as of the Closing Date, between the Borrower and PD Trust and (b) Holdings’ obligations under that certain W.R. Grace & Co. Guarantee Agreement (Class 7B ZAI), between Holdings and PD Trust, are expressly subordinated to the payment in full of the Obligations.

SCHEDULE 7.01(b)
EXISTING LIENS
None.

SCHEDULE 7.02
EXISTING INVESTMENTS
1.    W. R. Grace & Co.-Conn. holds: (i) a 50% interest in Advanced Refining Technologies LLC, a Delaware limited liability company.
2.    Grace Netherlands B.V. holds a 49% Legal interest but 70% Economic interest in Grace FCC Catalysts Middle East LLC.
3.    Grace GmbH (Germany) holds a 100% interest of Mertus 366.GmbH which holds a 100% interest in Grace Catalysts (Qingdao) Company Limited.

SCHEDULE 7.03(c)
SURVIVING INDEBTEDNESS

Subsidiary	Bank	Currency	Amount (USD)
Various Asian Entities[2]	Bank of America	USD	$43,000,000
W. R. Grace Canada Corp.	Bank of America	USD	$5,000,000
Grace Products South Africa (Pty) Ltd	Citibank	ZAR	$400,000
Grace Trading (Shanghai) Co., Ltd	HSBC	CNY	$3,300,000
W. R. Grace & Co. – Conn[3]	HSBC	USD	$15,000,000

Those certain 5.125% Notes due 2021 initially issued in an aggregate principal amount of $700.0 million and those certain 5.625% Notes due 2024 initially issued in an aggregate principal amount of $300.0 million, each issued pursuant to that certain Indenture, dated as of September 16, 2014, as supplemented by the First Supplement Indenture dated as of September 16, 2014, in each case by and among W. R. Grace & Co.-Conn., as the issuer, W. R. Grace & Co., as a guarantor, and Wilmington Trust, National Association, as trustee.
Indebtedness owed to Advanced Refining Technologies LLC listed below.

Borrower	Lender	Currency	Amount (USD)
W. R. Grace & Co.- Conn.	Advanced Refining Technologies LLC	USD	$36,621
W. R. Grace & Co.- Conn.	Advanced Refining Technologies LLC	USD	$741,093
W. R. Grace & Co.- Conn.	Advanced Refining Technologies LLC	USD	$2,336,597
W. R. Grace & Co.- Conn.	Advanced Refining Technologies LLC	USD	$2,936,615
W. R. Grace & Co.- Conn.	Advanced Refining Technologies LLC	USD	$3,712,085
W. R. Grace & Co.- Conn.	Advanced Refining Technologies LLC	USD	5.076,324
W. R. Grace & Co.- Conn.	Advanced Refining Technologies LLC	USD	$7,664,928
W. R. Grace & Co.- Conn.	Advanced Refining Technologies LLC	USD	$10,915,158
W. R. Grace & Co.- Conn.	Advanced Refining Technologies LLC	USD	$9,016,112

________________________________

2
Asia Pacific borrowers: Grace Products (Singapore) Private Limited; Grace Global Operations Center (Philippines) Inc.; Grace Trading (Shanghai) Co. Ltd.; W. R. Grace Korea Inc.; W. R. Grace Japan K.K. (Kabushiki Kaisha); Alltech Associates (Australia) Pty. Ltd.; W. R. Grace Trading (Hong Kong) Limited; W. R. Grace Specialty Chemicals (Malaysia) Sdn. Bhd.; W. R. Grace Trading (Thailand) Limited; Grace Catalysts (Qingdao) Company Limited.

3	These are LC facilities and not allowed to borrow funds

SCHEDULE 7.07
TRANSACTIONS WITH AFFILIATES
None.

SCHEDULE 10.02
NOTICES
If to any Loan Party:
W. R. Grace & Co.
7500 Grace Drive
Columbia, MD 21044
Facsimile: (410) 531-4265
Attention: Asif Arshad, Ridwan Lin
Email: asif.arshad@grace.com. ridwan.lin@grace.com
with a copy to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY, 10022
Facsimile (212) 446-4900
Attention: Ashley Gregory, Kathryn Leonard
Email: ashley.gregory@kirkland.com, kathryn.leonard@kirkland.com

If to Administrative Agent:
Goldman Sachs Bank USA
2001 Ross Ave, 29th Floor
Dallas, TX 75201
Attention: SBD Operations
Facsimile: (972)-368-3499
Email for Borrowing Requests and Interest Election Requests:
gs-sbdagency-borrowernotices@ny.email.gs.com
gs-dallas-adminagency@ny.email.gs.com
with copy to:
Goldman Sachs Bank USA
200 West St
New York, NY 10282
Attention: Bank Debt Portfolio Group
Douglas Tansey
Facsimile (212)-902-3000
Douglas.tansey@gs.com

If to Bank of America, N.A. as an L/C Issuer:
Bank of America, N.A.
Fleet Way
Scranton, PA 18507
Facsimile: (800) 755-8743
Attention: Trade Operations Standby-Unit Al Malave
If to JPMorgan Chase Bank, N.A. as an L/C Issuer:
JPMorgan Chase Bank, N.A.
10 South Dearborn L2, Chicago, Illinois 60603
Facsimile: 214-307-6874
Attention: Chicago LC Agency Activity Team
Email: Chicago.LC.Agency.Activity.Team@jpmchase.com
If to Citibank, N.A. as an L/C Issuer:
Citibank, N.A.
Facsimile: (201) 751-7466
Attention: Gopinath Elangovan
Email: global.loans.lcrecon@citi.com
If to Deutsche Bank AG New York Branch as an L/C Issuer:
Deutsche Bank AG New York Branch
60 Wall Street, 2nd Floor
New York, New York, 10005
Attention: SBLC Unit NY
Email: sblc_unit_ny@list.db.com
If to Swing Line Lender:
Goldman Sachs Bank USA
2001 Ross Ave, 29th Floor
Dallas, TX 75201
Attention: SBD Operations
Facsimile: (972)-368-3499
Email for Borrowing Requests and Interest Election Requests:
gs-sbdagency-borrowernotices@ny.email.gs.com
gs-dallas-adminagency@ny.email.gs.com
with copy to:

US-DOCS\98807670.6

Goldman Sachs Bank USA
200 West St
New York, NY 10282
Attention: Bank Debt Portfolio Group
Douglas Tansey
Facsimile (212)-902-3000
Douglas.tansey@gs.com

US-DOCS\98807670.6

EXHIBIT A
[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] in respect of the Commitments and Loans identified below [(including, without limitation, participations in any Letters of Credit)]7 and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor. The benefit of each Collateral Document shall be maintained in favor of each Assignee.

1.	Assignor[s]: ______________________________
________________________________

3
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

4
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

5	Select as appropriate.

6	Include bracketed language if there are either multiple Assignors or multiple Assignees.

7	Include only if assignment is of Revolving Credit Commitments.

US-DOCS\98807670.6

______________________________

2.	Assignee[s]: ______________________________
______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.
Borrowers: W. R. GRACE & CO.-CONN., a Connecticut corporation (the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany and W. R. Grace International LLC, a Delaware limited liability company

4.	Administrative Agent: Goldman Sachs Bank USA (“Goldman Sachs”), as the Administrative Agent under the Credit Agreement

5.
Credit Agreement: Credit Agreement dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”; the terms defined therein being used herein as therein defined) among the Borrowers, W. R. Grace & Co., a Delaware corporation (“Holdings”), Goldman Sachs, as Administrative Agent and Collateral Agent, each of the L/C Issuers and each lender from time to time party thereto

6.	Assigned Interest:

Assignor[s][8]	Assignee[s][9]	Commitment/Loans Assigned[10]	Aggregate Amount of Commitment/ Loans of such Class for all Lenders[11]	Amount of Commitment/ Loans of such Class Assigned	Percentage Assigned of Commitment/ Loans of such Class[12]

			$[ ]	$[ ]	%
			$[ ]	$[ ]	%
			$[ ]	$[ ]	%

[7.	Trade Date: __________________]
________________________________

8	List each Assignor, as appropriate.

9	List each Assignee, as appropriate.

10	Fill in Class of Commitment/Loans being assigned.

11
Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. “All Lenders” refers to all Lenders under the applicable Class.

12	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders under the applicable Class.

13	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

US-DOCS\98807670.6

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[Signature pages follow]

US-DOCS\98807670.6

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
    Name:
    Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
    Name:
    Title:

Consented to and Accepted:
[Goldman Sachs Bank USA,
as Administrative Agent

By:
    Name:
    Title:] 14
[[_______________], as an L/C Issuer

By:
    Name:
    Title:
By:
    Name:
    Title:
[_______________], as an L/C Issuer

By:
    Name:
    Title:
[         ], as an L/C Issuer
________________________________

14	Include if Administrative Agent consent required under Section 10.07(b) of the Credit Agreement.

US-DOCS\98807670.6

By:
    Name:
    Title:
[_______________], as an L/C Issuer

By:
    Name:
    Title:]15

[Consented to:
W. R. GRACE & CO.-CONN., as Borrower Representative

By:
    Name:
    Title:] 16

________________________________

15	Reference to L/C Issuers required for an assignment of Revolving Credit Commitments.

16	Include if consent of Borrower Representative is required under Section 10.07(b) of the Credit Agreement.

US-DOCS\98807670.6

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of each Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by each Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(i) and (b)(ii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest [ and][,] (vii) it [is][is not] an Affiliated Lender [and (viii) as of the Effective Date and following the Effective Date, after giving effect to the assignment of the Assigned Interest, such Assignee is in compliance with Section 10.07(b)(ii)(F) of the Credit Agreement with respect to the Assigned Interest]17 and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
________________________________
17 Include bracketed language if Assignee is an Affiliated Lender.

US-DOCS\98807670.6

[The][Each] Assignee of a Term B Loan hereby agrees that it has received a copy of the Debt Allocation Agreement, dated as of April 3, 2018, among the Administrative Agent, the Collateral Agent and the Lenders signatory thereto, which provides for the reallocation of Term B Loans upon the DAM Exchange Date (as defined therein) and hereby further agrees to become party to such Debt Allocation Agreement as a “Lender” and a “Term B Lender” for all purposes thereof on the terms set forth therein, and to be bound by the terms of such Debt Allocation Agreement as if an original signatory thereto and acknowledges, and acknowledges and agrees that all references therein to a “Lender” or a “Term B Lender” shall also constitute references to [the][such] Assignee.18
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
[Remainder of page intentionally left blank]

________________________________
18 This provision may not be removed from the form of this Agreement.

US-DOCS\98807670.6

EXHIBIT B
[FORM OF]
COMMITTED LOAN NOTICE
Date: ______, 20___
Goldman Sachs Bank USA,
    as Administrative Agent under the Credit Agreement
Goldman Sachs Bank USA
2001 Ross Ave, 29th Floor
Dallas, TX 75201
Attention: SBD Operations
Fax: (972)-368-3499
Email for Borrowing Requests and Interest Election Requests:
gs-sbdagency-borrowernotices@ny.email.gs.com
gs-dallas-adminagency@ny.email.gs.com
Ladies and Gentlemen:
The undersigned refers to the Credit Agreement, dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”; the terms defined therein being used herein as therein defined), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, each L/C Issuer and each Lender from time to time party thereto, and hereby gives you irrevocable notice pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a [Borrowing] [conversion] [continuation] under the Credit Agreement, and sets forth below the information relating to such [Borrowing] [conversion] [continuation] (the “Proposed [Borrowing] [Conversion] [Continuation]”) as required by Section 2.02(a) of the Credit Agreement:

US-DOCS\98807670.6

(i)	The Business Day of the Proposed [Borrowing] [Conversion] [Continuation] is ___________, 20_.

(ii)	The Facility under which the Proposed [Borrowing] [Conversion] [Continuation] is requested is the ___________ Facility.[19]

(iii)	The Type of Loans comprising the Proposed [Borrowing] [Conversion] [Continuation] is [Base Rate Loans] [Eurocurrency Rate Loans].

(iv)	The aggregate principal amount and currency of the Proposed [Borrowing] [Conversion] [Continuation] is ___________ and ___________. [20]
[(v)    The location and number of the account to which funds are to be disbursed is:
Bank:
ABA #:
Account #:
Account Name:     ]21

(vi)
[The initial Interest Period for each Eurocurrency Rate Loan made as part of the Credit Extension or the date on which Incremental Revolving Credit Commitments are established (but not drawn) is _______ month[s].22]

[The undersigned hereby certifies that the following statements will be true on the date of the Proposed Borrowing:

(A)
The representations and warranties contained in each Loan Document shall be true and correct in all material respects on and as of the date of the Credit Extension or the date on which Incremental Revolving Credit Commitments are established (but not drawn); provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(B)	No Default exists or would result from such proposed Credit Extension or from the application of the proceeds therefrom.][23]
________________________________

19	Insert Class of proposed Borrowing, conversion or continuation.

20
Must be a minimum of the Borrowing Minimum ($1,000,000 with respect to Eurocurrency Rate Loans and $100,000 with respect to Base Rate Loans) or a whole multiple of the Borrowing Multiple ($100,000), in excess thereof for either Eurocurrency Rate Loans or Base Rate Loans.

21	To include for Borrowings after the Closing Date only.

22	The Interest Period may be one, two, three or six months, or such other period that is twelve months or less requested by the Borrower Representative and consented to by all the Lenders.

23
Do not include for (x) a conversion of Loans to Eurocurrency Rate Loans, or a continuation of Eurocurrency Rate Loans, (y) a Credit Extension of Incremental Term Loans in connection with a Permitted Acquisition or other Investment or (z) the initial Credit Extension made on the Closing Date.

US-DOCS\98807670.6

Delivery of an executed counterpart of this Committed Loan Notice by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart of this Committed Loan Notice.
[Signature page follows]

US-DOCS\98807670.6

Very truly yours,

W. R. GRACE & CO.-CONN.,
as Borrower Representative

By:    ________________________________
Name:
Title:

US-DOCS\98807670.6

EXHIBIT C

[FORM OF]
COMPLIANCE CERTIFICATE
Financial Statement Date: ______
Goldman Sachs Bank USA,
    as Administrative Agent under the Credit Agreement
2001 Ross Ave, 29th Floor
Dallas, TX 75201
Attention: SBD Operations
Fax: (972)-368-3499
Ladies and Gentlemen:
The undersigned refers to the Credit Agreement, dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”; the terms defined therein being used herein as therein defined), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, each L/C Issuer and each Lender from time to time party thereto. In addition, “Computation Period” shall mean the most recently ended Test Period covered by the financial statements accompanying this Compliance Certificate and the “Computation Date” shall mean the last date of the Computation Period. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower Representative, and not in any individual capacity, certifies as follows:
[Use following paragraph 1 for fiscal year-end financial statements:
1.    Attached hereto as Schedule I is the consolidated balance sheet of Holdings as at the fiscal year ended [_____________], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and including a customary management summary of operating results, all in reasonable detail and prepared in accordance with GAAP24
________________________________
24 The applicable financial statements may be determined in accordance with IFRS in the event that the Borrower Representative elects

US-DOCS\98807670.6

, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification (other than an emphasis of matter paragraph) (other than (x) with respect to, or resulting from, a current debt maturity, (y) any potential default or event of default of any financial covenant under the Credit Agreement and/or any other Indebtedness and/or (z) exceptions for qualifications relating to change in accounting principles or practices reflecting a change in GAAP and required or approved by such independent certified public accountants) or any qualification or exception as to the scope of such audit; provided that if the independent auditor provides an attestation and a report with respect to management’s report on internal control over financial reporting and its own evaluation of internal control over financial reporting, then such report may include a qualification or limitation due to the exclusion of any acquired business from such report to the extent such exclusion is permitted under rules or regulations promulgated by the SEC or the Public Company Accounting Oversight Board.]
[Use following paragraph 1 for fiscal quarter-end financial statements:
1.    Attached hereto as Schedule I is the consolidated or combined balance sheet Holdings as at the fiscal quarter ended [____________],and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Holdings and their respective Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.]
2.    Attached hereto as Schedule II are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Holdings and Unrestricted Subsidiaries (if any) from the consolidated financial statements referred to in paragraph l above.
3.    Attached hereto as Schedule III is a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary as of the date hereof or confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list.
4.     To my knowledge, during the fiscal period[, except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement], no Default or Event of Default has occurred and is continuing.25
5.    Attached hereto as Schedule IV is a report setting forth certain information with respect to Section 7.09 of the Credit Agreement.
[Use following paragraph 1 for fiscal year-end budgets:
________________________________
(pursuant to the definition of “GAAP”) to prepare their financial statements in accordance with IFRS, taking into account the requirements of Section 1.03(d) regarding Accounting Changes.

25
If unable to provide the foregoing certification, fully describe the reasons therefor, the circumstances therefore, the covenants or conditions which have not been performed/observed and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.

US-DOCS\98807670.6

1.Attached hereto as Schedule I is an annual budget as at the fiscal year ended [        ] customarily prepared by Holdings.]

US-DOCS\98807670.6

Schedule I to
Compliance Certificate

CONSOLIDATED BALANCE SHEET

US-DOCS\98807670.6

Schedule II to
Compliance Certificate
CONSOLIDATING OR COMBINED FINANCIAL STATEMENTS REFLECTING THE ADJUSTMENTS NECESSARY TO ELIMINATE THE ACCOUNTS OF HOLDINGS AND UNRESTRICTED SUBSIDIARIES (IF ANY)

US-DOCS\98807670.6

Schedule III to
Compliance Certificate
SUBSIDIARIES
[Select one:
[What follows is a list of Material and Immaterial Subsidiaries (each identified as such) of each Borrower as of the date hereof
1.
2.
-or-
There has been no change to the list of Material and Immaterial Subsidiaries of each Borrower since [the Closing Date] [the date of the last such list provided pursuant to the Compliance Certificate dated _____________________]]26

________________________________
26 To be inserted after the Closing Date.

US-DOCS\98807670.6

Schedule IV to
Compliance Certificate
REPORT REGARDING FINANCIAL COVENANT

Financial Covenant	Amount
First Lien Leverage Ratio
a. Consolidated First Lien Debt[27] on the Computation Date	$_____
b. Consolidated EBITDA[28] for the Test Period ended on the Computation Date	$_____
c. Ratio of line a to line b	____:1.00

[Remainder of Page Intentionally Blank]

________________________________

27	Attach hereto in reasonable detail the calculations required to arrive at Consolidated First Lien Debt.

28	Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA of the Borrower Representative for purposes of the First Lien Leverage Ratio test.

US-DOCS\98807670.6

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Borrower Representative, and not in any individual capacity, has executed this certificate for and on behalf of the Borrower Representative and has caused this certificate to be delivered on the day first written above.

W. R. GRACE & CO.-CONN.,
as Borrower Representative

By:    ________________________________
Name:
Title:

US-DOCS\98807670.6

EXHIBIT D-1

[FORM OF]
FIRST LIEN INTERCREDITOR AGREEMENT

US-DOCS\99073489.6

2.	EXHIBIT D-1

[FORM OF]
FIRST LIEN/FIRST LIEN INTERCREDITOR AGREEMENT
among
W. R. GRACE & CO.- CONN.,
GRACE GMBH,
GRACE EUROPE HOLDING GMBH,
GRACE GERMANY GMBH,

AND

W. R. GRACE INTERNATIONAL LLC,
as the Borrowers,

W. R. GRACE & CO.,
as Holdings

AND
THE OTHER SUBSIDIARIES OF HOLDINGS
FROM TIME TO TIME PARTY HERETO
GOLDMAN SACHS BANK USA,
as Administrative Agent and Collateral Agent for the Credit Agreement Secured Parties,
[                ],
as the Additional Collateral Agent,
[                ],
as the Initial Additional Authorized Representative,
and
each additional Authorized Representative from time to time party hereto dated as of [ ], 20[ ]

#90002420v5
US-DOCS\99073489.6

#90002420v5
US-DOCS\99073489.6

FIRST LIEN/FIRST LIEN INTERCREDITOR AGREEMENT, dated as of [ ], 20[ ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), the other Grantors from time to time party hereto, Goldman Sachs Bank USA (“Goldman Sachs”), as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), as administrative agent ) (in such capacity and together with its successors in such capacity, the “Administrative Agent”) and Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), the Additional Collateral Agent (as defined below), [ ], as Authorized Representative for the Initial Additional Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the other Additional Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.
In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Secured Parties), the Additional Collateral Agent and each additional Authorized Representative (for itself and on behalf of the Additional Secured Parties of the applicable Series) agree as follows:

US-DOCS\99073489.6

ARTICLE I

Definitions
SECTION 1.01     Certain Defined Terms. Capitalized terms used but not otherwise defined herein [(including the Schedules hereto)]29 have the meanings set forth in the Credit Agreement (as defined below) or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
“Additional Collateral Agent” means (a) prior to the Discharge of the Initial Additional Obligations, [_____] and (b) after the Discharge of the Initial Additional Obligations, the Authorized Representative for the Series of Additional Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional Obligations.
“Additional Documents” means, with respect to the Initial Additional Obligations or any Series of Additional Senior Class Debt, the notes, indentures, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional Documents and the Additional Security Documents and each other agreement entered into for the purpose of securing the Initial Additional Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional Obligations) has been designated as Additional Obligations pursuant to Section 5.13 hereto.
“Additional Obligations” means all amounts owing to any Additional Secured Party (including the Initial Additional Secured Parties) pursuant to the terms of any Additional Document (including the Initial Additional Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional Document, whether or not such interest and fees are an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages, letter of credit commissions, and other liabilities, and Guarantees of the foregoing amounts.
“Additional Secured Party” means the holders of any Additional Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional Secured Parties.
“Additional Security Documents” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Additional Obligations.
“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.
“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.
________________________________
29 To be used in connection with Additional Obligations that trigger clause (h) of the “Collateral and Guarantee Requirement”.

2
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“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.
“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement.”
“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Agreement Currency” has the meaning assigned to such term in Section 5.16.
“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.
“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional Collateral Agent.
“Applicable Creditor” has the meaning assigned to such term in Section 5.16.
“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional Obligations or the Initial Additional Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional Obligations or Additional Secured Parties that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Representative named for such Series in the applicable Joinder Agreement.
“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

3
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“Collateral” means all assets and properties subject to Liens created pursuant to any Security Document to secure one or more Series of Obligations.
“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent and (ii) in the case of the Additional Obligations, the Additional Collateral Agent.
“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.
“Credit Agreement” means that certain Credit Agreement, dated as of April 3, 2018, among the Borrowers, Holdings, Goldman Sachs Bank USA, as administrative agent (in such capacity, and together with successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Credit Agreement Collateral Documents” means the Security Agreement, the Mortgages (as defined in the Credit Agreement), the other Collateral Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.
“Credit Agreement Obligations” means all “Obligations” as defined in the Credit Agreement.
“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.
“DIP Financing” has the meaning assigned to such term in Section 2.05(b).
“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).
“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).
“Discharge” means, with respect to any Shared Collateral and any Series of Obligations, the date on which such Series of Obligations is no longer secured by such Shared Collateral pursuant to the terms of the Secured Credit Documents governing such Series of Obligations [and the relevant claim of debt is repaid in full]30 The term “Discharged” shall have a corresponding meaning.
“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the date on which the Credit Agreement Obligations are no longer secured by, and no longer required to be secured by, Liens on such Shared Collateral pursuant to the terms of the Loan Documents;
________________________________
30 To be used in connection with Additional Obligations that trigger clause (h) of the “Collateral and Guarantee Requirement”.

4
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provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional Obligations secured by such Shared Collateral under an Additional Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.
“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.
“Grantors” means Holdings, each Borrower and each Subsidiary Guarantor which has granted, pledged or charged a security interest pursuant to any Security Document to secure any Series of Obligations (including any Subsidiary Guarantor that becomes a party to this Agreement as contemplated by Section 5.17). The Grantors existing on the date hereof are set forth in Annex I hereto.
[“Group” means Holdings, each Borrower and their Restricted Subsidiaries] .31
[“German Term Borrowers” means Grace Europe Holdings and Grace Germany or any combination thereof, as the context may require.] 32
“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Impairment” has the meaning assigned to such term in Section 1.03.
“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Initial Additional Agreement” mean that certain [Indenture][Other Agreement], dated as of [              ], among the Borrowers, [the Grantors identified therein] and [                 ], as [trustee], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Initial Additional Documents” means the Initial Additional Agreement, the debt securities issued thereunder, the Initial Additional Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Obligations.
“Initial Additional Obligations” means the “[Obligations]” as such term is defined in the Initial Additional Security Agreement.
________________________________
31 To be used in connection with Additional Obligations that trigger clause (h) of the “Collateral and Guarantee Requirement”.
32 To be used in connection with Additional Obligations that trigger clause (h) of the “Collateral and Guarantee Requirement”.

5
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“Initial Additional Secured Parties” means the Additional Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional Obligations issued pursuant to the Initial Additional Agreement.
“Initial Additional Security Agreement” means the security agreement, dated as of the date hereof, among the Borrowers, the Additional Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Insolvency or Liquidation Proceeding” means:
(1)    any case or proceeding commenced by or against the Borrowers or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrowers or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrowers or any other Grantor or any similar case or proceeding relative to the Borrowers or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrowers or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; [or]
(3)    any other proceeding of any type or nature in which substantially all claims of creditors of the Borrowers or any other Grantor are determined and any payment or distribution is or may be made on account of such claims[.][or]
[(4)    or any non-US Bankruptcy Event.]33
“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).
“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.13 hereof in order to establish an additional Series of Additional Senior Class Debt and add Additional Senior Class Debt Parties hereunder.
“Judgment Currency” has the meaning assigned to such term in Section 5.16.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, assignment by way of security, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Documents” has the meaning assigned to such term in the Credit Agreement.
________________________________
33 To be used in connection with Additional Obligations that trigger clause (h) of the “Collateral and Guarantee Requirement”.

6
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“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Obligations with respect to such Shared Collateral.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.
“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Document; provided that, such Event of Default (under and as defined in the Additional Document under which such Non-Controlling Authorized Representative is the Authorized Representative) shall be continuing at the end of such 180-day period; provided, further that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to all or any material portion of the Shared Collateral (1) at any time the Administrative Agent or the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to all or any material portion of the Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.
“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.
[“Non-US Grantor” means any Grantor that is not organized under the laws of a state of the United States or the District of Columbia.] 34
________________________________
34 To be used in connection with Additional Obligations that trigger clause (h) of the “Collateral and Guarantee Requirement”.

7
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“Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional Obligations.
“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any certificated securities, promissory notes, instruments and chattel paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the Security Documents.
“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.
“Proceeds” has the meaning assigned to such term in Section 2.01(a).
“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Responsible Officer” has the meaning assigned to such term in the Credit Agreement.
“Secured Credit Document” means (i) the Credit Agreement and each Loan Document, (ii) each Initial Additional Document, and (iii) each Additional Document.
“Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional Secured Parties with respect to each Series of Additional Obligations.
“Security Agreement” means the Security Agreement (as defined in the Credit Agreement), as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional Security Documents.
“Series” means (a) with respect to the Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Secured Parties (in their capacities as such), and (iii) the Additional Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Secured Parties) and (b) with respect to any Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional Obligations, and (iii) the Additional Obligations incurred pursuant to any Additional Document, which pursuant to any Joinder

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Agreement are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Obligations).
“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Obligations hold a valid and perfected security interest at such time. If more than two Series of Obligations are outstanding at any time and the holders of less than all Series of Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.
[“Term B-2 Loans” has the meaning assigned to such term in the Credit Agreement.
“Term B-2 Lenders” has the meaning assigned to such term in the Credit Agreement.
“Term B-2 Obligations” means Loan Obligations relating to the Term B-2 Loans.]35
SECTION 1.02     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vi) the term “or” is not exclusive.
SECTION 1.03     Impairments. It is the intention of the Secured Parties of each Series that the holders of Obligations of such Series (and not the Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Obligations), (y) any of the Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Obligations) on a basis ranking prior to the security interest of such Series of Obligations but junior to the security interest of any other Series of Obligations or (ii) the existence of any
________________________________
35 To be used in connection with Additional Obligations that trigger clause (h) of the “Collateral and Guarantee Requirement”.

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Collateral for any other Series of Obligations that is not Shared Collateral for such Series (any such condition referred to in the foregoing clause (i) or (ii) with respect to any Series of Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Mortgaged Property (as defined in the Credit Agreement) which applies to all Obligations shall not be deemed to be an Impairment of any Series of Obligations. In the event of any Impairment with respect to any Series of Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Obligations, and the rights of the holders of such Series of Obligations (including, without limitation, the right to receive distributions in respect of such Series of Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Obligations subject to such Impairment. Additionally, in the event the Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Obligations or the Security Documents governing such Obligations shall refer to such obligations or such documents as so modified.
SECTION 1.04     [Additional Defined Terms. Schedule 1 is hereby incorporated and made part of this Agreement.]36
ARTICLE II

Priorities and Agreements with Respect to Shared Collateral
SECTION 2.01     Priority of Claims.
(a)    Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent or any Secured Party is taking action to enforce rights or remedies in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of the Borrowers or any other Grantor (including any adequate protection payments) or any Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any Secured Party on account of such enforcement rights or remedies or received by the Applicable Collateral Agent or any Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, proceeds, or payment, to the sentence immediately following) to which the Obligations are entitled under any intercreditor agreement (other than this Agreement) (all payments, distributions, proceeds of any sale, collection or other liquidation or other disposition of any Shared Collateral and all proceeds or payments of any such distribution being collectively referred to as “Proceeds”) shall be applied [(as amount paid over to the Applicable Collateral Agent or any Secured Party pursuant to the Schedules hereto]37 (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) on a ratable basis pursuant to the terms of any Secured Credit Document,
________________________________
36 To be used in connection with Additional Obligations that trigger clause (h) of the “Collateral and Guarantee Requirement”.
37 To be used in connection with Additional Obligations that trigger clause (h) of the “Collateral and Guarantee Requirement”.

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(ii) SECOND, subject to Section 1.03, to the payment in full of the Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents, provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to the Borrowers or any other Grantor, solely as among the Secured Parties and solely for purposes of this clause SECOND and not any Secured Credit Documents, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the Obligations, to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of Obligations of each Series of Obligations shall include only the maximum amount of Post-Petition Interest on the Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, and (iii) THIRD, after payment of all Obligations, to the Borrowers and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. If, despite the provisions of the Section 2.01(a), any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Section 2.01(a), such Secured Party shall hold such payment or recovery in trust for the benefit of all Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral upon which a third party (other than a Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Obligations with respect to which such Impairment exists.
(b)    It is acknowledged that the Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Secured Parties of any Series.
(c)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Secured Party hereby agrees that the Liens securing each Series of Obligations on any Shared Collateral shall be of equal priority.
(d)    Notwithstanding anything in this Agreement or any other Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of

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Credit or otherwise held by the Administrative Agent or the Credit Agreement Collateral Agent pursuant to Section 1.08(b). 2.03(a)(iii)(E), 2.03(c)(vii), 2.03(f), 2.04(b), 2.04(f), 2.05(b)(vii), 2.05(c), 2.13, 2.16(f), 2.16(g), 3.06(c) or 8.02(c) of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.
SECTION 2.02     Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.
(a)    Only the Applicable Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, no Additional Secured Party shall, or shall instruct any Collateral Agent, Authorized Representative or other Person to, and neither the Additional Collateral Agent nor any other Collateral Agent, Authorized Representative or other Person that is not the Applicable Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents (or any Person authorized by it), shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.
(b)    With respect to any Shared Collateral at any time when the Additional Collateral Agent is the Applicable Collateral Agent, (i) the Applicable Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Applicable Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Applicable Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Security Document, applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Additional Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

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(c)    Notwithstanding the equal priority of the Liens securing each Series of Obligations, the Applicable Collateral Agent (in the case of the Additional Collateral Agent, acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.
(d)    Each of the Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Secured Parties on all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.
SECTION 2.03     No Interference; Payment Over.
(a)    Each Secured Party agrees that (i) it will not challenge or question in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any Obligations of any Series or any Security Document or the validity, attachment, perfection or priority of any Lien under any Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Collateral Agent or any other Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, Insolvency or Liquidation Proceeding, or other proceeding any claim against the Applicable Collateral Agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Collateral Agent, any Applicable Authorized Representative or any other Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) if not the Applicable Collateral Agent, it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by

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judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Applicable Collateral Agent or any other Secured Party to enforce this Agreement.
(b)    Each Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each Series of the Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01.
SECTION 2.04     Automatic Release of Liens.
(a)    If at any time the Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.
(b)    Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.
(c)    [Schedule 2 is hereby incorporated in and made part of this Agreement.38]
SECTION 2.05     Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.
(a)    This Agreement shall continue in full force and effect notwithstanding the commencement and continuance of any Insolvency or Liquidation Proceeding by or against the Borrowers or any of its Subsidiaries. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.
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38 To be used in connection with Additional Obligations that trigger clause (h) of the “Collateral and Guarantee Requirement”.

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(b)    If the Borrowers and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or any other applicable Bankruptcy Law and shall, as debtor(s)‑in‑possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law and/or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Secured Party (other than any Controlling Secured Party or Authorized Representative of any Controlling Secured Party) agrees that it will not raise, join or support any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Collateral Agent shall then oppose or object (or join in any objection) to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Secured Parties of each Series are granted Liens on any additional collateral pledged to any Secured Parties as adequate protection or otherwise in connection with such DIP Financing and/or use of cash collateral, with the same priority vis-à-vis the Secured Parties as set forth in this Agreement (other than any Liens of the Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing and/or cash collateral is applied to repay any of the Obligations, such amount is applied pursuant to Section 2.01, and (D) if any Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing and/or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Secured Parties of such Series or their Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Secured Parties receiving adequate protection shall not object to any other Secured Party receiving adequate protection comparable to any adequate protection granted to such Secured Parties in connection with a DIP Financing and/or use of cash collateral.
(c)     Schedule 3 is hereby incorporated in and made part of this Agreement.]
SECTION 2.06     Reinstatement. In the event that any of the Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference, fraudulent transfer, or other avoidance action under the Bankruptcy Code, other applicable Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and

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conditions of this Article II shall be fully applicable thereto until all such Obligations shall again have been paid in full in cash.
SECTION 2.07     Insurance. As between the Secured Parties, the Applicable Collateral Agent (and in the case of the Additional Collateral Agent, acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.
SECTION 2.08     Refinancings. The Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of, any Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.
SECTION 2.09     Possessory Collateral Agent as Gratuitous Bailee for Perfection.
(a)    The Possessory Collateral shall be delivered to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Secured Party for which such Possessory Collateral is Shared Collateral and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Applicable Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Additional Collateral Agent, promptly deliver all Possessory Collateral to the Additional Collateral Agent together with any necessary endorsements (or otherwise allow the Additional Collateral Agent to obtain control of such Possessory Collateral). The Borrowers shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct or gross negligence.
(b)    The Applicable Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided, however that the Applicable Collateral Agent shall not have any fiduciary duties in connection therewith and each other Collateral Agent and Authorized Representative hereby waives and releases the Applicable Collateral Agent from any claims arising out of its role under this Section 2.09(b).

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(c)    The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Secured Party for purposes of perfecting the Lien held by such Secured Parties thereon.
SECTION 2.10     Amendments to Security Documents.
(a)    Without the prior written consent of the Credit Agreement Collateral Agent, the Additional Collateral Agent agrees that no Additional Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
(b)    Without the prior written consent of the Additional Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
(c)    In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Borrowers.
(d)    [Schedule 5 is hereby incorporated and made part of this Agreement.]39
SECTION 2.11     Unsecured Debt.
[Schedule 4 is hereby incorporated in and made part of this Agreement.]40

ARTICLE III

Existence and Amounts of Liens and Obligations
SECTION 3.01     Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Obligations of any Series, or the Shared Collateral subject to any Lien securing the Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse
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39 To be used in connection with Additional Obligations that trigger clause (h) of the “Collateral and Guarantee Requirement”.
40 To be used in connection with Additional Obligations that trigger clause (h) of the “Collateral and Guarantee Requirement” and that require Schedule 4 provisions.

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reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Secured Party or any other Person as a result of such determination.
ARTICLE IV

The Applicable Collateral Agent
SECTION 4.01     Authority.
(a)    Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01.
(b)    In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Security Documents, as applicable, pursuant to which the Applicable Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of Obligations or any other Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party) in accordance with the Security Documents or any other agreement related thereto

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or to the collection of the Obligations or the valuation, use, protection or release of any security for the Obligations, (ii) any election by any Applicable Authorized Representative or any holders of Obligations, in any Insolvency or Liquidation Proceeding of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, the Borrowers or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Obligations for which such Collateral constitutes Shared Collateral.
(c)    Each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of each other Secured Parties of the Series for whom it is acting, hereby irrevocably appoints the Applicable Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Representative, Collateral Agent or other Secured Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each Secured Credit Document with respect to Shared Collateral and the execution of releases in connection therewith.
SECTION 4.02     Rights as a First Lien Secured Party. The Person serving as the Applicable Collateral Agent hereunder shall have the same rights and powers in its capacity as a Controlling Secured Party under any Series of Obligations that it holds as any other Secured Party of such Series and may exercise the same as though it were not the Applicable Collateral Agent and the term “Secured Party” or “Secured Parties” or (as applicable) “Credit Agreement Secured Party,” “Credit Agreement Secured Parties,” “Additional Secured Party” or “Additional Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any Subsidiary or other Affiliate thereof as if such Person were not the Applicable Collateral Agent hereunder and without any duty to account therefor to any other Secured Party.
SECTION 4.03     Exculpatory Provisions. The Applicable Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Applicable Collateral Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby; provided that the Applicable Collateral Agent shall not be required to take any

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action that, in its opinion or the opinion of its counsel, may expose the Applicable Collateral Agent to liability or that is contrary to this Agreement or applicable law;
(iii)    shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Collateral Agent or any of its Affiliates in any capacity;
(iv)    shall not be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct or (2) in reliance on a certificate of an authorized officer of each Borrower stating that such action is permitted by the terms of this Agreement. The Applicable Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of Obligations unless and until notice describing such Event of Default and referencing applicable agreement is given to the Applicable Collateral Agent;
(v)    shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Agreement Collateral Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Secured Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (5) the value or the sufficiency of any Collateral for any Series of Obligations, or (6) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Collateral Agent; and
(vi)    need not segregate money held hereunder from other funds except to the extent required by law. The Applicable Collateral Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.
ARTICLE V

Miscellaneous
SECTION 5.01     Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)    if to the Credit Agreement Collateral Agent or the Administrative Agent, to it at [ • ];

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(b)    if to the Additional Collateral Agent or the Initial Additional Authorized Representative, to it at [ • ];
(c)    if to any other additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement; and
(d)     if to Holdings, the Borrowers and/or any of the Grantors, to the applicable party at [ • ].
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
SECTION 5.02     Waivers; Amendment; Joinder Agreements.
(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent and the Borrowers.
(c)    Notwithstanding the foregoing, without the consent of any Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional Secured Parties and Additional Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Additional Security Documents applicable thereto.
(d)    Notwithstanding the foregoing, without the consent of any other Authorized Representative or Secured Party, the Collateral Agents may effect amendments and modifications

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to this Agreement to the extent necessary to reflect any incurrence of any Additional Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.
SECTION 5.03     Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of which are intended to be bound by, and to be third party beneficiaries of, this Agreement.
SECTION 5.04     Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
SECTION 5.05     Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.
SECTION 5.06     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 5.07     GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 5.08     Submission to Jurisdiction Waivers; Consent to Service of Process. Each party hereto, on behalf of itself and, as applicable, the Secured Parties of the Series for which it is acting, irrevocably and unconditionally:
(a)    submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the Credit Agreement Collateral Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement and/or the Credit Agreement Collateral Documents shall affect any right that any representative may otherwise have to bring any action or proceeding relating to any Loan Document against any Grantor or its respective properties in the courts of any jurisdiction;

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(b)    waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and/or the Credit Agreement Collateral Documents in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;
(d)    as it relates to any Grantor, such Grantor designates, appoints and empowers either Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding and such Borrower hereby accepts such designation and appointment; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.
SECTION 5.09     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.
SECTION 5.10     Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 5.11     Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.
SECTION 5.12     Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Parties in relation to one another. None of the Borrower, any other Grantor or any creditor thereof

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shall have any rights or obligations hereunder, except as expressly provided in this Agreement, and none of the Borrowers or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Notwithstanding anything in this Agreement to the contrary (other than Section 2.04, 2.05, 2.08, 2.09 or Article V), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Security Document, or permit the Borrowers or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Security Document or (b) obligate the Borrowers or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Security Document. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Obligations as and when the same shall become due and payable in accordance with their terms.
SECTION 5.13     Additional Senior Debt. To the extent, but only to the extent, permitted by the provisions of the Secured Credit Documents then in effect, the Borrowers may incur additional indebtedness after the date hereof that is permitted by the Secured Credit Documents to be incurred and secured on an equal and ratable basis by the Liens securing the Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.
In order for an Additional Senior Class Debt Representative to become a party to this Agreement,
(i)    such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by such Collateral Agent and Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;
(ii)    the Borrowers shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower, and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional Obligations and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on a pari passu

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basis with the Lien securing the extant Obligations and by the terms of the then extant Secured Credit Documents;
(iii)    all filings, recordations and/or amendments or supplements to the Security Documents necessary or desirable in the reasonable judgment of the Additional Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Additional Senior Class Debt Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments shall have been taken in the reasonable judgment of the Additional Senior Class Debt Representative); and
(iv)    the Additional Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.
Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional Collateral Agent will continue to act in its capacity as Additional Collateral Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.
SECTION 5.14     Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, Credit Suisse AG, Cayman Islands Branch is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional Security Documents, [ ] is acting in the capacity of Additional Collateral Agent solely for the Additional Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent or the Additional Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.
SECTION 5.15     Integration. This Agreement together with the other Secured Credit Documents and the Security Documents represents the agreement of each of the Grantors and the Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Security Documents.
SECTION 5.16     Conversion of Currencies.

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(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of the Borrowers or other Grantor in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers and other Grantors agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the Borrowers or such Grantor, as applicable. The obligations of the parties contained in this Section 5.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 5.17     Additional Grantors. In the event any Subsidiary of a Grantor shall have granted a Lien on any of its assets to secure any Obligations, such Grantor shall cause such Subsidiary, if not already a party hereto, to become a party hereto as a “Grantor” pursuant to the execution and delivery by any Subsidiary of a Grantor of a joinder agreement in a form reasonably acceptable to the Borrowers and each Authorized Representative. Upon the execution and delivery by such Subsidiary of such a joinder agreement, such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto (except to the extent obtained on or prior to such date). The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.18     Release from certain restrictions. Each party granting any authorization and/or power of attorney to any other party releases such other party from the any restrictions of self-dealing and/or double representation, including, but not limited to, such restrictions arising under section 181 of the German Civil Code (BGB). Any party that cannot grant such release shall notify the relevant authorized party thereof.

SECTION 5.19     Limitation on Liability.    Notwithstanding any provisions in this Agreement to the contrary, it is the intent of the parties hereto and thereto, and such parties hereby agree that, (A) none of the Term B-2 Borrowers or the German Revolving Borrower shall be liable for any Obligations to the extent they do not constitute German Obligations with respect to such

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entity, (B) the present and future assets of the Term B-2 Borrowers and the German Revolving Borrower shall not be subject to any Lien, claim or action by any Authorized Representative or a Secured Party to satisfy any Obligations to the extent they do not constitute German Obligations with respect to such entity and (C) neither any Authorized Representative nor any Secured Party shall have any recourse under this Agreement against any of the German Borrowers or their respective assets in respect of any Obligations to the extent they do not constitute German Obligations with respect to such entity. All amounts paid by the Term B-2 Borrowers or the German Revolving Borrower and all value derived from their respective assets shall be applied solely to the German Obligations with respect to such entity.

SECTION 5.20     Bail-In.

[Schedule 6 is hereby incorporated and made part of this Agreement.]41

________________________________
41 To be used in connection with Additional Obligations that trigger clause (h) of the “Collateral and Guarantee Requirement”.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
GOLDMAN SACHS BANK USA, as Credit Agreement Collateral Agent and as Authorized Representative for the Credit Agreement Secured Parties
By:
    Name:
    Title:
[                                                            ],
as Additional Collateral Agent
By:
    Name:
    Title:
[                                                               ],
as Initial Additional Authorized Representative
By:
    Name:
    Title:

US-DOCS\99073489.6

W. R. GRACE & CO.-CONN.,
    as a Grantor
By:
Name:
Title:

GRACE GMBH,
   as a Grantor
By:
Name:
Title:

GRACE EUROPE HOLDING GMBH,
    as a Grantor
By:
Name:
Title:

GRACE GERMANY GMBH,
   as a Grantor
By:
Name:
Title:

W. R. GRACE INTERNATIONAL LLC,
    as a Grantor
By:
Name:
Title:

2
US-DOCS\99073489.6

W. R. GRACE & CO.,
    as a Grantor

By:
Name:
Title:

2

US-DOCS\99073489.6

ANNEX I
Grantors

W. R. Grace & Co.
W. R. Grace & Co.-Conn.
Grace GmbH
Grace Europe Holding GmbH
Grace Germany GmbH
W. R. Grace International LLC.

Annex I-1

US-DOCS\99073489.6

ANNEX II
[FORM OF] JOINDER NO. [       ] dated as of [_______], 20[ ] to the FIRST LIEN/FIRST LIEN INTERCREDITOR AGREEMENT dated as of [__], 20[ ] (the “Intercreditor Agreement”), (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”) and Goldman Sachs Bank USA, as collateral agent for the Secured Parties (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), as Administrative Agent and Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), the Additional Collateral Agent (as defined below), the Additional Collateral Agent, [ ], as Authorized Representative for the Initial Additional Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.
B.    As a condition to the ability of the Borrowers to incur Additional Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by the Intercreditor Agreement. Section 5.13 of the Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Intercreditor Agreement, upon the execution and delivery by the Additional Senior Class Debt Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative

Annex II-1
US-DOCS\99073489.6

(the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement and the Security Documents.
Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:
SECTION 1.    In accordance with Section 5.13 of the Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional Secured Parties. Each reference to an “Authorized Representative” in the Intercreditor Agreement shall be deemed to include the New Representative. The Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2.    The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee] under [describe new debt facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and (iii) the Additional Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Additional Secured Parties.
SECTION 3.    This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.
SECTION 4.    Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.
SECTION 5.    THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6.    In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall

Annex II-2
US-DOCS\99073489.6

endeavor in good‑faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.
SECTION 8.    The Borrowers agree to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.

Annex II-3
US-DOCS\99073489.6

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE], as
[          ] for the holders of [                        ],
By:
    Name:
    Title:
Address for notices:

attention of:
Telecopy:

Annex II-4
US-DOCS\99073489.6

Acknowledged by:
GOLDMAN SACHS BANK USA,
as the Credit Agreement Collateral Agent and Authorized Representative,

By:	Name: Title:
[__________________________],
as the Additional Collateral Agent and Initial Additional Authorized Representative,

By:	Name: Title:
[OTHER AUTHORIZED REPRESENTATIVES]
W. R. GRACE & CO.-CONN.,
    as a Grantor
By:
Name:
Title:

GRACE GMBH,
   as a Grantor
By:
Name:
Title:

GRACE EUROPE HOLDING GMBH,
    as a Grantor
By:
Name:
Title:

Annex II-5
US-DOCS\99073489.6

GRACE GERMANY GMBH,
   as a Grantor
By:
Name:
Title:

W. R. GRACE INTERNATIONAL LLC,
    as a Grantor
By:
Name:
Title:

Annex II-6
US-DOCS\99073489.6

W. R. GRACE & CO.,
    as a Grantor

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON SCHEDULE I HERETO,

By:	Name: Title:

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US-DOCS\99073489.6

Schedule I to the
Supplement to the
First Lien/First Lien Intercreditor Agreement
Grantors

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Schedule 1
Definitions And Interpretation
DEFINITIONS
Terms defined in the Credit Agreement (as of the date hereof) shall, unless otherwise defined in this Schedule or in the Intercreditor Agreement to which this Schedule is attached, have the same meaning when used in the Schedules.
As used in the Schedules, the following terms have the meanings specified below:
“Automatic Acceleration” means the automatic acceleration of the Liabilities with respect to any Grantor pursuant to applicable law as a result of the commencement of any Insolvency or Liquidation Proceeding.
“Acceleration Event” means any exercising of any of rights under section 8.02 of the Credit Agreement or under section [ • ] of the [describe the notes, indenture or other operative agreement constituting Initial Additional Document] and/or an Automatic Acceleration or otherwise pursuant to the terms thereof.
“Appropriation” means the appropriation (or similar process) of the equity interests of a member of the Group (other than Holdings) by the Applicable Collateral Agent (or any Receiver or Delegate) which is effected (to the extent permitted under the relevant Secured Credit Document and applicable law) by enforcement of any Lien over any Shared Collateral.
“Borrowing Liabilities” means, in relation to a German Term Borrower, the liabilities and obligations (not being Guarantee Liabilities) it may have as a principal debtor to a Creditor (other than to any Authorized Representative, in each case in its capacity as such) in respect of Indebtedness arising under the Debt Documents (whether incurred solely or jointly and including, without limitation, liabilities and obligations as a borrower under any of the Secured Credit Documents and the Unsecured Debt Documents).
“Common Assurance” means any guarantee, indemnity or other assurance against loss in respect of any of the Secured Obligations, the benefit of which (however conferred) is, to the extent legally possible, given to all the Secured Parties in respect of their Secured Obligations.
“Creditor” means the Applicable Collateral Agent, the Applicable Authorized Representatives, any other Authorized Representative, each Term B-2 Lender, each Additional Secured Party and each other lender or holder of notes with respect to any other Indebtedness made subject to the terms of the Intercreditor Agreement including each Unsecured Creditor.

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“Debt Disposal” means any disposal of any Liabilities pursuant to paragraphs (c) or (d) of Clause 1 of Schedule 2.

“Debt Documents” means the Secured Credit Documents.
“Delegate” means any delegate, agent, attorney or co-trustee appointed by an Authorized Representative.
“Distress Event” means any of:

(a)	an Acceleration Event; or

(b)	the enforcement of any Lien over any Shared Collateral.
“Distressed Disposal” means a disposal of any Shared Collateral or, for the purposes of paragraphs (a) and (b) below, any other asset of a member of the Group (including any Shared Collateral or other such asset which has been the subject of an Appropriation), which is:

(a)	being effected at the request of the Controlling Secured Parties in circumstances where the Shared Collateral has become enforceable;

(b)
being effected by enforcement of any Lien over any Shared Collateral (including the disposal of any Property of a member of the Group, the equity interests in which have been subject to an Appropriation; or

(c)	being effected, after the occurrence of a Distress Event, by or on behalf of a Grantor to a Person or Persons which is, or are, not a member, or members, of the Group.
“Enforcement Action” means:

(a)	in relation to any Liabilities:

(i)
the acceleration of any Liabilities or the making of any declaration that any Liabilities are prematurely due and payable (other than as a result of it becoming unlawful for a Creditor to perform its obligations under, or of any voluntary or mandatory prepayment arising under, the applicable Debt Documents);

(ii)	the making of any declaration that any Liabilities are payable on demand;

(iii)	the making of any demand in relation to any Liabilities that is payable on demand;

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(iv)	the making of any demand against any member of the Group in relation to any Guarantee Liabilities of that member of the Group;

(v)
the exercise of any right to require any member of the Group to acquire any Liabilities (including exercising any put or call option against any member of the Group for the redemption or purchase of any Liabilities) but excluding any such right which arises as a result of Section 2.05(d) of the Credit Agreement or [ • ] of the [describe the notes, indenture or other operative agreement constituting Initial Additional Document];

(vi)
the exercise of any right of set-off, account combination or payment netting against any member of the Group in respect of any Liabilities other than the exercise of any such right the suing for, commencing or joining of any legal or arbitration proceedings against any member of the Group to recover any Liabilities;

(c)	the taking of any steps to enforce or require the enforcement of any Lien over any Shared Collateral (including the crystallisation of any floating charge forming part of the Shared Collateral);

(d)
the entering into of any composition, compromise, assignment or arrangement with any member of the Group which owes any Liabilities, or has given any Lien, guarantee or indemnity or other assurance against loss in respect of the Liabilities; or

(e)
the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to, the winding up, dissolution, administration or reorganisation of any member of the Group which owes any Liabilities, or has given any Lien, guarantee, indemnity or other assurance against loss in respect of any of the Secured Obligations, or any of such member of the Group’s assets or any suspension of payments or moratorium of any Indebtedness of any such member of the Group, or any analogous procedure or step in any jurisdiction, except that the following shall not constitute Enforcement Action:

(i)
the taking of any action falling within paragraphs (a)(vii) or (e) above which is necessary (but only to the extent necessary) to preserve the validity, existence or priority of claims in respect of Liabilities, including the registration of such claims before any court or Governmental Authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods;

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(ii)
the bringing legal proceedings against any Person solely for the purpose of obtaining specific performance (other than specific performance of an obligation to make a payment) with no claim for damages;

(iii)	obtaining injunctive relief (or any analogous remedy) to restrain any actual or putative breach of any Secured Credit Document to which it is a party;

(iv)	obtaining specific performance (other than specific performance of an obligation to make a payment) with no claim for damages;

(v)	requesting judicial interpretation of any provision of any Debt Document to which it is a party with no claim for damages; and

(vi)	bringing legal proceedings against any Person in connection with any fraud, securities violation or securities or listing regulations.
“Guarantee Liabilities” means, in relation to a member of the Group, the liabilities and obligations under the Debt Documents (present or future, actual or contingent and whether incurred solely or jointly) it may have to a Creditor (other than to any Authorized Representatives, in its capacity as such) or as a result of its being a guarantor or surety (including, without limitation, liabilities and obligations arising by way of guarantee, indemnity, contribution or subrogation and in particular any guarantee or indemnity arising under or in respect of the Secured Credit Documents or the Unsecured Debt Documents).
“Holding Company” means, in relation to a Person, any other Person in respect of which it is a Subsidiary.
“Liabilities” means all present and future liabilities and obligations at any time of Holdings or any member of the Group to any Creditor under any Debt Document including any Unsecured Debt Facility, both actual and contingent and whether incurred solely or jointly or as principal or surety or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations: (a) any refinancing, novation, deferral or extension, (b) any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition, (c) any claim for damages or restitution, and (d) any claim as a result of any recovery by any Grantor of a payment on the grounds of preference or otherwise, and any amounts which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.

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“Liabilities Sale” means a Debt Disposal pursuant to paragraph (e) of Clause 1 of Schedule 2.
“Non-Cash Consideration” means consideration in a form other than cash or cash equivalents.
“Non-Cash Recoveries” means any amount distributed to the Applicable Collateral Agent or a Secured Party pursuant to Section 2.01, which are, or is, in the form of Non-Cash Consideration.
“Non-US Bankruptcy Event” means, with respect to any Non-US Grantor such Non-US Grantor becomes the subject of a bankruptcy or insolvency proceeding, a composition, compromise, assignment or arrangement in connection with or as a result of any financial difficulty, made with its creditors, any resolution is passed or order made for the winding up, dissolution, administration or reorganization of that Non-US Grantor, a moratorium is declared in relation to any Indebtedness of that Non-US Grantor or an administrator is appointed to that Non-US Grantor or has had a liquidator, receiver, receiver and manager, interim receiver, conservator, rehabilitator, trustee, administrator, custodian, assignee for the benefit of creditors, debtor-in-possession, insolvency practitioner, administrative receiver or similar Non-US Grantor charged with the reorganization or liquidation of its business appointed for it, provided that a Non-US Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Non-US Grantor by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Non-US Grantor with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Non-US Grantor (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Non-US Grantor.
“Other Liabilities” means in relation to a member of the Group, any trading and other liabilities (not being Borrowing Liabilities or Guarantee Liabilities) it may have to the Secured Parties or Grantor.
“Payment” means, in respect of any Secured Obligations (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, defeasance or discharge of those Secured Obligations (or other liabilities or obligations).
“Property” of a member of the Group or of a Grantor means:

(a)	any asset of that member of the Group or of that Grantor;

(b)	any Subsidiary of that member of the Group or of that Grantor; and

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(c)	any asset of any such Subsidiary.
“Receiver” means a receiver or receiver and manager or administrative receiver or administrator of the whole or any part of the Shared Collateral.
“Secured Obligations” means the Term B-2 Obligations and the Additional Obligations.
“Unsecured Creditor” means, with respect to any series, issue or claim of Unsecured Debt, the holders of such Indebtedness, the Unsecured Creditor Representative and the beneficiaries of each indemnification obligation undertaken by any Grantor under any related Unsecured Debt Document.
“Unsecured Creditor Representative” means, in the case of any Unsecured Debt and the Unsecured Creditors thereunder, any trustee, administrative agent, collateral agent, security agent or similar agent that is named as the Representative in respect of such Unsecured Creditors in respect of such Unsecured Debt in the applicable Joinder Agreement.
“Unsecured Debt” means any unsecured Indebtedness of the relevant German Term Borrower that is issued, borrowed or guaranteed by any Grantor (other than Indebtedness issued or borrowed by a U.S. Grantor, and guaranteed only by U.S. Grantors) provided, however, that (i) such Indebtedness is permitted to be incurred and guaranteed (as applicable) on such basis by each then extant Debt Document and (ii) the Authorized Representative for the holders of such Indebtedness shall have become party to the Intercreditor Agreement pursuant to Section 5.13 thereof.
“Unsecured Debt Document” means with respect to any series, issue or class of Unsecured Debt, the promissory notes, credit agreements, indentures or other operative agreements evidencing or governing such Indebtedness and any document evidencing, granting or governing any Lien, guarantee, indemnity or assurance against loss relating to such Indebtedness.
“Unsecured Debt Facility” means each series, issue or class with respect to any Unsecured Debt.
“Unsecured Debt Obligations” means, with respect to any series, issue or class of Unsecured Debt, all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under any Unsecured Debt Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts, if any, that accrue after the commencement by or against any Grantor of any proceeding under any Non-US Bankruptcy Event naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts, if any, are allowed claims in such proceeding.

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“U.S. Grantor” means any Grantor incorporated or organized under the laws of the United States of America, or any state thereof or the District of Columbia.

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Schedule 2
Distressed Disposals

1.	FACILITATION OF DISTRESSED DISPOSALS AND APPROPRIATION
Without prejudice to Section 2.04 of the Intercreditor Agreement, if a Distressed Disposal or an Appropriation is being effected, the Authorized Representative are irrevocably authorized or at the direction of the Applicable Collateral Agent are irrevocably authorized (at the cost of the German Term Borrowers and without any consent, sanction, authority or further confirmation from any other Creditor or Grantor):
release of Transaction Security/non-crystallization certificates; to release the Shared Collateral or any other claim over the asset subject to the Distressed Disposal or an Appropriation and execute and deliver or enter into any release of that Shared Collateral or such claim and issue any letters of non-crystallization of any floating charge or any consent to dealing that may, in the discretion of the Applicable Collateral Agent be considered necessary or desirable;
release of liabilities and Liens over Shared Collateral on a share sale/Appropriation (Grantor): if the asset subject to the Distressed Disposal or Appropriation consists of equity interests in the capital of a Grantor, to release:
that Grantor and any Subsidiary of that Grantor from all or any part of:
its Borrowing Liabilities;
its Guarantee Liabilities; and
its Other Liabilities;
any Lien over any Shared Collateral granted by that Grantor or any Subsidiary of that Grantor over any of its assets;
on behalf of the relevant Creditors;
release of liabilities and Liens over Shared Collateral on a share sale/Appropriation (Holding Company): if the asset subject to the Distressed Disposal or Appropriation consists of equity interests in the capital of any Holding Company of a Grantor, to release:
that Holding Company and any Subsidiary of that Holding Company from all or any part of:

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its Borrowing Liabilities;
its Guarantee Liabilities; and
its Other Liabilities;
any Lien over any Shared Collateral granted by any Subsidiary of that Holding Company over any of its assets;
on behalf of the relevant Creditors;
facilitative disposal of liabilities on a share sale/Appropriation: if the asset subject to the Distressed Disposal or Appropriation consists of equity interests in the capital of a Grantor or the Holding Company of a Grantor and the Applicable Collateral Agent decides to dispose of all or any part of the Liabilities (other than Liabilities due to any Authorized Representative, in its capacity as such) owed by that Grantor or Holding Company or any Subsidiary of that Grantor or Holding Company on the basis that any transferee of those Liabilities (the “Transferee”) will not be treated as a Creditor for the purposes of the Intercreditor Agreement, to execute and deliver or enter into any agreement to dispose of all or part of those Liabilities on behalf of the relevant Grantors provided that notwithstanding any other provision of any Debt Document the Transferee shall not be treated as a Creditor for the purposes of the Intercreditor Agreement;
sale of liabilities on a share sale/Appropriation: if the asset subject to the Distressed Disposal or Appropriation consists of equity interests in the capital of a Grantor or the Holding Company of a Grantor and the Applicable Collateral Agent decides to dispose of all or any part of the Liabilities (other than Liabilities due to any Authorized Representative, in its capacity as such) owed by that Grantor or Holding Company or any Subsidiary of that Grantor or Holding Company on the basis that any transferee of those Liabilities will be treated as a Creditor for the purposes of the Intercreditor Agreement, to execute and deliver or enter into any agreement to dispose of all (and not part only) of the Liabilities owed to the Creditor (other than Liabilities due to any Authorized Represnative, in its capacity as such on behalf of, in each case, the relevant Creditors and Grantors;
transfer of obligations in respect of liabilities on a share sale/Appropriation: if the asset subject to the Distressed Disposal or Appropriation consists of shares in the capital of a Grantor or the Holding Company of a Grantor (the “Disposed Entity”) and the Applicable Collateral Agent decides to transfer to another Grantor (the “Receiving Entity”) all or any part of the Disposed Entity's obligations or any obligations of any Subsidiary of that Disposed

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Entity in respect of any Liabilities, to execute and deliver or enter into any agreement to:
agree to the transfer of all or part of the obligations in respect of the relevant Liabilities on behalf of the relevant Grantor to which those obligations are owed and on behalf of the Grantor which owes those obligations; and
to accept the transfer of all or part of the obligations in respect of the relevant Liabilities on behalf of the Receiving Entity or Receiving Entities to which the obligations in respect of those Liabilities are to be transferred.
FORM OF CONSIDERATION FOR DISTRESSED DISPOSALS AND DEBT DISPOSALS
A Distressed Disposal or a Debt Disposal may be made in whole or in part for consideration in the form of cash or cash equivalents or, if not for cash, for Non-Cash Consideration which is acceptable to the Applicable Collateral Agent.
PROCEEDS OF DISTRESSED DISPOSALS AND DEBT DISPOSALS
The net proceeds of each Distressed Disposal and each Debt Disposal shall be paid, or distributed, to the Applicable Collateral Agent for application in accordance with this Agreement and, to the extent that:
any Liabilities Sale has occurred; or
any Appropriation has occurred,
as if that Liabilities Sale, or any reduction in the Liabilities resulting from that Appropriation, had not occurred.
FURTHER ASSURANCE – DISPOSALS AND RELEASES

3.	If a Distressed Disposal or Appropriation is being effected each Creditor and Grantor will:
do all things that the Applicable Collateral Agent requests in order to give effect to this Schedule (which shall include, without limitation, the execution of any assignments, transfers, releases or other documents that the Applicable Collateral Agent may consider to be necessary to give effect to the releases or disposals contemplated by this Schedule); or
grant a power of attorney to the Applicable Collateral Agent (on such terms as it may reasonably require) to enable the Applicable Collateral Agent to take any such action in order to give effect to this Schedule, in the event that the

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Applicable Collateral Agent is not entitled to take any of the actions contemplated by this Schedule.

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Schedule 3
Effect of Non-US Bankruptcy Event

1.	DISTRIBUTIONS
After the occurrence of a Non-US Bankruptcy Event in relation to any Grantor, any Creditor entitled to receive a payment or other distribution out of the assets of that Grantor in respect of Liabilities shall owed to such Creditor shall, to the extent it is able to do so, direct the Person responsible for such payment or the distribution of the assets of that Grantor to make that payment or distribution to the Applicable Collateral Agent (or to such other Person as the Applicable Collateral Agent shall direct) until the Liabilities have been paid in accordance with Section 2.01 of the Intercreditor Agreement.

2.	SET-OFF
To the extent that any Grantor’s Liabilities are discharged by way of set-off (mandatory or otherwise) after the occurrence of an Non-US Bankruptcy Event in relation to that Grantor, any Creditor which benefited from that set-off shall pay an amount equal to the amount of the Liabilities owed to it which are discharged by that set-off to the Applicable Collateral Agent for application in accordance with Section 2.01 of the Intercreditor Agreement.

3.	NON-CASH DISTRIBUTIONS
If the Applicable Collateral Agent or any other Secured Party receives a distribution in the form of Non-Cash Consideration in respect of any of the Liabilities (other than any distribution of Non-Cash Recoveries), the Liabilities will not be reduced by that distribution until and except to the extent that the realisation proceeds are actually applied towards the Liabilities.

4.	FILING OF CLAIMS
After the occurrence of a Non-US Bankruptcy Event, with respect to a Grantor each Unsecured Creditor irrevocably authorises the Applicable Collateral Agent, on its behalf, to:

(a)	take any Enforcement Action (in accordance with the terms of the Intercreditor Agreement) against such Grantor;

(b)	demand, sue, prove and give receipt for any or all of that Grantor’s Liabilities;

(c)	collect and receive all distributions on, or on account of, any or all of such Grantor’s Liabilities; and

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(d)	file claims, take proceedings and do all other things the Applicable Collateral Agent considers reasonably necessary to recover that Grantor’s Liabilities.

5.	FURTHER ASSURANCE – INSOLVENCY EVENT
Each Creditor will:

(a)	do all things that the Applicable Collateral Agent requests in order to give effect to this Schedule 3; and

(b)
if the Applicable Collateral Agent is not entitled to take any of the actions contemplated by this Schedule 3 or if the Applicable Collateral Agent requests that a Creditor take that action, undertake that action itself in accordance with the instructions of the Applicable Collateral Agent or grant a power of attorney to the Applicable Collateral Agent (on such terms as the Applicable Collateral Agent may reasonably require) to enable the Applicable Collateral Agent to take such action.

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Schedule 4
Unsecured Creditors and Unsecured Debt

1.    Restriction on Enforcement.
Subject to Clause 2 below, and unless otherwise agreed by the Applicable Collateral Agent, so long as the Discharge has not occurred, no Unsecured Creditor may take any Enforcement Action against a Grantor in respect of any Liabilities owed to such Unsecured Creditor until the expiry of a period of one hundred and eighty (180) days from the date that the relevant Unsecured Debt Representative for such Unsecured Creditor provides notice in writing to the Applicable Collateral Agent that (x) an event of default (or any similar, equivalent or analogous event under an Unsecured Debt Document) is continuing under such Unsecured Debt Document and (y) the Unsecured Debt Obligations in respect of such Unsecured Debt Documents are due and payable or would be due and payable but for the absence of an acceleration notice to the applicable Grantors (in circumstances where the relevant Unsecured Creditor is then permitted to give such notice under the relevant Unsecured Debt Document); provided that at any time the Applicable Collateral Agent (or if applicable, the Designated Junior Representative) has commenced and is diligently pursuing any enforcement action with respect to such Grantor, then such one hundred and eighty (180) day period shall toll during (and shall be extended by) such time and, if the one hundred and eighty (180) day period has commenced prior to such time, the one hundred and eighty (180) day period shall be stayed during such time.
2.    Permitted Enforcement
Notwithstanding Clause 1 above, after the commencement of a Non-US Bankruptcy Event in respect of any Grantor which is a guarantor or borrower with respect to the relevant Unsecured Debt, in relation to the relevant Unsecured Debt (only) each Unsecured Creditor may exercise any right it may otherwise have against that Grantor to:
(i) accelerate any of that Grantor’s Unsecured Debt Obligations or declare them prematurely due and payable or payable on demand,
(ii) make a demand under any guarantee, indemnity or other assurance against loss given by that Grantor in respect of any Unsecured Debt Obligations,
    (iii) exercise any right of set-off or take or receive any Payment in respect of any Unsecured Debt Obligations of that Grantor,
(iv) in respect of Enforcement Action in relation to a particular Grantor that is the subject of a Non-US Bankruptcy Event (but not, for the avoidance of doubt, against any other Grantor or any other member of the Group),

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(v)    in the circumstance where the Secured Parties take any Enforcement Action in relation to a particular Grantor, provided that the Unsecured Creditors may only take the same Enforcement Action in relation to such Grantors as the Enforcement Action taken by the Secured Parties against that Grantor and not against any other Grantor or any other member of the Group;
(vi) upon any event of default under the Unsecured Debt Documents resulting from failure to pay the principal amount of the Unsecured Debt Obligations at the final maturity of the relevant Unsecured Debt; or
Unless, in each case, the Applicable Collateral Agent shall have, or shall have caused the Applicable Collateral Agent to, commence and diligently pursue a Distressed Disposal in accordance with Schedule 2 with respect to all or any material portion of the Collateral.
3. Notice of Event of Default.
Promptly upon becoming aware of an event of default under the Unsecured Debt Documents, for which an Unsecured Creditor Representative acts as Representative, such Unsecured Creditor Representative may by notice (an “Additional Unsecured Debt Enforcement Notice”) in writing notify the Applicable Collateral Agent and Designated Junior Representative of the existence of such event of default under the Unsecured Debt Documents.

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Schedule 5
Amendments and Waivers: Security Documents

1.	AMENDMENTS AND WAIVERS: SECURITY DOCUMENTS

(a)	In respect of the Additional Security Document and Credit Agreement Collateral Document (collectively, the “Shared Security Documents”):

(i)
subject to paragraph (ii) below, the Applicable Collateral Agent may, if authorised by the Controlling Secured Parties, and if Borrowers consent, amend the terms of, waive any of the requirements of or grant consents under, any of the Shared Security Documents which shall be binding on each party to the Intercreditor Agreement; and

(ii)	subject to paragraph (iii) below, any amendment or waiver of, or consent under, any Shared Security Document other than pursuant to Schedule 2 which would affect:

(A)	the nature or scope of the Shared Collateral;

(B)	the manner in which the proceeds of enforcement of the Liens over the Shared Collateral are distributed; or

(C)	the release of any Liens over the Shared Collateral,
shall not be made without the prior consent of:

(A)	the Secured Parties whose consent to that amendment, waiver or consent is required under the Debt Documents; and

(C)
to the extent the consent of the Secured Parties is required in connection with that amendment, waiver or consent under the Debt Documents then, to the extent such consent is required from the Controlling Secured Parties, the Controlling Secured Parties; or

(iii)	paragraph (ii) above shall not apply:

(A)	to any release of Liens over the Shared Collateral, any claim or any Secured Obligations; or

(B)	to any consent,

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which, in each case, the Applicable Collateral Agent gives in accordance with section 9.11 of the Credit Agreement.

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Schedule 6
Bail-In

(a)	In this Schedule 6:
“Bail-In Action” means the exercise of any Write-down and Conversion Powers.
“Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, 55 of Directive 2014/59/EU (as amended or re-enacted) establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein, Norway and any other country which may become a member of the European Economic Area or subject to Bail-In Legislation from time to time.
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
“Write-down and Conversion Powers” means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

(b)
Notwithstanding any other term of any Debt Document or any other agreement, arrangement or understanding between the parties to this Agreement, each party to the Intercreditor Agreement acknowledges and accepts that any liability of any party to the Intercreditor Agreement to any other party to the Intercreditor Agreement under or in connection with the Debt Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(c)	a variation of any term of any Debt Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

D-1-1
US-DOCS\98807670.6

EXHIBIT D-2

[FORM OF]
SECOND LIEN INTERCREDITOR AGREEMENT

(Attached)

EXHIBIT D-2
[FORM OF]
FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT
among

W. R. GRACE & CO.- CONN.,
GRACE GMBH,
GRACE EUROPE HOLDING GMBH,
GRACE GERMANY GMBH,

AND

W. R. GRACE INTERNATIONAL LLC,
as the Borrowers,

W. R. GRACE & CO.,
as Holdings

AND
THE OTHER SUBSIDIARIES OF HOLDINGS
FROM TIME TO TIME PARTY HERETO

GOLDMAN SACHS BANK USA,
as the Initial Senior Representative,

and

[________],
as the Initial Junior Representative
dated as of [ ], 20[_]

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [ ], 20[_] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), the other Grantors (as defined herein) from time to time party hereto and Goldman Sachs Bank USA (“Goldman Sachs”), as administrative agent and collateral agent under the First Lien Credit Agreement (the “Initial Senior Representative”), [________], as administrative agent and collateral agent under the Junior Lien [________] (in such capacity and together with its successors in such capacity, the “Initial Junior Representative”), and each additional Junior Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.
In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Senior Representative (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Initial Junior Representative for itself and on behalf of the Initial Junior Priority Debt Parties and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Junior Representative (for itself and on behalf of the Junior Priority Debt Parties under the applicable Junior Priority Debt Facility) agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement (as defined below) or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrowers and/or any Guarantor (other than Indebtedness constituting First Lien Credit Agreement Obligations) which Indebtedness and guarantees are secured by the Senior Collateral (or a portion thereof) on a senior basis to the Junior Priority Debt (but without regard to control of remedies) with any of the First Lien Credit Agreement Obligations; provided, however, that (i) when incurred, such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and each Junior Priority Debt Document then in effect and (ii) the Representative for the holders of such Indebtedness shall have (x) become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (y) the First Lien Intercreditor Agreement in accordance with Section 5.13 thereof. Additional Senior Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor; provided that if such Indebtedness will be the initial Additional Senior Debt, then the Representative thereof shall have executed and delivered the First Lien Intercreditor Agreement.
“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, collateral documents or other operative agreements evidencing or governing such Indebtedness, including the Senior Collateral Documents.
“Additional Senior Debt Facility” means each credit agreement, indenture or other governing agreement with respect to any Additional Senior Debt.
“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing, including, in each case, without limitation, any interest, fees and other amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding.
“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Additional Senior Debt Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrowers or any Guarantor under any related Additional Senior Debt Documents.
“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Class Debt” has the meaning assigned to such term in Section 8.09.
“Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.
“Collateral” means the Senior Collateral and the Junior Priority Collateral.
“Collateral Documents” means the Senior Collateral Documents and the Junior Priority Collateral Documents.
“Credit Agreement Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement.

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“Debt Facility” means any Senior Facility and any Junior Priority Debt Facility.
“Designated Junior Representative” means (i) the Initial Junior Representative, until such time as the Junior Priority Debt Facility under the Junior Lien [__________] ceases to be the only Junior Priority Debt Facility under this Agreement and (ii) thereafter, the Junior Representative designated from time to time by the Junior Priority Instructing Group, in a notice to each Senior Representative and the Borrowers hereunder, as the “Designated Junior Representative” for purposes hereof.
“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Collateral Agent (as defined in the First Lien Intercreditor Agreement) at such time.
“DIP Financing” has the meaning assigned to such term in Section 6.01.
“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Junior Priority Debt Obligations thereunder, as the case may be, are no longer secured by any of the Shared Collateral, and no longer required to be secured by any of the Shared Collateral, pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.
“Discharge of Senior Obligations” means the date on which the Discharge of Senior Obligations has occurred.
“Disposition” has the meaning assigned to such term in Section 5.01(a).
“First Lien Collateral Agent” has the meaning assigned to the term “Collateral Agent” in the First Lien Credit Agreement and shall include any successor administrative agent and collateral agent as provided in Article IX of the First Lien Credit Agreement.
“First Lien Collateral Agreement” means the Security Agreement (as defined in the Credit Agreement), as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“First Lien Credit Agreement” means that certain Credit Agreement, dated as of April 3, 2018, among the Borrowers, Holdings, Goldman Sachs Bank USA, as administrative agent (in such capacity, and together with successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“First Lien Credit Agreement Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.
“First Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the First Lien Credit Agreement.
“First Lien Intercreditor Agreement” has the meaning assigned to the term in the First Lien Credit Agreement.

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“Grantors” means Holdings, the Borrowers, and each other Subsidiaries of Holdings which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.
“Guarantors” has the meaning assigned to the term in the First Lien Credit Agreement which have guaranteed any of the Secured Obligations pursuant to the Senior Debt Documents or the Junior Priority Debt Documents.
“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Indebtedness” has the meaning assigned to the term in the First Lien Credit Agreement.
“Initial Junior Priority Debt Parties” means the holders of the obligations issued pursuant to Junior Lien [__________].
“Initial Junior Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent.
“Insolvency or Liquidation Proceeding” means:
(1)    any case or proceeding commenced by or against the Borrowers or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrowers or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrowers or any other Grantor or any similar case or proceeding relative to the Borrowers or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(2)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrowers or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(3)    any other proceeding of any type or nature in which substantially all claims of creditors of the Borrowers or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Junior Lien [________]” means the that certain [________] dated as of [________] among [________].42
“Junior Priority Class Debt” has the meaning assigned to such term in Section 8.09.
“Junior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Junior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.
_____________________
42 Note: Describe Junior Lien Credit Agreement, Note Purchase Agreement or other primary debt document.

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“Junior Priority Collateral” means any “Collateral” as defined in any Junior Priority Debt Document or any other assets of the Borrowers or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Priority Collateral Document as security for any Junior Priority Debt Obligation.
“Junior Priority Collateral Documents” means the “Security Documents” as defined in the Junior Lien [________] and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrowers or any Grantor for purposes of providing collateral security for any Junior Priority Debt Obligation.
“Junior Priority Debt” means any Indebtedness of the Borrowers or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), which Indebtedness and guarantees are secured by the Junior Priority Collateral on a basis junior to all of the Senior Obligations and the applicable Junior Priority Debt Documents with respect to which provide that such Indebtedness and guarantees are to be secured by such Junior Priority Collateral on a subordinate basis to the Senior Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Junior Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Junior Priority Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor.
“Junior Priority Debt Documents” means the Junior Lien [________] and, with respect to any series, issue or class of Junior Priority Debt, the credit agreements, promissory notes, indentures, collateral documents or other operative agreements evidencing or governing such Indebtedness, including the Junior Priority Collateral Documents.
“Junior Priority Debt Facility” means each of the Junior Lien [________] and each indenture or other governing agreement with respect to any other Junior Priority Debt.
“Junior Priority Debt Obligations” means, with respect to any series, issue or class of Junior Priority Debt, (a) all principal of, and interest payable with respect to, such Junior Priority Debt, (b) all other amounts payable to the related Junior Priority Debt Parties under the related Junior Priority Debt Documents and (c) any renewals or extensions of the foregoing, including, without limitation, in each case, any interest, fees and other amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding.
“Junior Priority Debt Parties” means with respect to any series, issue or class of Junior Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Junior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrowers or any other Grantor under any related Junior Priority Debt Documents.
“Junior Priority Instructing Group” means the Junior Representatives with respect to Junior Priority Debt Facilities under which at least a majority of the then aggregate amount of Junior Priority Debt Obligations are outstanding.
“Junior Priority Lien” means the Liens on the Junior Priority Collateral in favor of Junior Priority Debt Parties under Junior Priority Collateral Documents.

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“Junior Priority Standstill Period” has the meaning assigned to such term in Section 3.01(a).
“Junior Representative” means (i) in the case of the Junior Lien [________], the Initial Junior Representative and (ii) in the case of any other Junior Priority Debt Facility and the Junior Priority Debt Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Junior Priority Debt Facility that is named as the representative in respect of such Junior Priority Debt Facility in the applicable Representatives Supplement together with its successors in such capacity.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, assignment by way of security, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Officer’s Certificate” has the meaning assigned to such term in Section 8.09.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.06(a).
“Proceeds” means the proceeds of any sale, collection or other liquidation or disposition of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Junior Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.
“Recovery” has the meaning assigned to such term in Section 6.04.
“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Representatives” means the Senior Representatives and the Junior Representatives.
“Representatives Supplement” means a supplement to this Agreement substantially in the form of Annex II or Annex III hereof required to be delivered by a Representative to the Designated Senior Representative and Designated Junior Representative pursuant to Section 8.07 hereof in order to include an

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additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Junior Priority Debt Parties, as the case may be, under such Debt Facility.
“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.
“Secured Obligations” means the Senior Obligations and the Junior Priority Debt Obligations.
“Secured Parties” means the Senior Secured Parties and the Junior Priority Debt Parties.
“Senior Class Debt” has the meaning assigned to such term in Section 8.09.
“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.
“Senior Collateral” means any “Collateral” as defined in the First Lien Credit Agreement or any other Senior Debt Document or any other assets of the Borrowers or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.
“Senior Collateral Documents” means the First Lien Collateral Agreement and the other “Collateral Documents” as defined in the First Lien Credit Agreement, the First Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by Holdings, the Borrowers or any other Grantor for purposes of providing collateral security for any Senior Obligation.
“Senior Debt Documents” means (a) the Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.
“Senior Facilities” means the First Lien Credit Agreement and any Additional Senior Debt Facilities.
“Senior Issuing Lender” means (i) each L/C Issuer (as defined in the First Lien Credit Agreement or any similarly defined term thereunder) with respect to each Senior Letter of Credit issued thereunder and (ii) each other issuing bank in respect of a Senior Letter of Credit.
“Senior Letter of Credit” means (i) each Letter of Credit (as defined in the First Lien Credit Agreement or any similarly defined term thereunder) and (ii) each other letter of credit from time to time issued under any other Senior Debt Document.
“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.
“Senior Obligations” means the First Lien Credit Agreement Obligations and any Additional Senior Debt Obligations.
“Senior Representative” means (i) in the case of any First Lien Credit Agreement Obligations or the First Lien Credit Agreement Secured Parties, the First Lien Collateral Agent and (ii) in the case of

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any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Representative Supplement and any successor thereto.
“Senior Secured Parties” means the First Lien Credit Agreement Secured Parties and any Additional Senior Debt Parties.
“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations (or their Representatives) under at least one Senior Facility and the holders of Junior Priority Debt Obligations under at least one Junior Priority Debt Facility (or their Representatives) hold a security interest or Lien at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Junior Priority Collateral under one or more Junior Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Junior Priority Debt Facilities for which it constitutes Junior Priority Collateral and shall not constitute Shared Collateral for any Junior Priority Debt Facility which does not have a security interest or Lien in such Collateral at such time.
“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Holding Company Entities (as defined in the First Lien Credit Agreement).
“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.
SECTION 1.02.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

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ARTICLE II

Priorities and Agreements with Respect to Shared Collateral
SECTION 2.01.    Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Representative or any Junior Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Junior Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations now or hereafter held by or on behalf of any Junior Representative, any Junior Priority Debt Parties or any Junior Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrowers, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.
SECTION 2.02.    No Payment Subordination; Nature of Senior Lender Claims.
(a)    Except as otherwise set forth herein, the subordination of Liens securing Junior Priority Debt Obligations to Liens securing Senior Obligations set forth in Section 2.01 affects only the relative priority of those Liens and all Proceeds thereof and does not subordinate the Junior Priority Debt Obligations in right of payment to the Senior Obligations; provided, for the avoidance of doubt, that all payments in respect of Shared Collateral and all Proceeds thereof shall be subject to Section 4.01. Except as otherwise set forth herein, nothing in this Agreement will affect the entitlement of the Junior Priority Debt Parties to receive and retain required payments of interest, principal, and other amounts in respect of Junior Priority Debt Obligations unless the receipt is expressly prohibited by, or results from the Junior Priority Debt Parties’ breach of, this Agreement.
(b)    Each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that (i) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (ii) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (iii) subject to the provisions of Section 5.03(a) of this Agreement, the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Junior Representatives or the Junior Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior

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Obligations or the Junior Priority Debt Obligations, or any portion thereof. As between the Borrowers and the other Grantors and the Junior Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrowers and the Grantors contained in any Junior Priority Debt Document with respect to the incurrence of additional Senior Obligations.
SECTION 2.03.    Prohibition on Contesting Liens. Each of the Junior Representatives, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claims asserted with respect to, any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral. Each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claims asserted with respect to, any Junior Priority Debt Obligations held (or purported to be held) by or on behalf of any Junior Representative or any of the Junior Priority Debt Parties in the Junior Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.
SECTION 2.04.    No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, none of the Grantors shall (a) grant or permit any additional Liens on any asset or property of any Grantor to secure any Junior Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations or (b) grant or permit any additional Liens on any asset or property of any Grantor to secure any Senior Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Junior Priority Debt Obligations. If any Junior Representative or any Junior Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Junior Priority Debt Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Junior Representative or Junior Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations. The parties hereto further agree that so long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Grantors, if any Junior Priority Debt Party shall acquire or hold any Lien on any assets of any Grantor securing any Junior Priority Debt Obligation which assets are not also subject to the first priority Lien of the Senior Secured Parties under the Senior Debt Documents, then, without limiting any other rights and remedies available to any Senior Representative or the other Senior Secured Parties, the Junior Representative, on behalf of itself and the Junior Priority Debt Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens so granted shall be subject to Section 4.02.

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SECTION 2.05.    Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.06 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Representatives or the Junior Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Junior Representatives, the Junior Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.
SECTION 2.06.    Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Junior Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Senior Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Initial Senior Representative pursuant to Section 1.08(b). 2.03(a)(iii)(E), 2.03(c)(vii), 2.03(f), 2.04(b), 2.04(f), 2.05(b)(vii), 2.05(c), 2.13, 2.16(f), 2.16(g), 3.06(c), or 8.02(c) of the First Lien Credit Agreement (or any equivalent successor provision) shall be applied as specified in the First Lien Credit Agreement and will not constitute Shared Collateral.
ARTICLE III

Enforcement
SECTION 3.01.    Exercise of Remedies.
(a)    So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrowers or any other Grantor, (i) neither any Junior Representative nor any Junior Priority Debt Party will (w) institute (or direct or support any other Person in instituting) any Insolvency or Liquidation Proceeding against the Borrowers or any other Grantor, (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Junior Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter, if applicable, or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise expressly provided for herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment, and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral, and to determine and direct the time, method and place for exercising any such rights, enforcing any such remedies or conducting any proceeding with respect to any such exercise or enforcement with respect to the Shared Collateral without any consultation with or the consent of any Junior Representative

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or any Junior Priority Debt Party; provided, however, that any Junior Representative or any Junior Priority Debt Party may exercise any or all such rights after the passage of a period of 180 days from the date of delivery of a notice in writing to the Designated Senior Representative of such Junior Representative’s or Junior Priority Debt Party’s intention to exercise its right to take such actions which notice shall specify that an “Event of Default” as defined in the applicable Junior Priority Debt Documents has occurred and as a result of such “Event of Default”, the principal and interest under such Junior Priority Debt Documents have become due and payable in full (whether as a result of acceleration or otherwise) (the “Junior Priority Standstill Period”) unless a Senior Representative has commenced and is diligently pursuing remedies with respect to all or a material part of the Shared Collateral (or such exercise of remedies is stayed by applicable Insolvency or Liquidation Proceedings); provided, further, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrowers or any other Grantor, any Junior Representative may file a claim, proof of claim, or statement of interest with respect to the Junior Priority Debt Obligations under its Junior Priority Debt Facility, (B)  any Junior Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Junior Representative and the Junior Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the extent as provided in Section 5.05, (D) any Junior Representative may exercise the rights and remedies provided for in Section 6.03, (E) any Junior Representative and any Junior Priority Debt Party may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any Person objecting to or otherwise seeking the disallowance that is not permitted by this Agreement of the claims or Liens of any Junior Priority Debt Party, including any claims secured by the Shared Collateral, (F) subject to Section 6.05(b), any Junior Representative and any Junior Priority Debt Party may vote on any plan of reorganization or similar dispositive restructuring plan that is consistent with this Agreement, (G) any Junior Representative and any Junior Priority Debt Party may join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Shared Collateral initiated by any Senior Representative or any other Senior Secured Party to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the exercise of remedies by any Senior Representative or such other Senior Secured Party (it being understood that neither Designated Junior Representative nor any other Junior Priority Debt Party shall be entitled to receive any Proceeds thereof unless otherwise expressly permitted herein), and (H) any Junior Representative and any Junior Priority Debt Party may exercise any remedies after the termination of the Junior Priority Standstill Period if and to the extent specifically permitted by this Section 3.01(a). Any recovery by any Junior Priority Debt Party pursuant to the preceding clause (H) shall be subject to the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.
(b)    So long as the Discharge of Senior Obligations has not occurred, each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any

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Shared Collateral in respect of Junior Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in Section 3.01(a), the sole right of the Junior Representatives and the Junior Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Priority Debt Obligations pursuant to the Junior Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.
(c)    Subject to Section 3.01(a), (i) each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that neither such Junior Representative nor any such Junior Priority Debt Party will take any action that, [notwithstanding the expiration of the Junior Priority Standstill Period], would hinder or delay any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any and all rights it or any such Junior Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Priority Debt Parties.
(d)    Each Junior Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.
(e)    Until the Discharge of Senior Obligations, the Designated Senior Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto; provided, however, that the Junior Representative and the Junior Priority Debt Parties may exercise any of their rights or remedies with respect to the Shared Collateral to the extent permitted by the provisos in clause (ii) of Section 3.01(a). Following the Discharge of Senior Obligations, the Designated Junior Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Junior Representative (or any Person authorized by it) shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Representatives, or for the taking of any other action authorized by the Junior Priority Collateral Documents; provided, that nothing in this Section shall impair the ability of the Junior Representative and the Junior Priority Debt Parties to exercise any of their rights or remedies with respect to the Shared Collateral to the extent permitted by Section 3.01(a); provided, further that nothing in this Section shall impair the right of any Junior Representative or other agent or trustee acting on behalf of the Junior Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Junior Priority Debt Parties or the Junior Priority Debt Obligations.
SECTION 3.02.    Cooperation. Subject to Section 3.01(a), each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that,

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unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Priority Debt Documents or otherwise in respect of the Junior Priority Debt Obligations.
SECTION 3.03.    Actions upon Breach. Should any Junior Representative or any Junior Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrowers or any other Grantor) may obtain relief against such Junior Representative or such Junior Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Junior Representatives or any Junior Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrowers, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.
ARTICLE IV

Payments
SECTION 4.01.    Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied: (a) first, by the Designated Senior Representative to the Senior Obligations in such order as specified in the First Lien Intercreditor Agreement and the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred (together with, in the case of repayment of any revolving credit or similar loans, a permanent reduction in the commitments thereunder), (b) second, shall be applied by the Designated Junior Representative to the Junior Priority Debt Obligations in such order and as specified in the relevant Junior Priority Debt Documents (subject to the terms of any other applicable intercreditor agreements entered into among the Junior Priority Debt Parties and that is contemplated by this Agreement) until Discharge of Junior Priority Debt Obligations, and (c) third, to the relevant Grantor or, to the extent directed by such Grantor or a court of competent jurisdiction, to whomever may be lawfully entitled to receive the then remaining amount to be distributed. Upon the Discharge of Senior Obligations, each Senior Representative shall deliver promptly to the Designated Junior Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Representative to the Junior Priority Debt Obligations in such order as specified in the relevant Junior Priority Debt Documents.
SECTION 4.02.    Payments Over. Prior to the Discharge of Senior Obligations, any Shared Collateral or Proceeds thereof received by any Junior Representative or any Junior Priority Debt Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Shared Collateral, (except as otherwise set forth in Article VI) in any Insolvency or Liquidation Proceeding, or in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid

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over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Junior Representatives or any such Junior Priority Debt Party. This authorization is coupled with an interest and is irrevocable.
ARTICLE V

Other Agreements
SECTION 5.01.    Releases.
(a)    Subject to the penultimate sentence of this Section 5.01(a), each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Borrowers) (a “Disposition”), the Liens granted to the Junior Representatives and the Junior Priority Debt Parties upon such Shared Collateral to secure Junior Priority Debt Obligations shall terminate or shall be released, automatically and without any further action, concurrently with the termination or release of all Liens granted upon such Shared Collateral to secure Senior Obligations, provided that the parties’ respective Liens shall attach to the net proceeds of such Disposition with the same Lien priorities as provided in this Agreement to the extent such proceeds are not otherwise utilized to permanently reduce the Senior Obligations. Upon delivery to a Junior Representative of an Officer’s Certificate stating that any such termination or release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination or release of the Liens granted to the Junior Priority Debt Parties and the Junior Representatives) and any necessary or proper instruments of termination or release prepared by the Borrowers or any other Grantor, such Junior Representative will promptly execute, deliver or acknowledge, at the Borrowers’ or the other Grantor’s sole cost and expense, such instruments to evidence such termination or release of the Liens; provided, however that such Officer’s Certificate shall not be required for any termination or release in connection with the exercise of remedies following an event of default. Nothing in this Section 5.01(a) will be deemed to (x) affect any agreement of a Junior Representative, for itself and on behalf of the Junior Priority Debt Parties under its Junior Priority Debt Facility, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Priority Debt Documents or (y) except in the case of a Disposition in connection with the exercise of secured creditors’ rights and remedies, require the release of Liens granted upon such Shared Collateral to secure Junior Priority Debt Obligations if such Disposition is not permitted under the terms of the Junior Priority Debt Documents. If in connection with any enforcement action or other exercise of rights and remedies by any Senior Representative, in each case, prior to a Discharge of Senior Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and such Senior Representative releases its Lien on the property or assets of such Person, then the liens of each Junior Representative and Junior Priority Debt Parties will be released to the same extent as the Liens of such Senior Representative and Senior Secured Parties are released.
(b)    Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Representative or such Junior Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for

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the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.
(c)    Unless and until the Discharge of Senior Obligations has occurred, each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Representatives or the Junior Priority Debt Parties to receive proceeds in connection with the Junior Priority Debt Obligations not otherwise in contravention of this Agreement.
(d)    Subject to Sections 5.06(a) and 5.06(f), notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Priority Collateral Document each require any Grantor to (i) make payment in respect of any item of Shared Collateral to, (ii) deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, any Senior Representative or Senior Secured Party and any Junior Representative or Junior Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.
SECTION 5.02.    Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor other persons, in addition to the Junior Representative, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be applied (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Junior Representative for the benefit of the Junior Priority Debt Parties pursuant to the terms of the applicable Junior Priority Debt Documents and (iii) third, if no Junior Priority Debt Obligations or Senior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Representative or any Junior Priority Debt Party shall, at any time, receive any proceeds of any such insurance

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policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.
SECTION 5.03.    Matters Relating to Loan Documents.
(a)    The Senior Debt Documents and the terms thereof may be amended, restated, supplemented, waived or otherwise modified (including in connection with the incurrence of any incremental facilities) in accordance with their terms, and the Indebtedness under the Senior Debt Documents may be Refinanced, in each case, without the consent of any Junior Priority Debt Parties; provided, however, that, without the consent of the Designated Junior Representative, no such amendment, restatement, supplement, modification, waiver or Refinancing (or successive amendments, restatements, supplements, modifications, waivers or Refinancings) shall contravene any provision of this Agreement.
(b)    Without the prior written consent of the Designated Senior Representative, no Junior Priority Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, to the extent such amendment, restatement, supplement or modification, or the terms of such new Junior Priority Debt Document, would contravene the provisions of this Agreement.
SECTION 5.04.    Amendments to Junior Priority Collateral Documents.
(a)    No Junior Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that each Junior Priority Collateral Document under its Junior Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):
“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Junior Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to (A) Goldman Sachs Bank USA (“Goldman”), as collateral agent, pursuant to or in connection with the Credit Agreement dated as of [ ], 2018 (as amended, restated, supplemented or otherwise modified from time to time), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and

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Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), Goldman Sachs Bank USA, as administrative agent (in such capacity, and together with successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (B) [ ]42, and (ii) the exercise of any right or remedy by the Junior Representative hereunder is subject to the limitations and provisions of the Junior Intercreditor Agreement dated as of [ ], 20[_] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Goldman Sachs Bank USA, as collateral agent, Holdings, the Borrowers, the other Grantors from time to time party thereto and [______], as the Initial Senior Representative and [________], as the Initial Junior Representative. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”
(b)    In the event that the Designated Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrowers or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of any Junior Representative or any Junior Priority Debt Party and without any action by any Junior Representative, the Borrowers or any other Grantor; provided, however, that (A) no such amendment, waiver or consent shall have the effect of (i) removing assets subject to the Lien of the Junior Priority Collateral Documents, except to the extent that such release is permitted by Section 5.01 and there is a corresponding release of the Lien securing the Senior Obligations, (ii) imposing duties that are adverse on any Junior Representative without its consent or (iii) altering the terms of the Junior Priority Debt Documents to permit other Liens on the Collateral not permitted under the terms of the Junior Priority Debt Documents as in effect on the date hereof or under Article VI hereof and (B) written notice of such amendment, waiver or consent shall have been given to each Junior Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.
SECTION 5.05.    Rights as Unsecured Creditors. The Junior Representatives and the Junior Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrowers or the Guarantors in accordance with the terms of the Junior Priority Debt Documents and applicable law so long as such rights and remedies do not violate or are not otherwise inconsistent with any other provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior Representative or any Junior Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Representative or any Junior Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Junior Representative or any Junior Priority Debt
_____________________
43 Describe any Additional Senior Debt Documents.

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Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.
SECTION 5.06.    Gratuitous Bailee for Perfection.
(a)    Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the Designated Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Junior Representatives (such bailment and agency being intended, among other things, to satisfy the requirement of Sections 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC), in each case solely for the purpose of perfecting the Liens granted under the relevant Junior Priority Collateral Documents and subject to the terms and conditions of this Section 5.06.
(b)    [Reserved].
(c)    Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist. The rights of the Junior Representatives and the Junior Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.
(d)    The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Junior Representatives or any Junior Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.06. The duties or responsibilities of the Senior Representatives under this Section 5.06 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.06 as sub-agent and gratuitous bailee for the relevant Junior Representative for purposes of perfecting the Lien held by such Junior Representative and delivering the Shared Collateral upon a Discharge of Senior Obligations as set forth in Section 5.06(f).
(e)    The Senior Representatives shall not have by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Representative or any Junior Priority Debt Party, and each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.06 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

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(f)    Upon the Discharge of Senior Obligations, the Designated Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Junior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by the Designated Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and to the extent that it is able to do so assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Representative is entitled to approve any awards granted in such proceeding. The Borrowers and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith or the willful misconduct, gross negligence or bad faith of a Representative (as determined by a final non-appealable judgment of a court of competent jurisdiction). The Senior Representatives have no obligations to follow instructions from any Junior Representative or any other Junior Priority Debt Party in contravention of this Agreement.
(g)    None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrowers or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.
SECTION 5.07.    When Discharge of Senior Obligations is Deemed Not to Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, Holdings, the Borrowers or any other Subsidiary Guarantor incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be a Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Junior Representative (including the Designated Junior Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrowers), including amendments or supplements to this Agreement, as the Borrowers or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Junior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord

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waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, and (c) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Designated Senior Representative is entitled to approve any awards granted in such proceeding.
ARTICLE VI

Insolvency or Liquidation Proceedings
SECTION 6.01.    Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrowers or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrowers’ or any other Grantor’s obtaining financing (including, for the avoidance of doubt, from any Senior Secured Party) under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated to or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Priority Debt Obligations are so subordinated to the Liens securing the Senior Obligations under this Agreement, (y) all adequate protection Liens granted to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees or payment of any other amounts agreed to by applicable Senior Secured Parties. Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, further agrees that until the Discharge of Senior Obligations has occurred, it will raise no (a) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (b) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral (including pursuant to Section 363(k) of the Bankruptcy Code or any similar provision under the Bankruptcy Code or any other applicable law), (c) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (d) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor (including under Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) for which the Designated Senior Representative has consented (or not objected) that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Junior Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Junior Priority Debt Obligations pursuant to this Agreement; provided, however, that nothing in this Section 6.01 shall prohibit any Junior Priority Debt Party from (a) subject to Section 6.05(b), exercising its rights to vote in favor of or against a plan of reorganization, (b) proposing a DIP Financing to any Grantor so long as such DIP Financing does not “roll up” any pre-petition Junior Priority Debt Obligations or (c) objecting to any provision in any DIP Financing relating, describing or requiring any provision or content of a plan of reorganization.

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SECTION 6.02.    Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, or support or join, directly or indirectly, any party in doing or performing the same, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.
SECTION 6.03.    Adequate Protection. Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall (x) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection in any form, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any claims by a Senior Representative or Senior Secured Party of a lack of adequate protection or (c) the allowance and/or payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (y) request any form of adequate protection except as permitted by the following sentence. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law and/or a superpriority administrative claim, then each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, may seek or request, without objection by any Senior Secured Party, adequate protection in the form of (as applicable) a Lien on such additional or replacement collateral and/or a superpriority administrative claim, which Lien is subordinated to the Liens securing and granted as adequate protection for all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and which superpriority claim is junior and subordinated to the superpriority administrative claim granted as adequate protection to the Senior Secured Parties; provided, that each Junior Priority Debt Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such junior superpriority claims, and (ii) in the event any Junior Representatives, for themselves and on behalf of the Junior Priority Debt Parties under their Junior Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral and/or a superpriority administrative claim, then such Junior Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, agree that each Senior Representative shall also be entitled to seek without objection from any Junior Priority Debt Party, a senior Lien on such additional or replacement collateral as adequate protection for the Senior Obligations and/or a superpriority administrative claim, and that any Lien on such additional or replacement collateral granted as adequate protection for the Junior Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement, and that any superpriority claim is junior and subordinated to the superpriority administrative claim granted as adequate protection to the Senior Secured Parties.

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SECTION 6.04.    Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of either Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be or avoided as fraudulent or preferential or otherwise under Chapter 5 of the Bankruptcy Code or otherwise, in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment, or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement the Senior Debt Documents and/or Collateral Documents, as applicable.
SECTION 6.05.    Separate Grants of Security and Separate Classifications; Plans of Reorganization.(a)    Each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Junior Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable) before any distribution is made from the Shared Collateral in respect of the Junior Priority Debt Obligations, with each Junior Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Debt Parties.
(b)    Each Junior Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor in accordance with Section 506(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or similar dispositive restructuring plan that is inconsistent with the terms of

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this Agreement unless such plan is proposed or supported by the number of Senior Secured Parties required under Section 1126(c) of the Bankruptcy Code or any similar provision or any other Bankruptcy Law.
SECTION 6.06.    No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Priority Debt Party, including the seeking by any Junior Priority Debt Party of adequate protection or the asserting by any Junior Priority Debt Party of any of its rights and remedies under the Junior Priority Debt Documents or otherwise.
SECTION 6.07.    Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective and enforceable before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.
SECTION 6.08.    Other Matters. To the extent that any Junior Representative or any Junior Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Junior Representative shall timely exercise such rights in the manner requested by such Senior Representatives, including any rights to payments in respect of such rights.
SECTION 6.09.    506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Junior Representative, on behalf of itself and each Junior Priority Debt Party, agrees that it will not assert, support or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or seek to recover any amounts that any Grantor may obtain by virtue of any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, in each case, for costs or expenses of preserving or disposing of any Shared Collateral or otherwise, and it will not accept the benefit of any such claims. Until the Discharge of Senior Obligations has occurred, to the extent any Junior Priority Debt Party receives any payments or consideration on account of or resulting from claims under 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law in violation of the immediately-preceding sentence, then such Junior Priority Debt Party will turn over to the Designated Senior Representative such amounts, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Debt Parties.
SECTION 6.10.    Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Junior Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

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SECTION 6.11.    Section 1111(b) of the Bankruptcy Code. Until the Discharge of Senior Obligations has occurred, none of the Junior Representatives nor any Junior Priority Debt Party shall seek to exercise any rights under Section 1111(b) of the Bankruptcy Code or any similar provision under any Bankruptcy Law. All rights of the Senior Secured Parties to exercise any rights under Section 1111(b) of the Bankruptcy Code or any similar provision under any Bankruptcy Law, if any, are reserved and unaltered by this Agreement.
ARTICLE VII

Reliance; etc.
SECTION 7.01.    Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Junior Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the effective date of this Agreement by the Senior Secured Parties to Holdings, the Borrowers or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that it and such Junior Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Junior Priority Debt Documents or this Agreement.
SECTION 7.02.    No Warranties or Liability. Each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Representatives and the Junior Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Junior Representative or Junior Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrowers or any Subsidiary (including the Junior Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Junior Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

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SECTION 7.03.    Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties hereunder shall remain in full force and effect irrespective of:
(a)    any lack of validity or enforceability of any Senior Debt Document or any Junior Priority Debt Document;
(b)    any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Debt Document or of the terms of any Junior Priority Debt Document;
(c)    any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Priority Debt Obligations or any guarantee thereof;
(d)    the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrowers or any other Grantor; or
(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrowers or any other Grantor in respect of the Senior Obligations or (ii) any Junior Representative or Junior Priority Debt Party in respect of this Agreement.
ARTICLE VIII

Miscellaneous
SECTION 8.01.    Conflicts. Subject to Section 8.23, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement, the provisions of the First Lien Intercreditor Agreement shall control.
SECTION 8.02.    Continuing Nature of this Agreement; Severability. Subject to Section 5.07 and Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Representatives or any Junior Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of Holdings, the Borrowers or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions

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the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8.03.    Amendments; Waivers.
(a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be amended or modified or any provision waived except pursuant to an instrument in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility) and the Borrowers (or any successor Borrower under the First Lien Credit Agreement); provided that (x) the Designated Senior Representative may, without the written consent of any other Secured Party, agree to modifications of this Agreement solely for the purpose of securing additional extensions of credit (including pursuant to the First Lien Credit Agreement or any Refinancing or extension thereof) and adding new creditors as “Secured Parties” and “Senior Secured Parties” hereunder, so long as such extensions (and resulting additions) do not otherwise give rise to a violation of the express terms of the First Lien Credit Agreement or any other Senior Debt Documents or the Junior Priority Debt Document and (y) additional Grantors may be added as parties hereto in accordance with the provisions of Section 8.07. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Junior Priority Debt Parties and their respective successors and assigns. Each waiver of the terms of this Agreement, if any, shall be a waiver only with respect to the specific instance involved and shall not impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.
(c)    Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Representatives Supplement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Junior Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.
SECTION 8.04.    Information Concerning the Financial Condition of Holdings, the Borrowers and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrowers and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Junior Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Junior Representative or any Junior Priority Debt Party, in its sole discretion, undertakes

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at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.
SECTION 8.05.    Subrogation. Subject to the Discharge of Senior Obligations, with respect to the value of any payments or distributions in cash, or other assets that the Junior Priority Debt Parties or any Junior Representative pays over to the Designated Senior Representative or any of the other Senior Secured Parties under the terms of this Agreement, the Junior Priority Debt Parties and each Junior Representative shall be subrogated to the rights of each Senior Representative and such other Senior Secured Parties; provided that each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred. Each Grantor acknowledges and agrees that the value of any payments or distributions in cash or other assets received by any Junior Representative or the other Junior Priority Debt Party and paid over to the Designated Senior Representative or the other Senior Secured Parties pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the Obligations owed by any Grantor under the Junior Priority Debt Documents.
SECTION 8.06.    Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Junior Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.
SECTION 8.07.    Additional Grantors. The Borrowers agree that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Junior Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
SECTION 8.08.    [Reserved].
SECTION 8.09.    Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and the Junior Priority Debt Documents and this Agreement, the Borrowers may incur or issue and sell one or more series or classes of Junior Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Junior Priority Debt (the “Junior Priority Class Debt”) may be secured by a junior priority, subordinated

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Lien on Shared Collateral, in each case under and pursuant to the relevant Junior Priority Collateral Documents for such Junior Priority Class Debt, if and subject to the condition that the Representative of any such Junior Priority Class Debt (each, a “Junior Priority Class Debt Representative”), acting on behalf of the holders of such Junior Priority Class Debt (such Representative and holders in respect of any Junior Priority Class Debt being referred to as the “Junior Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, in this Section 8.09. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Junior Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Junior Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties”; and the Senior Class Debt Parties and Junior Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, in this Section 8.09. In order for a Class Debt Representative to become a party to this Agreement:
(i)    such Class Debt Representative shall have executed and delivered a Representatives Supplement substantially in the form of Annex II (if such Representative is a Junior Priority Class Debt Representative) or Annex III (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii)    the Borrowers shall have delivered to the Designated Senior Representative and Designated Junior Representative a certificate of an appropriate officer (an “Officer’s Certificate”) stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by a Responsible Officer of the Borrowers; and
(iii)    the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.
SECTION 8.10.    Consent to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:
(a)    submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the Collateral Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement and/or the Collateral Documents

29

shall affect any right that any Representative may otherwise have to bring any action or proceeding relating to any Senior Debt Document against any Guarantor or its respective properties in the courts of any jurisdiction;
(b)    waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and/or the Collateral Documents in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;
(c)    consents to service of process in the manner provided for notices in Section 8.11 and nothing in this Agreement will affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law;
(c)    as it relates to any Grantor, such Grantor designates, appoints and empowers the Borrowers as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding and the Borrowers hereby accepts such designation and appointment; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have against another party hereto or any other Representative or Secured Party to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.
SECTION 8.11.    Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:(i)    if to the Borrowers or any Grantor, to the appropriate Borrower, at its address specified in Section 10.02 of the First Lien Credit Agreement;
(ii)    if to the Initial Junior Representative to it at the address specified for the [________] Agent in Section [________] of the Junior Lien [________];
(iii)    if to the Initial Senior Representative, to it at the address specified for the First Lien Collateral Agent in Section 10.02 of the First Lien Credit Agreement;
(iv)    if to any other Representative, to it at the address specified by it in the Representatives Supplement delivered by it pursuant to Section 8.09.
Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
SECTION 8.12.    Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility for which it is acting, each Junior Representative, on

30

behalf of itself and each Junior Priority Debt Party under the Junior Priority Debt Facility for which it is acting, and the Borrowers, on behalf of itself and the Grantors, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.
SECTION 8.13.    GOVERNING LAW; WAIVER OF JURY TRIAL. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.
(b)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.
SECTION 8.14.    Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Junior Representatives, the Junior Priority Debt Parties, the Borrowers, the other Grantors party hereto and their permitted respective successors and assigns.
SECTION 8.15.    Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.
SECTION 8.16.     Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 8.17.    Authorization. By its signature, each party to this Agreement represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Designated Junior Representative, in its capacity as the Initial Junior Representative, represents and warrants that this Agreement is binding upon the Initial Junior Priority Debt Parties.
SECTION 8.18.    No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Junior Representatives and the Junior Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights (other than any provision hereof expressly preserving any right of, or directly affecting, Holdings, the Borrowers or any other Grantor under this Agreement or any Senior Debt Document or Junior Priority Debt Document).

31

SECTION 8.19.    Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.
SECTION 8.20.    Representatives. It is understood and agreed that (a) the Initial Senior Representative is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Article IX of the First Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Initial Senior Representative hereunder and (b) Initial Junior Representative is entering into this Agreement in its capacity as administrative agent and collateral agent under the Junior Lien [________] and the provisions of [________] of such agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Initial Junior Representative solely in its capacity as the Initial Junior Representative hereunder.
SECTION 8.21.    Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.04(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of any Senior Debt Document or any Junior Priority Debt Documents, or permit the Borrowers or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under any Senior Debt Document or any Junior Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrowers or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under any Senior Debt Document or any Junior Priority Debt Document.
SECTION 8.22.    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
SECTION 8.23.    Additional Intercreditor Agreements. Each party hereto agrees that the Senior Secured Parties and/or the Senior Representatives (as among themselves) and the Junior Priority Debt Parties and/or the Junior Representatives (as among themselves) may each enter into the First Lien Intercreditor Agreement and/or any other intercreditor agreement governing the rights, benefits and privileges as among the Senior Class Debt Parties or the Junior Priority Debt Parties, as the case may be, in respect of the Collateral, this Agreement and the other Senior Collateral Documents or Junior Priority Collateral Documents, as the case may be, including as to application of Proceeds of the Collateral, voting rights, control of the Collateral and waivers with respect to the Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the other Senior Debt Documents or Junior Priority Debt Documents, as the case may be (or unless the applicable Senior Class Debt Parties or Junior Priority Debt Parties otherwise authorize their applicable Representative to enter into any such intercreditor arrangement).
SECTION 8.24.    Junior Priority Debt Parties. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that this Agreement only applies to the Junior Priority Debt Parties in their capacities as holders of the Junior Priority Debt Obligations. Without limiting the foregoing, this Agreement does not restrict or apply to the Junior Priority Debt Parties in their capacities as holders of any Indebtedness or other obligations of the Grantors other than the Junior Priority Debt Obligations, or in their capacities as holders of equity interests of the Grantors.

32

SECTION 8.25.    Release from certain restrictions. Each party granting any authorization and/or power of attorney to any other party releases such other party from the any restrictions of self-dealing and/or double representation, including, but not limited to, such restrictions arising under section 181 of the German Civil Code (BGB). Any party that cannot grant such release shall notify the relevant authorized party thereof.
SECTION 8.26.    Limitation on Liability.    Notwithstanding any provisions in this Agreement to the contrary, it is the intent of the parties hereto and thereto, and such parties hereby agree that, (A) none of the Term B-2 Borrowers or the German Revolving Borrower shall be liable for any Obligations to the extent they do not constitute German Obligations with respect to such entity, (B) the present and future assets of the Term B-2 Borrowers and the German Revolving Borrower shall not be subject to any Lien, claim or action by any Representative or a Secured Party to satisfy any Secured Obligations to the extent they do not constitute German Obligations (as defined in the First Lien Credit Agreement) with respect to such entity and (C) neither any Representative nor any Secured Party shall have any recourse under this Agreement against any of the German Borrowers or their respective assets in respect of any Secured Obligations to the extent they do not constitute German Obligations with respect to such entity. All amounts paid by the Term B-2 Borrowers or the German Revolving Borrower and all value derived from their respective assets shall be applied solely to the German Obligations with respect to such entity.
[Remainder of page intentionally left blank; signature pages follow.]

33

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
GOLDMAN SACHS BANK USA, as Initial Senior Representative
By:
Name:
Title:

[________]
as Initial Junior Representative
By:
Name:
Title:

34

W. R. GRACE & CO.-CONN.,
    as a Grantor
By:
Name:
Title:

GRACE GMBH,
   as a Grantor
By:
Name:
Title:

GRACE EUROPE HOLDING GMBH,
    as a Grantor
By:
Name:
Title:

GRACE GERMANY GMBH,
   as a Grantor
By:
Name:
Title:

W. R. GRACE INTERNATIONAL LLC,
    as a Grantor
By:
Name:
Title:

35

W. R. GRACE & CO.,
    as a Grantor

By:
Name:
Title:

ANNEX I
SUPPLEMENT NO.    dated as of , (the “Supplement”)to the JUNIOR INTERCREDITOR AGREEMENT dated as of [ ], 20[__] (the “Junior Intercreditor Agreement”), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), the other Grantors from time to time party hereto and Goldman Sachs Bank USA, as administrative agent and collateral agent under the First Lien Credit Agreement, as the Designated Senior Representative, [________], as the Designated Junior Representative, and the additional Representatives from time to time a party thereto.
A.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Intercreditor Agreement.
B.    The Grantors have entered into the Junior Intercreditor Agreement. Pursuant to the First Lien Credit Agreement, certain Additional Senior Debt Documents and certain Junior Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrowers are required to enter into the Junior Intercreditor Agreement. Section 8.07 of the Junior Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Junior Priority Debt Documents and Additional Senior Debt Documents.
Accordingly, the Designated Senior Representative, the Junior Priority Class Debt Representative and the New Grantor agree as follows:
SECTION 1. In accordance with Section 8.07 of the Junior Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative, the Junior Priority Class Debt Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative and the Junior Priority Class Debt Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
SECTION 4. Except as expressly supplemented hereby, the Junior Intercreditor Agreement shall remain in full force and effect.
SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrowers as specified in the Junior Intercreditor Agreement.

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW SUBSIDIARY
GRANTOR],
By:
Name:
Title:
Acknowledged by:
GOLDMAN SACHS BANK USA,
as Initial Senior Representative
By:
Name:
Title:
[                  ], as [Initial Junior Representative],
By:
Name:
Title:

ANNEX II
[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [________] dated as of [      ], 20[ ] to the JUNIOR INTERCREDITOR AGREEMENT dated as of [ ], 20[_] (the “Junior Intercreditor Agreement”), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), the other Grantors from time to time party hereto and Goldman Sachs Bank USA, as First Lien Collateral Agent under the First Lien Credit Agreement and as Initial Senior Representative under the Junior Intercreditor Agreement, [________], as Initial Junior Representative, and the additional Representatives from time to time a party thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Intercreditor Agreement.
B.    As a condition to the ability of the Borrowers to incur Junior Priority Debt and to secure such Junior Priority Class Debt with the Junior Priority Lien and to have such Junior Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Junior Priority Collateral Documents, the Junior Priority Class Debt Representative in respect of such Junior Priority Class Debt is required to become a Representative under, and such Junior Priority Class Debt and the Junior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Intercreditor Agreement. Section 8.09 of the Junior Intercreditor Agreement provides that such Junior Priority Class Debt Representative may become a Representative under, and such Junior Priority Class Debt and such Junior Priority Class Debt Parties may become subject to and bound by, the Junior Intercreditor Agreement, pursuant to the execution and delivery by the Junior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Intercreditor Agreement. The undersigned Junior Priority Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.
Accordingly, the Initial Senior Representative and the New Representative agree as follows:
SECTION 1. In accordance with Section 8.09 of the Junior Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Junior Priority Class Debt and Junior Priority Class Debt Parties become subject to and bound by, the Junior Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Intercreditor Agreement applicable to it as a Junior Representative and to the Junior Priority Class Debt Parties that it represents as Junior Priority Debt Parties. Each reference to a “Representative” or “Junior Representative” in the Junior Intercreditor Agreement shall be deemed to include the New Representative. The Junior Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2. The New Representative represents and warrants to the Initial Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new debt facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Junior Priority Debt Documents relating to such Junior Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Junior Priority Class Debt Parties in respect of such Junior Priority Class Debt will be subject to and bound by the provisions of the Junior Intercreditor Agreement as Junior Priority Debt Parties.
SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when each of the Initial Senior Representative and the Junior Priority Class Debt Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.
SECTION 4. Except as expressly supplemented hereby, the Junior Intercreditor Agreement shall remain in full force and effect.
SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

IN WITNESS WHEREOF, the New Representative and the Initial Senior Representative have duly executed this Representative Supplement to the Junior Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [                                  ]
By:
Name:
Title:
Address for notices:

attention of:
Telecopy:
GOLDMAN SACHS BANK USA, as Initial Senior Representative
By:
Name:
Title:

Acknowledged by:
By:
Name:
Title:
Address for notices:

attention of:
Telecopy:
GOLDMAN SACHS BANK USA, as Initial Senior Representative
By:
Name:
Title:
THE GRANTORS
LISTED ON SCHEDULE I HERETO
By:
Name:
Title:

Schedule I to the
Representative Supplement to the
Junior Intercreditor Agreement
Grantors

	Name	Jurisdiction of Formation
1.
2.
3.
4.
5.
6.

ANNEX III
[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [  ] dated as of [     ], 20[ ] to the JUNIOR INTERCREDITOR AGREEMENT dated as of [ ], 20[_] (the “Junior Intercreditor Agreement”), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), the other Grantors from time to time party hereto and Goldman Sachs Bank USA, as First Lien Collateral Agent under the First Lien Credit Agreement and as Initial Senior Representative under the Junior Intercreditor Agreement, [________], as Initial Junior Representative, and the additional Representatives from time to time a party thereto.
A.    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Intercreditor Agreement.
B.    As a condition to the ability of the Borrowers to incur Senior Class Debt after the date of the Junior Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Intercreditor Agreement. Section 8.09 of the Junior Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.
Accordingly, the Initial Senior Representative, the Junior Priority Class Debt Representative and the New Representative agree as follows:
SECTION 1. In accordance with Section 8.09 of the Junior Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Class Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Intercreditor Agreement shall be deemed to include the New Representative. The Junior Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2. The New Representative represents and warrants to the Initial Senior Representative, the Junior Priority Class Debt Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new debt facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Intercreditor Agreement as Senior Secured Parties.
SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when each of the Initial Senior Representative and the Junior Priority Class Debt Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.
SECTION 4. Except as expressly supplemented hereby, the Junior Intercreditor Agreement shall remain in full force and effect.
SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

2

IN WITNESS WHEREOF, the New Representative and the Initial Senior Representative have duly executed this Representative Supplement to the Junior Intercreditor Agreement as of the day and year first above written.
W. R. GRACE & CO.-CONN.,
    as a Grantor
By:
Name:
Title:

GRACE GMBH,
   as a Grantor
By:
Name:
Title:

GRACE EUROPE HOLDING GMBH,
    as a Grantor
By:
Name:
Title:

GRACE GERMANY GMBH,
   as a Grantor
By:
Name:
Title:

W. R. GRACE INTERNATIONAL LLC,
    as a Grantor
By:
Name:
Title:

3

W. R. GRACE & CO.,
    as a Grantor

By:
Name:
Title:

[                                 ],
as Junior Priority Class Debt Representative,
[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [                                  ],
By:            Name:
Title:

Schedule I to the
Representative Supplement to the
Junior Intercreditor Agreement
Grantors

	Name	Jurisdiction of Formation
1.
2.
3.
4.
5.
6.

D-2-1
US-DOCS\98807670.6

EXHIBIT E

[FORM OF]
GUARANTY

(Attached)

US-DOCS\98864159.5

GUARANTY

dated as of

April 3, 2018

among
W. R. GRACE & CO.,

W. R. GRACE & CO.-CONN,

and

CERTAIN SUBSIDIARIES
IDENTIFIED HEREIN,
as Guarantors

and

GOLDMAN SACHS BANK USA,
as Administrative Agent

US-DOCS\98864159.5

Page
ARTICLE I

DEFINITIONS
SECTION 1.01.    Credit Agreement    2
SECTION 1.02.    Other Defined Terms    2
ARTICLE II

GUARANTY
SECTION 2.01.    Guaranty and Keepwell    3
SECTION 2.02.    Guaranty of Payment    4
SECTION 2.03.    No Limitations    4
SECTION 2.04.    Reinstatement    5
SECTION 2.05.    Agreement To Pay; Subrogation    5
SECTION 2.06.    Information    5
SECTION 2.07.    Representations and Warranties    5
SECTION 2.08.    No Setoff or Deductions; Taxes; Payments    5
ARTICLE III

SUBROGATION AND SUBORDINATION
SECTION 3.01.    Contribution and Subrogation    6
SECTION 3.02.    Subordination    6
ARTICLE IV

MISCELLANEOUS
SECTION 4.01.    Notices    6
SECTION 4.02.    Waivers; Amendment    6
SECTION 4.03.    Administrative Agent’s Fees and Expenses, Indemnification    7
SECTION 4.04.    Successors and Assigns    7
SECTION 4.05.    Survival of Agreement    7
SECTION 4.06.    Counterparts; Effectiveness; Several Agreement    8
SECTION 4.07.    Severability    8
SECTION 4.08.    Right of Set-Off    8
SECTION 4.09.    Governing Law; Jurisdiction; Service of Process    9
SECTION 4.10.    WAIVER OF JURY TRIAL    9
SECTION 4.11.    Headings    10
SECTION 4.12.    Guarantee Absolute    10
SECTION 4.13.    Termination or Release    10
SECTION 4.14.    Additional Guarantors    10
SECTION 4.15.    Excluded Swap Obligations Limitation    10

US-DOCS\98864159.5

US-DOCS\98864159.5

GUARANTY
GUARANTY dated as of April 3, 2018 (this “Agreement”), among W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower”), W. R. Grace & Co., a Delaware corporation (“Holdings”), certain Subsidiaries of the US Borrower from time to time party hereto and Goldman Sachs Bank USA (“Goldman Sachs”), as administrative agent (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”) for the benefit of the Secured Parties.
Reference is made to that certain Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, the other Borrowers (as defined therein) party thereto, Holdings, Goldman Sachs, as Administrative Agent and collateral agent (in such capacity, and together with its successors and permitted assigns, the “Collateral Agent”), each Lender from time to time party thereto and the other Persons party thereto. The Lenders have agreed to extend credit to the Borrowers and the L/C Issuers have agreed to issue Letters of Credit in each case subject to the terms and conditions set forth in the Credit Agreement and the Designated Credit Line Providers, the Cash Management Banks and the Hedge Banks may from time to time extend credit to Holdings and its Subsidiaries in the form of Designated Credit Lines, Cash Management Obligations and obligations under the Secured Hedge Agreements, respectively. The obligations of the Lenders to extend such credit, the L/C Issuers to issue Letters of Credit and of the Designated Credit Line Providers, the Cash Management Banks and the Hedge Banks to enter into the Designated Credit Lines, the Cash Management Obligations and the Secured Hedge Agreements, respectively are conditioned upon, among other things, the execution and delivery of this Agreement. Each Guarantor is a Borrower or an Affiliate of a Borrower and will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the L/C Issuers to issue Letters of Credit, the Designated Credit Line Providers, the Cash Management Banks and the Hedge Banks to enter into the Designated Credit Lines, the Cash Management Obligations and the Secured Hedge Agreements, respectively.
Accordingly, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01.    Credit Agreement.
(a)    Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.
(b)    The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.
SECTION 1.02.    Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Agreement” means this Guaranty.
“Claiming Party” has the meaning assigned to such term in Section 3.01.

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“Contributing Party” has the meaning assigned to such term in Section 3.01.
“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.
“Guarantor” means (i) Holdings, (ii) Grace Technologies, Inc., a Delaware corporation, (iii) Grace Management Services, Inc., a Delaware corporation, (iv) each Restricted Subsidiary of the US Borrower that becomes a party to this Agreement after the Closing Date and (v) with respect to all Obligations (other than its own Obligations) and the payment and performance by Holdings and each Restricted Subsidiary of the US Borrower of its obligations under this Agreement with respect to all (x) obligations under Designated Credit Lines owing to any Designated Credit Line Provider, (y) obligations under Secured Hedge Agreements and (z) Cash Management Obligations, the US Borrower.
“Guaranty Supplement” means an instrument in the form of Exhibit I hereto.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
ARTICLE II

GUARANTY
SECTION 2.01.    Guaranty and Keepwell.
(a)    Each Guarantor absolutely, irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to any Borrower or any other Guarantor of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.
(b)    Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.01(b) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.01(b), or otherwise under this Agreement, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.01(b) shall remain in full force and effect until the termination of this Agreement in accordance with Section 4.13. Each Qualified ECP Guarantor intends that this Section 2.01(b) constitute, and this Section 2.01(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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SECTION 2.02.    Guaranty of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrowers or any other Person.
SECTION 2.03.    No Limitations.
(a)    Except for the limitations set forth in Section 2.03(c), the termination of a Guarantor’s obligations hereunder as expressly provided in Section 4.13 and except as provided in the definition of Obligations with respect to Excluded Swap Obligations, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than a defense of full payment or performance) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (and, to the fullest extent permitted by applicable Law, each Guarantor hereby waives any defense relating to) (i) the failure of the Administrative Agent, the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release, non-perfection, impairment, exchange or substitution of any security held by the Administrative Agent, the Collateral Agent or any other Secured Party for the Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other Guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.
(b)    To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Guarantor or the unenforceability of the Obligations, or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Guarantor, other than the payment in full in cash of all the Obligations. The Administrative Agent, the Collateral Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrowers or any other Guarantor or exercise any other right or remedy available to them against the Borrowers or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Guarantor, as the case may be, or any security.

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(c)    Each Guarantor, and by its acceptance of this Agreement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Agreement and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Agreement at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Agreement not constituting a fraudulent transfer or conveyance.
(d)    Each Guarantor acknowledges that it will receive direct or indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Agreement are knowingly made in contemplation of such benefits.
SECTION 2.04.    Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation, is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy, insolvency or reorganization of any Borrower, any other Guarantor or otherwise.
SECTION 2.05.    Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Guarantor to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against any Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.
SECTION 2.06.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
SECTION 2.07.    Representations and Warranties. Each Guarantor hereby represents and warrants that this Agreement (i) has been duly executed and delivered by each Guarantor that is party hereto and (ii) constitutes a legal, valid and binding obligation of such Guarantor, enforceable against each Guarantor that is party hereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
SECTION 2.08.    No Setoff or Deductions; Taxes; Payments. Each Guarantor shall make all payments hereunder in accordance with Section 3.01 of the Credit Agreement. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Obligations and termination of this Agreement.

US-DOCS\98864159.5

ARTICLE III

SUBROGATION AND SUBORDINATION
SECTION 3.01.    Contribution and Subrogation. Each Guarantor (a “Contributing Party”) agrees (subject to Section 3.02) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation (the “Claiming Party”), the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date of such payment. Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.01 shall be subrogated to the rights of such Claiming Party to the extent of such payment.
SECTION 3.02.    Subordination.
(a)    Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Section 3.01 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to, and shall not be exercised prior to (i) the termination of the Aggregate Commitments and payment in full of all Loan Obligations (other than contingent indemnification obligations not yet accrued and payable) and (ii) the expiration or termination of all Letters of Credit with no pending drawings (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made). No failure on the part of the US Borrower or any Guarantor to make the payments required by Section 3.01 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.
(b)    Each Guarantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Administrative Agent (provided, that no notice shall be required in connection with any Event of Default pursuant to Section 8.01(f) or (g) of the Credit Agreement), all Indebtedness owed by it to any Subsidiary shall be fully subordinated to the payment in full in cash of the Obligations (other than (w) obligations under Designated Credit Lines not yet due and payable, (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable).
ARTICLE IV

MISCELLANEOUS
SECTION 4.01.    Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given in accordance with Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower Representative in accordance with Section 10.02 of the Credit Agreement.
SECTION 4.02.    Waivers; Amendment.
(a)    No failure or delay by the Administrative Agent, any other Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or

US-DOCS\98864159.5

the exercise of any other right or power. The rights and remedies of the Administrative Agent, any other Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent to the extent required by Section 10.01 of the Credit Agreement.
SECTION 4.03.    Administrative Agent’s Fees and Expenses, Indemnification.
(a)    The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder to the extent required by Section 10.04 of the Credit Agreement as if such section were set out in full herein and references to “the Borrowers” therein were references to “each Guarantor.”
(b)    Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) to the extent required by Section 10.05 of the Credit Agreement as if such section were set out in full herein and references to “the Borrowers” therein were references to “each Guarantor.”
(c)    Any such amounts payable as provided hereunder shall be additional Obligations guaranteed hereby and secured by the other Collateral Documents. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 4.03 shall be payable within ten (10) Business Days of written demand therefor.
SECTION 4.04.    Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and permitted assigns.
SECTION 4.05.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Guarantors in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any

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investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, any other Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
SECTION 4.06.    Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic communication (including “.pdf “ or “.tiff” files) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
SECTION 4.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 4.08.    Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Specified Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to any Guarantor, any such notice being waived by each Guarantor to the fullest extent permitted by applicable Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates to or for the credit or the account of the respective Guarantor against any and all obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder, now or hereafter existing, irrespective of whether or not such Lender or Affiliate shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender and L/C Issuer agrees promptly to notify the relevant Guarantor and the Administrative Agent after any such set-off and application made by such Lender or L/C Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and each L/C Issuer under this Section 4.08 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such L/C Issuer and such Lender may have.

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SECTION 4.09.    Governing Law; Jurisdiction; Service of Process.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN).
(b)    EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE SITTING IN THE BOROUGH OF MANHATTAN (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GUARANTOR AND THE ADMINISTRATIVE AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR AND THE ADMINISTRATIVE AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED HERETO.
(c)    THE GUARANTORS IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING TO THE GUARANTORS AT THE ADDRESS PROVIDED FOR THE BORROWER REPRESENTATIVE ON SCHEDULE 10.02 TO THE CREDIT AGREEMENT. NOTHING IN THIS SECTION LIMITS THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER.
NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL OR SUCH GUARANTOR IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT HERETO.
SECTION 4.10.    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS

US-DOCS\98864159.5

THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
SECTION 4.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 4.12.    Guarantee Absolute. To the fullest extent permitted by applicable Law, all rights of the Administrative Agent hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Obligations or this Agreement.
SECTION 4.13.    Termination or Release.
(a)    This Agreement and the Guarantees made herein shall automatically terminate with respect to all Obligations upon the termination of the Aggregate Commitments and payment in full in cash of all Loan Obligations (other than contingent indemnification obligations not yet accrued and payable), including the expiration or termination of all Letters of Credit (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made).
(b)    A Guarantor shall be automatically released from its obligations hereunder if such Guarantor ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary, in each case as a result of a transaction or designation permitted under the Credit Agreement.
(c)    In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 4.13, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.13 shall be without recourse to or warranty by the Administrative Agent.
SECTION 4.14.    Additional Guarantors(a)    . Any Person required to become party to this Agreement pursuant to Section 6.10 of the Credit Agreement may do so by executing and delivering a Guaranty Supplement and such Person shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.
SECTION 4.15.    Excluded Swap Obligations Limitation. Notwithstanding anything in this Agreement to the contrary, no Guarantor shall be required to make any payment pursuant to this

US-DOCS\98864159.5

Agreement to any party, and the right of set-off provided in Section 4.08 shall not apply with respect to any Guarantor, in each case, with respect to Excluded Swap Obligations, if any, of such Guarantor.
[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

US-DOCS\98864159.5

WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

W. R. GRACE & CO.,
as Guarantor
By:    ____________________________
    Name:
    Title:
W. R. GRACE & CO.-CONN.,
as Guarantor
By:    ____________________________
    Name:
    Title:
GRACE TECHNOLOGIES, INC.,
as Guarantor
By:    ____________________________
    Name:
    Title:
GRACE MANAGEMENT SERVICES, INC.,
as Guarantor
By:    ______________________________
    Name:
    Title:

SIGNATURE PAGE TO GUARANTY
(GRACE)
US-DOCS\98864159.5

GOLDMAN SACHS BANK USA,
as Administrative Agent
By:
    Name:
    Title:

SIGNATURE PAGE TO GUARANTY
(GRACE)
US-DOCS\98864159.5

EXHIBIT I
TO THE GUARANTY
FORM OF
GUARANTY SUPPLEMENT
SUPPLEMENT NO. [__] (this “Guaranty Supplement”), dated as of [__________], to the Guaranty dated as of April 3, 2018 among Holdings (as defined below), the US Borrower (as defined below), certain subsidiaries of the US Borrower from time to time party thereto and Goldman Sachs Bank USA (“Goldman Sachs”), as Administrative Agent (as defined below) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”).
A.    Reference is made to (i) that certain Credit Agreement dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower”), the other Borrowers (as defined therein) party thereto, Goldman Sachs Bank USA, as administrative agent, (in such capacity, the “Administrative Agent”) (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”), each Lender from time to time party thereto and the other parties party thereto and (ii) the Guaranty. The capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
B.    The Guarantors have entered into the Guaranty in order to induce the Lenders to make Loans, the L/C Issuers to issue Letters of Credit and the Hedge Banks to enter into Secured Hedge Agreements. Section 4.14 of the Guaranty provides that subsequently acquired or wholly owned direct or indirect Intermediate Holding Companies and additional Restricted Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Guaranty Supplement. The undersigned (the “New Guarantor”) is executing this Guaranty Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to make Loans, the Designated Credit Line Providers to enter into the Designated Credit Lines, the L/C Issuers to issue Letters of Credit, the Hedge Banks to enter into Secured Hedge Agreements from time to time and the Cash Management Banks to enter into agreements giving rise to Cash Management Obligations from time to time.
Accordingly, the Administrative Agent and the New Guarantor agree as follows:
SECTION 1. Obligations Under the Guaranty. In accordance with Section 4.14 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor and, if applicable, a Qualified ECP Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Guarantor and each reference in any other Loan Document to a “Guarantor”, a “Subsidiary Guarantor” or a “Loan Party” shall also be deemed to include the New Guarantor. The Guaranty is hereby incorporated herein by reference.
SECTION 2. Representations and Warranties. The New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Guaranty Supplement (i) has been duly authorized, executed and delivered by it and (ii) constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

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SECTION 3. Delivery by Facsimile; Electronic Transmission. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by facsimile or other electronic transmission (including “.pdf” or “.tif” files) shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.
SECTION 4. Governing Law. THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN).
SECTION 5. Affirmation. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.
SECTION 6. Severability. In case any one or more of the provisions contained in this Guaranty Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. Notice. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.
SECTION 8. Reimbursement. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Guaranty Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Administrative Agent to the extent required by the terms of the Guaranty.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Guaranty Supplement as of the day and year first above written.
[NAME OF ADDITIONAL GUARANTOR]
By:
    Name:
    Title:
GOLDMAN SACHS BANK USA,
as Administrative Agent
By:
    Name:
    Title:

EXHIBIT F-1
[FORM OF]
REVOLVING CREDIT NOTE
$                    Dated                , 20
FOR VALUE RECEIVED, the undersigned, [W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower”)] [Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower”)], HEREBY PROMISES TO PAY [_________________] or its registered assigns (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date the aggregate principal amount of the [US Revolving Credit Loan] [Multicurrency Revolving Credit Loan] and the L/C Advances owing to the Lender by the [US Borrower] [German Revolving Borrower] pursuant to the Credit Agreement dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among W. R. Grace & Co., a Delaware corporation (“Holdings”), the W. R. Grace & Co.-Conn., a Connecticut corporation, Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549, Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), Goldman Sachs Bank USA (“Goldman Sachs”), as Administrative Agent and Collateral Agent, each L/C Issuer and each Lender from time to time party thereto.
The [US Borrower] [German Revolving Borrower] promises to pay interest on the unpaid principal amount of the [US Revolving Credit Loan] [Multicurrency Revolving Credit Loan] and L/C Advance from the date of such the [US Revolving Credit Loan] [Multicurrency Revolving Credit Loan] or L/C Advance, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in [Dollars] [other currency] to Goldman Sachs, as Administrative Agent, at such office and in the manner specified in the Credit Agreement. The [US Revolving Credit Loan] [Multicurrency Revolving Credit Loan] and L/C Advance owing to the Lender by the [US Borrower] [German Revolving Borrower], and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the schedule attached hereto, which is part of this promissory note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the [US Borrower] [German Revolving Borrower] under this promissory note.
This promissory note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the [US Revolving Credit Loans] [Multicurrency Revolving Credit Loans] or L/C Advances by the Lender to or for the benefit of the [US Borrower] [German Revolving Borrower] from time to time in an aggregate amount not to exceed at any

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US-DOCS\98807670.6

time outstanding the [U.S. dollar] [other currency] amount first above mentioned, the indebtedness of the [US Borrower] [German Revolving Borrower] resulting from each such [US Revolving Credit Loan] [Multicurrency Revolving Credit Loan] and L/C Advance being evidenced by this promissory note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of the [US Borrower] [German Revolving Borrower] under this promissory note and the other Loan Documents, and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents. The German Revolving Borrower shall not be liable for any obligations of the US Borrower or any other Loan Party.
The [US Borrower] [German Revolving Borrower], for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this promissory note.
This promissory note may not be transferred or assigned by the Lender to any Person EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. The rights evidenced by this Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to SECTION 10.07 OF THE CREDIT AGREEMENT. This Note may not at any time be endorsed to, or to the order of, bearer.
This promissory note shall be governed by, and construed in accordance with, the laws of the State of New York.
[SIGNATURE PAGE TO FOLLOW]

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US-DOCS\98807670.6

Very truly yours,

[W. R. GRACE & CO.-CONN.,
as the US Borrower

By:    _______________________________
    Name:
    Title:]
[GRACE GMBH.,
as the German Revolving Borrower
By:    _______________________________
    Name:
    Title:]

F-1-3
US-DOCS\98807670.6

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

F-1-4
US-DOCS\98807670.6

EXHIBIT F-2
[FORM OF]
TERM NOTE
$                    Dated                , 20
FOR VALUE RECEIVED, [each] of the undersigned, [W. R. Grace & Co.-Conn., a Connecticut corporation (the “Term B-1 Borrower”)], [Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”)], HEREBY PROMISES TO PAY [______________] or its registered assigns (the “Lender”) for the account of its Applicable Lending Office the principal amount of the Term [B-1] [B-2] Loan on the dates and in the amounts specified in the Credit Agreement owing to the Lender by the Term Borrower pursuant to the Credit Agreement dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (“US Borrower”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172, Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920, W. R. Grace International LLC, a Delaware limited liability company, Goldman Sachs Bank USA (“Goldman Sachs”), as Administrative Agent and Collateral Agent, each L/C Issuer and each Lender from time to time party thereto.
[The Term B-1 Borrower] [Each Term B-2 Borrower] promises to pay interest on the unpaid principal amount of the Term [B-1] [B-2] Loan from the date of such Term [B-1] [B-2] Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to Goldman Sachs, as Administrative Agent, at such office and in the manner specified in the Credit Agreement. The Term [B-1] [B-2] Loan owing to the Lender by [the Term B-1 Borrower] [the Term B-2 Borrowers] and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the schedule attached hereto, which is part of this promissory note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of [the Term B-1 Borrower] [the Term B-2 Borrowers] under this promissory note.

F-2-1
US-DOCS\98807670.6

This promissory note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the Term [B-1] [B-2] Loan by the Lender to [the Term B-1 Borrower] [the Term B-2 Borrowers] in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of [the Term B-1 Borrower] [the Term B-2 Borrowers] resulting from such Term [B-1] [B-2] Loan being evidenced by this promissory note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Obligations of [the Term B-1 Borrower] [the Term B-2 Borrowers] are under this promissory note and the other Loan Documents, and the Obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.
[The Term B-1 Borrower] [Each Term B-2 Borrower], for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this promissory note.
This promissory note may not be transferred or assigned by the Lender to any Person EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. The rights evidenced by this Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to SECTION 10.07 OF THE CREDIT AGREEMENT. This Note may not at any time be endorsed to, or to the order of, bearer.
This promissory note shall be governed by, and construed in accordance with, the laws of the State of New York.
[SIGNATURE PAGE TO FOLLOW]

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US-DOCS\98807670.6

Very truly yours,
[W. R. GRACE & CO.-CONN.,
as a Term B-1 Borrower
By:
    Name:
    Title: ]
[W. R. GRACE INTERNATIONAL LLC,
as a Term B-2 Borrower
By:
    Name:
    Title:
GRACE GERMANY GMBH,
as a Term B-2 Borrower
By:
    Name:
    Title:
GRACE EUROPE HOLDING GMBH,
as a Term B-2 Borrower
By:
    Name:
    Title: ]

F-2-3
US-DOCS\98807670.6

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

F-2-4
US-DOCS\98807670.6

EXHIBIT F-3
[FORM OF]
SWINGLINE NOTE
$                    Dated                , 20
FOR VALUE RECEIVED, the undersigned, W. R. GRACE & CO.-CONN. (the “US Borrower”), HEREBY PROMISES TO PAY to the order of [_______________] or its registered assigns (the “Lender”) for the account of its applicable Lending Office the lesser of (a) $[__________] and (b) the aggregate unpaid principal amount of all Swingline Loans owing from time to time to the Lender by the US Borrower pursuant to that certain Credit Agreement, dated as of April 3, 2018, (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation, Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549, Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), Goldman Sachs Bank USA (“Goldman Sachs”), as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent, each L/C Issuer and each Lender from time to time party thereto, on the dates and in the amounts specified in the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The US Borrower also promises to pay interest on the unpaid principal amount of the Swingline Loan owing to the Lender by the US Borrower, such interest to be paid from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in Dollars to the Administrative Agent, at such office and in the manner specified in the Credit Agreement. The Swingline Loan owing to the Lender by the US Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the US Borrower under this Promissory Note.
This Promissory Note is one of the Swingline Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of the Swingline Loan by the Lender to the US Borrower in an amount not to exceed the Dollar amount first above mentioned, the indebtedness of the US Borrower resulting from such Swingline Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the

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happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the US Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.
This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles of the State of New York.
[SIGNATURE PAGE FOLLOWS]

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US-DOCS\98807670.6

EXHIBIT G

[FORM OF]
SECURITY AGREEMENT

(Attached)

G-1
US-DOCS\98807670.6

SECURITY AGREEMENT

dated as of
April 3, 2018

among
W. R. GRACE & CO.,

W. R. GRACE & CO.-CONN,

and the other Grantors from time to time hereto,

and

GOLDMAN SACHS BANK USA
as Collateral Agent

US-DOCS\98864089.6

PAGE
ARTICLE I

Definitions

SECTION 1.01	Credit Agreement 1

SECTION 1.02	Other Defined Terms 1
ARTICLE II

Pledge of Securities

SECTION 2.01	Pledge 4

SECTION 2.02	Delivery of the Pledged Collateral 4

SECTION 2.03	Representations, Warranties and Covenants 5

SECTION 2.04	Certification of Limited Liability Company and Limited Partnership Interests 6

SECTION 2.05	Registration in Nominee Name; Denominations 6

SECTION 2.06	Voting Rights; Dividends and Interest 7

SECTION 2.07	Uncertificated Securities 8
ARTICLE III

Security Interests in Personal Property

SECTION 3.01	Security Interest 9

SECTION 3.02	Representations and Warranties 10

SECTION 3.03	Covenants 12

SECTION 3.04	Other Actions 15

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ARTICLE IV

Remedies

SECTION 4.01	Remedies upon Default 16

SECTION 4.02	Application of Proceeds 17

SECTION 4.03	Grant of Intellectual Property License 18
ARTICLE V

Subrogation and Subordination

SECTION 5.01	Contribution and Subrogation 18

SECTION 5.02	Subordination 18
ARTICLE VI

Miscellaneous

SECTION 6.01	Notices 19

SECTION 6.02	Waivers; Amendment 19

SECTION 6.03	Collateral Agent’s Fees and Expenses; Indemnification 19

SECTION 6.04	Successors and Assigns 20

SECTION 6.05	Survival of Agreement 20

SECTION 6.06	Counterparts; Effectiveness; Several Agreement 20

SECTION 6.07	Severability 20

SECTION 6.08	Right of Set-Off 21

SECTION 6.09	Governing Law; Jurisdiction; Service of Process 21

SECTION 6.10	WAIVER OF JURY TRIAL 22

SECTION 6.11	Headings 22

SECTION 6.12	Security Interest Absolute 22

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SECTION 6.13	Termination or Release 22

SECTION 6.14	Additional Grantors 23

SECTION 6.15	Collateral Agent Appointed Attorney-in-Fact 23

SECTION 6.16	General Authority of the Collateral Agent 24

SECTION 6.17	Conflicts; Acceptable Intercreditor Agreement 24

Schedules
SCHEDULE I    Pledged Equity; Pledged Debt
SCHEDULE II    Perfection Information
SCHEDULE III    Intellectual Property
Exhibits
EXHIBIT I    Form of Security Agreement Supplement
EXHIBIT II    Form of Short Form Intellectual Property Security Agreement
EXHIBIT III    Form of Security Agreement Supplement for Intellectual Property

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SECURITY AGREEMENT
SECURITY AGREEMENT dated as of April 3, 2018, among W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower”), as a Grantor, W. R. Grace & Co., a Delaware corporation (“Holdings”), as a Grantor, the Persons listed on the signature pages hereto, and the other Persons from time to time party hereto, as Grantors, and Goldman Sachs Bank USA (“Goldman Sachs”), as collateral agent (in such capacity, together with its permitted successors and assigns, the “Collateral Agent”) for the Secured Parties.

Reference is made to that certain Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the US Borrower, the other Borrowers (as defined therein), Holdings, Goldman Sachs, as administrative agent (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”) and Collateral Agent and the other Persons party thereto. The Lenders have agreed to extend credit to the Borrowers and the L/C Issuers have agreed to issue Letters of Credit subject to the terms and conditions set forth in the Credit Agreement and the Designated Credit Line Providers, the Cash Management Banks and the Hedge Banks may from time to time extend credit to Holdings and its Subsidiaries in the form of Designated Credit Lines, Cash Management Obligations and obligations under the Secured Hedge Agreements, respectively. The obligations of the Lenders to extend such credit, the L/C Issuers to issue Letters of Credit and of the Designated Credit Line Providers, the Cash Management Banks and the Hedge Banks to enter into the Designated Credit Lines, the Cash Management Obligations and the Secured Hedge Agreements, respectively are conditioned upon, among other things, the execution and delivery of this Agreement. Each Grantor is a Borrower or an Affiliate of a Borrower and will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the L/C Issuers to issue Letters of Credit, the Designated Credit Line Providers, the Cash Management Banks and the Hedge Banks to enter into the Designated Credit Lines, the Cash Management Obligations and the Secured Hedge Agreements, respectively. Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01    Credit Agreement.
(a)    Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All capitalized terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.
(b)    The rules of construction specified in Sections 1.02, 1.05, 1.06, and 1.07 of the Credit Agreement also apply to this Agreement.
SECTION 1.02    Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.
“Accounts” has the meaning specified in Article 9 of the New York UCC.

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“Administrative Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.
“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 3.03(h)(v).
“Agreement” means this Security Agreement.
“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).
“Claiming Party” has the meaning assigned to such term in Section 5.01.
“Collateral” means the Article 9 Collateral and the Pledged Collateral.
“Collateral Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.
“Contributing Party” has the meaning assigned to such term in Section 5.01.
“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States Copyright Office, including those listed on Schedule III.
“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.
“General Intangibles” has the meaning specified in Article 9 of the New York UCC and includes corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, swap contracts, licenses, Intellectual Property, whether entered into as licensor or licensee and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor, as the case may be, to secure payment by an Account Debtor of any of the Accounts.
“Goldman Sachs” has the meaning assigned to such term in the preliminary statements of this Agreement.
“Grantor” means, collectively, the Initial Grantors and any Person that executes and delivers a Security Agreement Supplement pursuant to Section 6.14.
“Holdings” has the meaning assigned to such term in the preliminary statements of this Agreement.
“Initial Grantors” the US Borrower, Holdings and the other Persons listed on the signature pages hereto as initial grantors.
“Intellectual Property” means all intellectual property arising under applicable Law of the United States now owned or hereafter acquired by any Grantor, including Patents, Copyrights, Trademarks, trade secrets, proprietary technical and business information, know-how, show-how and any other proprietary

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data or information, the intellectual property rights in software, databases and related documentation and all improvements to any of the foregoing.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all patents or industrial design registrations of the United States, all registrations thereof, and all applications for patents or industrial design registrations of the United States, including registrations and pending applications in the United States Patent and Trademark Office, including those listed on Schedule III, and (b) all reissues, continuations, divisionals, continuations-in-part, or extensions thereof, and the inventions disclosed or claimed therein.
“Perfection Information” means the schedules and attachments substantially in the form of Schedule II, completed and supplemented as contemplated thereby and hereby.
“Pledged Collateral” has the meaning assigned to such term in Section 2.01.
“Pledged Debt” has the meaning assigned to such term in Section 2.01.
“Pledged Equity” has the meaning assigned to such term in Section 2.01.
“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.
“Security Agreement Supplement” means an instrument in the form of Exhibit I hereto.
“Security Agreement Supplement for Intellectual Property” means an instrument in the form of Exhibit III hereto.
“Security Interest” has the meaning assigned to such term in Section 3.01(a).
“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers, now owned or hereafter acquired, and all registrations and applications filed in connection therewith, including registrations and applications for registration in the United States Patent and Trademark Office, and all renewals thereof, including those listed on Schedule III, and (b) all goodwill associated therewith or symbolized thereby.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“US Borrower” has the meaning assigned to such term in the preliminary statements of this Agreement.

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ARTICLE II

Pledge of Securities
SECTION 2.01    Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, including the Guaranty, each Grantor hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under and whether now or hereafter existing or arising (i) (A) all Equity Interests held by it on the Closing Date in the US Borrower and any Restricted Subsidiary, including, without limitation, the Equity Interests listed on Schedule I and (B) any other Equity Interests in the US Borrower and any Restricted Subsidiary obtained in the future by such Grantor and the certificates (if any) representing all such Equity Interests (collectively, the “Pledged Equity”); provided that the Pledged Equity shall not include Excluded Equity; (ii) (A) the debt securities owned by it on the Closing Date including, without limitation, the debt securities and instruments listed opposite the name of such Grantor on Schedule I, (B) any debt securities obtained in the future by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (the debt securities and instruments referred to in clauses (A), (B) and (C) of this clause (ii) are collectively referred to as the “Pledged Debt”); (iii) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above; (iv) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii) and (iii) above; and (v) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (v) above being collectively referred to as the “Pledged Collateral”); provided that in no event shall the Pledged Collateral include any Excluded Property.
TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.
SECTION 2.02    Delivery of the Pledged Collateral.
(a)    Each Grantor agrees promptly (and in any event (i) with respect to Pledged Securities owned on the Closing Date, within the time period set forth on Schedule I and (ii) with respect to Pledged Securities acquired after the Closing Date, within 60 days (as such date may be extended by the Collateral Agent in its sole discretion) of receipt thereof) to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than any uncertificated securities, but only for so long as such securities remain uncertificated) required to be delivered pursuant to the definition of “Collateral and Guarantee Requirement” in the Credit Agreement, Section 6.10(a)(i)(C) thereof and/or Section 2.04 hereof; provided that, in the case of promissory notes or other instruments evidencing Indebtedness, such Pledged Securities shall be required to be delivered only to the extent required pursuant to paragraph (b) of this Section 2.02.
(b)    Each Grantor will cause each promissory note or instrument evidencing Indebtedness owing to a Grantor having an aggregate principal amount in excess of $10,000,000 individually (in each case, other than Excluded Property) that is required to be delivered pursuant to the definition of “Collateral and Guarantee Requirement” (including clause (c)(ii) thereof) in the Credit Agreement to be delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

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(c)    Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule I and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement or otherwise modify, as applicable, any prior schedules so delivered.
SECTION 2.03    Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants to and with the Collateral Agent, for the benefit of the Secured Parties, that:
(a)    as of the date hereof, Schedule I correctly sets forth the percentage of the issued and outstanding units or shares (as applicable) of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder in order to satisfy the “Collateral and Guarantee Requirement.”
(b)    each Grantor has good and valid rights in and title to the Pledged Collateral with respect to which it has purported to grant a security interest hereunder and has full power and authority to grant to the Collateral Agent the security interest in such Pledged Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person, except for (i) consents and approvals which have been obtained and are in full force and effect and (ii) consents and approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(c)    the Pledged Equity and Pledged Debt (solely with respect to Pledged Debt issued by a Person other than a Grantor or a Subsidiary of the Grantors, to the best of the Grantors’ knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity, are fully paid and, in the case of Pledged Equity representing corporate interests, nonassessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than a Grantor or a Subsidiary of the Grantors, to the best of the Grantors’ knowledge), are legal, valid and binding obligations of the issuers thereof;
(d)    except for the security interests granted hereunder, each of the Grantors (i) is and will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I as owned by such Grantors, (ii) holds the same free and clear of all Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral and (iv) will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens however arising, of all Persons whomsoever, in each case subject to (x) any transfers made in compliance with the Credit Agreement and (y) Permitted Liens;
(e)    except for restrictions and limitations imposed or permitted by the Loan Documents, or securities or other laws generally and except as described in the Perfection Information, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, restrictions in a shareholders agreement or Organization Document provisions that might prohibit, impair, delay or otherwise affect in any manner material and

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adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;
(f)    each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;
(g)    other than as set forth in the Credit Agreement, no consent or approval of any Governmental Authority or any other Person was or is necessary for the validity of the pledge effected hereby, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Grantors in favor of the Secured Parties, (ii) the consents and approvals which have been obtained and are in full force and effect and (iii) consents and approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(h)    by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations, subject to Permitted Liens; and
(i)    the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of a secured party in the Pledged Collateral as set forth herein.
SECTION 2.04    Certification of Limited Liability Company and Limited Partnership Interests; Uncertificated Securities. To the extent any Equity Interest in any limited liability company or limited partnership owned by any Grantor is required to be pledged by the terms of the definition of “Collateral and Guarantee Requirement” in the Credit Agreement and Section 6.10 thereof, and to the extent such limited liability company or limited partnership elects to treat its limited liability company interests as “securities” within the meaning of Article 8 of the UCC, such Equity Interest shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the UCC, shall be governed by Article 8 of the UCC and shall be delivered to the Collateral Agent in accordance with Section 2.02. If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s request during the continuance of an Event of Default, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions, subject to compliance with Applicable Law, from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities.
SECTION 2.05    Registration in Nominee Name; Denominations.
(a)    The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion), to the extent an Event of Default is continuing and the Collateral Agent shall give the Borrower Representative prior written notice of its intent to exercise such rights, to hold the Pledged Securities in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent, and each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor.
(b)    If an Event of Default shall occur and be continuing and the Collateral Agent shall give the Borrower Representative written notice of its intent to exercise such rights, the Collateral Agent

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shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement and the other Loan Documents.
SECTION 2.06    Voting Rights; Dividends and Interest.
(a)    Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given one (1) Business Days’ advance written notice to the Borrower Representative that the rights of the Grantors under this Section 2.06 are being suspended:
(i)    Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner or holder of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same, unless such exercise of powers is in connection with an action permitted by the Credit Agreement.
(ii)    The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as each Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.
(iii)    Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and, to the extent required by the terms of this Agreement and the other Loan Documents, shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor at such Grantor’s expense any Pledged Securities in its possession if requested in writing to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Credit Agreement in accordance with this Section 2.06(a)(iii).
(b)    Upon the occurrence and during the continuance of an Event of Default and after the Collateral Agent shall have notified the Borrower Representative of the suspension of the rights of the Grantors in accordance with paragraph (a)(iii) of this Section 2.06 (provided that, no such notice shall be

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required in the event of any bankruptcy or insolvency of any Grantor), then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon request in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived (and the Borrower Representative has delivered written notice of the same to the Collateral Agent), the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.
(c)    Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower Representative of the suspension of the rights of the Grantors under and in accordance with paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) of this Section 2.06 and the Collateral Agent shall have all the obligations it would otherwise have under paragraph (a)(ii) of this Section 2.06.
(d)    Any notice given by the Collateral Agent to the Grantors suspending the rights of the Grantors of Pledged Collateral under paragraph (a) of this Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.
SECTION 2.07    Uncertificated Securities. No Grantor will permit any issuer of Pledged Securities, which Pledged Securities are uncertificated, to elect to treat such Pledged Securities as a security pursuant to Section 8-103(c) of the UCC (including by modifying its Organizational Documents) without certificating such interests and delivering all certificates evidencing such Pledged Securities to the Collateral Agent in accordance with Section 2.02. Without limitation of the foregoing, if any Pledged Security becomes an uncertificated security, each Grantor hereby agrees that upon the occurrence and during the continuation of an Event of Default, it will comply with the instructions of the Collateral Agent with respect to the Equity Interests in such Grantor that constitute Collateral hereunder that are not certificated without further consent by the applicable owner or holder of such Pledged Securities.

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ARTICLE III

Security Interests in Personal Property
SECTION 3.01    Security Interest.
(a)    As security for the payment or performance, as the case may be, in full of the Obligations, including the Guaranty, each Grantor hereby mortgages and pledges to the Collateral Agent for the benefit of the Secured Parties, and hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):
(i)    all Accounts;
(ii)    all Chattel Paper;
(iii)    all Commercial Tort Claims described in Schedule II as supplemented from time to time;
(iv)    all Documents;
(v)    all Equipment and Fixtures;
(vi)    all General Intangibles;
(vii)    all Goods;
(viii)    all Instruments;
(ix)    all Intellectual Property;
(x)    all Inventory;
(xi)    all Investment Property;
(xii)    all Letters of Credit and Letter-of-Credit Rights;
(xiii)    all books and records pertaining to the Article 9 Collateral;
(xiv)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing, all supporting obligations and all other collateral security and guarantees given by any Person with respect to any of the foregoing; and
provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Property; provided, however, that “Excluded Property” shall not include any Proceeds (including, for the avoidance of doubt, any Proceeds constituting cash), substitutions or replacements of any Excluded Property unless such Proceeds, substitutions or replacements would independently constitute Excluded Property.

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(b)    Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments (including continuations) thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect or being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the UCC or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and, if applicable, any organizational identification number or incorporation number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.
(c)    The Collateral Agent is further irrevocably authorized to file with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office thereof) such documents as may be necessary or advisable for the purpose of perfecting or confirming the Security Interest granted by each Grantor, with notice to each, but without the signature of any, Grantor (only if such signature cannot reasonably be obtained by the Collateral Agent and each Grantor hereby agrees to provide such signatures upon request of the Collateral Agent), and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.
(d)    The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.
SECTION 3.02    Representations and Warranties. Each Grantor jointly and severally represents and warrants to the Collateral Agent and the other Secured Parties, that:
(a)    Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder subject to Permitted Liens and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person, except for (i) consents and approvals which have been obtained and are in full force and effect and (ii) consents and approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    This Agreement has been duly executed and delivered by each Grantor that is a party hereto. This Agreement constitutes a legal, valid and binding obligation of such Grantor, enforceable against each Grantor that is a party hereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
(c)    (i) The Perfection Information has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects (or in all respects in the case of the exact legal name of each Grantor) as of the Closing Date; (ii) the UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Information for filing in each governmental, municipal or other office specified in Section 3 to the Perfection Information (or specified by notice from such Grantor to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.10 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made

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in the United States Patent and Trademark Office or the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States pending or issued Patents, United States applied for or registered Trademarks, and United States applied for and registered Copyrights, in each case, owned by such Grantor) that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements; and (iii) each Grantor represents and warrants that as of the Closing Date, a fully executed agreement in the form of Exhibit II hereto has been delivered to the Collateral Agent for recording by, as applicable, the United States Patent and Trademark Office or the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to establish a valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral consisting of registrations and applications for Patents, Trademarks and Copyrights in which a security interest may be perfected by filing such agreement in, as applicable, the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and no further or subsequent filing or refiling is necessary (other than (x) such filings and actions as are necessary to perfect the Security Interest with respect to any United States After-Acquired Intellectual Property and (y) the filing of Uniform Commercial Code financing and continuation statements contemplated in subsection (ii) of this Section 3.02(c)).
(d)    The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, including the Guaranty, (ii) subject to the filings described in Section 3.02(c) (including payment of applicable fees in connection therewith), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code in the relevant jurisdiction, and (iii) subject to the filings described in Section 3.02(c), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of a fully executed agreement in the form of Exhibit II hereto with, as applicable, the United States Patent and Trademark Office or the United States Copyright Office, within the three-month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one-month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Liens. Notwithstanding the foregoing, nothing in this Agreement or in any other Loan Document shall require any Grantor to make any filings or take any other actions to record or perfect the Collateral Agent’s lien on and Security Interest in any Intellectual Property subsisting outside of the United States or to reimburse the Administrative Agent for any costs or expenses incurred in connection with making such filings or taking any other such action.
(e)    The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code (including the New York UCC) in any applicable jurisdiction or any other applicable laws covering any Article 9 Collateral or (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

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(f)    Schedule III hereto sets forth a list of (i) United States issued Patents and pending Patent applications, (ii) United States registered Trademarks and Trademarks for which applications for registration are pending (other than any Excluded Property), and (iii) United States registered Copyrights and Copyrights for which applications for registration are pending, in each case, owned by an Initial Grantor as of the date hereof and registered or pending with, as applicable, the United States Patent and Trademark Office or the United States Copyright Office and that are material to the business of Holdings, the US Borrower and their respective Restricted Subsidiaries (taken as a whole). On the Closing Date, except as would not, either individually or in the aggregate, be expected to have a Material Adverse Effect, each Grantor owns or possesses the right to use the Collateral consisting of Intellectual Property with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.
(g)    As of the Closing Date, except as would not, either individually or in the aggregate, be expected to have a Material Adverse Effect, each applicable Grantor has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in the Trade Secrets owned by such Grantor.
SECTION 3.03    Covenants.
(a)    Each Grantor agrees promptly (and, in any event, in sufficient time to enable all filings to be made within any applicable statutory period, under the Uniform Commercial Code, that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Article 9 Collateral, for the benefit of the Secured Parties) to notify the Collateral Agent in writing of any change (i) in legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization or incorporation of any Grantor or (iv) in its organizational identification number (in the case of this clause (iv), to the extent an organizational identification number is required by applicable law to be disclosed on the UCC financing statements for such Grantor).
(b)    Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien other than Permitted Liens.
(c)    Each quarter, at the time of delivery of quarterly financial statements with respect to the preceding fiscal quarter pursuant to Section 6.01(b) of the Credit Agreement (and in the case of the last fiscal quarter of each year, at the time of delivery of the annual financial statements pursuant to Section 6.01(a) of the Credit Agreement), along with the information required pursuant to Sections 1 through 13 of the Perfection Information (or confirmation that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.03(c)), the Borrower Representative shall deliver to the Collateral Agent an appropriate supplement to this Agreement substantially in the form of Exhibit II or III hereto, as applicable, with respect to all After-Acquired Intellectual Property owned by such Grantor (other than any Excluded Property) as of the last day of the prior fiscal quarter and as of the date of such supplement that is a registered Patent (or published application therefor), registered Trademark (or application therefor) or a registered Copyright which is registered or pending with, as applicable, the United States Patent and Trademark Office or the United States Copyright Office, to the

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extent that such After Acquired Intellectual Property is not covered by any previous short form agreement in the form of Exhibit III so signed and delivered by it.
(d)    The Borrower Representative agrees, on its own behalf and on behalf of each other Grantor, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable to any Grantor under or in connection with any of the Article 9 Collateral that is in excess of $10,000,000 shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be pledged in accordance with Section 3.04(a) and delivered to the Collateral Agent in accordance with Section 3.04(a), for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.
(e)    After the occurrence and during the continuance of an Event of Default, at its option, the Collateral Agent may, with three (3) Business Days’ prior written notice to the Borrower Representative, discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not constituting Permitted Liens, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement and within a reasonable period of time after the Collateral Agent has requested that it do so. Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.
(f)    If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person, the value of which is in excess of $10,000,000 to secure payment and performance of an Account, such Grantor shall promptly collaterally assign such security interest to the Collateral Agent for the benefit of the Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.
(g)    Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the other Secured Parties from and against any and all liability for such performance to the extent required by Section 6.03 of this Agreement.
(h)    Covenants Regarding Intellectual Property.
(i)    Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with prompt written notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III hereto to specifically identify any asset or item owned by the Grantor that may constitute a registration or application for Copyrights, Patents or Trademarks, as applicable, that is material to the business of Holdings, the US Borrower and their respective Restricted Subsidiaries (taken as a whole) with the United States Patent and Trademark Office or the United States Copyright Office; provided that any Grantor shall have the right, exercisable within

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fifteen (15) days after it has been notified by the Collateral Agent of the specific identification of such Collateral, to advise the Collateral Agent in writing of any material inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral.
(ii)    Subject, for the avoidance of doubt, to clause (vi) below, each Grantor agrees to take, at its expense, such reasonable steps as it determines are appropriate in its reasonable business judgment in the United States Patent and Trademark Office or the United States Copyright Office to (x) maintain the validity and enforceability of any registered Intellectual Property owned by such Grantor that is material to the business of Holdings, the US Borrower and their respective Restricted Subsidiaries (taken as a whole) in full force and effect, and (y) pursue the maintenance of or prosecution of each Patent, Trademark, or Copyright registration or application that is material to the business of Holdings, the US Borrower and their respective Restricted Subsidiaries (taken as a whole), now or hereafter included in the Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of applications for renewal, the filing of affidavits under Sections 8 and 15 or the U.S. Trademark Act and the payment of maintenance fees.
(iii)    Subject, for the avoidance of doubt, to clause (vi) below, no Grantor shall knowingly do or authorize any act or knowingly omit to do any act whereby any Collateral consisting of Intellectual Property owned by such Grantor that is material to the business of Holdings, the US Borrower and their respective Restricted Subsidiaries (taken as a whole) may prematurely lapse, be terminated, or become invalid or unenforceable or abandoned (or in the case of a trade secret, becomes publicly known).
(iv)    Subject, for the avoidance of doubt, to clause (vi) below, each Grantor shall take commercially reasonable steps to preserve and protect each item of Collateral consisting of Intellectual Property owned by such Grantor that is material to the business of Holdings, the US Borrower and their respective Restricted Subsidiaries (taken as a whole) to the extent required under applicable law, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the material Trademarks, substantially consistent with the quality of the products and services as of the date hereof.
(v)    Each Grantor agrees that, should it obtain ownership of any Collateral consisting of Intellectual Property after the Closing Date, including any U.S. or other “intent-to-use” trademark application (or registration resulting therefrom) that is no longer deemed an Excluded Property (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property shall automatically become part of the Collateral subject to the terms and conditions of this Agreement with respect thereto.
(vi)    Notwithstanding anything to the contrary contained herein, nothing in this Agreement prevents any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or be put into the public domain, any of its Collateral to the extent permitted under the Credit Agreement or if such Grantor determines in its reasonable business judgment that it is desirable or otherwise reasonable to do so in the conduct of its business.
SECTION 3.04    Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

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(a)    Instruments. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any Instruments (other than checks to be deposited in the ordinary course of business) constituting Collateral and evidencing an amount in excess of $10,000,000, such Grantor shall forthwith endorse, collaterally assign and deliver the same to the Collateral Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.
(b)    Investment Property. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any certificated securities or instruments constituting Collateral evidencing an individual aggregate amount in excess of $10,000,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request. Except to the extent otherwise provided in Section 2.07, if any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s request and following the occurrence and continuance of an Event of Default such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee or (ii) arrange for the Collateral Agent to become the registered owner of the securities.
(c)    Intellectual Property. With respect to any After-Acquired Intellectual Property which constitutes Collateral that is an issued Patent (or a published application therefor), registered Trademark (or application therefor) or a registered Copyright which is registered or pending with, as applicable, the United States Patent and Trademark Office or the United States Copyright Office and is not covered by any short form agreement in the form of Exhibit II previously signed and delivered to the Collateral Agent, the applicable Grantor will promptly cooperate as reasonably requested by, and necessary to enable, the Collateral Agent to make any necessary or reasonably desirable recordations with, as applicable, the United States Patent and Trademark Office or the United States Copyright Office, as appropriate, and upon the request of the Collateral Agent, such Grantor shall promptly file and record appropriate instruments or documents with the United States Patent and Trademark Office or United States Copyright Office for such recordation, as appropriate.
(d)    Commercial Tort Claims. As of the date hereof, each Grantor hereby represents and warrants that it holds no Commercial Tort Claims with a value (as reasonably determined by the Borrower Representative) in excess of $10,000,000 individually other than those listed on Schedule II. If any Grantor shall at any time hold or acquire a Commercial Tort Claim with a value (as reasonably determined by the Borrower Representative) in excess of $10,000,000 individually, such Grantor shall promptly (and in any event within 60 days (or such longer period as the Collateral Agent may agree in its reasonable discretion)) deliver to the Collateral Agent a supplement to Schedule II hereto, which Schedule II shall automatically and without further action become part of Schedule II hereto and such Commercial Tort Claim shall automatically be subject to the Security Interest.

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ARTICLE IV

Remedies
SECTION 4.01    Remedies upon Default.
(a)    Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party in law and in equity with respect to the Obligations under the Uniform Commercial Code (including the New York UCC) in any applicable jurisdiction or other applicable law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; (iv) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate and (v) cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained). The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Law) all rights of redemption and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
(b)    The Collateral Agent shall give the applicable Grantors ten days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9‑611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that

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notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. To the extent permitted by applicable law, any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9‑610(b) of the New York UCC or its equivalent in other jurisdictions.
SECTION 4.02    Application of Proceeds.
(a)    The Collateral Agent shall, subject to any Applicable Intercreditor Agreement, apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with Section 8.04 of the Credit Agreement.
(b)    The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money therefor by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
(c)    In making the determinations and allocations required by this Section 4.02, the Collateral Agent may conclusively rely upon information supplied by the Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Obligations, and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Administrative Agent of any amounts distributed to it.

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SECTION 4.03    Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies under this Agreement, each Grantor hereby grants to the Collateral Agent a nonexclusive, irrevocable (subject to the last sentence of this Section 4.03) license (exercisable without payment of royalty or other compensation to any such Grantor) to use or, solely to the extent necessary to exercise such rights and remedies, sublicense any of the Collateral now owned or hereafter acquired by such Grantor that constitutes Intellectual Property and license rights included in the General Intangibles, and wherever the same may be located, and including in such license, solely to the extent necessary to exercise such rights and remedies, reasonable access to media in which any of the licensed items may be recorded or stored and to all computer software used for the compilation or printout thereof; provided, however, that nothing in this Section 4.03 shall require any Grantor to grant any license if it does not have the right to do so or that is prohibited by any rule of law, statute or regulation or is prohibited by, or that would constitute a breach or default under or result in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. The use of such license by the Collateral Agent and its rights thereunder may be exercised, at the option of the Collateral Agent, only during the continuation of an Event of Default; provided that any permitted license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors until the termination of this Agreement notwithstanding any subsequent cure of an Event of Default, provided that it was entered into in accordance with the terms of this Agreement. For the avoidance of doubt, at the time of the release of the Lien as set forth in Section 6.13, the license granted to the Collateral Agent pursuant to this Section 4.03 shall automatically and immediately terminate.
ARTICLE V

Subrogation and Subordination
SECTION 5.01    Contribution and Subrogation. Each Grantor (a “Contributing Party”) agrees (subject to Section 5.02) that, in the event assets of any other Grantor (the “Claiming Party”) shall be sold pursuant to any Collateral Document to satisfy any Obligation owed to any Secured Party, the Contributing Party shall indemnify the Claiming Party in an amount equal to the greater of the book value or the fair market value of such assets, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date of such sale and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date of such sale. Any Contributing Party making any payment to a Claiming Party pursuant to this Section 5.01 shall be subrogated to the rights of such Claiming Party to the extent of such payment.
SECTION 5.02    Subordination.
(a)    Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors under Section 5.01 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to, and shall not be exercised prior to (i) the termination of the Aggregate Commitments and payment in full of the Loan Obligations (other than contingent indemnification obligations not yet accrued and payable) and (ii) the expiration or termination of all Letters of Credit with no pending drawings (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other arrangements reasonably satisfactory to the Collateral Agent and the applicable L/C Issuer have been made). No failure on the part of any Grantor to make the payments required by Section 5.01 (or any

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other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.
(b)    Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after written notice from the Collateral Agent (provided, that no notice shall be required in connection with any Event of Default pursuant to Section 8.01(f) or (g) of the Credit Agreement) all Indebtedness owed by it to any Subsidiary shall be fully subordinated to the payment in full in cash of the Obligations (other than (w) obligations under Designated Credit Lines not yet due and payable, (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable).
ARTICLE VI

Miscellaneous
SECTION 6.01    Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given in accordance with Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower Representative in accordance with Section 10.02 of the Credit Agreement.
SECTION 6.02    Waivers; Amendment.
(a)    No failure or delay by the Collateral Agent, any other Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, any other Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any other Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent to the extent required by Section 10.01 of the Credit Agreement.
SECTION 6.03    Collateral Agent’s Fees and Expenses; Indemnification.
(a)    The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder to the extent required by Section 10.04 of the Credit Agreement as if such section were set out in full herein and references to “the applicable Borrower” therein were references to each Grantor.

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(b)    Without limitation of its indemnification obligations under the other Loan Documents, each Grantor agrees, jointly and severally, to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) to the extent required by Section 10.05 of the Credit Agreement as if such section were set out in full herein and references to “the Borrowers” therein were references to “each Grantor.”
(c)    Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 6.03 shall be payable within ten (10) Business Days of written demand therefor.
SECTION 6.04    Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and permitted assigns.
SECTION 6.05    Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Collateral Agent, any other Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
SECTION 6.06    Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic communication (including “.pdf” or “.tiff” files) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

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SECTION 6.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 6.08    Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Specified Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower Representative or any other Grantor, any such notice being waived by the Borrower Representative (on its own behalf and on behalf of each Grantor and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Grantors and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender and L/C Issuer agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and each L/C Issuer under this Section 6.08 are in addition to other rights and remedies (including other rights of setoff) that the Collateral Agent, such Lender and such L/C Issuer may have.
SECTION 6.09    Governing Law; Jurisdiction; Service of Process.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE SITTING IN THE BOROUGH OF MANHATTAN (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR AND THE COLLATERAL AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GRANTOR AND THE COLLATERAL AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED HERETO.

US-DOCS\98864089.6

NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT HERETO.
SECTION 6.10    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
SECTION 6.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 6.12    Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense (other than a defense of full payment or performance) available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.
SECTION 6.13    Termination or Release.
(a)    This Agreement, the Security Interest and all other security interests granted hereby shall automatically terminate with respect to all Obligations upon the (i) termination of the Aggregate Commitments and payment in full of all Loan Obligations (other than contingent indemnification obligations not yet accrued and payable) and (ii) expiration or termination of all Letters of Credit with no pending drawings (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other

US-DOCS\98864089.6

arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made).
(b)    The Lien granted hereby on any Collateral shall be automatically released upon (i) any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement and the other Loan Document to any Person other than any other Grantor, (ii) the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, (iii) with respect to any Collateral owned by a Grantor, upon the release of such Grantor from its obligations under the Guaranty pursuant to Section 4.13 of the Guaranty or (iv) any Collateral subject to the Security Interest granted hereby becoming Excluded Property.
(c)    Each Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released if such Guarantor is released from its obligations under the Guaranty pursuant to Section 9.11 of the Credit Agreement.
(d)    the Security Interest granted to or held by the Collateral Agent in the relevant Collateral shall be subordinated or released in accordance with Section 9.11 of the Credit Agreement.
(e)    In connection with any termination, release or subordination pursuant to paragraph (a), (b), (c) or (d) of this Section 6.13, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or representation or warranty by the Collateral Agent.
SECTION 6.14    Additional Grantors. Any Person required to become party to this Agreement pursuant to Section 6.10 of the Credit Agreement may do so by executing and delivering a Security Agreement Supplement and/or Security Agreement Supplement for Intellectual Property and such Person shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
SECTION 6.15    Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable (until termination of this Agreement in accordance with Section 6.13(a)) and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the Borrower Representative or Grantor of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) upon prior written notice to the Borrower Representative, to send verifications of accounts receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any

US-DOCS\98864089.6

of the Collateral; (g) upon prior written notice to the Borrower Representative, to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes and (i) to make, settle and adjust claims in respect of Article 9 Collateral under policies of insurance, indorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their controlled Affiliates or controlling Persons or any of the directors, officers, employees, agents, advisors or members of any of the foregoing, in each case who are involved in the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision). All sums disbursed by the Collateral Agent in connection with this Section 6.15, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within ten Business Days of written demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.
SECTION 6.16    General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.
SECTION 6.17    Conflicts; Acceptable Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and Security Interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of any Acceptable Intercreditor Agreement. In the event of any conflict between the terms of any Acceptable Intercreditor Agreement and this Agreement, the terms of such Acceptable Intercreditor Agreement shall govern and control.
[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
W. R. GRACE & CO.,
as an Initial Grantor
By:
    Name:
    Title:
W. R. GRACE & CO.-CONN.,
as an Initial Grantor
By:
    Name:
    Title:
GRACE MANAGEMENT SERVICES, INC.,
as an Initial Grantor
By:
    Name:
    Title:
GRACE TECHNOLOGIES, INC.,
as an Initial Grantor
By:
    Name:
    Title:

SIGNATURE PAGE TO SECURITY AGREEMENT
(GRACE)
US-DOCS\98864089.6

GOLDMAN SACHS BANK USA,
as Collateral Agent
By:
    Name:
    Title:

SIGNATURE PAGE TO SECURITY AGREEMENT
(GRACE)
US-DOCS\98864089.6

SCHEDULE I
TO THE SECURITY
AGREEMENT
Pledged Equity

Grantor	Issuer	Class of Equity Interest	Certificate No(s)	Number of Shares	Percentage of Outstanding Shares of the Same Class of Equity Interest

Pledged Debt

Grantor	Debt Issuer	Debt Certificate No(s)	Maturity	Original Principal Amount	Date for Delivery

US-DOCS\98864089.6

SCHEDULE II
TO THE SECURITY
AGREEMENT
PERFECTION INFORMATION
[see attached]

US-DOCS\98864089.6

SCHEDULE III
TO THE SECURITY AGREEMENT
United States Applied for and Registered Intellectual Property

Patents and Patent Applications

Registered owner/ Grantor	Patent Title	Patent No. or Application No.

Trademark Registrations and Trademark Applications

Registered owner/ Grantor	Trademark	Registration No. or Application No.

Copyrights Registrations

Registered owner/ Grantor	Title of Work	Registration No.

US-DOCS\98864089.6

EXHIBIT I
TO THE SECURITY AGREEMENT
FORM OF SECURITY AGREEMENT SUPPLEMENT
SUPPLEMENT NO. [__] (this “Supplement”), dated as of [__________], to the Security Agreement dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) among the Grantors as defined therein, and Goldman Sachs Bank USA (“Goldman Sachs”), as collateral agent for the Secured Parties (in such capacity and together with its successors and assigns, the “Collateral Agent”).
A.    Reference is made to that certain Credit Agreement dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower”), the other Borrowers (as defined therein) party thereto, Goldman Sachs Bank USA, as administrative agent, (in such capacity, the “Administrative Agent”), collateral agent (in such capacity, the “Collateral Agent”), each Lender from time to time party thereto and the other parties party thereto.
B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement referred to therein.
C.    The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans, the L/C Issuers to issue Letters of Credit and certain other Secured Parties to make other financial accommodations to Holdings, the Borrowers and the Restricted Subsidiaries. Section 6.14 of the Security Agreement provides that certain Persons may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Person (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make Loans, the L/C Issuers to issue Letters of Credit and certain other Secured Parties to make other financial accommodations to Holdings, the Borrowers and the Restricted Subsidiaries.
Accordingly, the Collateral Agent and the New Grantor agree as follows:
SECTION 1. In accordance with Section 6.14 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Obligations does hereby create and grant to the Collateral Agent for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all present and future personal property of the New Grantor, including, without limitation, all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.
SECTION 2. The New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and

Exhibit I-1
US-DOCS\98864089.6

constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor, and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication (including “.pdf” or “.tiff” files) shall be as effective as delivery of a manually signed counterpart of this Supplement.
SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the Pledged Collateral and (b) set forth under its signature hereto is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office.
SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.
SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Security Agreement.
SECTION 9. The New Grantor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent in accordance with the terms of the Credit Agreement.
[Remainder of Page Intentionally Blank]

Exhibit I-2
US-DOCS\98864089.6

IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.
[NAME OF NEW GRANTOR]
By:
    Name:
    Title:
Jurisdiction of Formation:
Address Of Chief Executive Office:
GOLDMAN SACHS BANK USA,
as Collateral Agent
By:
    Name:
    Title:

Exhibit I-3
US-DOCS\98864089.6

SCHEDULE I
Pledged Equity

Grantor	Issuer	Class of Equity Interest	Certificate No(s)	Number of Shares	Percentage of Outstanding Shares of the Same Class of Equity Interest

Pledged Debt

Grantor	Debt Issuer	Debt Certificate No(s)	Final Scheduled Maturity	Outstanding Principal Amount

Exhibit I-4
US-DOCS\98864089.6

EXHIBIT II
TO THE SECURITY AGREEMENT
FORM OF SHORT FORM
INTELLECTUAL PROPERTY SECURITY AGREEMENT44
This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated [______], 20[__], is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Goldman Sachs Bank USA (“Goldman Sachs”), as collateral agent (the “Collateral Agent”) for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement referred to therein.
WHEREAS, W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower”), the other Borrowers (as defined therein), Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, each Lender from time to time party thereto and each other Person party thereto have entered into the Credit Agreement dated as of April 3, 2018 (the “Closing Date”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have severally agreed to make Loans and the L/C Issuers to issue Letters of Credit.
WHEREAS, in connection with the Credit Agreement, the Grantors have entered into the Security Agreement dated as of the Closing Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in order to induce the Lenders to make Loans, the L/C Issuers to issue Letters of Credit and certain other Secured Parties to make other financial accommodations to Holdings, the Borrowers and the Restricted Subsidiaries.
WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the [United States Patent and Trademark Office] [United States Copyright Office].
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:
SECTION 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):
(a)    [the issued and pending Patents (as defined in the Security Agreement) in the United States Patent and Trademark Office set forth in Schedule [A] hereto;]
_____________________
44 Note: To be broken out into an individual short-form agreement for patents, trademarks and copyrights for filing purposes.

US-DOCS\98864089.6

(b)    [the registered Trademarks (as defined in the Security Agreement) and Trademarks for which applications are pending in the United States Patent and Trademark Office set forth in Schedule [B] hereto (excluding any Excluded Property);] and
(c)    [the registered Copyrights (as defined in the Security Agreement) in the United States Copyright Office set forth in Schedule [C] hereto].
SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by each Grantor under this IP Security Agreement secures the payment of all Obligations of such Grantor now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the secured Obligations and that would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that such secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Grantor.
SECTION 3. Recordation. This IP Security Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the [United States Patent and Trademark Office] [United States Copyright Office]. Each Grantor authorizes and requests that the [Register of Copyrights] [Commissioner for Patents and the Commissioner for Trademarks] record this IP Security Agreement.
SECTION 4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this IP Security Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.
SECTION 6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 7. Severability. In case any one or more of the provisions contained in this IP Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
[Signature Pages Follow]

Exhibit II-2
US-DOCS\98864089.6

IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[_________________], as Initial Grantor By: Name: Title:

Exhibit II-3
US-DOCS\98864089.6

GOLDMAN SACHS BANK USA,
as Collateral Agent
By:
    Name:
    Title:

Exhibit II-4
US-DOCS\98864089.6

[SCHEDULE A]
United States Patents and Patent Applications

Registered owner/ Grantor	Patent Title	Patent No. or Application No.

[SCHEDULE B]
United States Trademark Registrations and Trademark Applications

Registered owner/ Grantor	Trademark	Registration No. or Application No.

[SCHEDULE C]
United States Copyright Registrations

Registered owner/ Grantor	Title of Work	Registration No.

Exhibit II-5
US-DOCS\98864089.6

EXHIBIT III
TO THE SECURITY AGREEMENT
FORM OF SECURITY AGREEMENT SUPPLEMENT
FOR INTELLECTUAL PROPERTY
SUPPLEMENT NO. [__] (this “Supplement”) dated as of [____________], to the Security Agreement dated as of April 3, 2018 (the “Closing Date”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) among the Grantors as defined therein and Goldman Sachs Bank USA (“Goldman Sachs”), as collateral agent (the “Collateral Agent”) for the Secured Parties.
A.    Reference is made to that certain Credit Agreement dated as of April 3, 2018 (as amended, Reference is made to that certain Credit Agreement dated as of [_________], [___], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower”), the other Borrowers (as defined therein) party thereto, Goldman Sachs Bank USA, as administrative agent, (in such capacity, the “Administrative Agent”), collateral agent (in such capacity, the “Collateral Agent”), each Lender from time to time party thereto and the other parties party thereto, pursuant to which the Lenders have severally agreed to make Loans, the L/C Issuers to issue Letters of Credit and certain other Secured Parties to make other financial accommodations to Holdings, the Borrowers and the Restricted Subsidiaries.
B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement referred to therein.
C.    In connection with the Credit Agreement, the US Borrower, Holdings and the other Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans, the L/C Issuers to issue Letters of Credit and certain other Secured Parties to make other financial accommodations to Holdings, the Borrowers and the Restricted Subsidiaries. Section 6.14 of the Security Agreement provides that certain Persons may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Person (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make Loans, the L/C Issuers to issue Letters of Credit and certain other Secured Parties to make other financial accommodations to Holdings, the Borrowers and the Restricted Subsidiaries.
Accordingly, the Collateral Agent and the New Grantor agree as follows:
SECTION 1. In accordance with Section 6.14 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

US-DOCS\98864089.6

SECTION 2. The New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor, and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication (including “.pdf” or “.tif” files) shall be as effective as delivery of a manually signed counterpart of this Supplement.
SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the Collateral owned by the New Grantor consisting of (i) issued and pending Patents in the United States Patent and Trademark Office, (ii) registered Trademarks and Trademarks for which applications are pending in the United States Patent and Trademark Office (excluding any Excluded Property) and (iii) registered Copyrights in the United States Copyright Office and (b) set forth under its signature hereto is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office.
SECTION 5. The New Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the Collateral, including:
(a)    the issued and pending Patents (as defined in the Security Agreement) in the United States Patent and Trademark Office set forth in Schedule I hereto;
(b)    the registered Trademarks (as defined in the Security Agreement) and Trademarks for which applications are pending in the United States Patent and Trademark Office set forth in Schedule I hereto (excluding any Excluded Property); and
(c)    the registered Copyrights (as defined in the Security Agreement) in the United States Copyright Office set forth in Schedule I hereto.
SECTION 7. This Supplement has been entered into in conjunction with the provisions of the Security Agreement. The New Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Supplement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.
SECTION 8. The New Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this Supplement.
SECTION 9. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

Exhibit II-2
US-DOCS\98864089.6

SECTION 10. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 11. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 12. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Security Agreement.
SECTION 13. Reimbursement of the Collateral Agent’s expenses under this Supplement shall be governed by the applicable sections of the Security Agreement.
[Remainder of Page Intentionally Blank]

Exhibit II-3
US-DOCS\98864089.6

IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR, By: Name: Title: Jurisdiction of Formation/Incorporation: Address of Chief Executive Office: GOLDMAN SACHS BANK USA, as Collateral Agent By: Name: Title:

Exhibit II-4
US-DOCS\98864089.6

SCHEDULE I
TO SUPPLEMENT NO. [__] TO THE
SECURITY AGREEMENT
United States Applied for and Registered Intellectual Property
United States Patents and Patent Applications

Registered owner/ Grantor	Patent Title	Patent No. or Application No.

United States Trademark Registrations and Trademark Applications

Registered owner/ Grantor	Trademark	Registration No. or Application No.

United States Copyright Registrations

Registered owner/ Grantor	Title of Work	Registration No.

Exhibit II-5
US-DOCS\98864089.6

EXHIBIT H
[FORM OF]
DISCOUNTED PREPAYMENT OPTION NOTICE
Date: __________, 20__
Goldman Sachs Bank USA,
    as Administrative Agent under the Credit Agreement
2001 Ross Ave, 29th Floor
Dallas, TX 75201
Attention: SBD Operations
Fax: (972)-368-3499

Ladies and Gentlemen:
This Discounted Prepayment Option Notice is delivered to you pursuant to Section 2.05(d)(ii) of that certain Credit Agreement, dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”; the terms defined therein being used herein as therein defined), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, each L/C Issuer and each Lender from time to time party thereto.
The Term Borrowers hereby notify you that, effective as of [        ], 20[  ], pursuant to Section 2.05(d)(ii) of the Credit Agreement, the Term Borrowers are seeking:

1.	to prepay [Term B] [Incremental Term] [Extended Term] Loans at a discount in an aggregate principal amount of $[ ][45] (the “Proposed Discounted Prepayment Amount”);
_____________________
45 Insert amount that is a minimum of $5,000,000.

US-DOCS\98807670.6

2.
a percentage discount to the par value of the principal amount of [Term B] [Incremental Term] [Extended Term] Loans [greater than or equal to [    ]% of par value but less than or equal to [    ]% of par value] [equal to [    ]% of par value] (the “Discount Range”);[46] and

3.	a Lender Participation Notice on or before [ ], 20[ ][47], as determined pursuant to Section 2.05(d)(iii) of the Credit Agreement (the “Acceptance Date”).
The Term Borrowers expressly agree that this Discounted Prepayment Option Notice is subject to the provisions of Section 2.05(d) of the Credit Agreement.
The Term Borrowers hereby represent and warrant to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.	No Specified Event of Default specified has occurred and is continuing or would result from the Discounted Voluntary Prepayment.

2.
After giving effect to this Discounted Voluntary Prepayment, the aggregate Outstanding Amount of all Term Loans that are held by Affiliated Lenders will not exceed 25% of the aggregate Outstanding Amount of the Term Loans outstanding as of the date of the Discounted Voluntary Prepayment.

3.	Each of the other conditions to such Discounted Voluntary Prepayment contained in Section 2.05(d) of the Credit Agreement has been satisfied.
The Term Borrowers respectfully request that Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Discounted Prepayment Option Notice.
[Signature page follows]

_____________________
46 The Term Borrowers may specify different Discount Ranges for Term B Loans, Incremental Term Loans and Extended Term Loans.
47 Insert date (a Business Day) that is at least five Business Days from and including the date of the Discounted Prepayment Option Notice.

US-DOCS\98807670.6

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.
W. R. GRACE INTERNATIONAL LLC,
as a Term Borrower
By:
    Name:
    Title:
W. R. GRACE & CO.-CONN.,
as a Term Borrower
By:
    Name:
    Title:
GRACE GERMANY GMBH,
as a Term Borrower
By:
    Name:
    Title:
GRACE EUROPE HOLDING GMBH,
as a Term Borrower
By:
    Name:
    Title:

US-DOCS\98807670.6

EXHIBIT I
[FORM OF]
LENDER PARTICIPATION NOTICE
Date: ____________, 20__
Goldman Sachs Bank USA,
    as Administrative Agent under the Credit Agreement
2001 Ross Ave, 29th Floor
Dallas, TX 75201
Attention: SBD Operations
Fax: (972)-368-3499

Ladies and Gentlemen:
Reference is made to (a) that certain Credit Agreement, dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”), among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, each L/C Issuer and each Lender from time to time party thereto and (b) that certain Discounted Prepayment Option Notice, dated [        ], 20[  ], from the Term Borrowers (the “Discounted Prepayment Option Notice”). Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Credit Agreement or the Discounted Prepayment Option Notice, as applicable.
The undersigned Lender hereby gives you notice, pursuant to Section 2.05(d)(iii) of the Credit Agreement, that it is willing to accept a Discounted Voluntary Prepayment on Loans held by such Lender:

1.	in a maximum aggregate principal amount of:

i.	$[ ] of Term B Loans;

US-DOCS\98807670.6

ii.	[$[ ] of Incremental Term Loans] [$[ ] of Extended Term Loans] (collectively,] the “Offered Loans”); and

2.	at a percentage discount to par value of the principal amount of [Term B] [Incremental Term] [Extended Term] Loans equal to [ ]%[ ][48] of par value (the “Acceptable Discount”).[49]
The undersigned Lender expressly agrees that this offer is subject to the provisions of Section 2.05(d) of the Credit Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 2.05(d)(iii) of the Credit Agreement being a percentage of par value less than or equal to the Acceptable Discount, the undersigned Lender hereby expressly consents and agrees to a prepayment of its [Term B] [Incremental Term] [Extended Term] Loans pursuant to Section 2.05(d) of the Credit Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Loans will be allocated at par value.
[Signature page follows]

_____________________
48 Insert amount within Discount Range.
49 Lender may specify different Acceptable Discounts for Term B Loans, Extended Term Loans and Incremental Term Loans.

US-DOCS\98807670.6

IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.
[NAME OF LENDER]
By: ________________________________
Name:
Title:
[By: _______________________________
Name:
Title:]50

___________________
50    If a second signature is required.

US-DOCS\98807670.6

EXHIBIT J

[FORM OF]
DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

Date: ________, 20__
Goldman Sachs Bank USA,
    as Administrative Agent under the Credit Agreement
2001 Ross Ave, 29th Floor
Dallas, TX 75201
Attention: SBD Operations
Fax: (972)-368-3499

Ladies and Gentlemen:
This Discounted Voluntary Prepayment Notice is delivered to you pursuant to Section 2.05(d)(v) of that certain Credit Agreement, dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), Goldman Sachs Bank USA (“Goldman Sachs”), as Administrative Agent and Collateral Agent, each L/C Issuer and each Lender from time to time party thereto.
The Term Borrowers hereby irrevocably notify you that, pursuant to Section 2.05(d)(v) of the Credit Agreement, they will make a Discounted Voluntary Prepayment to each Lender with Qualifying Loans, which shall be made:

US-DOCS\98807670.6

1.	on or before [ ], 20[ ][1], as determined pursuant to Section 2.05(d)(v) of the Credit Agreement,

2.	in the aggregate principal amount of:
a.    [$[    ] of Term B Loans]
b.    [$[    ] of Incremental Term Loans] [$[    ] of Extended Term Loans], and

3.	at a percentage discount to the par value of the principal amount of the [Term B] [Incremental Term] [Extended Term] Loans equal to [ ]% of par value (the “Applicable Discount”).
The Term Borrowers expressly agree that this Discounted Voluntary Prepayment Notice is irrevocable and is subject to the provisions of Section 2.05(d) of the Credit Agreement.
The Term Borrowers hereby represent and warrant to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.	No Specified Event of Default under specified has occurred and is continuing or would result from the Discounted Voluntary Prepayment.

2.
After giving effect to this Discounted Voluntary Prepayment, the aggregate Outstanding Amount of all Term Loans that are held by Affiliated Lenders will not exceed 25% of the aggregate Outstanding Amount of the Term Loans outstanding as of the date of the Discounted Voluntary Prepayment.

3.	Each of the other conditions to such Discounted Voluntary Prepayment contained in Section 2.05(d) of the Credit Agreement has been satisfied.
The Term Borrowers agree that if prior to the date of the Discounted Voluntary Prepayment, any representation or warranty made herein by it will not be true and correct as of the date of the Discounted Voluntary Prepayment as if then made, it will promptly notify the Administrative Agent in writing of such fact, who will promptly notify each participating Lender. After such notification, any participating Lender may revoke its Lender Participation Notice within two Business Days of receiving such notification.
The Term Borrowers respectfully request that the Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Discounted Voluntary Prepayment Notice.
[Signature page follows]

____________________
1    Insert a Business Day that is at least three Business Days after the date of this Notice and no later than five Business Days after the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans).

US-DOCS\98807670.6

IN WITNESS WHEREOF, the undersigned has executed this Discounted Voluntary Prepayment Notice as of the date first above written.

W. R. GRACE INTERNATIONAL LLC,
as a Term Borrower
By:
    Name:
    Title:
W. R. GRACE & CO.-CONN.,
as a Term Borrower
By:
    Name:
    Title:
GRACE GERMANY GMBH,
as a Term Borrower
By:
    Name:
    Title:
GRACE EUROPE HOLDING GMBH,
as a Term Borrower
By:
    Name:
    Title:

US-DOCS\98807670.6

EXHIBIT K-1
[FORM OF]
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) ) among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), Goldman Sachs Bank USA (“Goldman Sachs”), as Administrative Agent and Collateral Agent, each L/C Issuer and each Lender from time to time party thereto.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to either Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no interest payments under any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing and deliver promptly to the Borrower Representative and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the . Borrower Representative or Administrative Agent) or promptly notify the Borrower Representative and Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate

K-1-1
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in either the calendar year in which payment is to be made by the Borrowers or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.
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IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day _________ of _________________, 20__.
[NAME OF FOREIGN LENDER]

By:	Name: Title:

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EXHIBIT K-2
[FORM OF]
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), Goldman Sachs Bank USA (“Goldman Sachs”), as Administrative Agent and Collateral Agent, each L/C Issuer and each Lender from time to time party thereto.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to either Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no interest payments under any Loan Document is effectively connected with the conduct of a U.S. trade or business by the undersigned or any partners/members that are claiming the portfolio interest exemption.
The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate,

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the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing and deliver promptly to the Borrower Representative and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the . Borrower Representative or Administrative Agent) or promptly notify the Borrower Representative and Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by the Borrowers or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.
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IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day _________ of _________________, 20__.
[NAME OF FOREIGN LENDER]

By:	Name: Title:

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EXHIBIT K-3
[FORM OF]
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), Goldman Sachs Bank USA (“Goldman Sachs”), as Administrative Agent and Collateral Agent, each L/C Issuer and each Lender from time to time party thereto.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 3.01(f) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to either Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no interest payment with respect to such participation is effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
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IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day _________ of _________________, 20__.
[NAME OF FOREIGN LENDER]

By:	Name: Title:

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EXHIBIT K-4
[FORM OF]
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Treated As Partnerships For
U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) ) among W. R. Grace & Co., a Delaware corporation (“Holdings”), W. R. Grace & Co.-Conn., a Connecticut corporation (the “US Borrower” or the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 47549 (the “German Revolving Borrower” and together with the US Borrower, the “Revolving Borrowers”), Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 41172 (“Grace Europe Holdings”), Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Mainz under HRB 11920 (“Grace Germany”), W. R. Grace International LLC, a Delaware limited liability company (the “Delaware Borrower” and, together with Grace Germany and Grace Europe Holdings, the “Term B-2 Borrowers” and each individually a “Term B-2 Borrower”; the Term B-2 Borrowers together with the US Borrower, the “Term Borrowers” and the Term Borrowers together with the Revolving Borrowers, the “Borrowers,” and each individually, a “Borrower”), Goldman Sachs Bank USA (“Goldman Sachs”), as Administrative Agent and Collateral Agent, each L/C Issuer and each Lender from time to time party thereto.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 3.01(f) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to either Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no interest payment with respect to such participation is effectively connected with the conduct of a U.S. trade or business by the undersigned or any direct or indirect partners/members that are claiming the portfolio interest exemption.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such

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Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.
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IN WITNESS WHEREOF, the undersigned has duly executed this certificate on the day _________ of _________________, 20__.
[NAME OF FOREIGN LENDER]

By:	Name: Title:

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EXHIBIT L
FORM OF OFFICER’S CERTIFICATE
(Attached)

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OFFICER’S CLOSING CERTIFICATE OF BORROWER REPRESENTATIVE
April 3, 2018
Pursuant to Sections 4.01(a)(h) of the Credit Agreement, dated as of the date hereof (the “Credit Agreement”; capitalized terms used herein but not otherwise defined having the meanings ascribed to such terms in the Credit Agreement), among W. R. Grace & Co., a Delaware corporation, W. R. Grace & Co.- Conn., a Connecticut corporation (the “Borrower Representative”), Grace GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, Grace Europe Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, Grace Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, W. R. Grace International LLC, a Delaware limited liability company, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent and each Lender from time to time party thereto, the undersigned, Thomas E. Blaser, Chief Financial Officer of the Borrower Representative, hereby certifies as of the date hereof as follows:

1.    Prior to or substantially simultaneously with the initial Credit Extension, (i) the Refinancing has been consummated and (ii) the Acquisition has been consummated in all material respects in accordance with the terms of the Acquisition Agreement.

2.    The representations and warranties of the Borrowers and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document are true and correct in all material respects on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

3. No Default exists, or would result from the proposed Credit Extension on the Closing Date or from the application of the proceeds therefrom.

4. Attached hereto as Exhibit A is a true and correct copy of the Acquisition Agreement. Such agreement is in full force and effect as of the date hereof and none of the Loan Parties have breached or defaulted in any of its obligations under such agreements.

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IN WITNESS WHEREOF, the undersigned has hereunto set his/her name as of the date first set forth above.
W. R. GRACE & CO.- CONN.
___________________________________

By:	Thomas E. Blaser

Title:	Senior Vice President and Chief Financial Officer

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